Exhibit 10.1
Confidential
Execution Copy

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
LICENSE AND COLLABORATION AGREEMENT
by and among
Takeda Pharmaceutical Company Limited
and
Alnylam Pharmaceuticals, Inc.
Dated as of May 27, 2008

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Schedules

Schedule A	Alnylam Patent Rights
Schedule B	Description of Alnylam Third Party Obligations
Schedule C	Asian Pharmaceutical Companies
Schedule D	Profit-Sharing Agreement Term Sheet
Schedule E	Listed Alnylam Third Party Agreements
Schedule F	Pre-Existing Alliance Agreements
Schedule G	Supplemental Therapeutic Areas
Schedule H	Prohibited Collaborators
Schedule I	Prohibited Sublicensees
Schedule J	Summmary of Technology Transfer Plan
Schedule K	Summary of Research Collaboration Plan
Schedule L	Allocation
Schedule M	Joint Press Release
Schedule N	Prohibited Partners

-iii-

Confidential
Execution Copy
LICENSE AND COLLABORATION AGREEMENT
          This LICENSE AND COLLABORATION AGREEMENT (this “Agreement”) is entered into as of May 27, 2008 (the “Effective Date”), by and among Takeda Pharmaceutical Company Limited, a Japanese corporation, having a place of business at 1-1, Doschomachi 4-chome, Chuo-ku, Osaka 540-8645, Japan (“Takeda”), and Alnylam Pharmaceuticals, Inc., a Delaware corporation, having a place of business at 300 Third Street, 3rd Floor, Cambridge, Massachusetts 02142, USA (“Alnylam”).
INTRODUCTION
          1. Takeda is engaged in the business of Developing, Commercializing and Manufacturing therapeutic products.
          2. Alnylam has developed, acquired and licensed technology useful for the Development, Manufacture, characterization and use of therapeutic products that function through the mechanism of RNAi.
          3. Alnylam desires to grant licenses to such technology to Takeda, and the Parties desire to collaborate on certain Development activities, in each case upon the terms and conditions set forth in this Agreement.
          NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Alnylam and Takeda agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Definitions. For the purpose of this Agreement, the following terms, whether used in singular or plural form, shall have the respective meanings set forth below:
          “Abandoned Product” shall mean a Licensed Product with respect to which Alnylam has exercised its Abandoned Product Option or Takeda has exercised the Early Opt-Out Option or Opt-Out Option.
          “Abandoned Product Option” shall have the meaning set forth in Section 4.4.
          “Accounting Period” shall have the meaning set forth in Section 7.7.
          “Acquirer” shall have the meaning set forth in Section 12.4.
          “Acquisition” shall have the meaning set forth in Section 12.4.

          “Additional Field” shall mean the treatment, palliation or prophylaxis of all Indications in a Supplemental Therapeutic Area.
          “Affiliate” shall mean any Person who directly or indirectly controls or is controlled by or is under common control with another Person. For purposes of this definition, “control” or “controlled” shall mean, with respect to a Person, (a) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by such Person; (b) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by Law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of such Person; or (c) any corporation or business entity, of which fifty percent (50%) or more of the securities or other ownership interests representing the equity of such corporation or business entity is directly or indirectly owned, controlled or held by the same corporation, business entity or security holders, or holders of ownership interests, that own, control or hold fifty percent (50%) or more of the securities or other ownership interests representing the equity or the voting stock of such Person. For purposes of this Agreement, [**], shall not be deemed an Affiliate of Alnylam.
          “Agreement” shall have the meaning set forth in the Preamble, and shall include, for the avoidance of doubt, all Exhibits and Schedules attached hereto.
          “Alnylam” shall have the meaning set forth in the Preamble.
          “Alnylam Change of Control” shall be deemed to occur upon the closing of (a) a merger, tender offer, share exchange, reorganization, consolidation or other similar transaction involving Alnylam in which its shareholders immediately prior to such transaction would hold fifty percent (50%) or less of the securities or other ownership or voting interests representing the equity of the surviving entity immediately after such transaction, (b) a merger, tender offer, share exchange, reorganization, consolidation or other similar transaction involving Alnylam in which the individuals who, as of the Effective Date, constitute the board of directors of Alnylam (the “Incumbent Board”) ceasing for any reason to constitute fifty percent (50%) or more of the board of directors of Alnylam; provided, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Alnylam’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of Alnylam or (c) a sale or other transfer to a Third Party of all or substantially all of Alnylam’s assets or business relating to this Agreement.

          “Alnylam Delivery Intellectual Property” shall mean Alnylam Delivery Know-How and Alnylam Delivery Patent Rights.
          “Alnylam Delivery Know-How” shall mean Delivery Know-How Controlled by Alnylam or its Affiliates (a) as of the Effective Date, (b) at any time during the [**] period following the Effective Date and arising outside the Delivery Collaboration or (c) arising under the Delivery Collaboration during the Delivery Collaboration Term. For purposes of clarity, Alnylam Delivery Know-How shall not include (i) Know-How included in Takeda Delivery Intellectual Property or (ii) Joint Delivery Collaboration Know-How.
          “Alnylam Delivery Patent Rights” shall mean Delivery Patent Rights Controlled by Alnylam or its Affiliates (a) as of the Effective Date, (b) at any time during the [**] period following the Effective Date and arising outside the Delivery Collaboration or (c) arising under the Delivery Collaboration during the Delivery Collaboration Term, but excluding such Delivery Patent Rights to the extent such Delivery Patent Rights fall within Alnylam [**] Specific Patent Rights. For purposes of clarity, Alnylam Delivery Patent Rights shall not include (i) Patent Rights included in Takeda Delivery Intellectual Property or (ii) Joint Delivery Collaboration Patent Rights.
          “Alnylam Indemnified Parties” shall have the meaning set forth in Section 12.1(b).
          “Alnylam Intellectual Property” shall mean (a) Broad RNAi Intellectual Property, (b) Alnylam Delivery Intellectual Property, and (c) Alnylam Research Collaboration Intellectual Property.
          “Alnylam Patent Rights” shall mean the Patent Rights falling within Alnylam Intellectual Property. As of the Effective Date, the list of the Alnylam Patent Rights worldwide, including the current status of such Patent Rights (pending, issued, challenged), is set forth in Schedule A, which Schedule shall be updated by Alnylam semi-annually during the term of this Agreement on or before June 30 and December 31 of each year. For the avoidance of doubt, Alnylam’s omission of any applicable Patent Rights contained in Alnylam Intellectual Property from Schedule A shall not limit the license granted to Takeda pursuant to Section 3.1(a).
          “Alnylam Research Collaboration Intellectual Property” shall mean the Know-How and Patent Rights arising under the Research Collaboration and Controlled by Alnylam or its Affiliates, but excluding Alnylam [**] Specific Patent Rights. For purposes of clarity, Alnylam Research Collaboration Intellectual Property excludes (a) Takeda Collaboration Target Specific Intellectual Property, (b) Takeda Research Collaboration Intellectual Property and (c) Joint Research Collaboration Intellectual Property.
          “Alnylam [**] Specific Patent Rights” shall mean such claim or claims contained in Patent Rights Controlled by Alnylam or its Affiliates that are specifically directed to particular [**] of RNAi Products against a particular individual Target (other than Patent Rights included in Takeda Collaboration Target Specific Intellectual Property).
          “Alnylam Third Party Obligations” shall mean Alnylam’s or its Affiliates’ obligations to, and the rights of, Pre-Existing Alliance Parties and Listed Counterparties with respect to the Alnylam Intellectual Property under Pre-Existing Alliance Agreements and/or Listed Alnylam Third Party Agreements, respectively, including without limitation Listed Alnylam Third Party Payment obligations, as set forth in Schedule B.
          “Annual Net Sales” shall mean, with respect to a Licensed Product (other than a Shared Product in the United States), the Net Sales of such Licensed Product during a Fiscal Year.
          “Applicable Accounting Standards” shall mean, in the case of Alnylam, U.S. GAAP, and in the case of Takeda, Japanese GAAP.
          “Asia” shall mean Japan, China (including Hong Kong and Macao), Taiwan, South Korea, Thailand, Malaysia, North Korea, Philippines, Vietnam, Cambodia, Laos, Indonesia, Singapore, Mongolia, and Timor-Leste.
          “Asian Pharmaceutical Company” shall mean any corporation or entity (a) organized and existing under the Laws of a country in Asia, (b) having its principal worldwide headquarters in Asia, or (c) any Affiliate of a corporation or entity referred to in the foregoing clauses (a) or (b). Notwithstanding the foregoing, a corporation or entity referred to in the foregoing clauses (a), (b) and (c) shall not constitute an Asian Pharmaceutical Company if such corporation or entity is an Affiliate of a multinational company, the ultimate parent of which is neither (i) organized and existing under the Laws of a country in Asia nor (ii) substantially operating (on a consolidated basis) in a country in Asia as measured by (1) such corporation or entity generating at least fifty percent (50%) of its sales from Asia; or (2) such corporation or entity conducting more than fifty percent (50%) of its discovery and research activities in Asia. Notwithstanding the foregoing, Asian Pharmaceutical Companies shall include, but are not limited to, companies listed on Schedule C.
          “Auction Banking Firm” shall have the meaning set forth in Section 12.5(c)(ii)(A).
          “Auction Option” shall have the meaning set forth in Section 12.5(c)(ii).
          “Bankruptcy Code” shall have the meaning set forth in Section 3.3.
          “Bid” shall have the meaning set forth in Section 12.5(c)(ii)(B).
          “Bid Notice” shall have the meaning set forth in Section 12.5(c)(ii)(B).

          “Blocked Target” shall mean any Target that is subject to a contractual obligation of a Pre-Existing Alliance Agreement that would be breached by the inclusion of such Target as a Designated Target under this Agreement.
          “Bona Fide Collaboration” of a Party shall mean a collaboration by such Party with a Third Party for the Development and/or Commercialization of a particular RNAi Product, in which such Party satisfies each of the following requirements: (a) is responsible for [**] percent ([**]%) or more of the Development and Commercialization costs; (b) is entitled to receive [**] percent ([**]%) or more of the profits/potential value expected from such Development or Commercialization; and (c) plays a significant role in the decision-making processes with respect to the Development and Commercialization of such RNAi Product.
          “Bona Fide Delivery Collaboration” shall have the meaning set forth in Section 3.1(b)(ii).
          “Bona Fide Delivery Collaboration Intellectual Property” shall have the meaning set forth in Section 3.1(b)(ii).
          “Broad RNAi Intellectual Property” shall mean Broad RNAi Know-How and Broad RNAi Patent Rights.
          “Broad RNAi Know-How” shall mean Know-How Controlled by Alnylam or its Affiliates (a) as of the Effective Date, (b) at any time during the [**] period following the Effective Date, (c) during the term of this Agreement, if such Know-How Controlled by Alnylam or its Affiliates is licensed from Sirna Therapeutics, Inc., or (d) at any time if such Know-How is within the Takeda Collaboration Target Specific Intellectual Property and not assigned to Takeda pursuant to Section 6.3(b), in each case that is necessary or useful for the Development, Commercialization or Manufacture of RNAi Compounds, RNAi Products, and/or Licensed Products; but excluding (i) any scientific, regulatory, pre-clinical or clinical information or data relating and useful solely to specific Indications of particular RNAi Products, (ii) any marketing, financial, commercial or personnel information and plans or (iii) Delivery Know-How. For purposes of clarity, Broad RNAi Know-How shall not include Know-How to the extent specifically and solely related to and useful for microRNAs, microRNA antagonists, or microRNA mimics. Notwithstanding the foregoing or anything to the contrary in this Agreement, except as otherwise expressly provided in Section 6.3, in the Research Collaboration Plan, in the Delivery Collaboration Plan or in the Technology Transfer Plan, Alnylam shall not have any obligation to disclose to Takeda particular [**] of RNAi Products.
          “Broad RNAi Patent Rights” shall mean the Patent Rights Controlled by Alnylam or its Affiliates (a) as of the Effective Date, (b) at any time during the [**] period following the Effective Date, (c) during the term of this Agreement, if such Patent Rights Controlled by Alnylam or its Affiliates are licensed from Sirna Therapeutics, Inc., or (d) at any time if such Patent Rights are within the Takeda Collaboration Target Specific Intellectual Property and not assigned to Takeda pursuant to Section 6.3(b), in each case that Cover RNAi technology, products or processes (including compositions, methods and uses of RNAi Compounds), including: (i) the general structure, architecture, or design of RNAi Compounds; (ii) chemical modifications of such RNAi Compounds (including any modifications to the bases, sugars or internucleoside linkages, nucleotide mimetics, conjugates and any end modifications); (iii) all uses or applications of RNAi Compounds referred to in the foregoing clause (i) or (ii); and (iv) manufacturing techniques for RNAi Compounds referred to in the foregoing clauses (i) and (ii); but excluding (A) Alnylam [**] Specific Patent Rights, or (B) Delivery Patent Rights. For purposes of clarity, Broad RNAi Patent Rights shall not include Patent Rights to the extent specifically and solely related to and useful for microRNAs, microRNA antagonists, or microRNA mimics.
          “Business Day” shall mean a day on which banking institutions in both Boston, Massachusetts and Osaka, Japan are open for business.
          “Calendar Quarter” shall mean each successive period of three (3) months commencing on January 1, April 1, July 1 and October 1.
          “Cancer” shall mean oncologic disease, including, but not limited to, hematologic or solid tumor malignancy, excluding complications of chemotherapy such as neutropenia, anemia, thrombocytopenia and mucositis, and excluding oncologic diseases of infectious pathogen origin or hosted by pathogen infection.
          “[**] Agreement” shall have the meaning set forth in Section 3.6(b)(ii).
          “Cold Spring Harbor” shall mean Cold Spring Harbor Laboratory.
          “Cold Spring Harbor Agreement” shall mean the License Agreement between Cold Spring Harbor Laboratory and Alnylam dated December 30, 2003.
          “Collaboration Target” shall mean a Research Collaboration Target or a Delivery Collaboration Target.
          “Combination Product” shall mean a Licensed Product that consists of an RNAi Compound and any other clinically active therapeutic or prophylactic ingredient, mechanism or device.
          “Commercialization” or “Commercialize” shall mean activities directed to marketing, promoting, detailing, distributing, importing, having imported, exporting, having exported, selling or offering to sell, or seeking to obtain reimbursement for, an RNAi Product, whether before or after Regulatory Approval for such product has been obtained.
          “Commercialization Costs” shall have the meaning set forth in Schedule D.
          “Commercially Reasonable Efforts” shall mean, with respect to a Party, the efforts and resources that such Party would use as part of an active and continuing program of development and/or commercialization of a pharmaceutical or biologic product owned by it or to which it has rights, of similar market potential and similar stage of product life, taking into account the competitiveness of the marketplace, the proprietary position of the product, the regulatory status involved, the pricing and launching strategy, the relative safety and efficacy of the product, and the projected profitability of the product.
          “Confidential Information” of a Party shall mean the terms of this Agreement and all Know-How and other information that is of a confidential and proprietary nature to such Party and that is disclosed to the other Party under this Agreement. Confidential Information includes Know-How or other information (whether or not patentable) regarding a Party’s technology, products, business information or objectives and reports and audits under Sections 7.8 and 7.9, and all proprietary biological materials (and data and information associated therewith) of a Party. Notwithstanding the foregoing, Confidential Information shall not include Know-How or other information that:
          (a) was known or used by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party as demonstrated by contemporaneous written records; or
          (b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party or its Affiliates by sources other than the disclosing Party rightfully in possession of such Confidential Information or other information and not bound by confidentiality obligations to the disclosing Party; or
          (c) either before or after the date of the disclosure to the receiving Party or its Affiliates is or becomes published or otherwise is or becomes part of the public domain through no breach hereof on the part of the receiving Party or its Affiliates; or
          (d) is independently developed by or for the receiving Party or its Affiliates without reference to or use of the Confidential Information of the disclosing Party as demonstrated by contemporaneous written records.
          “Control” or “Controlled” shall mean, with respect to any (a) Know-How or other information or materials or (b) other intellectual property right, the possession (whether by license, other than a license granted under this Agreement, or ownership) by a Party of the ability to grant to the other Party access and/or a license as provided herein without violating the terms of any agreement with any Third Party existing as of the Effective Date or thereafter during the term of this Agreement; provided, however, that any Know-How or Patent Rights licensed or acquired by Alnylam after the Effective Date pursuant to an agreement with a Third Party shall only be deemed to be Controlled by Alnylam if, and after, Takeda agrees in writing (subject to Alnylam summarizing in writing to Takeda the material burdens and obligations under such agreement) that such subsequent Third Party agreement shall be deemed a Listed Alnylam Third Party

Agreement and the Third Party counterparty(ies) to such agreement shall be deemed Listed Counterparties, in which case Schedules A, B and E shall be amended accordingly.
          “Co-Promotion” or “Co-Promote” shall mean those Commercialization activities jointly undertaken by Takeda and Alnylam to implement a Joint Commercialization Plan in accordance with the terms of the Profit-Sharing Agreement with respect to a Shared Product in the United States.
          “Cover”, “Covered” or “Covering” shall mean, with respect to an RNAi Product, but for a license granted to a Person under an issued Valid Claim included in the Patent Rights under which such license is granted, that the commercial Manufacture or Commercialization of such RNAi Product by such Person would infringe such Valid Claim or, subject to Section 3.5, with respect to a pending Valid Claim included in the Patent Rights under which such license is granted, the commercial Manufacture or Commercialization of such RNAi Product by such Person would infringe such Valid Claim if such patent application were to issue as a patent.
          “CPI” shall mean the Consumer Price Index — Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) in the United States.
          “Delivery Collaboration” shall mean the collaboration between the Parties regarding certain Delivery Technology toward certain Targets and RNAi Products which the Parties agree to pursue pursuant to the terms of Section 6.2.
          “Delivery Collaboration Plan” shall have the meaning set forth in Section 6.2(b).
          “Delivery Collaboration Target” shall have the meaning set forth in Section 6.2(b).
          “Delivery Collaboration Term” shall mean the period commencing upon the Parties’ agreement to a definitive Delivery Collaboration Plan pursuant to Section 6.2(b) and ending in accordance with the Delivery Collaboration Plan, but, in any event, no later than the [**] anniversary of the Effective Date.
          “Delivery Know-How” shall mean Know-How that relates to (a) Delivery Technologies or (b) manufacturing techniques for the Delivery Technologies.
          “Delivery Patent Rights” shall mean Patent Rights that Cover any (a) Delivery Technologies or (b) manufacturing techniques for the Delivery Technologies.
          “Delivery Technology” shall mean the Patent Rights and Know-How that are necessary or useful for delivering or administering any pharmaceutical formulation containing an RNAi Compound for treatment, palliation or prophylaxis of an Indication.

          “Designated Target” shall mean (a) at any time during the Novartis Exclusivity Term, any Target which is (i) identified by Takeda pursuant to Section 3.7(a) which is not a Blocked Target, (ii) submitted to Novartis pursuant to Takeda’s exercise of the Designated Target Option pursuant to Section 3.9, and (iii) rejected or waived by Novartis, as evidenced by Alnylam’s written notice to Takeda pursuant to Section 3.9; and (b) at any time following the end of the Novartis Exclusivity Term, any Target identified by Takeda pursuant to Section 3.7(a) which is not a Blocked Target. For the avoidance of doubt, (x) if Takeda selects any Target prior to the end of the Novartis Exclusivity Term for submission to Novartis, but such Target is not submitted to Novartis until after the end of the Novartis Exclusivity Term, or (y) if Takeda selects any Target prior to the end of the Novartis Exclusivity Term for submission to Novartis and such Target is submitted to Novartis prior to the end of the Novartis Exclusivity Term, but the time period during which Novartis is obligated to reply does not end until after the end of the Novartis Exclusivity Term, then such Target shall not be deemed a “Designated Target” hereunder until such Target has been actually rejected or deemed waived by Novartis pursuant to the terms of the Novartis Agreement.
          “Designated Target Option” shall have the meaning set forth in Section 3.9.
          “Develop” or “Development” shall mean discovery, research, preclinical development, clinical development, and regulatory activities with respect to an RNAi Product, including test method development and stability testing, design, compatibility testing, toxicology, animal efficacy studies, formulation, quality assurance/quality control development, statistical analysis, clinical studies, regulatory affairs, product approval and registration, chemical development and Manufacturing development, packaging development and Manufacturing and development documentation efforts in support of development activities anywhere in the world, whether before or after Regulatory Approval for such product has been obtained.
          “Development Costs” shall have the meaning set forth in Schedule D.
          “Early Opt-Out Option” shall have the meaning set forth in Section 4.3(a).
          “Effective Date” shall have the meaning set forth in the Preamble.
          “Executive Officer” shall mean, with respect to Takeda, Takeda’s General Manager of Pharmaceutical Research Division (or an officer or employee of Takeda then serving in a substantially equivalent capacity), and, with respect to Alnylam, Alnylam’s President (or an officer or employee of Alnylam then serving in a substantially equivalent capacity).
          “Failed Product” shall have the meaning set forth in Section 7.2(a)(iii).
          “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

          “Field” shall mean the Primary Fields and, subject to the exercise by Takeda of a Field Option with respect to any Additional Field(s) pursuant to Section 3.8, any such Additional Field(s).
          “Field Definition Panel” shall have the meaning set forth in Section 3.8(a).
          “Field Option” shall have the meaning set forth in Section 3.8(b).
          “Field Option Fee” shall have the meaning set forth in Section 7.4.
          “First Commercial Sale” shall mean the first commercial sale of a Licensed Product by Takeda, its Affiliates and/or its sublicensees in a country following Regulatory Approval of such Licensed Product in that country or, if no such Regulatory Approval or similar marketing approval is required, the date upon which such Licensed Product is first commercially sold in such country to end users. Sales for test marketing or clinical trial purposes shall not constitute a First Commercial Sale.
          “Fiscal Year” shall mean Takeda’s fiscal year, which starts from April 1 of any calendar year and lasts until March 31 of the subsequent calendar year.
          “Follow-On Product” shall have the meaning set forth in Section 7.2(a)(iii).
          “FTE” shall mean the number of full-time-equivalent person-years (each consisting of a total of 1,840 hours) of scientific, technical, regulatory, marketing or managerial work by each Party’s personnel on or directly related to the applicable activity conducted hereunder.
          “FTE Cost” shall mean the amount obtained by multiplying (a) the number of FTEs by (b) [**] United States dollars ($[**]), increased or decreased annually by the percentage increase or decrease in the CPI as of December 31 of the then most recently ended Fiscal Year over the level of the CPI on December 31, 2007 (i.e., the first such increase or decrease would occur on January 1, 2009).
          “Future Technology” shall have the meaning set forth in Section 5.2(b)(i)
          “Gatekeepers” shall have the meaning set forth in Section 3.7(c).
          “GLP Toxicology Study” shall mean a toxicology study that is conducted in compliance with the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the U.S. to the extent applicable to the relevant toxicology study, as they may be updated from time to time) (“GLP”) and is required to meet the requirements for filing an IND.
          “IND” shall mean an application submitted to a Regulatory Authority to initiate human clinical trials, including (a) an Investigational New Drug application or any successor application or procedure filed with the FDA, (b) any equivalent of a U.S.

Investigational New Drug application in any country outside the United States, and (c) all supplements and amendments that may be filed with respect to the foregoing.
          “Indication” shall mean any human disease or condition, or sign or symptom of a human disease or condition.
          “Initiation” shall mean the first dosing of a human subject participating in a clinical study.
          “Isis Agreement” means the Strategic Collaboration and License Agreement dated March 11, 2004 between Alnylam and Isis Pharmaceuticals, Inc., as amended and supplemented.
          “Isis Intellectual Property” shall mean the Patent Rights and Know-How Controlled by Alnylam pursuant to the Isis Agreement.
          “JDCC” shall have the meaning set forth in Section 2.1(b)(i).
          “Japanese GAAP” shall mean the then current Japanese generally accepted accounting principles, consistently applied.
          “Joint Commercialization Plan” shall have the meaning set forth in Schedule D.
          “Joint Delivery Collaboration Intellectual Property” shall mean Joint Delivery Collaboration Know-How and Joint Delivery Collaboration Patent Rights.
          “Joint Delivery Collaboration Know-How” shall mean Know-How that is conceived, discovered, developed or otherwise made or created jointly by employees, agents and consultants of Takeda, on the one hand, and employees, agents and consultants of Alnylam, on the other hand, in the course of the Delivery Collaboration. For purposes of clarity, Joint Delivery Collaboration Know-How shall not include Know-How included in Takeda Collaboration Target Specific Intellectual Property.
          “Joint Delivery Collaboration Patent Rights” shall mean Patent Rights with at least one (1) Valid Claim of such Patent Rights having at least one (1) Takeda employee, agent or consultant as an inventor, and at least one (1) Alnylam employee, agent or consultant as an inventor, and claiming any invention that is conceived, discovered, developed or otherwise made or created in the course of the Delivery Collaboration. For purposes of clarity, Joint Delivery Collaboration Patent Rights shall not include Patent Rights included in Takeda Collaboration Target Specific Intellectual Property.
          “Joint Development Plan” shall have the meaning set forth in Schedule D.
          “Joint Research Collaboration Intellectual Property” shall mean Joint Research Collaboration Know-How and Joint Research Collaboration Patent Rights.

          “Joint Research Collaboration Know-How” shall mean Know-How that is conceived, discovered, developed or otherwise made or created jointly by employees, agents and consultants of Takeda, on the one hand, and employees, agents and consultants of Alnylam, on the other hand, in the course of the Research Collaboration. For purposes of clarity, Joint Research Collaboration Know-How shall not include Know-How included in Takeda Collaboration Target Specific Intellectual Property.
          “Joint Research Collaboration Patent Rights” shall mean Patent Rights with at least one (1) Valid Claim of such Patent Rights having at least one (1) Takeda employee, agent or consultant as an inventor, and at least one (1) Alnylam employee, agent or consultant as an inventor, and claiming any invention that is conceived, discovered, developed or otherwise made or created in the course of the Research Collaboration. For purposes of clarity, Joint Research Collaboration Patent Rights shall not include Patent Rights included in Takeda Collaboration Target Specific Intellectual Property.
          “JRCC” shall have the meaning set forth in Section 2.1(a)(i).
          “JTTC” shall have the meaning set forth in Section 5.2(b)(i).
          “Know-How” shall mean any tangible or intangible know-how, expertise, discoveries, inventions, information, data or materials, including ideas, concepts, formulas, methods, procedures, designs, technologies, compositions, plans, applications, technical data, samples, chemical and biological materials and all derivatives, modifications and improvements thereof.
          “Law” shall mean any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.
          “Licensed Product” shall mean any RNAi Product (a) Covered by one or more Valid Claims of Alnylam Patent Rights in a particular country or (b) which embodies Alnylam Know-How. For avoidance of doubt, Licensed Product includes any Shared Product.
          “Listed Alnylam Third Party Agreement” shall mean an agreement pursuant to which Alnylam has in-licensed any intellectual property licensed to Takeda hereunder, which is set forth on Schedule E, as such Schedule may be amended from time to time only with Takeda’s prior written consent in accordance herewith.
          “Listed Alnylam Third Party Payment” shall have the meaning set forth in Section 7.3(d).
          “Listed Counterparties” shall mean the Third Party counterparties to Listed Alnylam Third Party Agreements and their respective successors in interest.
          “Losses” shall have the meaning set forth in Section 12.1(a).

          “Major European Country” shall mean any of France, Germany, Italy, Spain or the United Kingdom.
          “Major Market” shall mean each of Japan, the United States and the Major European Countries.
          “Manufacture” or “Manufacturing” shall mean, as applicable, all activities associated with the production, manufacture, supply, processing, filling, packaging, labeling, shipping, and storage of an RNAi Product and/or any components thereof, including process and formulation development, process validation, stability testing, manufacturing scale-up, preclinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.
          “Metabolic Disease” shall mean diseases of metabolism, including, but not limited to, diabetes, obesity and Syndrome X, and excluding metabolic diseases of infectious pathogen origin or hosted by pathogen infection.
          “Minimum FTE Commitment” means the commitment of [**] per Calendar Quarter).
          “MIT” shall mean the Massachusetts Institute of Technology.
          “MIT Agreement” shall mean the Amended and Restated Exclusive Patent License Agreement dated May 9, 2007 between the Massachusetts Institute of Technology and Alnylam.
          “NDA” shall mean an application submitted to a Regulatory Authority for marketing approval of a Licensed Product, including (a) a U.S. New Drug Application, Product License Application or Biologics License Application filed with the FDA or any successor applications or procedures, (b) any equivalent of a U.S. New Drug Application, Product License Application or Biologics License Application or any successor applications or procedures filed in any country outside the United States and (c) all supplements and amendments that may be filed with respect to the foregoing.
          “Net Profits/Losses” shall have the meaning set forth in Schedule D.
          “Net Sales” shall mean the gross amount invoiced by Takeda, its Affiliates and/or its sublicensees on sales or other dispositions (excluding sales or dispositions for use in clinical trials or other scientific testing, or other similar cases for which Takeda, its Affiliates and/or its sublicensees receive no revenue) of the Licensed Product to unrelated Third Parties, less the following deductions:
          (a) Trade, cash and quantity discounts actually allowed and taken directly with respect to such sales or other dispositions;
          (b) Tariffs, duties, excises, sales taxes or other taxes imposed upon and paid directly with respect to the delivery, sale or use of the Licensed Product and included and separately stated in the applicable invoice (excluding national, state or local taxes based on income);
          (c) Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of reasonable and customary chargebacks, refunds, rebates (including rebates to managed care organizations or social and welfare systems) or retroactive price reductions (including any discounts granted later than at the time of invoicing), government mandated rebates and similar types of rebates (e.g., Pharmaceutical Price Regulation Scheme and Medicaid, and with respect to any Net Sales in Japan, any sales-based contribution for “Drug Induced Suffering” and any sales-based contribution for “Contribution for Measure for Drug Safety,” in the amount determined by and payable to the Pharmaceuticals and Medical Devices Agency (so-called “KIKO”) each as consistently applied by Takeda to its products), or cash sales incentives, or deductions for items of a nature or substance similar to that of the foregoing deductions in this clause (c) that may become customary;
          (d) Amounts previously included in Net Sales of such Licensed Products that are written-off by Takeda as uncollectible in accordance with Takeda’s standard practices for writing off uncollectible amounts consistently applied; provided that if any such written-off amounts are subsequently collected, such collected amounts shall be included in Net Sales in the period in which they are subsequently collected; and
          (e) Postage charges, shipping materials, freight, insurance and other transportation charges incurred in shipping such Licensed Product to Third Parties, included and separately stated in the applicable invoice.
Such amounts shall be determined from the books and records of Takeda, its Affiliates and/or its sublicensees, maintained in accordance with Applicable Accounting Standards, consistently applied.
In the case of pharmacy incentive programs, hospital performance incentive program chargebacks, disease management programs, similar programs or discounts on “bundles” of products, all discounts and the like shall be allocated among products in proportion to the respective list prices of such products or such other reasonable allocation method as the Parties shall agree.
In the case where a Licensed Product (other than a Shared Product) is a Combination Product, royalties with respect to a Combination Product in a country shall be equal to the rates set forth in Section 7.3(a), multiplied by a fraction whose numerator is the average published sales price in such country for an equivalent dosage of RNAi Compound (sold separately as a stand alone product) contained in a given Combination Product, and whose denominator is the sum of the average published sale prices in such country for all components (sold separately as a stand alone product) that are equivalent to all components contained in the Combination Product. If the numerator or denominator cannot be determined in the manner set forth above, the Parties shall negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative significance of the RNAi Compound and the other components contained in the

Combination Product, which agreement shall not be unreasonably withheld, conditioned or delayed. If the Parties are unable to reach agreement regarding such issue within [**] after commencing good faith negotiations, the issue shall be referred to the Executive Officers in accordance with Section 12.2.
Notwithstanding the foregoing, with respect to Shared Products that are Combination Products, Net Sales shall not be reduced as set forth in the immediately preceding paragraph and the costs of acquiring any other clinically active therapeutic or prophylactic ingredient, mechanism or device shall be included in the calculation of the cost of goods for purposes of calculating Net Profits/Losses for such Shared Product.
          “Novartis” shall mean Novartis Institutes for BioMedical Research, Inc.
          “Novartis Agreement” shall mean the Research Collaboration and License Agreement, effective as of October 12, 2005, by and between Alnylam and Novartis, as amended by the Addendum Re: Influenza Program effective as of December 13, 2005, Amendment No. 1 to such Addendum effective as of March 14, 2006, and Amendment No. 2 to such Addendum effective as of May 5, 2006, and as the same may be amended from time to time after the Effective Date in accordance with Section 3.10(c).
          “Novartis Exclusivity Term” shall mean the “Exclusivity Term” as defined in the Novartis Agreement.
          “Novartis Selection Term” shall mean the “Selection Term” as defined in the Novartis Agreement, which, in any event, shall not be extended beyond October 10, 2010.
          “[**]” shall have the meaning set forth in Section 3.10(b).
          “[**]” shall have the meaning set forth in Section 3.10(b)(ii).
          “Option Exercise Payment” shall have the meaning set forth in Section 7.5(a).
          “Option Exercise Period” shall have the meaning set forth in Section 4.2(c).
          “Opt-Out Option” shall have the meaning set forth in Section 4.3(b).
          “Paragraph IV Notice” shall have the meaning set forth in Section 8.4.
          “Partially Blocked Target” shall have the meaning set forth in Section 3.7(a).
          “Party” shall mean Alnylam or Takeda; “Parties” shall mean Alnylam and Takeda.

          “Past Development Milestone” shall have the meaning set forth in Section 7.5(b).
          “Patent Rights” shall mean patents, patent applications and/or provisional patent applications, utility models and utility model applications, design patents or registered industrial designs and design applications or applications for registration of industrial designs, and all substitutions, divisionals, continuations, continuation-in-part applications, continued prosecution applications, requests for continued examinations, reissues, reexaminations and extensions thereof, in any country of the world. For clarity, any Patent Rights shall include any future Patent Rights that claim priority to or common priority with such Patent Rights.
          “Patent Term Extension” shall have the meaning set forth in Section 8.5.
          “Person” shall mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.
          “Phase I Study” shall mean a study of a Licensed Product in human volunteers or patients the purpose of which is preliminary determination of safety and tolerability of a dosing regime and for which there are no primary endpoints (as recognized by the FDA or other Regulatory Authorities) in the protocol relating to efficacy.
          “Phase II Study” shall mean a study of a Licensed Product to evaluate preliminary efficacy and establish safety, appropriate dosage and pharmacological activity in the target patient population.
          “Phase III Study” shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain Regulatory Approval to market such product in patients having the disease or condition being studied as described in U.S. 21 C.F.R. § 312.21(c), or a similar clinical study in a country other than the United States.
          “Pre-Existing Alliance Agreements” shall mean the agreements set forth on Schedule F.
          “Pre-Existing Alliance Parties” shall mean the Third Party counterparties to Pre-Existing Alliance Agreements and their respective successors in interest.
          “Primary Fields” shall mean the treatment, palliation or prophylaxis of all Indications in the Primary Therapeutic Areas.
          “Primary Therapeutic Areas” shall mean Cancer and Metabolic Disease.
          “Product Liability Claim” shall mean, with respect to an RNAi Product, any Third Party claim, suit, action, proceeding, liability or obligation involving any actual or alleged death or bodily injury arising out of or resulting from the use of such RNAi Product.
          “Profit-Sharing Agreement” shall have the meaning set forth in Section 4.2(a).
          “Profit-Sharing Option” shall have the meaning set forth in Section 4.2(a).
          “Profit-Share Term” shall mean, as to any Shared Product, the period commencing with the effective date of the Profit-Sharing Agreement until such time as Takeda exercises the Early Opt-Out Option or either Party exercises the Opt-Out Option.
          “Region” shall mean each of (a) North America (the United States and Canada, collectively), (b) the countries of the European Union collectively as of the relevant time hereunder or (c) all countries of the world other than North America (the United States and Canada, collectively) and the countries of the European Union.
          “Regulatory Approval” shall mean the approval of the applicable Regulatory Authority necessary for the marketing and sale of a Licensed Product for a particular Indication in a country, including separate pricing and/or reimbursement approvals that may be required.
          “Regulatory Authority” shall mean the federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a Licensed Product in a country or territory.
          “Required Third Party Payments” shall mean milestone payments, royalty payments and other payments, or portions thereof (in the case of any such milestone payment or other non-royalty payment, appropriately allocated to a Licensed Product, if the whole payment includes an amount that should be attributed to Patent Rights that Cover technology or products other than such Licensed Product) to a Third Party made by Takeda under Third Party agreements (other than Listed Alnylam Third Party Agreements or Pre-Existing Alliance Agreements) to license Patent Rights Covering such Third Party’s technology if, in the absence of such license, the licensed use by Takeda of the Alnylam Patent Rights in respect of a Licensed Product for which royalties are payable hereunder would infringe such Patent Rights; provided, however, that Required Third Party Payments with respect to a Licensed Product shall not include any milestone payments, royalties or other payments to the extent payable to obtain access to a specific Target or Targets so that such Target or Targets can be the subject of Development efforts, but shall include such milestone payments (or portions thereof), royalties and other payments (or portions thereof) to the extent necessary to obtain access to Third Party Delivery Technologies for delivery of such Licensed Product, or manufacturing techniques for such Delivery Technologies.
          “Research Collaboration” shall mean the collaboration between the Parties regarding the Development of potential RNAi Compounds directed to at least one (1)

mutually agreed Research Collaboration Target, which the Parties shall conduct pursuant to the terms of Section 6.1(a).
          “Research Collaboration Plan” shall have the meaning set forth in Section 6.1(a).
          “Research Collaboration Target” shall have the meaning set forth in Section 6.1(a).
          “Research Collaboration Term” shall mean the period commencing on the date during the first [**] after the Effective Date on which Takeda proposes the Collaboration Target(s) pursuant to Section 6.1(a) and ending [**] thereof; provided, that, Alnylam may in its reasonable discretion extend the term of the Research Collaboration [**]; provided, further, that, in the event of any such extension at Alnylam’s discretion, Takeda shall not be obligated to reimburse Alnylam for any FTE Cost in connection with such extended term.
          “RNAi Compound” shall mean any compound that functions to reduce RNA through the mechanism of RNAi and consists of or encodes double-stranded RNA, and which double-stranded RNA is optionally chemically modified (including any modifications to bases, sugars or internucleoside linkages, conjugates, nucleotide mimetics, and any end modifications) to contain modified nucleotide bases or non-RNA nucleotides and optionally may be administered in association or conjugation with a delivery vehicle or vector. For purposes of clarity, RNAi Compounds shall not include microRNAs, microRNA antagonists, or microRNA mimics.
          “RNAi Product” shall mean any pharmaceutical product that contains or is comprised of one or more RNAi Compounds as an active ingredient.
          “ROFN Banking Firm” shall have the meaning set forth in Section 12.5(d)(i).
          “ROFN Call Notice” shall have the meaning set forth in Section 12.5(d).
          “ROFN Call Option” shall have the meaning set forth in Section 12.5(d).
          “ROFN Call Price” shall have the meaning set forth in Section 12.5(d).
          “ROW” means all countries in the world other than the United States.
          “Royalty Term” shall mean, with respect to a given Licensed Product (other than Shared Products) sold commercially in a particular country, the period of time commencing on the First Commercial Sale of such Licensed Product (provided that the Royalty Term shall not commence unless or until either (a) the commercial Manufacture or Commercialization of such Licensed Product is Covered by a Valid Claim of an Alnylam Patent Right in such country or (b) the actual commercial Manufacture of such Licensed Product is Covered by a Valid Claim of an Alnylam Patent Right in the country or countries in which such Licensed Product was actually commercially Manufactured), and concluding on the later of (i) the last to expire Alnylam Patent Right in the country of sale containing a Valid Claim Covering the commercial Manufacture or Commercialization of such Licensed Product in such country, (ii) the last to expire Alnylam Patent Right in the country of actual commercial Manufacture containing a Valid Claim Covering the commercial Manufacture in such country of such Licensed Product, or (iii) [**] from the date of First Commercial Sale of such Licensed Product in such country.
          “[**]” shall have the meaning set forth in Section 3.1(d).
          “SEC” shall have the meaning set forth in Section 9.1.
          “Severed Clause” shall have the meaning set forth in Section 12.13.
          “Shared Product” shall have the meaning set forth in Section 4.2(d).
          “SPC” shall have the meaning set forth in Section 4.2(f).
          “Submitted Target” shall have the meaning set forth in Section 3.9.
          “Supplemental Therapeutic Area” shall mean each of the disease area fields set forth on Schedule G.
          “Takeda” shall have the meaning set forth in the Preamble.
          “Takeda Collaboration Target Specific Intellectual Property” shall mean any Know-How or Patent Rights that are specifically and solely directed to a Collaboration Target, as opposed to being of general applicability to a range of Targets, and developed solely by a Party or jointly by the Parties either (i) in the course of conducting the Research Collaboration or the Delivery Collaboration; or (ii) during the Research Collaboration Term or Delivery Collaboration Term, and outside the conduct of the Research Collaboration and the Delivery Collaboration; provided that, Alnylam’s obligation to assign such Know-How and Patent Rights described in the foregoing clause (ii) to Takeda pursuant to Section 6.3(b) shall only apply to such Know-How and Patent Rights that Alnylam solely owns and Controls.
          “Takeda Delivery Intellectual Property” shall mean Takeda New Delivery Intellectual Property and Takeda Licensed Pre-Existing Delivery Patent Rights.
          “Takeda Delivery Reserved Target List” shall mean a list of Targets provided by Takeda to the Gatekeepers for purposes of Section 3.2(a)(i) of up to [**] Targets per Field (i.e., up to [**] Targets in the aggregate for the Primary Fields), which list is maintained by the Gatekeepers and updated by Takeda from time to time in accordance with Section 3.7(b).
          “Takeda Indemnified Parties” shall have the meaning set forth in Section 12.1(a).

          “Takeda Intellectual Property” means Takeda Know-How and Takeda Patent Rights, collectively.
          “Takeda Know-How” means (a) Takeda New Delivery Know-How, (b) Takeda Licensed Pre-Existing Delivery Know-How and (c) Know-How falling within the Takeda Research Collaboration Intellectual Property.
          “Takeda Licensed Pre-Existing Delivery Patent Rights” shall mean any Takeda Patent Rights included in the Takeda Pre-Existing Delivery Intellectual Property, without a license under which Alnylam’s practice of any Alnylam Delivery Intellectual Property that is generated by Alnylam during the [**] after the Effective Date would infringe such Takeda Patent Rights; but excluding such Patent Rights to the extent such Patent Rights fall within Takeda [**] Specific Patent Rights.
          “Takeda New Delivery Intellectual Property” shall mean Takeda New Delivery Know-How and Takeda New Delivery Patent Rights.
          “Takeda New Delivery Know-How” shall mean Delivery Know-How that Takeda or those Affiliates of Takeda that have received a sublicense pursuant to Section 3.1(b)(iv) or that have generated new Patent Rights or Know-How from practicing Alnylam Intellectual Property without a sublicense from Takeda thereto, (a) first come to Control at any time during the [**] period following the Effective Date and that arises outside of the Delivery Collaboration or (b) first come to Control during the Delivery Collaboration Term and that arises under the Delivery Collaboration. For purposes of clarity, Takeda New Delivery Know-How shall not include Know-How that is based on, directly or indirectly, or constitutes Takeda Pre-Existing Delivery Intellectual Property or any Know-How that constitutes improvements to Takeda Pre-Existing Delivery Intellectual Property (i.e., to the extent that practicing such Know-How without a license would infringe any Takeda Pre-Existing Delivery Intellectual Property).
          “Takeda New Delivery Patent Rights” shall mean Delivery Patent Rights that Takeda or those Affiliates of Takeda that have received a sublicense pursuant to Section 3.1(b)(iv) or that have generated new Patent Rights or Know-How from practicing Alnylam Intellectual Property without a sublicense from Takeda thereto, (a) first come to Control at any time during the [**] period following the Effective Date and that arises outside of the Delivery Collaboration or (b) first come to Control during the Delivery Collaboration Term and that arises under the Delivery Collaboration, but excluding such Patent Rights to the extent such Patent Rights fall within Takeda [**] Specific Patent Rights. For purposes of clarity, Takeda New Delivery Patent Rights shall not include Patent Rights that are based on, directly or indirectly, or constitute Takeda Pre-Existing Delivery Intellectual Property or any Patent Right that constitutes improvements to Takeda Pre-Existing Delivery Intellectual Property (i.e., to the extent that practicing such Patent Rights without a license would infringe any Takeda Pre-Existing Delivery Intellectual Property).

          “Takeda Patent Rights” shall mean all (a) Takeda New Delivery Patent Rights, (b) Takeda Licensed Pre-Existing Delivery Patent Rights and (c) Patent Rights falling within the Takeda Research Collaboration Intellectual Property.
          “Takeda Pre-Existing Delivery Intellectual Property” shall mean Delivery Know-How and Delivery Patent Rights Controlled by Takeda as of the Effective Date.
          “Takeda Research Collaboration Intellectual Property” shall mean the Know-How and Patent Rights arising under the Research Collaboration and Controlled by Takeda or its Affiliates, including Takeda Collaboration Target Specific Intellectual Property and any portion of Takeda [**] Specific Patent Rights that arise under the Research Collaboration. For purposes of clarity, Takeda Research Collaboration Intellectual Property excludes Alnylam Research Collaboration Intellectual Property and Joint Research Collaboration Intellectual Property.
          “Takeda Reserved Target” shall mean a Target Takeda has submitted under Section 3.7(a) and that is not a Blocked Target pursuant to the process set forth in Section 3.7(a). Takeda shall have the right to terminate a Target’s designation as a Takeda Reserved Target upon written notification to the Gatekeepers.
          “Takeda [**] Specific Patent Rights” shall mean claims contained in Patent Rights Controlled by Takeda that are specifically directed to particular [**] of RNAi Products against a particular individual Target (including such Patent Rights assigned by Alnylam to Takeda pursuant to Section 6.3(b)).
          “Takeda Third Party Obligations” shall mean Takeda’s obligations to, and the rights of, Third Parties with respect to Takeda Intellectual Property, including, without limitation, payment obligations to such Third Parties.
          “Target” shall mean (a) a polypeptide that is a site or potential site of therapeutic intervention by a therapeutic agent, or a nucleic acid which is required for expression of such polypeptide; (b) variants of a polypeptide (including any splice variant thereof), cellular entity or nucleic acid described in the foregoing clause (a); or (c) a defined non-peptide entity, including a microorganism, virus, bacterium or single-cell parasite; provided that the entire genome of a virus shall be regarded as a single Target.
          “Technology Milestone I” shall mean the technology transfer milestone relating to Alnylam Intellectual Property Controlled by Alnylam as of the Effective Date that is identified as “Technology Transfer Milestone I” and further defined in Schedule J.
          “Technology Milestone II” shall mean the technology transfer milestone relating to Alnylam Intellectual Property Controlled by Alnylam as of the Effective Date that is identified as “Technology Transfer Milestone II” and further defined in Schedule J.
          “Technology Milestone III” shall mean the technology transfer milestone relating to Alnylam Intellectual Property Controlled by Alnylam as of the Effective Date

that is identified as “Technology Transfer Milestone III” and further defined in Schedule J.
          “Technology Transfer Period” shall have the meaning set forth in Section 5.1.
          “Technology Transfer Plan” shall have the meaning set forth in Section 5.1.
          “Tekmira” shall mean Tekmira Pharmaceuticals Corporation (formerly INEX Pharmaceuticals Corporation).
          “Tekmira License Agreement” shall mean the License and Collaboration Agreement between Tekmira and Alnylam Pharmaceuticals, Inc., dated January 8, 2007.
          “Tekmira Selection Term” shall mean the “Selection Term” as defined in the Tekmira License Agreement, which in any event shall not extend beyond January 8, 2014.
          “Territory” shall mean all countries of the world.
          “Third Party” shall mean any Person other than Alnylam or Takeda and their respective Affiliates.
          “Third Party Infringement Claim” shall have the meaning set forth in Section 8.3(a).
          “UBC” shall mean the University of British Columbia.
          “United States” or “U.S.” shall mean the United States of America and its territories and possessions.
          “U.S. GAAP” shall mean the then current United States generally accepted accounting principles, consistently applied.
          “Valid Claim” shall mean a claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) subject to Section 3.5, of any patent application that has not been cancelled, withdrawn or abandoned, nor been pending for more than [**] from the filing date of the earliest patent application from which such patent application claims priority.

ARTICLE II
GOVERNANCE
          2.1 Committees.
          (a) Joint Research Collaboration Committee.
               (i) Within [**] after the Effective Date the Parties shall establish a Joint Research Collaboration Committee (the “JRCC”) that shall oversee the research activities of the Parties under the Research Collaboration. The JRCC shall be comprised of three (3) representatives designated by Alnylam and three (3) representatives designated by Takeda. Takeda shall appoint a Chairperson from among its representatives. Each Party’s JRCC representatives shall be of the seniority and experience appropriate for service on the JRCC in light of the functions, responsibilities and authority of the JRCC. Each Party may replace any or all of its representatives on the JRCC with individual(s) of appropriate experience and seniority at any time upon written notice to the other Party.
               (ii) The JRCC will perform the following functions: (A) managing and overseeing the performance of the Research Collaboration, (B) reviewing and amending, if necessary, the Research Collaboration Plan, (C) managing the performance of the Research Collaboration Plan prepared by the Parties pursuant to Sections 6.1(a) and (b), including overseeing the allocation and assignment of tasks with respect to the Research Collaboration, and (D) assuming such other responsibilities as may be assigned to the JRCC pursuant to this Agreement or as may be mutually agreed upon in writing by the Parties from time to time.
          (b) Joint Delivery Collaboration Committee.
               (i) Within [**] after Takeda exercises its option to pursue the Delivery Collaboration with Alnylam pursuant to Section 6.2, the Parties shall establish a Joint Delivery Collaboration Committee (the “JDCC”) that shall oversee the research activities of the Parties under the Delivery Collaboration. The JDCC shall be comprised of three (3) representatives designated by Alnylam and three (3) representatives designated by Takeda. Takeda shall appoint a Chairperson from among its representatives. Each Party’s JDCC representatives shall be of the seniority and experience appropriate for service on the JDCC in light of the functions, responsibilities and authority of the JDCC. Each Party may replace any or all of its representatives on the JDCC with individual(s) of appropriate experience and seniority at any time upon written notice to the other Party.
               (ii) The JDCC will perform the following functions: (A) managing and overseeing the performance of the Delivery Collaboration, (B) reviewing and amending, if necessary, the Delivery Collaboration Plan prepared by the Parties pursuant to Sections 6.2(b) and (c), (C) managing the performance of the Delivery Collaboration Plan, including overseeing the allocation and assignment of tasks with respect to the

Delivery Collaboration, and (D) assuming such other responsibilities as may be assigned to the JDCC pursuant to this Agreement or as may be mutually agreed upon in writing by the Parties from time to time.
          2.2 Meetings. The JRCC and JDCC shall each meet at least once per Calendar Quarter, and more frequently as Alnylam and Takeda deem appropriate or as reasonably requested by either Party, on such dates, and at such places and times, as the Parties shall agree; provided that the Parties shall endeavor to have the first meeting of the JRCC and JDCC within [**] after the establishment of the respective committee. Meetings of the JRCC and JDCC in person shall alternate between the offices of Alnylam and Takeda, or such other place as the Parties may agree, with the first such meeting for the JRCC and JDCC being at Takeda’s offices. The members of the JRCC or JDCC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. A JRCC or JDCC member of the Party hosting the meeting shall serve as secretary of that meeting and shall be responsible for preparing the minutes of the meeting. Such minutes shall be in English and provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JRCC or JDCC, as applicable. The Parties agree that they shall endeavor to ensure that draft minutes of each meeting shall be distributed within [**] of the meeting, and final minutes shall be approved by both Parties within [**] of the meeting. Final minutes of each meeting shall be distributed to the members of the JRCC or JDCC by the chairperson of the JRCC or JDCC, as the case may be.
          2.3 Decision-Making Authority.
          (a) Subject to the remainder of this Section 2.3, all decisions of the JRCC or JDCC, as the case may be, shall be made by majority vote, with each Party’s JRCC representatives or JDCC representatives, as applicable, collectively having one vote. The Parties shall use reasonable good faith efforts to reach consensus on all issues within the responsibility of the JRCC and JDCC. Upon [**] prior written notice, either Party may convene a special meeting of the JRCC or JDCC, as the case may be, for the purpose of resolving any failure to reach agreement on a matter within the scope of the authority and responsibility of the JRCC or JDCC, as the case may be.
          (b) If the JRCC or JDCC is unable to reach agreement on any matter so referred to it for resolution by one or more of the Parties within [**] after the matter is so referred to it, such dispute shall be referred to the Executive Officers (or their designees) in accordance with Section 12.2, provided that if such dispute is not resolved by the Executive Officers, then Takeda shall have the right to decide the matter; provided further that Takeda shall not have any authority to assign obligations to Alnylam beyond those set forth in the Research Collaboration Plan or the Delivery Collaboration Plan without Alnylam’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
          2.4 Limitation on JRCC and JDCC Authority. Neither the JRCC nor the JDCC shall have the power to (a) amend or modify the Parties’ respective rights and obligations under this Agreement or (b) resolve any dispute between the Parties regarding such rights and obligations.
          2.5 Reports to Committees. Each Party shall provide the JRCC and JDCC on a Calendar Quarter basis with reports regarding the activities performed by such Party under the Research Collaboration and Delivery Collaboration, as applicable. Each such report shall summarize in reasonable detail the activities undertaken by such Party during the prior Calendar Quarter, as well as the results of such activities. Such reports will be accurate and, where appropriate, will contain raw data from studies carried out by or on behalf of such Party.
          2.6 Expenses. Each Party shall be responsible for all costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, a committee, including all travel and related costs and expenses.
ARTICLE III
GRANT OF RIGHTS;
INTELLECTUAL PROPERTY MATTERS
          3.1 Rights Granted by Alnylam to Takeda.
          (a) License Grant. Subject to the terms and conditions of this Agreement and Alnylam Third Party Obligations, Alnylam hereby grants to Takeda a non-exclusive, worldwide, royalty-bearing (“royalty bearing” here meaning only with respect to Licensed Products, other than Shared Products, during the Royalty Term) right and license under the Alnylam Intellectual Property, to Develop, Manufacture, Commercialize, use, offer for sale, sell, export and import RNAi Products in the Field.
          (b) Sublicense Rights.
               (i) Subject to Alnylam Third Party Obligations, Takeda shall have the right to grant sublicenses within the scope of the licenses under Alnylam Intellectual Property granted to Takeda in Section 3.1(a), on an RNAi Product-by-RNAi Product basis, to Third Parties in the Field (as applicable) solely for purposes of (x) Developing and/or Commercializing an RNAi Product Developed by Takeda, which has achieved at the time of such sublicense grant, at a minimum, completion of a [**] (which, for clarity, needs to be completed with respect to the lead candidate only for such RNAi Product and not for any backup candidates for such RNAi Product), (y) a Bona Fide Collaboration, or (z) engaging contract research organizations, contract manufacturers, contract sales forces and academic institutions in connection with Development and/or Commercialization of an RNAi Product; provided, however, that, with respect to the foregoing clause (z), Takeda shall only sublicense such Third Party the right to use the Alnylam Intellectual Property in connection with the performance of such services.

               (ii) Notwithstanding Section 3.1(b)(i), as to a Bona Fide Delivery Collaboration (as defined below), the following shall apply. Subject to Alnylam Third Party Obligations, Takeda shall have the right to grant sublicenses within the scope of the licenses under Alnylam Intellectual Property granted to Takeda in Section 3.1(a) to a Third Party collaborator (other than any Third Party listed on Schedule H) solely for purposes of discovering Delivery Technology for RNAi Products (a “Bona Fide Delivery Collaboration”); provided that Takeda shall either maintain Control (it being understood and agreed that a non-exclusive license shall be satisfactory as long as Takeda has the right to sublicense such license to Alnylam with the same scope (i.e. non-commercial vs. commercial, territory, etc.) as the terms of the license granted by such Third Party collaborator to Takeda), or a similar license is available to Alnylam from such Third Party collaborator on terms that, in the aggregate are materially the same as the terms of such license to Takeda, of, in either case, all Delivery Know-How and Delivery Patent Rights generated in the course of such Delivery Technology collaborations that use Alnylam Intellectual Property (excluding improvements on pre-existing Delivery Know-How and Delivery Patent Rights of such collaborator that do not incorporate and are not improvements on Alnylam Intellectual Property) (collectively, the “Bona Fide Delivery Collaboration Intellectual Property”). For the avoidance of doubt, such sublicense shall not include any rights under Alnylam Intellectual Property to offer for sale, sell or otherwise Commercialize any Delivery Technology or RNAi Products. In order to facilitate Takeda entering into the foregoing Delivery Technology collaboration with Third Party collaborators, at Takeda’s request, Alnylam agrees to negotiate in good faith with such Third Party collaborators regarding the terms and conditions on which Alnylam would be willing to grant a non-exclusive, royalty-bearing license to Develop, Manufacture, Commercialize, use, offer for sale, sell, export and import RNAi Products under Alnylam Intellectual Property to the extent such license is necessary to practice such Bona Fide Delivery Collaboration Intellectual Property without infringing Alnylam Intellectual Property.
               (iii) All sublicenses granted pursuant to Section 3.1(b)(i) and (ii) shall be subject to the following conditions:
               (A) Such sublicense shall be consistent with the requirements of this Agreement;
               (B) Takeda’s sublicensees shall have no right to grant further sublicenses without Alnylam’s written consent, which consent shall not be unreasonably withheld;
               (C) Takeda shall be primarily liable for any failure by its sublicensees to comply with, and Takeda guarantees to Alnylam the compliance by each of its sublicensees with, all relevant restrictions, limitations and obligations in this Agreement; and
               (D) To the extent required under any applicable Listed Alnylam Third Party Agreement, if such sublicense is granted pursuant to a written sublicense agreement, Takeda shall provide a copy of such sublicense agreement to Alnylam (with redactions to the fullest extent permitted under the applicable Listed Alnylam Third Party Agreement(s)).
               (iv) Notwithstanding the foregoing, subject to Alnylam Third Party Obligations, Takeda shall have the right to grant sublicenses to any of its Affiliates within the scope of the licenses under Alnylam Intellectual Property granted to Takeda in Section 3.1(a), with the same right to further grant sublicenses granted to Takeda pursuant to Sections 3.1(b)(i), (ii) and (iii), to Develop, Manufacture, Commercialize use, offer for sale, sell, export and import RNAi Products in the Field; provided that the provisions of Sections 3.1(b)(iii)(A), (C) and (D) shall apply to any such sublicense granted by Takeda to any of its Affiliates.
          (c) Exclusivity in Asia. During the five (5) year period following the Effective Date, Alnylam shall not grant any Asian Pharmaceutical Company a license under Alnylam Intellectual Property in any therapeutic area, provided, however, that (i) Alnylam may grant such a license(s) to contract research organizations, contract manufacturers, contract sales forces or academic institutions engaged by Alnylam in connection with Development and/or Commercialization of an Alnylam RNAi Product, (ii) this limitation shall in no way affect licenses granted to Third Parties prior to the Effective Date under a Pre-Existing Alliance Agreement, and (iii) Alnylam may grant such a license(s) subject to Takeda’s first negotiation right under Section 3.1(d).
          (d) Preferred Asian Territory Partner. If at any time or times during the first five (5) years after the Effective Date, Alnylam, or any of its Affiliates, desires to enter into a transaction with a Third Party to Develop and/or Commercialize, in a territory consisting primarily of Asia (or any portion thereof), an RNAi Product of Alnylam that has completed a [**], Alnylam shall promptly notify Takeda of its intent to enter into such a transaction, identifying the RNAi Product and Target therefor that will be the subject of such transaction and a summary of any other relevant terms applicable to such transaction. Within [**] after receipt of such notification, Takeda shall notify Alnylam in writing either that (i) Takeda is interested in negotiating an agreement with respect to such transaction or (ii) Takeda has no interest and therefore waives such right of first negotiation with respect to such RNAi Product. If Takeda notifies Alnylam within [**] that Takeda desires to negotiate an agreement with respect to such transaction, the Parties shall negotiate in good faith for up to [**] from the date of such notification, or such longer period as agreed between the Parties, regarding the terms pursuant to which the Parties would enter into such transaction. Failure by Takeda to give notice of its interest or lack of interest in negotiating for such agreement within [**] after receipt of written notice from Alnylam as described in the first sentence of this Section 3.1(d) shall be deemed to constitute a waiver by Takeda of its right of first negotiation with respect to such transaction. In addition, failure of the Parties to agree within such [**] negotiation period (or such longer period as agreed between the Parties) shall result in the termination of such right of first negotiation with respect to such RNAi Product. If Takeda waives its right of first negotiation or such right of first negotiation terminates with respect to any such transaction and such RNAi Product is not against a Target for which Takeda has, prior to or concurrent with such waiver or termination, provided Alnylam written notice that Takeda is Developing an RNAi Product that has achieved, at a minimum, completion of a [**] in the Field, then Alnylam shall be free to enter into a transaction for such RNAi Product with a Third Party; provided, however, that, no individual Asian Pharmaceutical Company shall be granted a license to RNAi Products directed against more than [**], and Alnylam shall not grant such permitted licenses to more than [**] Asian Pharmaceutical Companies; further provided that if such right of first negotiation with respect to such RNAi Product terminates after Takeda notifies Alnylam that Takeda desires to negotiate an agreement with respect to such transaction, then for a period of [**] following the termination of such right of first negotiation, Alnylam shall not negotiate or enter into a transaction for such RNAi Product with a Third Party on terms that, in the aggregate, are materially more favorable to the Third Party than those last offered by Alnylam to Takeda, taking into consideration the stage of Development for such RNAi Product at the time of negotiation with Alnylam. For clarity, the waiver or termination of the foregoing right of first negotiation with respect to one RNAi Product shall not affect Takeda’s right of first negotiation with respect to other RNAi Products during the five (5) year period after the Effective Date. Notwithstanding the foregoing, Takeda hereby acknowledges and agrees that Takeda has waived its right of first negotiation pursuant to this Section 3.1(d) with respect to Alnylam’s Development of RNAi Product(s) related to [**] and that Alnylam may, at any point during the term of this Agreement, enter into transaction(s) with any Third Party(ies) with respect to such [**] related RNAi Product(s) without providing notice to or engaging in negotiations with Takeda pursuant to this Section 3.1(d).
          (e) Most Favored Licensee. Subject to Alnylam’s obligations to Third Parties, during the [**] period following the Effective Date, in the event that Alnylam enters into an agreement with a Third Party (other than pursuant to Listed Third Party Agreements or Pre-Existing Alliance Agreements) granting such Third Party any rights substantially similar in scope and substance as any of the rights granted to Takeda under this Agreement, including a non-exclusive license under the Alnylam Intellectual Property to Develop, Manufacture or Commercialize RNAi Products under [**] that are, with respect to such rights, more favorable in the aggregate to such Third Party than the [**], then the [**] shall be reduced or adjusted to such more favorable Third Party [**] on a prospective basis from the effective date of Alnylam’s agreement with such Third Party with respect to such rights.
          3.2 Rights Granted by Takeda to Alnylam.
          (a) License Grants.
               (i) Delivery Intellectual Property.
               (A) Subject to the terms and conditions of this Agreement and Takeda Third Party Obligations, Takeda hereby grants to Alnylam and its Affiliates a non-exclusive, worldwide right and license, under Takeda New Delivery Intellectual Property, to Develop, Manufacture, Commercialize, make, have made, use, offer for sale, sell and import RNAi Products.

               (B) Subject to the terms and conditions of this Agreement and Takeda Third Party Obligations, Takeda hereby grants to Alnylam and its Affiliates a non-exclusive, worldwide right and license, under Takeda Licensed Pre-Existing Delivery Patent Rights, solely for the purpose of practicing any Delivery Patent Rights that Alnylam first comes to Control during the [**] period following the Effective Date only to Develop, Manufacture, Commercialize, make, have made, use, offer for sale, sell and import RNAi Products Developed by Alnylam solely to the extent that practicing such Delivery Patent Rights of Alnylam without a license to such Takeda Licensed Pre-Existing Delivery Patent Rights would infringe such Takeda Licensed Pre-Existing Delivery Patent Rights; and
               (C) Notwithstanding the foregoing, the license grants under Sections 3.2(a)(i)(A) and 3.2(a)(i)(B) shall not apply to a given RNAi Product unless Alnylam personnel have devoted at least [**] of an FTE of effort to such Target, and Alnylam, in accordance with Section 3.7(b), confirms in writing through the Gatekeepers that the Target to which such RNAi Product is directed is not on the Takeda Delivery Reserved Target List. For purposes of clarity, Takeda’s addition of a Target to the Takeda Delivery Target List after the date Alnylam has cleared such Target through the Gatekeepers in accordance with Section 3.7(b) shall not terminate or in any way restrict the license granted to Alnylam under this Section 3.2(a)(i).
               (ii) License Grant with Respect to Abandoned Product. Effective as of Alnylam’s election of the Abandoned Product Option or Takeda’s election of the Early-Opt-Out Option or Opt-Out Option with respect to an Abandoned Product, subject to the terms and conditions of this Agreement and Takeda Third Party Obligations, Takeda hereby grants Alnylam and its Affiliates an exclusive, worldwide, royalty bearing right and license, under the Know-How and Patent Rights Controlled by Takeda or its Affiliates and incorporated by Takeda or its Affiliates into such Abandoned Product, or included in the Development plan approved by Takeda or its Affiliates, as of the effective date of Alnylam’s election of the Abandoned Product Option or Takeda’s election of the Early-Opt-Out Option or Opt-Out Option to the extent that is necessary for Alnylam to Develop, Manufacture, Commercialize, make, have made, use, offer for sale, sell and import such Abandoned Product; provided, however, that Takeda shall not be obligated to transfer any Know-How which falls within Takeda Pre-Existing Delivery Intellectual Property.
          (b) Sublicense Rights.
               (i) Subject to Takeda Third Party Obligations, Alnylam shall have the right to grant sublicenses within the scope of the licenses granted to Alnylam in Sections 3.2(a)(i)(A) and 3.2(a)(ii), on an RNAi Product-by-RNAi Product basis or Abandoned Product-by-Abandoned Product basis (x) to Third Parties (other than any Person listed on Schedule I-1) solely for purposes of Developing and/or Commercializing an RNAi Product that has been Developed by Alnylam or Abandoned Product, as applicable, that has achieved at the time of such sublicense grant, at a minimum, completion of a [**] (which, for clarity, need only be completed with respect to the lead candidate for such RNAi Product or Abandoned Product and not for any backup candidates for such RNAi Product or Abandoned Product), (y) to Third Parties (other than any Person listed on Schedule I-2) solely for purposes of a Bona Fide Collaboration or (z) to Third Parties solely for purposes of engaging contract research organizations, contract manufacturers, contract sales forces and academic institutions in connection with the performance of services related to the Development and/or Commercialization of an RNAi Product; provided that, with respect to the foregoing clause (z), Alnylam shall only sublicense such Third Party the right to use the Takeda New Delivery Intellectual Property or Takeda Intellectual Property, as applicable, in connection with the performance of such services.
               (ii) Subject to Takeda Third Party Obligations, Alnylam shall have the right to grant sublicenses within the scope of the licenses granted to Alnylam in Section 3.2(a)(i)(B), on an RNAi Product-by-RNAi Product basis (x) to Third Parties (other than any Person listed on Schedule I-1) solely for purposes of Developing and/or Commercializing an RNAi Product that has been Developed by Alnylam and that has achieved at the time of such sublicense grant, at a minimum, completion of a [**] (which, for clarity, need only be completed with respect to the lead candidate for such RNAi Product and not for any backup candidates for such RNAi Product) or (y) to Third Parties solely for purposes of engaging contract research organizations, contract manufacturers, contract sales forces and academic institutions in connection with Development and/or Commercialization of an RNAi Product; provided that, with respect to the foregoing clause (y), Alnylam shall only sublicense such Third Party the right to use the Takeda Licensed Pre-Existing Delivery Patent Rights in connection with the performance of such services.
               (iii) All sublicenses granted pursuant to Sections 3.2(b)(i) and 3.2(b)(ii) shall be subject to the following conditions:
               (A) Such sublicense shall be consistent with the requirements of this Agreement;
               (B) Alnylam’s sublicensees shall have no right to grant further sublicenses without Takeda’s written consent, which consent shall not be unreasonably withheld;
               (C) Alnylam shall be primarily liable for any failure by its sublicensees to comply with, and Alnylam guarantees to Takeda the compliance by each of its sublicensees with, all relevant restrictions, limitations and obligations in this Agreement; and
               (D) To the extent required under any applicable Takeda Third Party Obligations, if such sublicense is granted pursuant to a written sublicense agreement, Alnylam shall provide a copy of such sublicense agreement to Takeda (with redactions to the fullest extent permitted under the applicable Takeda Third Party Obligation(s)).

          (c) Alnylam’s Right of First Negotiation in the United States. From the Effective Date until the [**] of the Effective Date, if Takeda seeks to license to a Third Party the right to Develop and/or Commercialize a Licensed Product in (i) the United States or (ii) the United States and other countries, provided that such license does not also include any country in Asia or Europe, Takeda shall provide Alnylam written notice of its intent to enter into such a transaction, identifying the Licensed Product that will be the subject of such transaction. Within [**] after receipt of such notice, Alnylam shall notify Takeda in writing either that (x) Alnylam is interested in negotiating an agreement with respect to such Licensed Product or (y) Alnylam has no interest and therefore waives such right of first negotiation. If Alnylam notifies Takeda within [**] that Alnylam desires to negotiate an agreement with respect to such Licensed Product, the Parties shall negotiate in good faith for up to [**] from the date of such notification, or such longer period as agreed between the Parties, regarding the terms pursuant to which the Parties would enter into such transaction. Failure by Alnylam to give notice of its interest or lack of interest in negotiating for such agreement within [**] after receipt of written notice from Takeda as described in the first sentence of this Section 3.2(c) shall be deemed to constitute a waiver by Alnylam of its right of first negotiation with respect to such Licensed Product. In addition, failure of the Parties to agree within such [**] negotiation period (or such longer period as agreed between the Parties) shall result in the termination of such right of first negotiation. If Alnylam waives its right of first negotiation or such right of first negotiation terminates with respect to such Licensed Product, then Takeda shall be free to enter into a transaction for such Licensed Product with a Third Party; provided that if such right of first negotiation terminates after Alnylam notifies Takeda that Alnylam desires to negotiate an agreement with respect to such transaction, then for a period of [**] following the termination of such right of first negotiation Takeda shall not enter into a transaction for such Licensed Product with a Third Party on terms that, in the aggregate, are materially more favorable to the Third Party than those last offered by Takeda to Alnylam, taking into consideration the stage of Development for such Licensed Product at the time of negotiation with Alnylam. For clarity, the waiver or termination of the foregoing right of first negotiation with respect to one Licensed Product shall not affect Alnylam’s right of first negotiation with respect to other Licensed Products during the [**] period after the Effective Date.
          3.3 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Each Party agrees that the other Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of applicable Law outside the United States, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in such Party’s possession, will be promptly delivered to it upon such Party’s written request thereof. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.
          3.4 No Other Rights. Only the licenses granted to Takeda under Section 3.1 and Schedule D and to Alnylam under Section 3.2 and Schedule D hereof shall be of legal force and effect and are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under Section 3.1, Section 3.2 and Schedule D hereof, no license, right, title or interest of any nature whatsoever is granted hereunder by implication, estoppel, reliance or otherwise, by either Party to the other Party, and any of Alnylam’s rights to Alnylam Intellectual Property not specifically granted to Takeda under Section 3.1 and Schedule D on the one hand or any of Takeda’s rights to Takeda Delivery Intellectual Property not specifically granted to Alnylam under Section 3.2 and Schedule D on the other hand, shall be retained by the licensor Party. For purposes of clarity, subject to the provisions of Sections 3.1(c) and 3.1(d) with respect to Alnylam and Section 3.2(c) with respect to Takeda, nothing contained in this Agreement shall prevent or restrict (a) Alnylam from granting to any Third Party any non-exclusive licenses under any Alnylam Intellectual Property, or (b) Takeda from granting to any Third Party any non-exclusive licenses under any Takeda Delivery Intellectual Property, in each case either within or outside the Field.
          3.5 [**]. If at any time with respect to a Licensed Product (a) royalties would not be required hereunder but for [**] and (b) Takeda believes in good faith that [**], then Takeda may notify Alnylam in writing to request an [**] pursuant to the procedures as set forth in this Section 3.5 of its good faith belief that such [**] hereunder. Within thirty (30) days after Alnylam’s receipt of Takeda’s notice, the Parties shall meet to discuss Takeda’s questions. If the Parties are unable to reach agreement regarding such issue within thirty (30) days after such meeting, the Parties shall engage three (3) independent Third Party [**] attorneys to [**], with each Party appointing one of such Third Party [**] attorneys and the two (2) [**] attorneys so appointed selecting the third such Third Party [**] attorney. All three Third Party [**] attorneys shall be jointly engaged by the Parties, with the Parties sharing equally in the fees of such attorneys. The standard on which any such determination shall be based is whether all such [**] require payment of royalties hereunder for such Licensed Product in such country. Prior to such determination, each Party shall have an opportunity to present to such Third Party [**] attorneys a written summary of its position with respect to the issue (including factual and documentary evidence with respect to the issue). The Third Party attorneys will establish appropriate rules for such proceeding. The issue shall be determined by majority vote of the three (3) Third Party [**] attorneys; provided that the Third Party [**] attorneys shall not issue a written decision regarding such vote. The determination of the three (3) Third Party [**] attorneys shall be binding on the Parties. All proceedings and determinations pursuant to this Section 3.5 and information disclosed in connection therewith, whether or not written, shall remain the Confidential Information of both Parties and shall not be used by either Party for any purpose other than the proceedings set forth in this Section 3.5; provided that Alnylam shall have the right to use any such information in the [**]. If the majority of such attorneys determines that each such [**] require payment of royalties hereunder for such Licensed Product in such country, [**] and, subject to the provisions of this Section 3.5 below, no royalties shall be owed on the sales of such Licensed Product in such country by Takeda or its Affiliates or sublicensees. If royalties would not be required hereunder in accordance with the foregoing provisions of this Section 3.5, but [**] in such country and, within thirty (30) days after Alnylam notifies Takeda of such [**], Takeda shall pay Alnylam all past royalties that were not paid by Takeda on account of the determination pursuant to this Section 3.5. If a [**] require payment of royalties hereunder for a Licensed Product in a country, then [**] Takeda shall not thereafter have the right to seek additional determinations pursuant to this Section 3.5 with respect to such counterpart [**]. Alnylam hereby acknowledges and agrees that the foregoing questioning process shall not constitute a [**] and shall not give rise to [**].
          3.6 Certain License Limitations.
          (a) Pre-Existing Alliance Agreements.
               (i) The grants by Alnylam under Alnylam Intellectual Property set forth in Section 3.1(a) are subject to, and are limited to the extent of, the rights that Alnylam has previously granted and is required to grant under Alnylam Intellectual Property to Pre-Existing Alliance Parties under the terms of the Pre-Existing Alliance Agreements to the extent disclosed in the copies of such agreements provided to Takeda prior to the Effective Date. As and to the extent that such rights previously granted to Pre-Existing Alliance Parties under Alnylam Intellectual Property (whether such rights are previously or subsequently exercised) lapse, terminate or otherwise revert to Alnylam, they shall be automatically included in the non-exclusive rights under Alnylam Intellectual Property granted to Takeda under Section 3.1(a).
               (ii) Takeda acknowledges that, other than with respect to Designated Targets, [**] until the expiration of the [**], and [**] until the expiration of the [**], may under their respective Pre-Existing Alliance Agreement from time to time request rights under Broad RNAi Intellectual Property with respect to a particular Target that Alnylam is required, pursuant to the terms of the applicable Pre-Existing Alliance Agreement, to grant such rights to such Pre-Existing Alliance Party with respect to such Target. Notwithstanding the foregoing, in no event shall Takeda’s non-exclusive rights granted with respect to any Designated Target hereunder be restricted in any way or at any time by any Pre-Existing Alliance Agreement.
          (b) Contractual Obligations Under Listed Alnylam Third Party Agreements.
               (i) For the avoidance of doubt, the grants by Alnylam under Alnylam Intellectual Property set forth in Section 3.1(a) include, subject to this Section 3.6(b)(i), the sublicense of Alnylam Intellectual Property that is not owned by Alnylam. Takeda’s rights and licenses under such Alnylam Intellectual Property are limited to the rights granted by Listed Counterparties to Alnylam under the Listed Alnylam Third Party Agreements, and Takeda shall comply, and cause its Affiliates and sublicensees to comply, with those restrictions and other terms applicable to sublicensees under such agreements. True and correct redacted copies of such Listed Alnylam Third Party Agreements have been made available to Takeda.
               (ii) Notwithstanding anything to the contrary herein, the licenses to Alnylam Patent Rights hereunder initially shall not include licenses to Patent Rights licensed by Alnylam or its Affiliates under the Non-Exclusive License Agreement between [**] (the “[**] Agreement”). Takeda shall have the option, exercisable upon written notice to Alnylam hereunder, to license any of such Patent Rights on a Licensed Product-by-Licensed Product basis. Upon such election, which shall indicate the Patent Rights to be licensed, (x) the license granted to Takeda under Alnylam’s rights to Patent Rights pursuant to Section 3.1(a) shall include such Patent Rights with respect to the designated Licensed Product(s), (y) Schedule A shall be amended to include such Patent Rights, and (z) the [**] Agreement shall be deemed a Listed Alnylam Third Party Agreement, [**] shall be deemed a Listed Counterparty and Schedule E shall be amended accordingly.

          3.7 Gatekeepers.
          (a) Takeda Target Clearance.
               (i) From time to time during the term of this Agreement and, except as set forth in clauses (ii), (iii) and (iv) of this Section 3.7(a), with respect to no more than [**] Targets in any [**] and no more than [**] total Targets in any Fiscal Year, which Takeda reasonably believes are likely to be implicated in an Indication in the Field, Takeda may inquire [**] (except as provided below) of the Gatekeepers in writing (specifying the Target common name, GenBank accession number and nucleotide sequence thereof, but in no event shall Takeda be required to disclose the Indications or particular RNAi Compound) whether such Target is (A) a Blocked Target, (B) a Target for which the [**] Intellectual Property is not available but which is not otherwise a Blocked Target (a “Partially Blocked Target”), or (C) a Takeda Reserved Target; provided, however, that, prior to reporting to Takeda that a Target is a Partially Blocked Target, Alnylam shall (x) inquire of Takeda as to whether Takeda would like Alnylam to use its best efforts to encourage [**] to undertake any actions available to [**] which would have the effect of causing such Partially Blocked Target to become a Takeda Reserved Target, which would require Alnylam to disclose the identity of such Partially Blocked Target, but not the identity of Takeda and (y) if so requested by Takeda, Alnylam shall use its best efforts to encourage [**] to undertake any actions available to [**] which would have the effect of causing such Partially Blocked Target to become a Takeda Reserved Target. The Gatekeepers shall, within the time periods specified below, notify Takeda in writing which of the three categories described in clauses (A), (B) and (C) of the previous sentence such Target falls in to; provided, however, that in no event will the Gatekeepers directly or indirectly notify or communicate to any other Alnylam employee or consultant or any Alnylam Affiliate or Third Party the contents or the existence of Takeda’s inquiry hereunder without Takeda’s prior written consent, which may be withheld at Takeda’s sole discretion. With respect to each [**] request, the Gatekeepers shall provide the foregoing notification to Takeda as soon as possible, but no later than [**] days after receipt of such request. For purposes of clarity, a Partially Blocked Target shall be considered a Takeda Reserved Target for all purposes under this Agreement except that Takeda shall have no right hereunder to use [**] Intellectual Property with respect to such Partially Blocked Target.
               (ii) Notwithstanding the foregoing, from the Effective Date until achievement of [**], the limitation on the number of Takeda’s inquiries as set forth in Section 3.7(a)(i) shall not apply until such time as at least [**] Targets submitted by Takeda are determined not to be Blocked Targets.
               (iii) Notwithstanding the foregoing, the limitation on the number of Takeda’s inquiries as set forth in Section 3.7(a)(i) shall not be exhausted until [**] included in such inquiry is determined not to be a Blocked Target.
               (iv) If the Gatekeepers become aware of the removal of any Target previously identified to Takeda as a Blocked Target from the Blocked Target List,

Alnylam shall notify Takeda the identity of such Target that was removed from the Blocked Target List.
               (v) Notwithstanding the foregoing, the Parties acknowledge that, to the extent permitted as of the Effective Date (A) under the [**] Agreement, [**] may during the [**] request exclusive rights from Alnylam with respect to a particular Target other than a Designated Target and (B) under the [**] License Agreement, [**] may during the [**] request exclusive rights from Alnylam with respect to a particular Target other than a Takeda Reserved Target.
          (b) Alnylam Target Clearance.
               (i) From time to time during the term of this Agreement, with respect to no more than [**] in any [**] and no more than [**] total Targets in any Fiscal Year, Alnylam may inquire of the Gatekeepers in writing (specifying the Target common name, GenBank accession number and nucleotide sequence thereof) whether or not a Target is on the Takeda Delivery Reserved Target List. The Gatekeepers shall notify Alnylam in writing whether or not such Target is on the Takeda Delivery Reserved Target List; provided, however, that in no event will the Gatekeepers directly or indirectly notify or communicate to Takeda or any Third Party the contents or the existence of Alnylam’s inquiry hereunder without Alnylam’s prior written consent, which may be withheld at Alnylam’s sole discretion. Notwithstanding the limitation on the number of Targets as set forth in this Section 3.7(b)(i), Alnylam’s inquiry right shall not be exhausted until at least [**] per [**], or [**] Targets per Fiscal Year, are determined not to be on the Takeda Delivery Reserved Target List.
               (ii) If the Gatekeepers become aware of the removal of any Target previously identified to Alnylam as on the Takeda Delivery Reserved Target List from the applicable list, the Gatekeepers shall notify Alnylam of such removal (but not the identity of the Target that was removed) and Alnylam shall have the right to inquire of the Gatekeepers pursuant to, and in compliance with, Section 3.7(b)(i), whether or not a Target previously identified to Alnylam as on the Takeda Delivery Reserved Target List remains on the applicable list; provided, however, that the inquiries made under this Section 3.7(b)(ii) shall not be counted towards the [**] per [**] and [**] Target per year limits set forth in Section 3.7(b)(i).
          (c) Gatekeepers. The inquiries and responses made in connection with Sections 3.7(a) and 3.7(b) shall be made in writing, including via e-mail. Such inquiries shall be directed to the attention of [**] designated employees of Alnylam (the “Gatekeepers”) who will be bound by confidentiality obligations to both Parties. Each Party agrees to provide the Gatekeepers with full and complete copies of all records and information (including un-redacted copies of the relevant Third Party agreements) that are necessary for the Gatekeepers to render their determination.

          3.8 Additional Fields; Field Option.
          (a) Additional Fields. Takeda shall initially conduct Development, Commercialization and Manufacturing activities directed to Targets only with respect to Indications in the Field. Based on the results of [**] with respect to any Licensed Product directed to a specific Target in the Field, Takeda may engage in Development, Commercialization and/or Manufacturing activities directed to such Target for any additional or replacement Indication (each, an “Additional Indication”) in any Additional Field not previously the subject of Takeda’s exercise of a Field Option, without having to pay a Field Option Fee; provided, however, that (i) Takeda shall notify Alnylam of its extension of Development, Commercialization and/or Manufacturing activities directed to such Target for such Additional Indication in such Additional Field, and (ii) Takeda shall pay Alnylam the following amounts (which shall be in addition to any event payments which may be owed under Section 7.2) upon achievement of the following events by Takeda, its Affiliates or sublicensees with respect to each such Additional Indication in such Additional Field:
With respect to the first Licensed Product for each such Additional Indication in such Additional Field:

Payment for
Development Event:	Licensed Products:
Initiation of Phase III for each Additional Indication	$	[**]
Acceptance of NDA filing in a Major Market for each Additional Indication	$	[**]
First Commercial Sale in a Major Market for each Additional Indication	$	[**]
With respect to the second and each subsequent Licensed Product for such Additional Indication in such Additional Field:

Payment for
Development Event:	Licensed Products:
Initiation of Phase III for each Additional Indication	$	[**]
Acceptance of NDA filing in a Major Market for each Additional Indication	$	[**]
First Commercial Sale in a Major Market for each Additional Indication	$	[**]

          The amounts paid under this Section 3.8(a) for Additional Indications within a given Additional Field shall be fully creditable against Field Option Fees which may be paid by Takeda pursuant to Section 7.4 for such Additional Field. In the event that the total event payments made under this Section 3.8(a) reach Fifty Million United States dollars ($50,000,000) for a given Additional Field, such Additional Field shall automatically be included in the Field hereunder. Amounts paid under this Section 3.8(a) with respect to Shared Products will be reduced by [**] percent ([**]%); provided that, for purposes of the credit against Field Option Fees described above in this paragraph to which Takeda is entitled with respect to any such reduced payment for a Shared Product, the credit amount shall be the [**] amount of the applicable event payment (i.e., [**] percent ([**]%) of the amount that would have been payable if a Licensed Product other than a Shared Product had achieved the applicable event) notwithstanding that Takeda only paid [**] percent ([**]%) of such amount.
          For the avoidance of doubt, in no event shall Takeda conduct Development, Commercialization or Manufacturing activities directed to any Target in any Additional Field other than as permitted in this Section 3.8. In the event that the Parties are unable to agree on whether Takeda’s activities fall within or outside the Primary Fields or any Additional Field in a manner prohibited by this Agreement, the Parties shall comply with Section 12.2, except that if the dispute is not resolved thereby, then either Party may submit such dispute to a panel (the “Field Definition Panel”) consisting of three (3) independent experts in clinical development, with each Party having the right to select a single expert and the two (2) selected experts selecting the third expert by mutual agreement. Such third expert shall serve as the chairperson of the Field Definition Panel. The selection of the experts for the Field Definition Panel shall occur within [**] following the Parties’ decision to submit such dispute to such a panel, and the Parties shall consult with such Field Definition Panel for a period not to exceed [**] from the selection of such experts. The Field Definition Panel shall render a decision with respect to such dispute, based on a majority vote, with each expert having one (1) vote, within [**] following the end of such consultation period, which decision shall be binding on the Parties. In the event that the Field Definition Panel determines that Takeda’s Development, Commercialization or Manufacturing activities are being conducted in any Additional Field in a manner which is prohibited hereunder, Takeda shall, within [**] after such determination by the Field Definition Panel, cease such proscribed activity or exercise the Field Option with respect to such Additional Field, if the Field Option is then exercisable as to such Additional Field and such activity would not be prohibited upon such exercise.
          (b) Field Option. During the term of this Agreement, Alnylam or its Affiliates may not grant any Third Party any exclusive license or right under Alnylam Intellectual Property to any Field or Additional Field. From time to time during the term of this Agreement, Takeda shall have the right, upon written notice to Alnylam, to request the extension of the license granted under Section 3.1(a) to include one or more

Additional Field(s) (“Field Option”) in which Takeda has a good faith intention to seek to Develop, Commercialize and Manufacture RNAi Compounds or RNAi Products, which right shall be subject to any agreement which Alnylam may have entered into with a Third Party with respect to such Additional Field(s). Upon Takeda’s payment of the Field Option Fee for each such Additional Field pursuant to Section 7.4, the Field shall include such Additional Field(s).
          (c) Inquiries Regarding Targets in Additional Field. Notwithstanding the foregoing, prior to Takeda requesting to extend the Field as provided in Section 3.8(b) above, Takeda may inquire, with respect to any Additional Field in which Takeda has a bona fide interest in exercising a Field Option, from time to time, from the Gatekeepers whether selected Targets are available in such Additional Field for license under the Alnylam Intellectual Property until at least [**] Targets have been identified as available in such Additional Field, which inquires shall not be subject to those limitations set forth in Section 3.7(a)(i).
          3.9 Designated Target Option. No more frequently than [**] during the Novartis Exclusivity Term, Takeda shall have the right, upon written notice to Alnylam, to select up to [**] Targets in the Field, which have been confirmed by the Gatekeeper pursuant to Section 3.7(a)(i) not to be Blocked Targets, for submission by the Gatekeepers to Novartis pursuant to the terms of the Novartis Agreement (a “Submitted Target”); provided that such [**] Target limit shall not apply until such time as such process has identified at least [**] Targets as Designated Targets. The Gatekeepers shall provide notice to Novartis of the Submitted Target(s) as promptly as practicable, but no later than [**] after its receipt of Takeda’s request, and Takeda shall cooperate with the Gatekeepers in providing any information reasonably requested by Novartis (but not the identity of Takeda or any of Takeda’s RNAi Compounds and Indications thereof) in order for Novartis to determine whether or not to pursue Development and/or Commercialization activities directed to a Submitted Target. During the period of time between Alnylam providing notice to Novartis of such Submitted Targets until Alnylam receives a response from Novartis, Alnylam shall not, other than to Novartis, (a) grant any exclusive rights to any Third Party in or to such Submitted Target or (b) disclose any information regarding such Submitted Target to any Third Party, including, without limitation, any Pre-Existing Alliance Party. If Novartis notifies the Gatekeepers that it wishes (as such term is used in the Novartis Agreement) to pursue Development and/or Commercialization activities directed to a Submitted Target, then the Gatekeepers shall so notify Takeda and Alnylam promptly upon the Gatekeepers’ receipt of such notification, and such Target shall be deemed a Blocked Target for purposes of this Agreement. If the Gatekeepers receive notice from Novartis that Novartis has no interest in pursuing Development and/or Commercialization activities directed to a Submitted Target, or if Novartis otherwise waives its right to a Submitted Target under the terms of the Novartis Agreement, then the Gatekeepers shall notify Takeda and Alnylam promptly upon the Gatekeepers’ receipt of such notification or waiver. In such event, such rejected or waived Submitted Target shall be deemed a “Designated Target” for all purposes under this Agreement, Takeda shall be deemed to have exercised the option with respect to such Submitted Target (each, a “Designated Target Option”), and any Designated

Target will not thereafter become a Blocked Target (i.e., once a Target becomes a Designated Target, Alnylam shall not grant any exclusive license with respect to such Target to any Third Party, including Novartis). Takeda shall be free to Develop, Commercialize and Manufacture RNAi Compounds and RNAi Products in the Field directed to any Designated Target in accordance with the terms hereof without further risk of such Target becoming a Blocked Target. Further, after expiration of the Novartis Exclusivity Term, no Takeda Reserved Target shall become a Blocked Target and all Takeda Reserved Targets shall henceforth be deemed Designated Targets.
          3.10 Special Provisions Relating to Novartis.
          (a) Compliance with Novartis Agreement. It is the intent of the Parties that, subject to Section 3.10(b)(i), this Agreement shall be construed in a manner which is consistent with and in compliance with the terms of the Novartis Agreement, as provided to Takeda prior to the Effective Date, in all respects.
          (b) Alnylam Change of Control. In the event that, at any time during the [**], an Alnylam Change of Control occurs in which [**] is the acquiring entity (a “[**]”), it shall be a condition precedent to such [**] that:
               (i) Section 3.7(c) of this Agreement shall be amended to provide that the “Gatekeepers” shall not be designated employees of Alnylam but instead (A) shall be Third Parties who shall have no material relationship (other than as Gatekeepers) with Alnylam, [**], (B) shall be mutually agreeable to both Parties and (C) shall be bound by confidentiality obligations to both Parties, and to the extent that the consent of [**] shall be required for such amendment, such consent shall have been obtained;
               (ii) [**], to the extent required, shall have agreed [**] that the [**] contained therein (i.e., [**] thereof) shall terminate upon such [**] and that [**], as a result of any obligations under the [**] or as a result of any other actions [**] in connection with [**] hereunder after the date of the agreement providing for such [**] or, if there is no [**], after the date of such [**]; and
               (iii) Alnylam agrees that the [**] shall include the consent of [**], as applicable, required by clause (i) above and the agreement of [**], as applicable, to the amendment required by clause (ii) above, and to comply with all the terms and conditions of this Agreement.
          (c) No Adverse Amendments. Alnylam agrees not to enter into any amendment or modification to the [**] which would have an adverse impact on Takeda’s rights under this Agreement without the prior written consent of Takeda. Without limiting the foregoing, the Parties acknowledge and agree that the following amendments/modifications would have an adverse impact on Takeda’s rights under this Agreement: [**]; (iv) any amendment that would require Alnylam to provide to [**] any Confidential Information of Takeda; and (v) any provision that is inconsistent with the obligations of Alnylam to Takeda hereunder.

          (d) Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Section 3.10 were not performed in accordance with the terms hereof and that, notwithstanding anything to the contrary contained in this Agreement, Takeda shall be entitled to equitable relief (including an injunction or injunctions or the ordering of specific performance) to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court, in addition to any other remedy to which it is entitled at law or in equity.
          3.11 Notice of Changes. Within [**] after each anniversary of the Effective Date, Alnylam shall provide to Takeda an updated Schedule A that reflects any changes to the list of Broad RNAi Patent Rights set forth on Schedule A which have occurred during the prior year.
ARTICLE IV
DEVELOPMENT OF LICENSED PRODUCTS;
OPT-IN AND OPT-OUT RIGHTS
          4.1 Diligence. Subject to the exercise by Takeda of the Early Opt-Out Option or the Opt-Out Option, during the first [**] after the Effective Date, Takeda shall use Commercially Reasonable Efforts to Develop and Commercialize Licensed Products in the Field. For purposes of clarity, Alnylam acknowledges and agrees that Takeda is not required to use Commercially Reasonable Efforts to Develop or Commercialize Licensed Products with respect to every Takeda Reserved Target or Designated Target nor to do so in each country in the Territory.
          4.2 Alnylam Profit-Sharing Option.
          (a) Profit-Sharing Option. From the Effective Date until the [**] of the Effective Date, Alnylam shall have the right, on a Licensed Product-by-Licensed Product basis, to elect to participate with Takeda in the Development and Commercialization in the United States, in accordance with an initial Development plan established by Takeda, for up to [**] Licensed Products for which an IND has been filed; provided that if the Field is expanded to include an Additional Field pursuant to Section 3.8(a), Alnylam may exercise the Profit-Sharing Option for up to [**] additional Licensed Products within each such Additional Field (the “Profit-Sharing Option”) in accordance with the terms and conditions set forth in an agreement (the “Profit-Sharing Agreement”) to be negotiated in good faith between the Parties, which agreement shall be based on the terms and conditions substantially the same as those set forth on Schedule D and consistent with this Agreement. For clarity, Alnylam shall have no Profit-Sharing Option with respect to any Abandoned Product. Notwithstanding the foregoing, unless and until the Parties enter into a Profit-Sharing Agreement, the provisions of Schedule D and this Section 4.2, as such terms may be modified by mutual written agreement of the Parties, shall apply and shall be deemed to be the Profit-Sharing Agreement and in the event of any inconsistency between Schedule D and this Agreement, this Agreement shall govern.

Notwithstanding anything to the contrary in this Agreement, the Profit-Sharing Option and the provisions of this Section 4.2 shall only be applicable with respect to a Licensed Product that is being Developed against a Designated Target; provided that, after the end of the Novartis Exclusivity Term, the Profit-Sharing Option and the provisions of this Section 4.2 shall be applicable with respect to all Licensed Products that are not Blocked Targets.
          (b) Access to Information Regarding Licensed Products. On a Licensed Product-by-Licensed Product basis, until the earlier of the [**] of the Effective Date or the earlier expiration of the Profit-Sharing Option, (i) at the time of [**], (ii) [**] prior to Initiation of a [**] or (iii) promptly following Takeda’s receipt of FDA feedback following the [**] meeting with the FDA (or in the event there is no [**] meeting with the FDA, not earlier than [**] before the planned commencement date and not later than [**] after the commencement of the [**] designed to provide a basis for seeking Regulatory Approval in a Major Market), for each Licensed Product, Takeda shall provide Alnylam with information on the historical Development Costs, payments associated with Takeda Third Party Obligations, regulatory information submitted to the FDA prior to the applicable time-period mentioned above, Takeda’s then current Development plans and budgets and then-current Commercialization plans and budgets (to the extent available) with respect to such Licensed Product and other information pertinent to the Development and Commercialization of such Licensed Product in the United States to the extent Takeda reasonably believes such information is useful. In addition, Alnylam may, by written notice to Takeda, request such additional information that will significantly impact the value of such Licensed Products in the United States (x) after the [**] for a Licensed Product, (y) after the Initiation of a [**] and (z) following Takeda’s receipt of FDA feedback following the [**] meeting (or in the event there is no [**] meeting with the FDA, within [**] after receiving the information from Takeda pursuant to Section 4.2(b)(iii)). Takeda shall provide such additional report as promptly as practicable after receipt of Alnylam’s written request for such report.
          (c) Exercising Profit-Sharing Option. Alnylam may exercise its Profit-Sharing Option with respect to a Licensed Product with written notice to Takeda and upon payment of the Profit-Sharing Option Payment for each such Licensed Product pursuant to Section 7.5, at any time within: (i) [**] after the [**] for such Licensed Product; (ii) [**] days after the Initiation of a [**] with respect to such Licensed Product; or (iii) [**] after the date of Takeda’s receipt of FDA feedback following the [**] meeting (or in the event there is no [**] meeting with the FDA, [**] after receiving the information from Takeda pursuant to Section 4.2(b)(iii)) (each an “Option Exercise Period”). Notwithstanding the foregoing, if Takeda fails to provide Alnylam information, (including reasonable additional information requested by Alnylam pursuant to Section 4.2(b)) on a particular Licensed Product on or before the time specified in clause (i), (ii) or (iii) set forth in Section 4.2(b), as applicable, then, (x) the corresponding Option Exercise Period with respect to such Licensed Product and (y) the related time frame set forth in Section 7.5(a) for Alnylam to pay Takeda the applicable Option Exercise Payment for the relevant Option Exercise Period, shall each be extended by an amount of time equal to the amount of time of Takeda’s delay in delivering to Alnylam such information regarding such Licensed Product pursuant to Section 4.2(b).
          (d) Effects of Exercising Profit-Sharing Option. Subject to Section 4.3, if Alnylam exercises the Profit-Sharing Option as to a Licensed Product and after Takeda receives all payments due from Alnylam pursuant to Section 7.5, then (i) such Licensed Product in the United States shall be deemed a “Shared Product” and Alnylam and Takeda shall jointly Develop and Commercialize such Shared Product in the United States during the Profit-Share Term in accordance with the Profit-Sharing Agreement, (ii) Takeda’s obligation to pay the royalty set forth in Section 7.3 with respect to the applicable Shared Product in the United States shall terminate and the Parties shall share the Net Profits/Losses with respect to such Shared Product as set forth in Section 7.5 and (iii) all future milestone payments, whether with respect to the United States or the ROW, that become payable by Takeda pursuant to Sections 3.8(a) and 7.2 with respect to such Licensed Product which becomes a Shared Product will be reduced by [**] percent ([**]%).
          (e) Expiration of Profit-Sharing Option; Effectiveness of Profit-Sharing Agreement. Failure by Alnylam to give written notice of exercise within the applicable time period set forth in Section 4.2(c) above, or waiver of its rights of first negotiation under Section 3.2(c), shall result in the expiration of the Profit-Sharing Option with respect to the applicable Licensed Product at the applicable stage. Notwithstanding the foregoing, if Alnylam’s rights of first negotiation under Section 3.2(c) is waived or terminated and on the first day of the next applicable Option Exercise Period Takeda is actively negotiating a license with a Third Party with respect to the relevant Licensed Product in the United States, Alnylam’s Profit-Sharing Option and such Option Exercise Period shall be suspended until the earlier of: (i) Takeda enters into a licensing transaction with such Third Party with respect to the relevant Licensed Product in the United States (in which case the Profit-Sharing Option shall terminate with respect to such Licensed Product), or (ii) Takeda is no longer in active negotiations with such Third Party. If Takeda ceases to be engaged in active negotiations with such Third Party without Takeda entering into a licensing transaction, Takeda shall notify Alnylam in writing of such termination, and Alnylam’s suspended Option Exercise Period shall commence on the date of such notice from Takeda and continue for a [**] period, as applicable, pursuant to Section 4.2(c). The Profit-Sharing Agreement shall not become effective until after Takeda receives all payments due from Alnylam in accordance with Section 7.5.
          (f) Shared-Product Committee. Within [**] after the effective date of the Profit-Sharing Agreement, the Parties shall establish a Shared Product Committee (the “SPC”). The Profit-Sharing Agreement shall set forth the specific details governing the composition and conduct of the SPC. The SPC shall have responsibilities for overseeing activities of the Parties with respect to Shared Product(s) in the United States provided that Takeda shall have the authority to ensure that the Development and Commercialization of Shared Product(s) in the United States is consistent with Takeda’s global strategic plan for such Shared Product(s) in the ROW. The initial Development plan and budget and the initial Commercialization plan and budget shall be the plans and budgets provided by Takeda to Alnylam pursuant to Section 4.2(b) most recently prior to Alnylam exercising the Profit-Sharing Option and thereafter. From time to time as reasonably necessary, Takeda shall have the right, in its sole reasonable discretion, to modify a Joint Development Plan and Joint Commercialization Plan (including the Development budget and Commercialization budget contained therein) after consultation with Alnylam and giving good faith consideration of all reasonable comments or suggestions proposed by Alnylam. Any material changes to development timeline or budget set forth in the applicable Joint Development Plan or Commercialization Plan which (i) are reasonably likely to delay the filing of the NDA for the applicable Shared Product by more than [**] or (ii) will increase the applicable Development or Commercialization budget by more than [**] percent ([**]%) of the most recent applicable budget set forth in the Joint Development Plan or Joint Commercialization Plan shall require the mutual agreement of the Parties. Notwithstanding the foregoing, Takeda (x) shall have the right to increase the budget by more than [**] percent ([**]%) by paying all Development Costs or Commercialization Costs that exceed [**] percent ([**]%) of the applicable Development budget or Commercialization budget, whether or not such increase is based on matters that could have substantial impact on Takeda’s global development and marketing strategies for such Shared Product, and (y) otherwise shall have the final authority in deciding matters that could have substantial impact on Takeda’s global development and marketing strategies for such Shared Product, even if such matters delay the filing of the NDA for the applicable Shared Product by more than [**]; provided that Takeda shall provide Alnylam with a reasonable explanation of the reasons for such budget increases and decisions and Takeda shall consider Alnylam’s reasonable opinion in good faith before increasing such budget or making such final decision. The SPC’s responsibilities shall include:
               (i) Reviewing and updating the Joint Development Plan and the Joint Commercialization Plan,
               (ii) Planning, coordinating and monitoring the Development and Commercialization of Shared Product(s) in the United States, and
               (iii) Coordinating regulatory activities with respect to Shared Product(s) in the United States and the ROW.
          (g) Joint Development and Commercialization Plans. The Parties shall perform Development and Commercialization of Shared Product(s) in accordance with a Joint Development Plan and budget, a Joint Commercialization Plan and budget, the Profit-Sharing Agreement and any additional terms agreed to by the Parties. Subject to amendments in accordance with Section 4.3(b), the Joint Development Plan and budget and Joint Commercialization Plan and budget shall be the plans and budgets provided to Alnylam pursuant to Section 4.2(b) most recently prior to Alnylam exercising the Profit-Sharing Option.
          (h) Diligence. If Alnylam exercises the Profit-Sharing Option, and subject to the exercise by either Party of the Opt-Out Option, each Party shall use Commercially Reasonable Efforts to Develop and Commercialize Shared Product(s) in the United States

during the Profit-Share Term in accordance with the Joint Development Plan, the Joint Commercialization Plan and the Profit-Sharing Agreement.
          4.3 Opt-Out.
          (a) Takeda Early Opt-Out. Within [**] of Alnylam exercising the Profit-Sharing Option with respect to a particular Licensed Product, Takeda shall have the right to opt-out from participating in the Development and Commercialization worldwide of such Licensed Product by providing Alnylam written notice (“Early Opt-Out Option”); provided, however, that, subject to Section 4.5(b), Takeda shall continue through completion, at Alnylam’s expense, any clinical trials with respect to such Licensed Product that are in progress as of the date of the exercise of Takeda’s Early Opt-Out Option.
               (i) If Takeda exercises the Early Opt-Out Option pursuant to this Section 4.3(a), Alnylam may, within [**] of Takeda’s exercise of such option, rescind Alnylam’s election of the Profit-Sharing Option by providing written notice to Takeda, in which case, all rights with respect to the applicable Licensed Product shall be deemed to revert to Takeda and Takeda may, at its sole option, continue its Development or Commercialization unilaterally with respect to such Licensed Product at any time thereafter and the provisions of this Agreement shall apply to such Licensed Product on a going-forward basis as if such Licensed Product had never been a Shared Product.
               (ii) If Takeda exercises the Early Opt-Out Option and Alnylam does not rescind its Profit-Sharing Option, then (A) such Licensed Product shall cease to be a Licensed Product and shall become an Abandoned Product and (B) Alnylam shall make payments to Takeda in accordance with Section 7.6(a).
          (b) Opt-Out by Either Party. At any time after the [**] of Alnylam’s exercise of its Profit- Sharing Option, either Party, by written notice to the other Party, shall have the right, in its sole discretion, to opt-out of the Development and Commercialization of a Shared Product (“Opt-Out Option”), which notice shall take effect with respect to such Shared Product [**] after such written notice. Notwithstanding the foregoing, a Party that exercises the Opt-Out Option shall (x) continue to be responsible for its share of Development Costs for any clinical trial with respect to such Shared Product that is in progress as of the date such Party exercises its Opt-Out Option through the earlier of (I) completion of such clinical trials, (II) the first anniversary of such Party’s exercise of the Opt-Out Option, or (III) the Development Costs paid by such Party for the Shared Product with respect to the continued conduct of such clinical trials after such Party has exercised the Opt-Out Option meet or exceed [**] United States dollars ($[**]), and (y) subject to foregoing [**] United States dollars ($[**]), remain liable for [**] percent ([**]%) of any other Development Costs for such Shared Product that cannot be cancelled after the Parties’ good-faith efforts to cancel such activity under the Joint Development Plan as of the date of the opt-out.
               (i) Alnylam Opt-Out. If Alnylam exercises the Opt-Out Option with respect to a Shared Product, then, subject to Section 4.3(c): (A) the Parties shall perform a final reconciliation of applicable Net Profits/Losses with respect to such Shared Product, through the effective date of such discontinued participation, and, subject to clauses (x) and (y) of Section 4.3(b), thereafter, Alnylam shall have no further right or obligation to share in the Net Profits/Losses with respect to such Shared Product; (B) the SPC shall cease to have oversight over such Shared Product; (C) Alnylam shall have no further Development or Commercialization responsibilities in connection with such Shared Product; (D) the Profit-Sharing Agreement with respect to such Shared Product(s) shall terminate; and (E) Takeda may elect to continue unilaterally Developing and Commercializing such Shared Product subject to Takeda’s payment of [**] percent ([**]%) of applicable future milestone payments and [**] percent ([**]%) of royalty payments set forth in Sections 7.2 and 7.3. If, upon Alnylam’s exercising of the Opt-Out Option with respect to a Shared Product, Takeda determines not to continue unilaterally Developing and Commercializing the Shared Product, then Section 4.3(c) shall apply.
               (ii) Takeda Opt-Out. If Takeda exercises the Opt-Out Option with respect to a Shared Product, then, subject to Section 4.3(c): (A) the Parties shall perform a final reconciliation of applicable Net Profits/Losses with respect to such Shared Product through the effective date of such discontinued participation, and, subject to clauses (x) and (y) of Section 4.3(b), thereafter, Takeda shall have no further right or obligation to share in Net Profits/Losses with respect to such Shared Product(s); (B) the SPC shall cease to have oversight over such Shared Product; (C) Takeda shall have no further Development or Commercialization responsibilities in connection with such Shared Product; (D) the Profit-Sharing Agreement with respect to such Shared Product shall terminate; and (E) Alnylam may elect to continue unilaterally Developing and Commercializing such Shared Product subject to Alnylam’s payment of the applicable milestone and royalty payments set forth in Section 7.6(a). If, upon Takeda’s exercising of the Opt-Out Option with respect to a Shared Product, Alnylam determines not to continue unilaterally Developing and Commercializing the Shared Product, then Section 4.3(c) shall apply.
          (c) Discontinuation by Both Parties. If a Party elects to discontinue its participation in a Shared Product Development program pursuant to this Section 4.3, and thereafter the other Party determines not to continue unilaterally Developing and Commercializing such Shared Product, then all rights with respect to such Shared Product shall be deemed to revert to Takeda, and Takeda shall have sole right and discretion in any further actions with respect to such Shared Product, including sublicensing such Shared Product. For purposes of clarity, the Parties acknowledge and agree that Alnylam’s sublicensing or partnering of the Development and/or Commercialization of a Shared Product shall not constitute discontinuation by Alnylam after opt out by Takeda.
          4.4 Abandoned Product Option.
          (a) Abandoned Product Option. Until the [**] of the Effective Date, if (i) Takeda determines to terminate Development and/or Commercialization throughout the Territory of a Licensed Product for which Takeda has [**], (ii) Alnylam has not exercised the Profit-Sharing Option with respect to such Licensed Product, and (iii)

Takeda does not have another Licensed Product directed to the same Target being actively Developed that has reached, [**], then subject to Takeda Third Party Obligations with respect to Takeda Intellectual Property licensed from Third Parties that is incorporated into such Abandoned Product, Takeda shall provide Alnylam with a written notice of such determination and such Licensed Product shall be considered an Abandoned Product. Alnylam shall have the right, within [**] of its receipt of such notice from Takeda, to assume the Development and Commercialization, subject to applicable Takeda Third Party Obligations, of such Abandoned Product (the “Abandoned Product Option”) by providing Takeda written notice. For purposes of clarity, the Parties acknowledge and agree that (x) Takeda’s sublicensing or partnering relating to the Development and/or Commercialization of a Licensed Product or (y) Takeda’s decision to Develop a Licensed Product in a formulation, using a route of administration or for an Indication, in each case, that is different from the formulation, route of administration or Indication as set forth in the original IND, shall not constitute abandonment.
          (b) Exercise of Abandoned Product Option. If Alnylam exercises the Abandoned Product Option with respect to a particular Abandoned Product, then: (i) the license grant to Takeda under Section 3.1(a) shall terminate with respect to such Abandoned Product; (ii) Takeda shall provide Alnylam with schedules identifying the Patent Rights Controlled by Takeda or its Affiliates that are licensed pursuant to Section 3.2(a)(ii); provided that Takeda’s omission of any applicable Patent Rights Controlled by Takeda or its Affiliates from such schedule shall not limit the license granted to Alnylam pursuant to Section 3.2(a)(ii); and (iii) Alnylam shall make payments to Takeda with respect to Net Sales of such Abandoned Product in accordance with Section 7.6(b) and any payment for, or triggered by, such Abandoned Product under Takeda Third Party Obligations.
          (c) Discontinuation by Alnylam. If Alnylam, together with its Affiliates and sublicensees, elects to discontinue its Development and Commercialization of an Abandoned Product, then (i) the license grant to Alnylam under Section 3.2(a)(ii) shall terminate with respect to such Abandoned Product, (ii) all rights with respect to such Abandoned Product shall be deemed to revert to Takeda, and (iii) Takeda shall have sole right and discretion in any further actions with respect to such Abandoned Product, including sublicensing such Abandoned Product.
          4.5 Effect of Election of Early Opt-Out Option, Opt-Out Option or Abandoned Product Option.
          (a) Effects of Election. If (x) Takeda exercises the Early Opt-Out Option for a Licensed Product and Alnylam does not rescind its exercise of the Profit-Sharing Option with respect to such Licensed Product, (y) either Party exercises the Opt-Out Option pursuant to Section 4.3 and the other Party continues unilateral Development and Commercialization of such Licensed Product, or (z) Alnylam exercises the Abandoned Product Option pursuant to Section 4.4 for a Licensed Product, then the Party that has elected to opt-out of or abandon the Development and Commercialization of such Licensed Product shall:

               (i) transfer and assign to the other Party all right, title and interest in any regulatory filings made by such Party or any of its Affiliates relating to the relevant Licensed Product, all regulatory materials with respect to the relevant Licensed Product, and all non-clinical, clinical and other reports, records, data and other information developed or generated by or for the opt-out Party or any of its Affiliates in respect of such Licensed Product that are reasonably required for the other Party to continue Development and Commercialization and to satisfy requirements imposed by applicable Regulatory Authorities;
               (ii) cooperate with the other Party to effect an orderly transfer of Development and regulatory responsibilities with respect to the relevant Licensed Product as promptly as practicable, including by continuing to perform the Development activities assigned to such opt-out Party under the Joint Development Plan for [**] following the date of the opt-out, subject to the Parties’ respective obligations with respect to Development Costs pursuant to Section 4.3(b);
               (iii) to the extent assignable and at the other Party’s written request (and at no cost to the opt-out Party), assign to the other Party the opt-out Party’s rights in any or all Third Party agreements for licenses, services or supplies necessary for the Development, Manufacture or Commercialization of such Licensed Product to the extent such agreement(s) are specifically and solely related to such Licensed Product;
               (iv) to the extent that the opt-out Party is responsible for Manufacturing the Shared Product prior to opting-out, pursuant to a supply agreement to be negotiated in good faith by the Parties at the transfer price paid by the opt-out Party for the applicable Licensed Product, if the opt-out Party sources such product from a Third Party, or at [**] percent ([**]%) of the opt-out Party’s Cost of Goods (as defined in Schedule D), if the opt-out Party or any of its Affiliates Manufactures the applicable Licensed Product, supply the other Party with commercial quantities of the applicable Licensed Product in the dosage strength, formulation and presentation under Development or being Commercialized by the opt-out Party, in either case, as of the effective date of termination of the Agreement in its entirety until the earlier of [**] after the effective date of the opt-out or establishment by the other Party of an alternative supply for such Licensed Product. Subject to Section 3.2(a)(ii), the opt-out Party shall also within [**] after the other Party’s request, provide to the other Party or its designee all information in its possession with respect to the Manufacture of such Licensed Product or intermediate. Notwithstanding the foregoing or anything to the contrary in Section 3.2(a)(ii), at the request of Alnylam, if Takeda is the opt-out Party with respect to a Shared Product that incorporates Know-How falling within the Takeda Pre-Existing Delivery Intellectual Property and for which the Parties have completed a [**] at the time of such opt-out, at Takeda’s election at the time of such opt-out, Takeda shall either (A) transfer the Manufacture of such Abandoned Product to Alnylam or a mutually agreed upon contract manufacturer organization, or (B) commit to ongoing Manufacture of such Abandoned Product as provided above in this Section 4.5(a)(iv), on an ongoing basis for the life of such Shared Product (i.e., the [**] time limit set forth above shall not apply). Notwithstanding the foregoing or anything to the contrary in Section 3.2(a)(ii), at the request of Alnylam, if Takeda is the opt-out Party with respect to a Shared Product that incorporates Know-How falling within the Takeda Pre-Existing Delivery Intellectual Property and for which the Parties have not completed a [**] at the time of such opt-out, the Parties will negotiate an agreement pursuant to which, at Takeda’s election at the time of such opt-out, Takeda will either (I) commercially Manufacture such Abandoned Product for Alnylam at [**] percent ([**]%) of Takeda’s Cost of Goods or (II) transfer the Manufacture of such Abandoned Product to Alnylam or a mutually agreed upon contract manufacturer organization.
               (v) in the event that an NDA for such Licensed Product has already been submitted to the FDA, negotiate in good faith with the other Party whether and under what conditions the opt-out Party will transfer or grant a license to Product Trademarks associated with such Licensed Product to the other Party; and
               (vi) transfer and assign to the other Party copies of all reports, records, regulatory correspondence and other documents and/or materials in the opt-out Party’s or its Affiliates’ or sublicensees’ possession or control reasonably relating to process conditions, in-process controls, analytical methodology and formulation, in each case as developed by the opt-out Party or its Affiliates or sublicensees and relating to the Manufacture of the Licensed Product.
               (vii) Subject to Sections 4.3(b)(x) and 4.3(b)(y), the other Party shall (A) compensate the opt-out Party for the FTE Cost for the actual time spent after the exercise of the opt-out with respect to such Licensed Product by the opt-out Party personnel fulfilling its obligations under this Section 4.5 and (B) reimburse the opt-out Party for all costs and expenses incurred in fulfilling its obligations under this Section 4.5. The opt-out Party shall provide the other Party with an invoice at the end of each Calendar Quarter for the FTE Cost and out-of-pocket costs and expenses accrued with respect to the foregoing following each Calendar Quarter. The other Party shall pay such invoices in full within [**].
          (b) Shared Product Safety Concerns. Notwithstanding the foregoing, in the event that in either Party’s reasonable judgment, a Shared Product presents safety concerns, such Party shall promptly notify the other Party of such concerns and the Parties shall meet to discuss such concerns. In the event that the Parties agree that a Shared Product presents a safety concern, the Parties shall cease Development of such Shared Product and shall share the costs associated with winding-down such Development. If, however, either Party objects to discontinuing Development of such Shared Product, and the other Party continues to have good faith safety concerns with the continuation of such trial, to the extent permitted under the Law, the Party that wishes to discontinue the clinical trial shall have the right to (i) notwithstanding the [**] requirement under Section 4.3(b), wind down such trial immediately or (ii) at the other Party’s written request, diligently transfer the conduct of such clinical trial to the other Party.

ARTICLE V
TECHNOLOGY TRANSFER AND UPDATES
          5.1 Technology Transfer.
          (a) Technology Milestones. The Parties shall use Commercially Reasonable Efforts to complete the activities under the technology transfer plan set forth on Schedule J (as it may be amended from time to time by mutual agreement of the Parties, the “Technology Transfer Plan”), to effect the transfer to Takeda (or its designated Affiliate(s)) of Alnylam Intellectual Property Controlled by Alnylam or its Affiliates existing as of the Effective Date that is reasonably necessary or useful for the exercise of Takeda’s rights under the licenses granted pursuant to Section 3.1(a) in accordance with the Technology Transfer Plan (the [**] period under the Technology Transfer Plan for performance of the activities set forth therein being referred to as the “Technology Transfer Period”). Alnylam shall make available to Takeda such number of technical personnel as are reasonably necessary to accomplish the activities set forth in the Technology Transfer Plan, to answer any questions or provide instruction as reasonably requested by Takeda concerning the items delivered pursuant to this Section 5.1, in connection with Takeda’s Development, Commercialization and Manufacture of Licensed Products hereunder. In the event there are any conflicts or inconsistencies between this Agreement and the Technology Transfer Plan, this Agreement shall govern.
          (b) Technology Transfer Plan. The Technology Transfer Plan is attached hereto as Schedule J. The Technology Transfer Plan: (i) specifies goals and time lines for the achievement of the technology transfer; (ii) identifies specific technology to be transferred; (iii) specifies criteria for successful achievement of the technology transfer (including, without limitation, the Technology Milestones); and (iv) sets forth those obligations assigned to each Party with respect to technology transfer. The Technology Transfer Plan may be amended from time to time through written amendments unanimously approved by both Parties’ JTTC representatives.
          (c) Diligence Obligations.
               (i) Each Party shall use Commercially Reasonable Efforts to complete the tasks assigned to such Party under the Technology Transfer Plan in a timely manner and in accordance with the Technology Transfer Plan.
               (ii) Alnylam shall, subject to Takeda satisfying the Takeda obligations as set forth in the Technology Transfer Plan, be primarily responsible for Technology Milestones I and II and the Parties shall be jointly responsible for Technology Milestone III within the time frames set forth in the Technology Transfer Plan. Alnylam shall, to the extent reasonably practicable prior to the initiation of any technology transfer with respect to any element of technology transfer, and otherwise during the Technology Transfer Period with respect to any such elements: (i) provide to Takeda a written description of personnel and scientific qualifications, facility, and equipment requirements for achieving such technology transfer, (ii) identify any known

Third Party encumbrances or limitations on such technology transfer and (iii) identify specific technology which should be included within such technology transfer, but could not be included as a result of restrictions or limitations imposed by Third Parties.
               (iii) If an assessment by Takeda reveals an insufficiency in any technology that has already been transferred, upon Takeda’s request, Alnylam shall disclose any new and/or more detailed documents and SOPs that it may have related to any such insufficiencies, but nothing contained herein shall require Alnylam to seek or obtain technology which it does not already possess.
          5.2 Management of Transition Activities.
          (a) Cooperation. Each Party shall designate qualified personnel having the necessary skill, expertise, and experience to facilitate such technology transfer and who shall be responsible for coordinating the technology transfer activities under the Technology Transfer Plan. Each Party shall cooperate with the other Party in such other Party’s conduct of technology transfer activities under the Technology Transfer Plan.
          (b) Joint Technology Transfer Committee.
               (i) Formation of Joint Technology Transfer Committee. Within [**] after the Effective Date, the Parties shall establish a Joint Technology Transfer Committee (the “JTTC”) that shall, until the [**] of the Effective Date, (A) oversee the activities of the Parties under the Technology Transfer Plan and (B) facilitate the transfer of technology (and information related thereto) by Alnylam to Takeda with respect to Alnylam Intellectual Property, and by Takeda to Alnylam with respect to Takeda New Delivery Intellectual Property, in each case arising during the [**] period following the Effective Date and that is licensed hereunder (“Future Technology”). The JTTC shall be comprised of two (2) representatives designated by Alnylam and two (2) representatives designated by Takeda, provided that the Parties shall appoint additional representatives as appropriate with respect to subject area-specific subteams. Each Party’s JTTC representatives shall be of the seniority and experience appropriate for service on the JTTC in light of the functions, responsibilities and authority of the JTTC. Takeda shall select from its representatives a chairperson for the JTTC. Each Party may replace any or all of its representatives on the JTTC with individual(s) of appropriate experience and seniority at any time upon written notice to the other Party. The JTTC chairperson shall call a meeting of the JTTC as required by this Agreement or promptly upon the written request of either Party. The JTTC shall remain in existence and shall not cease functioning until the [**] of the Effective Date.
               (ii) JTTC Responsibilities.
                    (A) With respect to the transfer of technology under the Technology Transfer Plan, the JTTC will perform the following functions: (1) managing and overseeing the performance of the Technology Transfer Plan, (2) providing updates to the Parties regarding the Technology Transfer Plan, (3) reviewing and approving any updates, amendments or modifications to the

Technology Transfer Plan, (4) determining whether or not a specific technology area has been successfully transferred, delayed or not transferred, (5) developing and adopting remediation plan(s) specifically designed to facilitate the successful achievement of any technology area transfers that have not been successfully transferred, including amendments to the Technology Transfer Plan with respect to the achievement of the applicable timelines set forth therein with respect thereto, (6) coordinating with the JRCC or JDCC as appropriate, (7) providing an initial forum for resolving disputes arising under the Technology Transfer Plan, and (8) such other responsibilities as may be assigned to the JTTC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.
                    (B) With respect to the transfer of Future Technology, the JTTC shall perform the following functions: (1) exchanging information and facilitating discussions between the Parties concerning any Future Technology, (2) reviewing and approving the plan for Future Technology transfer periodically, but no less than once semi-annually, (3) coordinating and supervising the transfer of Future Technology to Takeda, (4) providing an initial forum for Future Technology transfer-related dispute resolution and (5) such other responsibilities as may be assigned to the JTTC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.
               (iii) Operation of Joint Technology Transfer Committee.
                    (A) The JTTC shall meet in person or hold video conferences on a Calendar Quarter basis until the completion of the Future Technology transfer; provided, that two (2) such meetings shall occur in person and two (2) such meetings shall occur by video conference. Meetings of the JTTC in person shall alternate between the offices of Alnylam and Takeda, or such other place as the Parties may agree, with the first such meeting for the JTTC being at Takeda’s offices. The members of the JTTC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. Except as set forth in this Section 5.2(b), meetings of the JTTC shall be held in accordance with the same rules as for the other committees as set forth in Sections 2.2 to 2.6, inclusive.
                    (B) If the JTTC is unable to reach agreement on any matter referred to it for resolution by one or more of the Parties within [**] after the matter is so referred to it, such dispute shall be referred to the Executive Officers (or their designees) in accordance with Section 12.2.
                    (C) For purposes of clarity, the JTTC shall not have the authority to modify the terms of this Agreement.
          5.3 Technology to be Transferred.

          (a) Table I of Schedule J contains a complete list of the documents and materials that Alnylam will transfer to Takeda (the “Technology List”).
          (b) Until the completion of technology transfer under the Technology Transfer Plan, Alnylam shall use Commercially Reasonable Efforts to transfer Alnylam Intellectual Property to Takeda in accordance with the Technology Transfer Plan.
          5.4 Additional Services. Following the termination of the Technology Transfer Period, provided that Takeda has exercised Commercially Reasonable Efforts in performing the activities assigned to it under the Technology Transfer Plan, (a) at Takeda’s option, Alnylam shall, at no cost to Takeda, continue to provide technology transfer services with respect to Alnylam Intellectual Property for [**] following the termination of the Technology Transfer Period (which services may include additional document transfer, additional training sessions, phone conferences, and email support), and (b) if Takeda desires Alnylam to provide technology transfer services beyond such additional [**] period, then Alnylam shall continue to provide technology transfer services on commercially reasonable terms to be agreed upon by the Parties, including payment to Alnylam for the number of Alnylam FTEs agreed upon by the Parties for such continued services, and the Parties will amend the Technology Transfer Plan accordingly.
ARTICLE VI
RESEARCH AND DELIVERY COLLABORATIONS
          6.1 Research Collaboration.
          (a) Research Collaboration Plan. Within [**] months following the Effective Date, Takeda shall select, subject to Alnylam’s consent, such consent not to be unreasonably withheld, one (1) or two (2) Designated Targets with respect to which Takeda has an interest in entering into a Research Collaboration with Alnylam (each, a “Research Collaboration Target”). The Parties shall thereafter develop a mutually agreeable research plan within [**] after agreement on the Research Collaboration Targets, which plan shall set forth each Party’s obligations and responsibilities during the Research Collaboration Term in connection with the Research Collaboration (“Research Collaboration Plan”) which shall be attached as Schedule K. The activities set forth in the Research Collaboration Plan shall, [**] with respect to at least [**].
          (b) Adoption and Amendment of Research Collaboration Plan. In accordance with Section 2.1(a), the JRCC may propose amendments to the Joint Research Collaboration Plan. The adoption of and any amendments to the Research Collaboration Plan shall require the written approval of the Parties; provided that with respect to amendments to the Joint Research Collaboration Plan, Takeda shall have the final authority in the event mutual agreement cannot be reached, except that Takeda shall not have any authority to change the Research Collaboration Targets or materially change the scope of Alnylam’s obligations under the Research Collaboration Plan without

Alnylam’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
          (c) Research Collaboration FTEs. During the Research Collaboration Term, subject to Section 6.1(b), the Parties shall prepare annual updates to the Research Collaboration Plan setting forth the number of FTEs each Party will commit to the Research Collaboration during the next Fiscal Year. During the Research Collaboration Term, Alnylam shall provide such number of FTEs as specified in the Research Collaboration Plan to perform the activities allocated to Alnylam under the Research Collaboration Plan. Takeda may, at any time during the Research Collaboration Term, request that the Parties amend the Research Collaboration Plan to reduce or increase on a [**] basis the number of Alnylam’s FTEs, and the Research Collaboration Plan shall be amended to account for the reallocation of Research Collaboration activities; provided that (i) Takeda may not reduce the number of FTEs for a [**] to a level below the Minimum FTE Commitment; and (ii) Takeda may not change the number of Alnylam FTEs [**] during any [**]. Takeda shall reimburse Alnylam for all FTE Costs incurred by Alnylam in accordance with Section 7.14.
          6.2 Delivery Collaboration.
          (a) Delivery Collaboration Option. Takeda shall have the option, which may be exercised at any time during the [**] after the Effective Date, to collaborate with Alnylam on the research and development of RNAi drug Delivery Technology on the Target(s) and/or RNAi Product(s) selected by Takeda, subject to Alnylam’s consent in accordance with Section 6.2(b). In the event that Takeda elects to exercise its option for the Delivery Collaboration, Takeda shall notify Alnylam in writing of such decision.
          (b) Delivery Collaboration Plan. If Takeda exercises its option pursuant to Section 6.2(a), Takeda will discuss with Alnylam in good faith to prepare and adopt a research plan within [**] of the date of Takeda’s notice. Such research plan shall identify the focus of the collaboration, the Delivery Technology being Developed and each Party’s obligations and responsibilities in connection with the Delivery Collaboration during the Delivery Collaboration Term (“Delivery Collaboration Plan”), and shall be subject to Alnylam’s consent, such consent not to be unreasonably withheld. Takeda shall select, subject to Alnylam’s consent, such consent not to be unreasonably withheld, the Designated Targets that will be the subject of such Delivery Collaboration (each, a “Delivery Collaboration Target”), and such Delivery Collaboration Targets shall be reflected in such Delivery Collaboration Plan.
          (c) Adoption and Amendments to Delivery Collaboration Plan. In accordance with Section 2.1(b)(ii), the JDCC may propose amendments to the Joint Delivery Collaboration Plan. The adoption of and any amendments to the Joint Delivery Collaboration Plan shall require the written approval of the Parties; provided that with respect to any amendments to the Delivery Collaboration Plan, Takeda shall have the final authority in the event mutual agreement cannot be reached, except that Takeda shall not have any authority to change the Delivery Collaboration Target(s) or the Delivery Technology Developed under the Delivery Collaboration, or materially change the scope of Alnylam’s obligations under the Delivery Collaboration Plan without Alnylam’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
          (d) Delivery Collaboration FTEs. During the Delivery Collaboration Term, subject to Section 6.2(c), the Parties shall prepare annual updates to the Delivery Collaboration Plan setting forth the number of FTEs each Party will commit to the Delivery Collaboration during the next Fiscal Year. Alnylam shall provide such number of FTEs as specified in the Delivery Collaboration Plan to perform the activities allocated to Alnylam under the Delivery Collaboration Plan. Takeda may, at any time during the Delivery Collaboration Term, request that the Parties amend the Delivery Collaboration Plan to reduce or increase on a [**] basis the number of Alnylam FTEs, and the Delivery Collaboration Plan shall be amended to account for the reallocation of Delivery Collaboration activities, provided that Takeda may not change the number of Alnylam FTEs [**] during any [**]. Takeda shall [**] Alnylam for [**] incurred by Alnylam in accordance with Section 7.14.
          6.3 Intellectual Property Developed Under Research Collaboration and Delivery Collaboration.
          (a) Ownership of Intellectual Property. Subject to Section 6.3(b), all Joint Research Collaboration Intellectual Property and Joint Delivery Collaboration Intellectual Property shall be owned jointly by the Parties. All Know-How and Patent Rights that are conceived, discovered, developed or otherwise made or created solely by employees, agents and consultants of Takeda during the Research Collaboration Term or the Delivery Collaboration Term shall be solely owned by Takeda. All Know-How and Patent Rights that are conceived, discovered, developed or otherwise made or created solely by employees, agents and consultants of Alnylam during the Research Collaboration Term or the Delivery Collaboration Term shall be solely owned by Alnylam.
          (b) Takeda Collaboration Target Specific Intellectual Property. Notwithstanding anything to the contrary contained in this Agreement, all Takeda Collaboration Target Specific Intellectual Property shall be assigned to Takeda and thus become solely owned by Takeda. In furtherance of the foregoing, Alnylam hereby assigns to Takeda all of its rights and interest in the foregoing Takeda Collaboration Target Specific Intellectual Property and shall execute and have its employees, agents and consultants execute all assignments and other documents as Takeda may reasonably request in order to confer upon Takeda ownership in and to Patent Rights within the Takeda Collaboration Target Specific Intellectual Property. Notwithstanding the foregoing, Alnylam shall not have any obligation pursuant to this Section 6.3(b) to assign, in whole or in part, (i) any patent or patent application containing claim(s) that are not specifically and solely related to a Collaboration Target; provided that, during the Research Collaboration Term and the Delivery Collaboration Term, Alnylam shall use Commercially Reasonable Efforts to consult with Takeda regarding the prosecution of patent applications that contain any claim that is specifically and solely related to a Collaboration Target and, if consistent with a reasonable patent prosecution strategy, to pursue the prosecution of such patent applications in a manner that results in issued patents that are assignable to Takeda pursuant to this Section 6.3(b); or (ii) any Takeda Collaboration Target Specific Intellectual Property described in clause (ii) of the definition of Takeda Collaboration Target Specific Intellectual Property that Alnylam does not solely own and Control.
          (c) Ownership of Pre-Existing Intellectual Property. Any Know-How and Patent Rights developed by Takeda or Alnylam prior to the Effective Date or outside the Research Collaboration or Delivery Collaboration shall remain the sole property of such Party.
ARTICLE VII
FINANCIAL PROVISIONS
          7.1 License Grant Consideration. In consideration of the rights granted to Takeda and the transfer of technology to Takeda under this Agreement, and in accordance with the allocation set forth in Schedule L, Takeda shall pay, or cause to be paid, to Alnylam, in connection with the following events, One Hundred Fifty Million United States dollars ($150,000,000), conditioned, as applicable, on reaching the specified events, set forth below:

Event:	Payment Trigger:	Payment:
Execution of this Agreement	Due within [**] after the Effective Date.	$100,000,000

Technology Milestone I	Due within [**] after achievement of	$[**]
Technology Milestone I which shall be
deemed to be the completion of
transferring the items described in
Column J of Table 1 of Schedule J, which
are items intended to be transferred
within [**] after the Effective Date.

Technology Milestone II	Due within [**] after the earlier of (i)	$[**]
achievement of Technology Milestone II
or (ii) the [**] of the Effective Date
if Alnylam has exercised its
Commercially Reasonable Efforts in the
performance of its obligations under the
Technology Transfer Plan; provided that
no such payment shall be made until
after the [**] of the Effective Date.

Technology Milestone III	Due within [**] after the earlier of (i)	$[**]
achievement of Technology Milestone III
or (ii) the [**] of the Effective Date
if Alnylam has exercised its
Commercially Reasonable Efforts in the
performance of its obligations under the
Technology Transfer Plan; provided that
no such payment shall be made until
after the [**] of the Effective Date.

          7.2 Milestone Payments.
          (a) Event Payments. In connection with the Development and Commercialization of Licensed Products directed against a given Target hereunder Takeda shall provide Alnylam written notice within [**] after the achievement by or on behalf of Takeda, its Affiliates or sublicensees of the events set forth below. If at such time that the milestone is achieved there is a Valid Claim included in the Alnylam Patent Rights that Covers the relevant Licensed Product, Takeda shall, concurrent with such written notice, pay, or cause to be paid, to Alnylam the following payments:
               (i) For the first Licensed Product against each Target:

Payment for
Development Event:	Licensed Products:
Initiation of [**]	$	[**]
Initiation of the first Phase I Study	$	[**]
Initiation of the first Phase II Study	$	[**]
Initiation of the first Phase III Study for the first Indication	$	[**]
First acceptance of an NDA in the United States	$	[**]
First acceptance of an NDA in a Major European Country	$	[**]
First Commercial Sale in the United States	$	[**]
First Commercial Sale in a Major European Country	$	[**]
               (ii) For the second Licensed Product against the same Target for which payments were made pursuant to Section 7.2(a)(i) above:

Payment for
Development Event:	Licensed Products:
Initiation of [**]	$ [**]

Payment for
Development Event:	Licensed Products:
Initiation of the first Phase I Study	$	[**]
Initiation of the first Phase II Study	$	[**]
Initiation of the first Phase III Study for the first Indication	$	[**]
First acceptance of an NDA in the United States	$	[**]
First acceptance of an NDA in a Major European Country	$	[**]
First Commercial Sale in the United States	$	[**]
First Commercial Sale in a Major European Country	$	[**]
               (iii) Event Payments Payable Only Once; Follow-On Product. Each event payment under Sections 7.2(a)(i) and 7.2(a)(ii) shall be payable only once in relation to each Target, irrespective of dosage, formulation forms, route of administration or Indications. For purposes of clarity, (A) if Development of a Licensed Product directed to a particular Target ceases prior to acceptance of an NDA in a Major Market (a “Failed Product”), and Development of the next Licensed Product directed to the same Target (a “Follow-On Product”) subsequently commences or continues, then any of the milestone payments previously made by Takeda under Section 7.2(a)(i) or 7.2(a)(ii) above in connection with such Failed Product shall be fully creditable against the repeated achievement of such milestone event by such Follow-On Product to achieve such milestone event, and (B) if for any reason a milestone event relating to the Initiation of [**], Phase I Study, Phase II Study or Phase III Study and corresponding to a milestone payment under Section 7.2(a)(i) or 7.2(a)(ii) does not occur prior to the occurrence of the next milestone event listed in the table above in Sections 7.2(a)(i) and 7.2(a)(ii) for such Licensed Product, then such prior non-occurring milestone event shall be deemed to occur concurrently with the occurrence of the next milestone event.
               (iv) No Valid Claim Upon Achievement of Milestone Event. In the event that on the date a milestone event set forth in this Section 7.2(a) is achieved there is no Valid Claim Covering the relevant Licensed Product in the applicable country (or, in the case of milestones that are not country-specific, in the U.S.), the associated milestone payment shall not become due until such time as there is a Valid Claim that Covers such Licensed Product in a manner that would permit the commencement of the Royalty Term for such Licensed Product in such country. Alnylam shall notify Takeda of such Valid Claim and the applicable milestone payment(s) shall be paid within [**] of such notice unless Takeda has ceased Developing and Commercializing such Licensed Product before Alnylam obtains such Valid Claim.
          (b) Sales Milestones. Takeda shall pay, or cause to be paid, to Alnylam the following payments concurrently with Takeda’s payment of royalties pursuant to

Section 7.7 for the Calendar Quarter during which the achievement of the events set forth below occurs:

Payment for Licensed
Annual Net Sales of a Licensed Product (other	Product (other than a
than a Shared Product in the United States)	Shared Product in the
during the applicable Fiscal Year:	United States):
Worldwide Annual Net Sales greater than $[**]	$ [**]
Worldwide Annual Net Sales greater than $[**]	$ [**]
For purposes of clarity, Net Sales of a Licensed Product (other than a Shared Product in the United States) shall only be included in the calculation of worldwide Annual Net Sales for the purposes of this Section 7.2(b) if royalties are payable by Takeda to Alnylam on such Net Sales pursuant to Section 7.3 other than pursuant to Section 7.3(b) (i.e., excluding Net Sales that are only entitled to Know-How-based royalties pursuant to Section 7.3(b)).
          7.3 Royalties.
          (a) Royalty Rate. Subject to Sections 7.3(b), (c), (d), (e) and (f) during each relevant Royalty Term, Takeda shall pay, or cause to be paid, to Alnylam the following royalties on Annual Net Sales of each Licensed Product on a Region-by-Region basis:

Royalty Rate
Applicable to Such
Annual Net Sales
Annual Net Sales of a Licensed Product on a Region-by-Region basis:	of Such Licensed Product:
Less than or equal to $[**]:	[**]	%
Greater than $[**], but less than or equal to $[**]:	[**]	%
Greater than $[**], but less than or equal to $[**]:	[**]	%
Greater than $[**]:	[**]	%
By way of example, if Annual Net Sales of a Licensed Product are [**] United States dollars ($[**]) in a given Region and no reductions or deductions were to apply under

Sections 7.3(b), (c), (d), (e) and (f), then the royalty payable by Takeda to Alnylam in such Region would be as follows:

[**]

Total Royalty Due	=	$[**]
For the avoidance of doubt, Takeda’s obligation to pay royalties under this Section 7.3 is imposed only once with respect to the same unit of Licensed Product, including by reason of such Licensed Product being Covered by more than one Valid Claim of Alnylam Patent Rights.
          (b) Know-How Royalty. If, at some future date, after the Royalty Term for a given Licensed Product in a given country begins, neither (i) any Valid Claim of the Alnylam Patent Rights in such country Covers the commercial Manufacture or Commercialization of the Licensed Product in the country of sale, nor (ii) any Valid Claim of the Alnylam Patent Rights Covers the commercial Manufacture of the Licensed Product in the country or countries where such Licensed Product was commercially Manufactured, then the royalty rate applicable to such Licensed Product in such country shall be reduced to [**] percent ([**]%) of the rate set forth in Section 7.3(a) above for any remaining portion of the Royalty Term which applies to such Licensed Product in such country. For purposes of clarity, the Royalty Term shall not commence unless and until a Valid Claim exists, which may occur, at the time of First Commercial Sale or any time thereafter.
          (c) Royalty Stacking.
               (i) Licensed Products Other Than Shared Products. Takeda shall be entitled to deduct, from the royalty payments payable by Takeda under Sections 7.3(a) and 7.3(b) for a reporting period, [**] percent ([**]%) of Required Third Party Payments paid by Takeda with respect to Licensed Products (excluding Shared Products Commercialized in the U.S.) during the applicable reporting period. In no event shall aggregate deductions under this Section 7.3(c) reduce any quarterly royalty payment by Takeda in respect of Net Sales of a Licensed Product to less than [**] percent ([**]%) of the royalty otherwise payable to Alnylam under Sections 7.3(a) and 7.3(b) with respect to such Licensed Product.
               (ii) Shared Products. All royalty, milestone and other payments to a Third Party made by either Party under Third Party agreements (including Listed Alnylam Third Party Agreements or Pre-Existing Alliance Agreements) with respect to Shared Products in the United States shall be deemed expenses of such Party and deducted in calculating Net Profits/Losses pursuant to Schedule D.
          (d) Payments in Respect of In-Licenses.

               (i) In addition to any royalty set forth in Sections 7.3(a) and 7.3(b), Takeda shall reimburse Alnylam for [**] of all royalty payments payable to Third Parties pursuant to Listed Alnylam Third Party Agreements applicable to sales of Licensed Products (other than Shared Products in the United States), after applicable royalty reduction thereunder, which royalty payments are summarized in Schedule B (each such payment, a “Listed Alnylam Third Party Payment,” collectively, the “Listed Alnylam Third Party Payments”); provided that the cumulative amount payable by Takeda under this Section 7.3(d) shall not exceed [**] percent ([**]%) of Net Sales. Notwithstanding the foregoing, if (A) the sum of (i) the royalties payable by Takeda to Alnylam under Sections 7.3(a) and 7.3(b) with respect to any Licensed Product for any Calendar Quarter expressed as a percentage of Net Sales, after any reduction to such royalties pursuant to Section 7.3(c), and (ii) the lower of (x) [**] of the Listed Alnylam Third Party Payments expressed as a percentage of Net Sales, and (y) [**] percent ([**]%) is less than (B) the sum of (i) [**] percent ([**]%) of Net Sales and (ii) the Listed Alnylam Third Party Payments expressed as a percentage of Net Sales, then Takeda shall pay to Alnylam such additional royalty amounts as are necessary for Alnylam to realize a net royalty amount equal to [**] percent ([**]%) of Net Sales of such Licensed Product for such Calendar Quarter, after it makes the Listed Alnylam Third Party Payments to the Listed Alnylam Third Parties.
               (ii) The Parties shall cooperate to coordinate such reimbursements by Takeda hereunder in a manner that ensures all amounts payable by Alnylam with respect to the Licensed Products pursuant to Listed Alnylam Third Party Agreements are paid in a timely manner and otherwise in compliance with such Listed Alnylam Third Party Agreements. Takeda shall have the right to have an independent public accountant reasonably acceptable to Alnylam audit Alnylam’s books and records solely for purposes of verifying such Listed Alnylam Third Party Payments, which right shall be exercisable [**] per year solely with respect to records covering up to the [**] Fiscal Years prior to audit notification, upon reasonable advance notice and during Alnylam’s business hours, subject to the confidentiality provisions of Article IX hereof. Audit results and findings shall be shared by Takeda and Alnylam. If the audit reveals an overpayment by Takeda under this Section 7.3(d), the amount of such overpayment shall be credited towards any future reimbursement amounts payable by Takeda under this Section 7.3(d). If the audit reveals an underpayment by Takeda, Takeda shall make up such underpayment within [**]. The failure of Takeda to request verification of any Listed Alnylam Third Party Payments hereunder within the [**] Fiscal Year period set forth above shall be deemed acceptance of the calculation of such Listed Alnylam Third Party Payments. Notwithstanding the foregoing, in no event shall the Listed Alnylam Third Party Payments include any payment to [**] under Section 7.4 of the [**] Agreement.
          (e) Loss of Listed Alnylam Third Party Agreements. If Alnylam ceases to be a licensee of Alnylam Patent Rights licensed hereunder (as such, “Terminated Patent Rights”) under any Listed Alnylam Third Party Agreement (other than as a result of any action or omission by Takeda), Alnylam shall within [**] of such termination provide Takeda written notice of such Terminated Patent Rights. If Takeda directly licenses such

Terminated Patent Rights from that Third Party, then Takeda may, except as provided below, deduct the full amount of any [**] paid to such Third Party for such license(s) that is attributable to Licensed Products Covered by such Terminated Patent Rights from any royalties otherwise payable to Alnylam hereunder; provided, that prior to Takeda entering into any such license of such Terminated Patent Rights from such Third Party, Takeda shall notify Alnylam of its intent to do so and shall provide to Alnylam an opportunity to explain its rationale for ceasing to license such Terminated Patent Rights and Takeda shall consider in good faith such rationale. If Takeda does not agree with Alnylam’s rationale, then, at Takeda’s request, Alnylam shall use Commercially Reasonable Efforts to reinstate the license for such Terminated Patent Rights within a [**] period. If Alnylam is unable to reinstate the license, then Takeda may obtain a direct license for such Terminated Patent Rights from such Third Party and make such full deductions as provided herein; provided, that, in no event, shall such total deductions under this Section 7.3(e) reduce any quarterly royalty payment by Takeda in respect of Net Sales of the applicable Licensed Product to less than [**]; provided, further, that Takeda may offset any excess portion of the full amount of any [**] paid to any such Third Party for any such license (that was not able to be deducted in accordance with the preceding proviso) from any other milestone or royalty payment to Alnylam under this Agreement.
          (f) Duration of Royalty Payments; First Commercial Sale. The royalties payable under Section 7.3(a) or 7.3(b), as applicable, shall be paid on a country-by-country basis on each Licensed Product during the applicable Royalty Term for such Licensed Product. Takeda shall notify Alnylam of the occurrence of the First Commercial Sale of each Licensed Product within [**] of its occurrence.
          7.4 Field Option Fee. If Takeda exercises the Field Option with respect to any Additional Field pursuant to Section 3.8(b), Takeda shall pay Alnylam a fee (the “Field Option Fee”) of Fifty Million United States dollars ($50,000,000) for each such Additional Field. Takeda shall pay such Field Option Fee, less any amounts creditable pursuant to Section 3.8(a), within [**] following receipt of Takeda’s notice of exercise of such Field Option pursuant to Section 3.8(b).
          7.5 Profit-Sharing.
          (a) Alnylam may exercise its Profit-Sharing Option for each Licensed Product upon payment of the applicable option exercise amount during the applicable Option Exercise Period, pursuant to Section 4.2(c), set forth in the table below (“Option Exercise Payment”):

Exercise Payment Shall be
the Greater of the Two
Timing of Notice of Exercise:	Amounts Set Forth Below*:
Any time within [**] after the [**] for such Licensed Product	$	[**]	[**]

Exercise Payment Shall be
the Greater of the Two
Timing of Notice of Exercise:	Amounts Set Forth Below*:
Any time within [**] after the Initiation of a [**] with respect to such Licensed Product	$	[**]	[**]

Any time within [**] after the date of Takeda’s receipt of FDA feedback following the [**] meeting (or in the event there is no [**] meeting, [**] after receiving the information from Takeda pursuant to Section 4.2(b)(iii) with respect to such Licensed Product
	$	[**]	[**]

*	For purposes of this Section 7.5(a), “PDC” or “Past Development Costs” shall mean the past Development Costs reasonably allocated to seeking or maintaining Regulatory Approval in the United States with respect to the applicable Licensed Product prior to the effective date of the Profit-Sharing Agreement.
Payment to Takeda shall be made within [**] after Alnylam exercises the Profit-Sharing Option. For purposes of clarity, only one Option Exercise Payment, determined in accordance with the table above based on the point at which Alnylam exercises the Profit-Sharing Option, shall apply for each Shared Product.
          (b) If Alnylam exercises the Profit-Sharing Option, in addition to the applicable Option Exercise Payment for a Shared Product, Alnylam shall (i) refund [**] percent ([**]%) of the milestone payments for such Shared Product which Takeda paid to Alnylam pursuant to Section 7.2(a) prior to the effective date of the Profit-Sharing Agreement (“Past Development Milestones”), and (ii) permit Takeda to fully credit [**] percent ([**]%) of the past Development Costs reasonably allocated to seeking or maintaining Regulatory Approval in the United States for such Shared Product against any future payments to be paid by Takeda to Alnylam for such Shared Product in the United States pursuant to this Article VII. Alnylam shall refund such [**] percent ([**]%) of the Past Development Milestones concurrent with its payment of the Option Exercise Payment.
          (c) Within [**] of Alnylam exercising the Profit-Sharing Option, Takeda shall provide to Alnylam a report detailing the past Development Costs reasonably allocated to seeking or maintaining Regulatory Approval in the United States for such Shared Product. Alnylam shall have the right to have an independent public accountant reasonably acceptable to Takeda audit Takeda’s books and records solely for purposes of verifying such past Development Costs, which right shall be exercisable [**] per Shared Product, upon reasonable advance notice and during Takeda’s business hours, subject to the confidentiality provisions of Article IX hereof. Thereafter, each Party shall, no more frequently than [**] per Fiscal Year, have the right to have an independent public accountant reasonably acceptable to the other Party audit the other Party’s books and records for purposes of verifying subsequent Development Costs in accordance with Section 7.9. Audit results and findings shall be shared by Takeda and Alnylam.
          (d) In the event Alnylam exercises the Profit-Sharing Option, (i) all future milestone payments, whether with respect to the United States or the ROW, that become payable by Takeda pursuant to Sections 3.8(a) and 7.2 with respect to such Shared

Product will be reduced by [**] percent ([**]%), and (ii) the royalty set forth in Section 7.3(a) with respect to Net Sales of such Shared Product in the United States shall no longer be due.
          (e) The payments to Alnylam or Takeda, as applicable, with respect to Net Profits/Losses, shall be made in accordance with the Profit-Sharing Agreement and such other terms as the Parties may agree.
          7.6 Alnylam Payments.
          (a) If Takeda exercises the Early Opt-Out Option or Opt-Out Option and Alnylam does not rescind its Profit-Sharing Option then, with respect to such Abandoned Product, (i) Alnylam shall pay Takeda (A) [**] percent ([**]%) of the milestone payments under Sections 7.2(a)(i), 7.2(a)(ii) and 7.2(b) that Takeda would have paid to Alnylam for future milestone events for such Abandoned Product and (B) royalties during the applicable Royalty Term with respect to Net Sales of such Abandoned Product (for such purposes, substituting Alnylam for Takeda, Alnylam Patent Right for Patent Right controlled by Takeda and “Abandoned Product” for “Licensed Product” in the definitions of Royalty Term and Net Sales respectively) at [**] percent ([**]%) of the rates set forth in Section 7.3(a), with reductions and deductions as set forth in Sections 7.3(b) and 7.3(c) (for such purpose, substituting Alnylam for Takeda and substituting “Abandoned Product” for “Licensed Product” in such sections and vice versa), and (ii) Takeda shall not be obligated to pay Alnylam any future milestone payments with respect to such Abandoned Product under Sections 7.2(a)(i), 7.2(a)(ii) and 7.2(b) or the royalty on future sales of such Abandoned Product set forth in Section 7.3(a). In addition, Sections 3.5, 7.7, 7.8, 7.12 and 7.13 shall apply to any payments under this Section 7.6 (for such purpose, substituting Alnylam for Takeda and substituting “Abandoned Product” for “Licensed Product” in such sections and vice versa).
          (b) If Alnylam exercises the Abandoned Product Option for an Abandoned Product under Section 4.4, Alnylam shall pay Takeda (i) royalties with respect to Net Sales of such Abandoned Product (for such purposes, substituting Alnylam for Takeda and substituting “Abandoned Product” for “Licensed Product” in the definition of Net Sales) at [**] set forth in Section 7.3(a), with reductions and deductions as set forth in Sections 7.3(b) and 7.3(c) (for such purpose, substituting Alnylam for Takeda and substituting “Abandoned Product” for “Licensed Product” in such sections and vice versa) and (ii) milestone payments with respect to such Abandoned Products as are set forth in Sections 7.2(a)(i), 7.2(a)(ii) and 7.2(b) (for such purpose, substituting Alnylam for Takeda and substituting “Abandoned Product” for “Licensed Product” in such sections and vice versa). In addition, Sections 3.5, 7.7, 7.8, 7.12 and 7.13 shall apply to any payments under this Section 7.6 (for such purpose, substituting Alnylam for Takeda and substituting “Abandoned Product” for “Licensed Product” in such sections and vice versa).
          7.7 Payments. Takeda shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall pay royalties on Net Sales of Licensed Products (other than Shared Product in the United States) within the [**] after the end of each Accounting Period in which such Net Sales occur. Royalties on applicable Net Sales shall be paid by Takeda in U.S. Dollars.
          7.8 Reporting. With each payment Takeda shall provide in writing for the relevant Accounting Period the following information, on a Region-by-Region basis: (a) Net Sales (including the deductions used in determining Net Sales), (b) the basis for any deductions from gross amounts received to determine Net Sales, (c) the applicable royalty rates for such Product, (d) the exchange rates used in calculating any of the foregoing, and (e) the total royalties payable for the applicable period.
          7.9 Audits. Each Party shall keep, and shall require its Affiliates and sublicensees to keep, complete and accurate records of the latest [**] years relating to Net Sales sufficient to allow amounts payable hereunder pursuant to Sections 7.2, 7.3 and 7.5 to be determined, and each Party shall keep and require its Affiliates to keep complete and accurate records of the latest [**] years relating to Net Profits/Losses and all information relevant to calculating the foregoing. For the sole purpose of verifying amounts payable hereunder or for calculating Net Profits/Losses, as applicable, each Party shall have the right [**], at such Party’s expense, to retain an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party, to review such records in the location(s) where such records are maintained by the audited Party, its Affiliates and sublicensees upon [**] prior written notice and during regular business hours. The right to audit any royalty report or payment shall extend for [**] years from the end of the Accounting Period to which such royalty report or such payment relates. Such audit right shall not be exercised by Alnylam more than [**] in any Fiscal Year. All records made available for audit shall be deemed to be Confidential Information of the audited Party. The results of each audit, if any, shall be binding on both Parties. The audited Party shall promptly pay the auditing Party the amount of any underpayment revealed by such audit together with interest calculated in the manner provided in Section 7.13. If the underpayment is equal to or greater than [**] percent ([**]%) of the amount that was otherwise due, the auditing Party shall be entitled to have the audited Party reimburse the auditing Party’s reasonable out-of-pocket costs of such review. The auditing Party shall promptly return to the audited Party any overpayment revealed by such audit.
          7.10 Currency Exchange. With respect to sales of Licensed Products invoiced in U.S. Dollars, the sales and royalties payable shall be expressed in U.S. Dollars. With respect to sales of Licensed Products invoiced in a currency other than U.S. Dollars, the sales and any amounts payable hereunder on such sales shall be expressed in their U.S. Dollar equivalent calculated using a Party’s own standard currency translation methodology for the conversion of foreign sales currencies into U.S. Dollars, which methodology shall be in accordance with the Applicable Accounting Standards and shall be the methodology generally used by a Party for currency conversions in such Party’s audited financial statements.
          7.11 Manner of Payment. Any payment to be made by one Party to the other under this Agreement shall be payable in United States dollars and shall be paid by wire transfer in immediately available funds to the bank account designated by the relevant Party. Either Party shall have the right to change such information at any time by providing written notice to the other Party; provided that such new bank information shall not be deemed effective until the date that is [**] after the receipt of such new information.
          7.12 Tax Withholding. Each Party shall use reasonable efforts to minimize tax withholding on payments made to the other Party. Notwithstanding such efforts, if such Party concludes that tax withholdings under the Laws of any country are required with respect to payments to the other Party, such Party shall first notify the other Party and provide such Party with [**] to determine whether there are actions such receiving Party can undertake to avoid such withholding. The paying Party shall refrain from making such payment until the receiving Party instructs the paying Party that (i) the paying Party intends to take actions that will obviate the need for such withholding, in which case the paying Party shall make such payment only after it is instructed to do so by the receiving Party, or (ii) the paying Party should make such payment and withhold the required amount and pay it to the appropriate governmental authority. In such case, the withholding Party shall promptly provide the other Party with copies of receipts or other evidence reasonably required and sufficient to allow the other Party to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits. The Parties will cooperate reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable Law, in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment. The Parties will cooperate to minimize such taxes in accordance with applicable Laws. Notwithstanding the foregoing, Alnylam represents that zero percent (0%) withholding shall be required in respect of the payments to be paid by Takeda to Alnylam pursuant to Section 7.1 hereof, because of the eligibility of Alnylam as a publicly traded U.S. tax resident for purposes of the U.S.-Japan Income Tax Treaty. Alnylam shall be solely responsible for its costs incurred in registering under such treaty.
          7.13 Late Payments. Takeda shall pay interest to Alnylam on the aggregate amount of any payments (except for those payments which are the subject of a reasonable, good faith dispute) that are not paid on or before the date such payments are due under this Agreement at a rate of [**] percent ([**]%) per month from the due date until paid in full or the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after the date such payments are due. In the event that Takeda in reasonable good faith disputes any amounts due under this Agreement, the interest rate in the preceding sentence shall not apply to the amounts so disputed and Takeda shall instead pay interest to Alnylam at [**] plus [**] percent ([**]%) on any such disputed payments which are found to be owed to Alnylam.
          7.14 [**]. Takeda shall [**] Alnylam its [**] in accordance with the Research Collaboration Plan and the Delivery Collaboration Plan, as applicable. Alnylam shall invoice Takeda [**] for such [**] and payment shall be due and payable within [**] of the invoice date.

ARTICLE VIII
Intellectual Property Ownership, Protection and Related Matters
          8.1 Prosecution and Maintenance of Patent Rights.
          (a) Alnylam Patent Rights. Alnylam shall have the initial right to file, prosecute and maintain all Alnylam Patent Rights, at Alnylam’s expense; provided that, subject to Alnylam Third Party Obligations, in the event that Alnylam declines the option to file and prosecute any such patent applications or maintain any such patents that Cover a Licensed Product, it shall give Takeda reasonable notice to this effect, sufficiently in advance to permit Takeda to undertake such filing, prosecution and maintenance without a loss of rights, and thereafter Takeda may, upon written notice to Alnylam, file and prosecute such patent applications and maintain such patents in Alnylam’s name with respect to Alnylam Patent Rights at Takeda’s expense.
          (b) Takeda Patent Rights and Joint Patent Rights. Takeda shall have the initial right to file, prosecute and maintain all Takeda Patent Rights, Joint Research Collaboration Patent Rights and Joint Delivery Collaboration Patent Rights, at Takeda’s expense; provided that, in the event that Takeda declines the option to file, prosecute or maintain any such Patent Rights that Cover a Shared Product or an Abandoned Product, it shall give Alnylam reasonable notice to this effect, sufficiently in advance to permit Alnylam to undertake such filing, prosecution and maintenance without a loss of rights, and thereafter Alnylam may, upon written notice to Takeda, file, prosecute and maintain such Patent Rights in Takeda’s name with respect to Takeda Patent Rights and in Alnylam’s and Takeda’s names with respect to Joint Research Collaboration Patent Rights and Joint Delivery Collaboration Patent Rights, at Alnylam’s expense. Notwithstanding the foregoing, the portion of Takeda’s foregoing expenses that are allocated to filing, prosecuting or maintaining any Takeda Patent Rights that specifically and solely Cover a Shared Product in the U.S. shall be included as cost in calculating Net Profits/Losses pursuant to the Profit-Sharing Agreement and the Parties shall share such expenses in accordance with the Profit-Sharing Agreement.
          (c) Cooperation. Each Party agrees to cooperate with the other with respect to the filing, prosecution and maintenance of Patent Rights pursuant to this Section 8.1, including the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to undertake any filing, prosecution or maintenance of Patent Rights that such Party has elected not to pursue, as provided for in Sections 8.1(a) and (b). With respect to Joint Research Collaboration Patent Rights and Joint Delivery Collaboration Patent Rights, the Party filing, prosecuting and maintaining such Patent Rights shall provide the other Party, within [**] after submitting or receiving such filings or correspondence, with copies of all filings and correspondence submitted to and received from patent offices and, with respect to substantive filings and correspondence to be submitted to patent offices, shall use reasonable efforts to provide the other Party with drafts of such filings and correspondence reasonably in advance of submission and shall consider in good faith any comments regarding such filings and correspondence that the other Party may timely provide.
          8.2 Third Party Infringement.
          (a) Notice. Each Party shall promptly report in writing to the other Party during the term of this Agreement any (i) known or suspected infringement of Alnylam Patent Rights, Takeda Patent Rights, Joint Research Collaboration Patent Rights or Joint Delivery Collaboration Patent Rights or (ii) known or suspected unauthorized use or misappropriation of Alnylam Know-How, Takeda Know-How, Joint Research Collaboration Know-How or Joint Delivery Collaboration Know-How of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such infringement, suspected infringement, unauthorized use or misappropriation or suspected unauthorized use or misappropriation.
          (b) Infringement Actions.
               (i) Alnylam’s Enforcement Rights. Alnylam shall have the sole and exclusive right and not the obligation to initiate a suit or take other appropriate action that it believes is reasonably required to enforce Alnylam Intellectual Property. To the extent that any such suit or action pertains to Licensed Products, Alnylam shall give Takeda advance notice of its intent to file any such suit or take any such action and the reasons therefor, and shall provide Takeda with an opportunity to make suggestions and comments regarding such suit or action. Thereafter, to the extent any such suit or action pertains to Licensed Products, Alnylam shall keep Takeda promptly informed, and shall from time to time consult with Takeda regarding the status of any such suit or action and shall provide Takeda with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.
               (ii) Takeda’s Enforcement Rights.
          (A) Takeda shall have the sole and exclusive right and not the obligation to initiate a suit or take other appropriate action that it believes is reasonably required to enforce Takeda Intellectual Property. To the extent that any such suit or action pertains to Shared Products or Abandoned Products, Takeda shall give Alnylam advance notice of its intent to file any such suit or take any such action and the reasons therefor, and shall provide Alnylam with an opportunity to make suggestions and comments regarding such suit or action.
          (B) Takeda shall have the first right, but not the obligation, to initiate a suit or take other appropriate action with regard to Joint Research Collaboration Intellectual Property and Joint Delivery Collaboration Intellectual Property. If Takeda declines to initiate a suit or take other appropriate action to enforce such Joint Research Collaboration Intellectual Property or Joint Delivery

Collaboration Intellectual Property within [**] of such notice, Alnylam may, upon written notice to Takeda, initiate a suit or take other appropriate action to enforce such Joint Research Collaboration Intellectual Property and Joint Delivery Collaboration Intellectual Property.
          (C) The enforcing Party under the foregoing Clause (A) or (B) shall keep the other Party promptly informed, and shall from time to time consult with the other Party regarding the status of any such suit or action and shall provide the other Party with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.
          (c) Conduct of Action; Costs. The Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it under this Section 8.2. If required under applicable Law in order for such Party to initiate and/or maintain such suit, the other Party shall join as a party to the suit. If requested by the Party initiating suit, the other Party shall provide reasonable assistance to the Party initiating suit in connection therewith at no charge to such Party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. The Party initiating suit shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 8.2, including the fees and expenses of the counsel selected by it. The other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense.
          (d) Recoveries. Any recovery obtained as a result of any proceeding described in this Section 8.2 or from any counterclaim or similar claim asserted in a proceeding described in Section 8.3, by settlement or otherwise, shall be applied in the following order of priority:
               (i) first, the Party initiating the suit or action shall be reimbursed for all costs in connection with such proceeding paid by such Party;
               (ii) second, the other Party shall be reimbursed for all costs in connection with such proceeding paid by such other Party; and
               (iii) third, any remainder shall be (A) treated as Recovery (as defined in Schedule D) in calculating Net Profits/Losses in accordance with the Profit-Sharing Agreement to the extent related to a Shared Product in the United States; or (B) retained by the Party that initiated the suit or action to the extent not related to a Shared Product in the United States.
          8.3 Claimed Infringement.

          (a) In the event that a Third Party at any time asserts a claim, or brings an action, suit or proceeding against a Party or any of its Affiliates or, with respect to Takeda, sublicensees, claiming infringement of such Third Party’s Patent Rights or unauthorized use or misappropriation of such Third Party’s Know-How, based upon an assertion or claim arising out of any of the activities taken in respect of the Development, Commercialization or Manufacture of Licensed Products, where such claim, action, suit or proceeding and/or the defense thereof involves, or is likely to involve, the validity, scope and/or enforceability of the Alnylam Intellectual Property (“Third Party Infringement Claim”), such Party shall promptly notify the other Party in writing of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and all papers served.
          (b) Within [**] after delivery of the notification required to be delivered under Section 8.3(a) above, as between Alnylam and Takeda and subject to Alnylam Third Party Obligations, Alnylam shall, upon written notice thereof to Takeda, assume control of the defense of solely those aspects of any such Third Party Infringement Claim that involve the validity, scope and/or enforceability of Alnylam Intellectual Property, and Takeda shall assume control of the defense of all other aspects thereof. Takeda and Alnylam shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider in good faith recommendations made by the other Party with respect thereto.
          (c) Alnylam shall not agree to any settlement of such action, suit, proceeding, claim or defense without the prior written consent of Takeda, which shall not be unreasonably withheld, conditioned or delayed.
          8.4 Paragraph IV Notice. If either Party receives a notice under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) from a Third Party filing an Abbreviated New Drug Application in which a Licensed Product is the subject listed product (a “Paragraph IV Notice”), then it shall provide a copy of such notice to the other Party within [**] after its receipt thereof. The Parties’ rights to initiate patent infringement litigation based on such Paragraph IV Notice shall be as set forth in Section 8.2.
          8.5 Patent Term Extension. Takeda shall have sole and exclusive control regarding selecting which Patent Rights, if any, are relied upon for obtaining term extensions, supplementary protection certificates and equivalents thereof (collectively, “Patent Term Extensions”) offering patent protection beyond the initial term with respect to Licensed Products; provided that Takeda shall not have the right to seek any Patent Term Extension with respect to Alnylam Patent Rights without Alnylam’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.
          8.6 Listing of Patents. Takeda shall, with respect to Licensed Products, have the right to determine which of the Alnylam Patent Rights, Joint Research Collaboration Patent Rights, Joint Delivery Collaboration Patent Rights or Takeda Patent Rights, if any, shall be submitted for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations pursuant to 21 U.S.C. Section 355, or any successor

Law in the United States, together with any comparable Laws in any other country. Takeda shall notify Alnylam at least [**] prior to the deadline for any such submission, and Alnylam shall submit the designated Alnylam Patent Rights, if any, in accordance with applicable Law.
          8.7 Cooperation. Subject to Alnylam Third Party Obligations, to the extent Alnylam Patent Rights are owned by Alnylam’s Affiliates or Listed Counterparties, Alnylam shall use best efforts to cause such Affiliates or Listed Counterparties to comply with the provisions set forth in this Article VIII.
          8.8 Trademarks. Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective housemarks. Takeda shall not acquire any rights under this Agreement in any trademark, service mark or Internet domain name including the word “Alnylam” or any other trademarks or trade dress of Alnylam or its Affiliates, and Alnylam shall not acquire any rights under this Agreement in any trademark, service mark or Internet domain name including the word “Takeda” or any other trademarks or trade dress of Takeda or its Affiliates. Takeda shall solely own and be solely responsible for selecting, filing, prosecuting, maintaining, defending and enforcing all Licensed Product (including any Shared Product) trademarks and copyrights at Takeda’s sole expense.
ARTICLE IX
CONFIDENTIAL INFORMATION
          9.1 Confidential Information. With respect to any Confidential Information of a Party disclosed by it or its Affiliates to the other Party during the term of this Agreement, such receiving Party agrees: (a) not to use any Confidential Information in connection with activities other than those contemplated by this Agreement, (b) that any Confidential Information shall not be used in conjunction with any Third Party who is not a consultant of, or an advisor to, the receiving Party or its Affiliates without the prior written consent of the disclosing Party, (c) that Confidential Information shall be maintained in confidence by the receiving Party and its Affiliates, and (d) that Confidential Information shall not be disclosed by the receiving Party or its Affiliates to any Third Party who is not a consultant of, or an advisor to, the receiving Party or its Affiliates without the prior written consent of the disclosing Party. Notwithstanding the foregoing provisions of this Section 9.1, either Party may disclose Confidential Information of the other Party or the terms of this Agreement if such Party reasonably determines, based on advice from its counsel, that it is required to make such disclosure by applicable Law or legal process, including by the rules or regulations of the United States Securities and Exchange Commission (the “SEC”) or similar regulatory agency in a country other than the United States or of any stock exchange, in which event such Party shall provide prior notice of such intended disclosure to such other Party sufficiently in advance (to the extent practicable) to enable the other Party to seek confidential treatment or other protection for the Confidential Information subject to such requirement unless the disclosing Party is prevented by Law from providing such advance notice, shall disclose only such Confidential Information of such other Party as such disclosing Party reasonably determines is required to be disclosed, and shall seek confidential treatment of any terms of this Agreement that such other Party considers particularly sensitive from the SEC, similar regulatory agencies in countries other than the United States, or any stock exchange.
          9.2 Disclosures to Employees, Consultants and Advisors. Each Party agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party’s respective employees, consultants and advisors, and to the employees, consultants and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement, provided that each Party shall remain responsible for any failure by its and its Affiliates’ respective employees, consultants and advisors to treat such information and materials as required under Section 9.1.
          9.3 Term. All obligations imposed under this Article IX shall expire five (5) years after the expiration or termination of this Agreement.
          9.4 Publicity. Upon execution of this Agreement, the Parties shall jointly issue a press release announcing the execution of this Agreement in form and substance substantially as attached hereto as Schedule M. During the term of this Agreement, the content of any press release or public announcement relating to this Agreement and/or Licensed Products shall be mutually agreed upon by the Parties, which agreement shall not be unreasonably withheld, delayed or conditioned, except that a Party may, without the other Party’s consent, (a) issue such press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates, or (b) issue such press release or public announcement if such Party is advised by its counsel that it is required to issue such a press release or public announcement by applicable Law or legal process, including by the rules or regulations of the SEC or similar regulatory agency in a country other than the United States or of any stock exchange, in which event such Party shall provide prior notice of such intended press release or public announcement to the other Party unless the disclosing Party is prevented by Law or legal process from providing such advance notice and shall include in such press release or public announcement only such information relating to this Agreement and/or the Licensed Product as it reasonably determines is required by such applicable Law or legal process. The Party subject to the requirement to issue such press release or public announcement shall, if reasonably practicable under the circumstances, consider in good faith all comments provided by the other Party prior to such press release or public announcement and incorporate all comments that are reasonable. Notwithstanding anything to the contrary in this Agreement, each Party may disclose the terms of this Agreement to existing and prospective investors, acquirers and lenders in connection with such Party’s financing activities, provided that, each such Third Party is subject to an obligation of confidentiality with respect to such information no less strict than the disclosing Party’s obligation of confidentiality with respect to the other Party’s Confidential Information hereunder.

ARTICLE X
REPRESENTATIONS, WARRANTIES AND COVENANTS
          10.1 Mutual Representations and Warranties.
          (a) Representations of Authority. Each Party represents and warrants to the other Party that, as of the Effective Date, it has full corporate right, power and authority to enter into this Agreement and to perform its obligations under this Agreement.
          (b) Consents. Each Party represents and warrants to the other Party that all necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained.
          (c) No Conflict. Each Party represents and warrants to the other Party that the execution and delivery of this Agreement and the performance of its obligations hereunder (i) does not violate or conflict with the provisions of its certificate of incorporation or by-laws, (ii) does not conflict with or violate any requirement of applicable Law effective as of the Effective Date, and (iii) does not and will not conflict with, violate, breach or constitute a default under any contractual obligations of it or any of its Affiliates existing as of the Effective Date.
          (d) Authorization and Binding Nature. Each Party represents and warrants to the other Party that the execution, delivery and performance of this Agreement and the performance of all obligations hereunder have been duly authorized by all requisite corporate action on the part of such Party and this Agreement constitutes valid and legally binding obligations of such Party, limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the enforcement of creditors’ rights generally and as may be limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
          (e) Employee Obligations. Each Party represents and warrants that all of its employees, officers and consultants have executed agreements or have existing obligations under Law requiring assignment to such Party of all intellectual property and proprietary rights made during the course of and as the result of their association with such Party, and obligating such individuals to maintain as confidential the Confidential Information of such Party and of a Third Party which such Party may receive.
          10.2 Representations, Warranties and Covenants of Alnylam. Alnylam represents and warrants to Takeda that, as of the Effective Date:
          (a) Organization and Good Standing. Alnylam is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

          (b) Non-Infringement. To the best of Alnylam’s knowledge, (i) no Third Party is currently infringing or misappropriating any Alnylam Intellectual Property, it being understood that there may be Third Parties that are conducting research or clinical development under the “safe harbor” exemption from patent infringement under 35 U.S.C. § 271(e)(1) or similar exemptions in other jurisdictions, and (ii) the practice of the Alnylam Intellectual Property licensed under this Agreement does not violate the intellectual property rights of any Third Party.
          (c) Validity. All Alnylam Intellectual Property that is owned by Alnylam, and, to the best of Alnylam’s knowledge, all Alnylam Intellectual Property that is licensed by Alnylam pursuant to Listed Alnylam Third Party Agreements, is in full force and effect and all necessary registration, maintenance, and renewal fees for such Alnylam Intellectual Property have been paid on time and Alnylam shall take all reasonable steps to ensure that its obligations with respect to all administrative procedures of any governmental authority relating to the Alnylam Patent Rights are fully complied with in a timely manner in all material respects. Except for those oppositions or challenges which are publicly disclosed in Alnylam’s filings with the SEC, no Third Party has initiated a suit or other proceedings to challenge the validity of the Alnylam Patent Rights. Alnylam has no reason to believe that the issued Alnylam Patent Rights are other than valid and enforceable.
          (d) Litigation. There is no pending, and Alnylam and its Affiliates are not aware of any threatened, claim or litigation (nor has Alnylam received notice of a potential claim or litigation) (i) which alleges that any issued patents of a Third Party would be infringed by the Development and Commercialization of any Licensed Product hereunder or (ii) that questions the validity of this Agreement or the right of Alnylam to enter into this Agreement, or to consummate the transactions contemplated hereby. To Alnylam’s knowledge, there are no legal actions or investigations pending, or to the best of Alnylam’s knowledge threatened, involving the employment by or with Alnylam of any of Alnylam’s current or former officers, their use in connection with Alnylam’s business or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers or alleging a violation of Law. Alnylam is not a party to any order, writ, injunction, judgment or decree of any court. There is no action, suit, proceeding or investigation by Alnylam currently pending or that Alnylam intends to initiate.
          (e) Authority. Alnylam and its Affiliates have the right and authority to grant the license to Takeda set forth in Section 3.1(a) or other rights as contemplated under this Agreement. Alnylam and its Affiliates shall not grant any right or enter into any agreement with any Third Party that would prevent or have a material adverse effect on Takeda’s exercise of its rights under this Agreement or Alnylam’s performance of its obligations under this Agreement.
          (f) Alnylam Patent Rights. Schedule A provides a complete listing of the Alnylam Patent Rights as of the Effective Date. Except as set forth on Schedule A, Alnylam does not Control as of the Effective Date, any other Patent Rights licensed hereunder that Cover RNAi technology, products or processes (including compositions, methods and uses of RNAi Compounds), including: (i) the general structure, architecture, or design of RNAi Compounds; (ii) chemical modifications of such RNAi Compounds (including any modifications to the bases, sugars or internucleoside linkages, nucleotide mimetics, conjugates and any end modifications); (iii) all uses or applications of RNAi Compounds referred to in the foregoing clause (i) or (ii); (iv) Delivery Technologies; and (e) manufacturing techniques for RNAi Compounds or Delivery Technologies; but excluding Patent Rights to the extent such Patent Rights fall within Alnylam [**] Specific Patent Rights.
          (g) Listed Alnylam Third Party Agreements. Schedule E identifies all Listed Alnylam Third Party Agreements existing as of the Effective Date. All Listed Alnylam Third Party Agreements are in full force and effect, and no dispute presently exists between Alnylam and any of such Listed Counterparties and Pre-Existing Alliance Parties that would adversely affect any of the licenses granted by Alnylam under this Agreement. Alnylam shall use its best efforts to maintain its good standing under each Listed Alnylam Third Party Agreement (including, without limitation, by not initiating any patent challenges which could result in the termination of any in-license in accordance with its terms). Alnylam shall not (i) breach any of its material obligations or waive any of its rights under, (ii) amend in any manner that would be materially adverse to the rights granted to Takeda hereunder (including, but not limited to, amending the [**] Agreement in any manner prohibited by Section 3.10(c) or extending the [**] or increasing the number of exclusive Targets under the [**] License Agreement or amending the [**] License Agreement in a manner similar to those prohibited by Section 3.10(c)) or (iii) terminate any Listed Alnylam Third Party Agreement, including by failure to satisfy any of its diligence obligations thereunder. If a Listed Alnylam Third Party Agreement provides Alnylam with the opportunity to assume prosecution of any Alnylam Patent Right or risk that such right will be abandoned, then Alnylam shall take reasonable measures to prosecute such Alnylam Patent Right in the Field, consistent with prudent commercial practices in the biotechnology industry.
          (h) Pre-Existing Alliance Agreements. Schedule F identifies all Pre-Existing Alliance Agreements and other license agreements granted by Alnylam to Third Parties existing as of the Effective Date which could adversely impact any of the rights granted by Alnylam under this Agreement.
          (i) Alnylam Third Party Obligations. Schedule B summarizes all relevant Alnylam Third Party Obligations under Listed Alnylam Third Party Agreements, including obligations and restrictions that are imposed on sublicensees of the sublicensed Alnylam Intellectual Property, and summarizes and identifies all Listed Alnylam Third Party Payment obligations. Alnylam has used its best efforts to completely and accurately identify all obligations and restrictions to which Takeda is subject as a sublicensee of Alnylam under the Listed Alnylam Third Party Agreements. To Alnylam’s knowledge, there is no information which is not summarized on Schedule B and which would materially affect the obligations of Takeda under the Listed Alnylam Third Party Agreements.

          (j) Payments to Listed Counterparties. As between Takeda and Alnylam, Alnylam will be solely responsible for all sublicense income payable to the Listed Counterparties in connection with the upfront payments set forth in Section 7.1, the milestones set forth in Section 7.2, and subject to Section 7.3(d), all royalty payments to the Listed Counterparties in accordance with the Listed Third Party Agreements.
          (k) Representations, Warranties and Covenants Regarding Certain Listed Alnylam Third Party Agreements and Pre-Existing Alliance Agreements.
               (i) In the event that Takeda is required to make any payments in accordance with Section [**] Agreement dated [**], Alnylam shall, at Takeda’s election, reimburse Takeda for such payment within [**] or permit Takeda to offset such payment against any amounts owed to Alnylam under this Agreement.
               (ii) In accordance with Section [**] of the [**] Agreement, Alnylam shall ensure that Takeda will be able to qualify as one of the [**] Alnylam Collaborators (as defined in the [**] Agreement) and, upon Takeda’s written request, Alnylam shall request that [**] promptly enter into negotiations in good faith with Takeda for a license under [**] Licensed Patents (as defined in the [**] Agreement).
          (l) Protecting IP Rights. Alnylam and its Affiliates have taken reasonable measures to protect the Alnylam Intellectual Property, consistent with prudent commercial practices in the biotechnology industry.
          (m) Targets.
               (i) Alnylam represents and warrants that as of the Effective Date there are no more than [**] Blocked Targets.
               (ii) Alnylam covenants that once a Target becomes a Designated Target Takeda shall have, with respect to Alnylam Intellectual Property, the full and unlimited right to exploit the licenses granted to Takeda in the Field under this Agreement with respect to such Target(s).
               (iii) Prior to the expiration of the [**], Alnylam may grant certain exclusive rights with respect to a Target(s) (other than a Designated Target) to [**] pursuant to the [**] as existing as of the Effective Date. Prior to the expiration of the [**], Alnylam may grant certain exclusive rights with respect to up to [**] Target(s) (other than (x) a Designated Target or (y) a Target with respect to which the Gatekeepers have informed Takeda that it is not a Blocked Target) to [**] pursuant to the [**] License Agreement as existing as of the Effective Date. Except as set forth in this Section 10.2(m)(iii) above, during the term of this Agreement Alnylam covenants that it will not grant any Third Party any exclusive rights to any Target.
          (n) Forthrightness. Alnylam has not misstated any information in any written representation provided by Alnylam to Takeda, and has not intentionally or negligently withheld or omitted any information from Takeda, which would reasonably be expected to be material to Takeda’s decision to enter into this Agreement or which is necessary in order to make information disclosed by Alnylam not misleading.
          10.3 Representations and Warranties of Takeda. Takeda represents and warrants to Alnylam that, as of the Effective Date, Takeda is not engaged in a dispute with [**].
          10.4 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 10.1, 10.2 or 10.3, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE XI
TERM AND TERMINATION
          11.1 Term. This Agreement shall be effective as of the Effective Date and shall continue, subject to Sections 11.2, 11.3 and 11.4, in accordance with its terms until the later of (a) the expiration of the last-to-expire Royalty Term, or (b) the expiration of the last-to-expire Profit-Share Term. Without prejudice to any other rights or remedies available at Law or in equity, neither Party shall have the right to terminate any right or obligation under this Agreement except pursuant to Section 11.2, 11.3 or 11.4.
          11.2 Termination for Cause.
          (a) Termination As A Result of Alnylam’s Breach. Takeda may terminate this Agreement on a Licensed Product-by-Licensed Product basis or solely as it relates to the Research Collaboration or the Delivery Collaboration, or in its entirety, in each case upon [**] prior written notice to Alnylam upon the material breach by Alnylam of any of its representations, warranties or obligations under this Agreement relating to such Licensed Product, the Research Collaboration or the Delivery Collaboration, respectively, or this Agreement in its entirety; provided that such termination shall become effective only if (i) Alnylam fails to remedy or cure the breach within such [**] period, or (ii) such breach cannot be remedied or cured through the application of Commercially Reasonable Efforts within such [**] period, and Alnylam has (within such time period) submitted a plan for cure as promptly as is reasonably practicable (but in no event beyond an additional [**] period) through the application of Commercially Reasonable Efforts with a remedy or cure period reasonably acceptable to Takeda, then after the earlier of the remedy or cure date accepted by Takeda or the date Alnylam ceases to use Commercially Reasonable Efforts to remedy or cure such breach.
          (b) Termination As A Result of Takeda’s Breach. Alnylam may terminate this Agreement, at its sole discretion, on a Licensed Product-by-Licensed Product basis, or solely as it relates to the Research Collaboration or the Delivery Collaboration, or in its

entirety, in each case upon [**] prior written notice to Takeda upon the material breach by Takeda of any of its representations, warranties or obligations under this Agreement relating to such Licensed Product, the Research Collaboration or the Delivery Collaboration, respectively, or this Agreement in its entirety; provided that such termination shall become effective only if (i) Takeda fails to remedy or cure the breach within such [**] period, or (ii) such breach cannot be remedied or cured through the application of Commercially Reasonable Efforts within such [**] period, and Takeda has (within such time period) submitted a plan for cure as promptly as is reasonably practicable (but in no event beyond an additional [**] period) through the application of Commercially Reasonable Efforts with a remedy or cure period reasonably acceptable to Alnylam, then after the earlier of the remedy or cure date accepted by Alnylam or the date Takeda ceases to use Commercially Reasonable Efforts to remedy or cure such breach.
          (c) Termination As A Result of Insolvency. Subject to Section 3.3, either Party may terminate this Agreement effective upon written notice to the other Party, upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy or receivership proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within ninety (90) days after the filing thereof.
          11.3 Patent Validity Challenges.
          (a) By Takeda. Without prejudice and subject to Takeda’s rights under Section 3.5, if Takeda or any of its Affiliates or sublicensees initiates any legal action seeking a determination that any of the Alnylam Patent Rights in any country are invalid, unenforceable, and/or not infringed (including a request for reexamination of any such Patent Rights), to the extent permitted by the applicable Law of such country, Alnylam may terminate this Agreement with the effects provided under Section 11.5(b) upon sixty (60) days’ prior written notice to Takeda, provided, however, that if, prior to the end of such sixty (60) day period Takeda is able to obtain a full and complete withdrawal of such action, the termination shall not become effective and this Agreement shall remain in full force and effect. For clarity, Takeda’s initiation of a legal action with regard to a particular claim of any Patent Right Controlled by Alnylam that is not licensed to Takeda under Section 3.1(a) at the time such legal action is initiated shall not constitute a basis for Alnylam to terminate this Agreement under this Section 11.3(a).
          (b) By Alnylam. If Alnylam or any of its Affiliates or sublicensees initiates any legal action seeking a determination that any of the Takeda New Delivery Patent Rights or the Takeda Licensed Pre-Existing Delivery Patent Rights (or other applicable Patent Rights of Takeda licensed hereunder in connection with any Shared Product or Abandoned Product) in any country are invalid, unenforceable, and/or not infringed (including a request for reexamination of any such Patent Rights), to the extent permitted by the applicable Law of such country, Takeda may terminate this Agreement with the effects provided under Section 11.5(c) upon sixty (60) days’ prior written notice to Alnylam, provided, however, that if, prior to the end of such sixty (60) day period Alnylam is able to obtain a full and complete withdrawal of such action, the termination shall not become effective and this Agreement shall remain in full force and effect.
          11.4 Termination at Will. Takeda shall have the right to terminate this Agreement on a Licensed Product-by-Licensed Product or country-by-country basis after the first (1st) anniversary of the Effective Date for any reason upon one hundred eighty (180) days prior written notice to Alnylam, provided, however, that if the Royalty Term has not expired as of the date of such termination with respect to such Licensed Product in such country and Takeda continues to sell such Licensed Product in such country after the date of such termination, Takeda shall continue to comply with the terms of this Agreement with respect to such Licensed Product in such country until the expiration of the Royalty Term as if the Agreement had not terminated hereunder, as such terms relate to the payment of royalties and event payments with respect to such Licensed Product in such country, and the related accounting provisions of this Agreement.
          11.5 Effect of Expiration or Termination.
          (a) Effect of Expiration. Upon the expiration of the Royalty Term applicable to any Licensed Product in a country, Takeda’s and its Affiliates’ license under Section 3.1(a) with respect to such Licensed Product in such country shall become a fully paid-up, royalty-free license, with the right to sublicense, to Develop, Commercialize or Manufacture such Licensed Product in such country. Notwithstanding the foregoing, Takeda shall continue to provide Alnylam with information regarding Licensed Product only to the extent necessary for Alnylam to comply with its obligations under any relevant Alnylam Third Party Agreement.
          (b) Termination by Alnylam for Cause or Patent Challenge; Termination by Takeda for Convenience. If (i) Alnylam terminates this Agreement pursuant to Section 11.2(b), 11.2(c) or 11.3(a) or (ii) Takeda terminates this Agreement pursuant to Section 11.4, then the licenses granted to Takeda under Section 3.1(a) shall terminate with respect to the particular Licensed Product, or the Research Collaboration or Delivery Collaboration, or this Agreement in its entirety, as the case may be, that is the subject matter of such termination; provided, however, that, in the event such termination is with respect to a Shared Product, Takeda will be deemed to have opted-out of the joint Development and Commercialization of such Shared Product, and such Shared Product shall be treated as an Abandoned Product in accordance with Section 4.5. For purposes of clarity, (x) except to the extent this Agreement is terminated in its entirety, Takeda shall retain its rights and obligations with respect to Licensed Products or collaboration activities that are not the subject of the termination and (y) termination of this Agreement in accordance with Section 11.3 shall be deemed termination of this Agreement in its entirety.
          (c) Termination by Takeda for Cause or Patent Challenge. If Takeda terminates this Agreement pursuant to Section 11.2(a), 11.2(c) or 11.3(b) then the license granted to Alnylam under Section 3.2(a), and all other rights granted to Takeda under this Agreement shall terminate with respect to the particular Licensed Product, or the

Research Collaboration or Delivery Collaboration, or this Agreement in its entirety, as the case may be, that is the subject matter of such termination; provided that upon such termination Takeda may elect to retain the licenses granted to Takeda under Section 3.1(a), in which case Takeda shall (subject to the offset right set forth below) continue to comply with its payment obligations under Article VII; provided, however, that, in the event such termination is with respect to a Shared Product, Alnylam will be deemed to have opted-out of the joint Development and Commercialization of such Shared Product, and the applicable Profit-Sharing Agreement shall terminate and the applicable effects of termination set forth in the Profit-Sharing Agreement shall govern. If Takeda terminates this Agreement as contemplated by this Section 11.5(c), Takeda may offset against any unpaid amounts owed to Alnylam pursuant to Article VII by the amount of Takeda’s damages determined by any court having jurisdiction over such matter to have resulted from Alnylam’s breach of this Agreement.
          (d) Survival. The expiration or termination of any right or obligation under this Agreement for any reason will not affect obligations, including the payment of any royalties and event payments, that have accrued as of the date of such expiration or termination, as the case may be, and the provisions set forth in Sections 3.8(a), 7.2-7.4 and 7.6 -7.13 (with respect to each of the foregoing Sections, solely to the extent that any amounts are due but unpaid thereunder), Section 3.1(a) (solely in accordance with Section 11.5(c)), Section 4.5 (solely in accordance with Section 11.5(b)), Section 6.3, Section 8.1 and Section 8.2 (solely with respect to Joint Research Collaboration Patent Rights and Joint Delivery Collaboration Patent Rights), this Section 11.5, Sections 12.1, 12.2, 12.3, 12.6, 12.7 and 12.9 — 12.18, inclusive, and ARTICLE I, ARTICLE IX and ARTICLE X hereof, shall survive such expiration or termination.
ARTICLE XII
MISCELLANEOUS
          12.1 Indemnification.
          (a) By Alnylam. Alnylam shall defend, indemnify and hold harmless Takeda, its Affiliates and their respective directors, officers, employees and agents (“Takeda Indemnified Parties”), at Alnylam’s cost and expense, from and against any liabilities, losses, costs, damages, fees or expenses (including reasonable fees and expenses of legal counsel) (“Losses”) arising out of any Third Party claim based on (i) any breach by Alnylam of any of its representations, warranties or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct of Alnylam or its Affiliates or sublicensees, or any of their respective directors, officers, employees and agents, in the performance of obligations or exercise of rights under this Agreement or (iii) any Product Liability Claim relating to an Abandoned Product or other RNAi Product (other than a Shared Product) licensed under this Agreement which is Developed and/or Commercialized by Alnylam or its Affiliates or sublicensees, except to the extent that such claims arise out of any negligence or willful misconduct of the Takeda Indemnified Parties.

          (b) By Takeda. Takeda shall defend, indemnify and hold harmless Alnylam, its Affiliates and their respective directors, officers, employees and agents (“Alnylam Indemnified Parties”) at Takeda’s cost and expense, from and against any Losses arising out of any Third Party claim based on (i) any breach by Takeda of any of its representations, warranties or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct of Takeda or its Affiliates or sublicensees, or any of their respective directors, officers, employees and agents, in the performance of obligations or exercise of rights under this Agreement, or (iii) any Product Liability Claim relating to a Licensed Product (other than an Abandoned Product or a Shared Product) or other RNAi Product (other than an Abandoned Product or a Shared Product) licensed under this Agreement which is Developed and/or Commercialized by Takeda or its Affiliates or sublicensees; except to the extent that such claims arise out of any negligence or willful misconduct of the Alnylam Indemnified Parties.
          (c) Liability Contribution for Shared Products. With respect to any Licensed Product that is a Shared Product, the following shall apply:
               (i) U.S. Product Liability. Each of Alnylam and Takeda shall be responsible for [**] percent ([**]%) of the amount of any Losses resulting from the Product Liability Claim caused by the applicable Shared Product sold in the U.S. except to the extent Alnylam is obligated to indemnify Takeda or Takeda is obligated to indemnify Alnylam pursuant to Section 12.1(a) or 12.1(b), respectively.
               (ii) U.S. IP Liability. Each of Alnylam and Takeda shall be responsible for [**] percent ([**]%) of the amount of any and all Losses arising out of or resulting from any Third Party claim involving any actual or alleged infringement, misappropriation or other violation of a Third Party’s intellectual property rights arising out of or related to the Alnylam Intellectual Property or the Takeda Intellectual Property, caused by the use, Manufacture, or Commercialization of a Shared Product in the U.S. except to the extent Alnylam is obligated to indemnify Takeda or Takeda is obligated to indemnify Alnylam pursuant to Section 12.1(a) or 12.1(b), respectively.
               (iii) Procedures. The Parties shall use the indemnification procedures set forth in Section 12.1(d) for executing the liability contribution as provided in Section 12.1(c) and Takeda shall be the Indemnifying Party solely for purposes of determining which Party has the right to control the defense of the relevant Third Party claim and Alnylam shall have the rights, to which an Indemnified Party is entitled, to participate in the indemnification procedures pursuant to Section 12.1(d).
          (d) Claims for Indemnification with Respect to Third Parties.
               (i) With regard to any Third Party claim for which indemnification may be sought under this Section 12.1 against a person entitled to indemnification under this Section 12.1 (an “Indemnified Party”), the Indemnified Party shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to such Third Party claim or, if earlier, upon the assertion of any such claim by a

Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this Section 12.1(d) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).
               (ii) Within [**] after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.
               (iii) The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided further, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties.
               (iv) The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.
               (v) The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to any settlement of such claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party.
          12.2 Dispute Resolution. Subject to the exceptions set forth in Sections 2.3(b), 3.5 and 3.8, should a dispute arise under this Agreement that the Parties are not initially able to resolve, such dispute shall be referred to the Executive Officers (or their designees), who shall promptly initiate discussions in good faith to resolve such dispute. If such dispute is not resolved by the Executive Officers within [**] after the date the Executive Officers first met to consider such dispute, such dispute shall be resolved in accordance with Section 12.3.
          12.3 Governing Law and Waiver of Jury Trial. This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of the State of New York, USA, excluding (a) any of its conflicts of laws principles to the contrary; (b) the United Nations Conventions on Contracts for the International Sale of Goods; (c) the 1974 Convention on the Limitation Period in the

International Sale of Goods; and (d) the Protocol amending the 1974 Convention on the Limitation Period in the International Sale of Goods, done at Vienna, April 11, 1980. The Parties hereby (A) irrevocably submit to the jurisdiction of the state and federal courts in the State of New York and agree that all claims shall be heard and determined in any such court; (B) waive any defense of inconvenient forum to the maintenance of any such claims and further agree not to bring any such claims in any other court; (C) irrevocably consent to service of process by certified mailing, postage prepaid, or delivering such service to the Party at its respective notice address set forth in Section 12.7; (D) waive any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement or under any amendment, instrument, document or agreement delivered in connection herewith or hereafter and agree that any such action or proceeding shall be tried before a court and not before a jury; and (E) agree that a final judgment shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. Notwithstanding anything to the contrary in this Section 12.3, either Party may seek injunctive relief in any court in any jurisdiction where appropriate.
          12.4 Assignment. Neither Alnylam nor Takeda may assign this Agreement in whole or in part without the consent of the other Party, except if such assignment is to an Affiliate of the assigning Party, or subject to Section 12.5, occurs in connection with the sale or transfer of all or substantially all of the business or assets of the assigning Party to which the subject matter of this Agreement pertains. In the event that either Party is acquired (whether by merger or otherwise) (an “Acquisition”) by a Third Party (the “Acquirer”), the other Party shall not obtain any rights or access under this Agreement to any Know-How or Patent Rights Controlled by such Acquirer which were not already within the Alnylam Intellectual Property or Takeda Delivery Intellectual Property licensed to the relevant Party pursuant to Section 3.1(a) or Section 3.2(a), as applicable, immediately prior to the consummation of such Acquisition.
          12.5 Alnylam Change of Control. In the event of an Alnylam Change of Control, Alnylam shall notify Takeda promptly, but in no event later than [**], following final approval by Alnylam’s board of directors of any transaction that constitutes an Alnylam Change of Control, or the occurrence of an Alnylam Change of Control that does not require such approval. Within [**] following consummation of the Alnylam Change of Control, Takeda may elect to exercise one or more of the following options by notifying Alnylam in writing of such election(s):
          (a) Collaborations. At Takeda’s election, Takeda may terminate the Research Collaboration and/or Delivery Collaboration, in which case the JRCC and/or the JDCC shall be permanently disbanded, as applicable, in each case immediately upon written notice to Alnylam.
          (b) Licenses and Other Rights. Takeda shall have the right, at its sole discretion, to terminate all licenses and rights granted to Alnylam pursuant to Sections 3.2(a) and 3.2(b); provided that such license and right under Section 3.2(a) or 3.2(b) shall survive if Alnylam is using Takeda Delivery Intellectual Property to Develop and/or

Commercialize an RNAi Product that at the time of such termination, has, at a minimum, completed a [**].
          (c) Alnylam’s Profit-Sharing Option. Takeda shall have the option, at its sole discretion, to terminate Alnylam’s Profit-Sharing Option with respect to any Licensed Products that, as of the exercise by Takeda of such option, are not Shared Products. In addition, Takeda shall have the option, with respect to any Shared Product, to terminate certain joint aspects of the joint Development and Commercialization of such Shared Product or initiate the Auction Option (as defined below), as set forth below:
               (i) if no NDA has been filed with respect to such Shared Product at the time such Alnylam Change of Control is consummated, Takeda may (A) continue with the Shared Product collaboration pursuant to the Profit-Sharing Agreement or (B) terminate the rights and obligations of Alnylam to conduct Development and/or Commercialization activities, perform Co-Promotion activities or have other active involvement with respect to such Shared Product, and in connection therewith terminate the SPC and any Joint Development Plan and/or any Joint Commercialization Plan with respect to such Shared Product, other than (x) Alnylam’s right and obligation to pay or receive, as applicable, fifty percent (50%) of the Net Profits/Losses of such Shared Product and (y) Alnylam’s right to receive [**] percent ([**]%) of future Development milestones as set forth in Section 7.2(a) with respect to such Shared Product. Notwithstanding the foregoing, if Alnylam exercises its Opt-Out Option pursuant to Section 4.3(b)(i), Alnylam shall be entitled to receive [**] percent ([**]%) of future Development milestones as set forth in Section 7.2(a) and one hundred percent (100%) of royalty payments as set forth in Section 7.3;
               (ii) if an NDA has been filed with respect to such Shared Product at the time an Alnylam Change of Control occurs, Takeda may (x) continue with the Shared Product collaboration pursuant to the Profit-Sharing Agreement or (y) exercise its “auction option” to evaluate and conduct an internal auction between Takeda and Alnylam whereby each Party may bid for the other Party’s fifty percent (50%) interest in the Net Profits/Losses of such Shared Product pursuant to the procedures set forth in Sections 12.5(c)(ii)(A) and (B) below (the “Auction Option”).
                    (A) Takeda shall, within [**] after the consummation of the Alnylam Change of Control, notify Alnylam in writing if it elects to initiate the Auction Option. Within [**] after Takeda’s written notice, the Parties shall engage a mutually agreed upon internationally recognized investment banking firm (the “Auction Banking Firm”) to evaluate the fair market value of a fifty percent (50%) interest in the Net Profits/Losses of such Shared Product. Within [**] (or such other period of time as agreed to by the Parties) after its engagement, the Auction Banking Firm shall provide a report to the Parties, setting forth (i) its determination of such fair market value and (ii) its underlying rationale in making such determination. Within [**] after its receipt of the report, Takeda shall notify Alnylam in writing whether it elects to continue such Auction Option.

                    (B) Within [**] after Takeda’s written notice, each Party may deliver to the Auction Banking Firm a written sealed bid stating the cash price it is willing to pay to acquire the entire interest in the Net Profits/Losses of such Shared Product controlled by the other Party (each, a “Bid”). Within [**] after the expiration of such [**] period, or earlier upon receipt of a Bid from both Parties, the Auction Banking Firm shall notify each Party in writing if only one (1) Bid was received, or if two (2) Bids were received which Bid is higher (the “Bid Notice”). The Party who has submitted the Bid, if only one (1) Bid was received, or the higher Bid, if two (2) Bids were received, shall purchase the entire interest in the Net Profits/Losses of such Shared Product controlled by the other Party, which purchase shall be consummated within [**] following the Bid Notice; provided, that such period shall be extended as may be necessary in order to obtain requisite governmental or regulatory approvals. The Parties shall execute and deliver appropriate documentation, in form and substance that is reasonably acceptable, to effect the transfer of the selling Party’s entire interest in the Shared Product and each Party further agrees to reasonably cooperate to effect the orderly transition, the cost of which shall be shared equally by the Parties, of any activities then being conducted by the selling Party and its Affiliates for the Shared Product.
                    (C) The fees for the Auction Banking Firm for generating the report and conducting the bidding process shall be [**]. The fees payable to the Auction Banking Firm in connection with the successful sale of the selling Party’s interest in the Shared Product shall be paid by the Party that [**]. Each Party shall be responsible for all of its own legal and administrative fees and expenses incurred in the transfer of the Shared Product and all of its costs incurred in connection with the transfer of technology and any regulatory filings and related data and information related to such Shared Product.
          (d) Alnylam’s Right of First Negotiation. At Takeda’s election, Alnylam’s right of first negotiation pursuant to Section 3.2(c) shall terminate. In the event that Alnylam and Takeda have already entered into an exclusive license agreement for Alnylam to Develop and/or Commercialize a Licensed Product in the United States, Takeda may not terminate such license agreement, unless the acquirer of Alnylam is a Prohibited Partner (defined below), in which case Takeda may require Alnylam to sell Alnylam’s entire interest in such Licensed Product (the “ROFN Call Option”) to Takeda at a price equal to the fair market value of such Licensed Product (the “ROFN Call Price”). Takeda may exercise the ROFN Call Option by delivering written notice to Alnylam (the “ROFN Call Notice”). In the event Takeda exercises a ROFN Call Option:
               (i) Within [**] after the ROFN Call Notice, each Party shall engage a mutually agreed upon internationally recognized investment banking firm (each, a “ROFN Banking Firm”) to evaluate the fair market value of Alnylam’s entire interest in the Licensed Product that is the subject of the ROFN Call Option. Within [**] (or such other period of time as agreed to by the Parties) after such engagement, each ROFN Banking Firm shall provide a report to each Party, setting forth (i) its determination of such fair market value and (ii) its underlying rationale in making such determination.

The ROFN Call Price shall be the average of such fair market values determined by such two (2) ROFN Banking Firms; provided, however, that, if the higher value is more than [**] percent ([**]%) of the lower value, a third internationally recognized investment banking firm (which is independent of both Parties) shall be engaged by the Parties (or if they are unable to agree within [**], then by the two (2) ROFN Banking Firms) to determine such fair market value by selecting one (1) (but only one (1)) of the two (2) values previously determined by the two (2) ROFN Banking Firms. Such determination by the third investment banking firm, if any, shall be provided to each Party within [**] after its engagement. The cost of each Party’s ROFN Banking Firm shall be borne by such Party, and the cost of such third investment banking firm, if any, shall be shared equally by the Parties.
               (ii) Within [**] after its receipt of the report (or determination by such third investment banking firm, if any), Takeda shall notify Alnylam in writing whether it elects to continue such ROFN Call Option. If Takeda notifies Alnylam in writing that it elects to continue such ROFN Call Option, then such purchase shall be consummated within [**] days following such written notice; provided, that such period shall be extended as may be necessary in order to obtain requisite governmental or regulatory approvals. The Parties shall execute and deliver appropriate documentation, in form and substance that is reasonably acceptable, to effect the transfer of Alnylam’s entire interest in such Licensed Product and each Party further agrees to reasonably cooperate to effect the orderly transition, the cost of which shall be shared equally by the Parties, of any activities then being conducted by Alnylam and its Affiliates for such Licensed Product.
               (iii) “Prohibited Partner” shall mean (i) any Person identified in Schedule N, as such schedule may be updated from time-to-time by agreement of the Parties, such agreement not to be unreasonably withheld, or (ii) any Person that is Developing and/or Commercializing a pharmaceutical product against the same Target as the Licensed Product that is the subject of the ROFN Call Option.
          (e) Necessary Amendments. Upon Takeda’s election of any of the foregoing, the Parties shall enter into an appropriate and customary written amendment to this Agreement or, as applicable, the Profit-Sharing Agreement, to reflect the specific changes to the Parties’ rights and obligations made pursuant to this Section 12.5. For the avoidance of doubt, Takeda shall be entitled, in its sole discretion, to make the elections provided for in this Section 12.5 upon each occurrence of an Alnylam Change of Control.
          12.6 Entire Agreement; Amendments. This Agreement (including all attachments hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all other previous arrangements with respect to the subject matter hereof, whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

          12.7 Notices.

Notices to Alnylam shall be addressed to:

Alnylam Pharmaceuticals, Inc.
300 Third Street
Cambridge, MA 02142
Telefacsimile: (617) 551-8101
Attention: Vice President-Legal

with a copy which shall not
constitute notice to:

Wilmer, Cutler, Pickering, Hale
and Dorr LLP
60 State Street
Boston, MA 02109
Telefacsimile: (617) 526-5000
Attention: Steven D. Singer, Esq.

Notices to Takeda shall be	with separate copies thereof
addressed to:	addressed to:

Takeda Pharmaceutical Company	Takeda Pharmaceutical Company
Limited	Limited
17-85, Jusohonmachi 2-chome,	1-1, Doshomachi 4-chome,
Yodogawa-ku, Osaka 532-8686,	Chuo-ku, Osaka 540-8645, Japan
Japan

Telefacsimile: +81-6-6204-2328/2055
Telefacsimile: +81-6-6300-6730	Attention: General Manager of
Attention: General Manager of	Global Licensing & Business
Pharmaceutical Research Division	Development Department and
General Counsel

with a copy which shall not
constitute notice to:

Morgan, Lewis & Bockius LLP	Morgan, Lewis & Bockius LLP

One Market, Spear Street Tower	502 Carnegie Center
San Francisco, CA 94105-1596	Princeton, NJ 08540

Telefacsimile: (415) 442-1001	Telefacsimile: (609) 919-6701
Attention: Robin M. Silva	Attention: Randall B. Sunberg

Either Party may change its address by giving notice to the other Party in the manner herein provided. Any notices given under this Agreement shall be in writing and deemed to have been sufficiently given when delivered by hand, by overnight courier, or by certified or registered mail, postage and other charges prepaid, in each case to the address set forth above or any other address provided in accordance with this Section 12.7. The date of mailing any written or electronic notice will be deemed the date on which such notice is given unless otherwise specified in the notice.
          12.8 Force Majeure. No failure or omission by the Parties in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the reasonable control of the Parties, which may include the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion, and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above-mentioned causes.
          12.9 Independent Contractors. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Alnylam or Takeda to act as agent for the other.
          12.10 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against any Party.
          12.11 Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.
          12.12 No Implied Waivers; Rights Cumulative. No failure on the part of Alnylam or Takeda to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.
          12.13 Severability. If, under applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), the Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement. In the event such a valid and enforceable provision cannot be agreed upon, the invalidity of one or more Severed Clauses shall not affect the validity of this Agreement as a whole, unless the Severed Clauses are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the Severed Clauses.
          12.14 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission shall be deemed to be original signatures.
          12.15 No Consequential or Punitive Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, MULTIPLE OR PUNITIVE DAMAGES, OR FOR LOST PROFITS, ARISING OUT OF THIS AGREEMENT OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 12.15 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS.
          12.16 Interpretation. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein shall be construed as referring to such Laws as they from time to time may be enacted, repealed or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (d) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference herein to the words “mutually agree” or “mutual written agreement” shall not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion; (f) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement; and (g) all references to the “knowledge” of a Party shall refer to the actual knowledge of any of such Party’s officer or director level employees or members of its Board of Directors, or the knowledge which any such person would reasonably be expected to have assuming reasonable inquiry in light of such person’s position with such Party.

          12.17 Actions of Affiliates. Each Party shall be liable for any failure by its Affiliates to comply with the restrictions, limitations and obligations set forth in this Agreement. Neither Party shall permit any of its Affiliates to commit any act (including any act of omission) that such Party is prohibited hereunder from committing directly. To the extent that the rights granted to a Party hereunder may be and are exercised by an Affiliate of such Party, such Affiliate shall be bound by the corresponding obligations of such Party.
          12.18 No Third Party Beneficiaries. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees hereunder shall be deemed an intended third party beneficiary hereunder or have any right to enforce any obligation of this Agreement. Notwithstanding the foregoing, the Parties agree that [**] shall be deemed a Third Party beneficiary of, and shall have the right to enforce directly against Takeda, its Affiliates and/or its sublicensees, those rights set forth in the subsection titled “Restrictions on Sublicensing by Alnylam” of Section 7 of Schedule B hereto.
          12.19 Further Assurances. Each Party agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure of and confirm unto such other Party its rights and remedies under, this Agreement.
[Remainder of This Page Intentionally Left Blank]

Confidential
Execution Copy
          IN WITNESS WHEREOF, Alnylam and Takeda have caused this Agreement to be duly executed by their authorized representatives, as of the date first written above.

TAKEDA PHARMACEUTICAL COMPANY LIMITED
By:	/s/ Yasuchika Hasegawa
	Name:	Yasuchika Hasegawa
	Title:	President

ALNYLAM PHARMACEUTICALS, INC.
By:	/s/ John Maraganore
	Name:	John Maraganore
	Title:	Chief Executive Officer

SCHEDULE A
ALNYLAM PATENT RIGHTS
[**]
A total of 100 pages have been omitted pursuant to a request for confidential treatment. Asterisks denote omissions.
[**]

Schedule B
Description of Alnylam Third Party Obligations
(including Alnylam Third Party Payments)
          This Schedule B summarizes obligations of Alnylam or its Affiliates to, and the rights of, Pre-Existing Alliance Parties and Listed Counterparties with respect to the Alnylam Intellectual Property under Pre-Existing Alliance Agreements (as listed on Schedule E) and Listed Alnylam Third Party Agreements (as listed on Schedule D), respectively, including without limitation Listed Alnylam Third Party Payment obligations (marked with “***”), which are applicable to Takeda under this Agreement, in each case subject to the terms and conditions of such Pre-Existing Alliance Agreements and Listed Alnylam Third Party Agreements in the form as provided to Takeda on or before the Effective Date.
          Unless otherwise expressly stated, capitalized terms not otherwise defined in this Schedule B shall have the meanings ascribed to them in the applicable Pre-Existing Alliance Agreement or Listed Alnylam Third Party Agreement, and references to sections, articles, schedules or exhibits made in this Schedule B shall be to sections, articles, schedules or exhibits, as the case may be, in or to such applicable Pre-Existing Alliance Agreement or Listed Alnylam Third Party Agreement.
          This Schedule B also contains a “Brief Summary of Technology Covered by License” at the beginning of the summary of each agreement. Such Brief Summaries of Technology Covered by License are provided for informational purpose only and shall in no way affect the scope or nature of the licenses granted to Takeda by Alnylam pursuant to this Agreement.

Page 1 of 93, Schedule B

MAX PLANCK (US)
1.	Co-Exclusive License Agreement between Max Planck Innovation (formerly Garching Innovation GmbH) (“Max Planck”) and Alnylam Pharmaceuticals, Inc. (“Alnylam”), dated December 20, 2002, as amended by Amendment dated July 2, 2003 and the Requirement Amendment (“Requirement Amendment”) effective June 15, 2005, and the Waiver Amendment dated August 9, 2007 (as amended, “Max Planck US License Agreement”)
Brief Summary of Technology Covered by License:
Max Planck granted Alnylam a co-exclusive (with Alnylam Europe AG) license to develop and commercialize RNAi therapeutics under certain patent rights developed by Dr. Thomas Tuschl relating to “RNA Interference Mediating Small RNA Molecules”.
Limitations on Scope of License (Section 2.1)
•	The license granted to Alnylam is limited to (1) a worldwide, co-exclusive (co-exclusive with Alnylam Europe AG) license, with the right to sublicense, under the Patent Rights to develop, make, have made, use, sell and import Licensed Products in the Field, which rights are sublicenseable, and (2) a worldwide, non-exclusive license, without the right to grant sublicenses, under the Patent Rights to develop, make, have made, use, sell and import Licensed Products for all diagnostic uses other than for purposes of therapeutic monitoring.

•	Owners retain the right to practice under the Patent Rights for research, teaching, education, non-commercial collaboration and publication purposes. The German and the U.S. federal government retain a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any Patent Rights for government purposes.
Restrictions on Sublicensing by Alnylam (Sections 2.4 and 11.8)
•	Alnylam is prohibited from granting sublicenses under the Patent Rights to develop, make, have made, use, sell and import Licensed Products for any diagnostic uses other than for purposes of therapeutic monitoring.

•	Sublicensees are required to perform their sublicense agreement in accordance with the Max Planck US License Agreement. If Max Planck determines that Alnylam or any of its Sublicencees has failed to fulfill any of its obligations under Section 4 (Company Diligence Obligations and Report) of the Max Planck US License Agreement, then Max Planck may treat such failure as a material breach.

•	If any license granted to Alnylam under the Max Planck US License Agreement is terminated, any sublicense under such license granted prior to termination of said license will remain in full force and effect, provided that (i) the Sublicensee is not then in breach of its sublicense agreement; and (ii) the Sublicensee agrees to be bound

Page 2 of 93, Schedule B

to Max Planck as licensor under the terms and conditions of the sublicense agreement, provided that Max Planck will have no other obligation than to leave the sublicense granted by Alnylam in place.

•	Immediately after the signature of each sublicense granted under the Max Planck US License Agreement, Alnylam is required to provide Max Planck with a copy of the signed sublicense agreement.
Diligence and Reporting (Sections 4.1 and 4.2; Sections 1 and 3 of Requirement Amendment)
•	Sublicensees are required to use commercially reasonable efforts to develop and to introduce into the commercial market Licensed Products at the earliest practical date.

•	Sublicensees are required to furnish information to Alnylam for inclusion in its reports to Max Planck, which reports are due within 30 days after the end of each calendar quarter with Alnylam’s standard R&D report, on the progress of its efforts during the immediately preceding calendar quarter to develop and commercialize Licensed Products for each indication and sub-indication within the Field. The report shall also contain a discussion of intended R&D efforts for the calendar quarter in which the report is submitted.
***Royalty Payment Obligation (Sections 5.2 and 5.3)
•	The following running royalties are payable to Max Planck by Alnylam on Net Sales of therapeutic and prophylactic Licensed Products by Alnylam and its Sublicensees:
(i)	[**]% of the first US$[**] of annual accumulated Net Sales of all Licensed Products;

(ii)	[**]% of annual accumulated Net Sales of all Licensed Products between US$[**] and US$[**];

(iii)	[**]% of annual accumulated Net Sales of all Licensed Products between US$[**] and US$[**];

(iv)	[**]% of annual accumulated Net Sales of all Licensed Products between US$[**] and US$[**];

(v)	[**]% of annual accumulated Net Sales of all Licensed Products between US$[**] and US$[**]; and

(vi)	[**]% of annual accumulated Net Sales of all Licensed Products above US$[**].
•	If the sale of any Licensed Product is covered by more than one of the Patent Rights, multiple royalties shall not be due. Alnylam or a Sublicensee develops diagnostic Licensed Products, Alnylam will initiate negotiations with Max Planck at least [**]

Page 3 of 93, Schedule B

prior to the intended first commercial sale of each diagnostic Licensed Product. Alnylam and Max Planck will negotiate in good faith [**] for such diagnostic Licensed Product.

•	Non-cash consideration will not be accepted by any Sublicensee for Licensed Products without the prior written consent of Max Planck.

•	If any Sublicensee takes, for objective commercial and/or legal reasons, a license from any third party under any patent applications or patents that dominate the Patent Rights or is dominated by the Patent Rights in order to develop, make, use, sell or import any Licensed Product (explicitly excluding, without limitation, any third party patents and patent applications for formulation, stabilization and delivery), then up to [**]% of any additional running royalties to be paid to such third party may be deducted, up to [**]% of the running royalties stated in Section 5.2 of the Max Planck US License Agreement, from the date such running royalties must be paid to such third party. However, the running royalties stated in Section 5.2 of the Max Planck US License Agreement will not be reduced to less than a minimum of [**]% of Net Sales in any case. No deduction is allowed from running royalties due to Max Planck for any license fees for patents and patent applications for formulation stabilization and delivery. For avoidance of doubt, if a Sublicensee takes a license to a third party target, in no event is a deduction allowed on any license fees for such target from running royalties due to Max Planck under the Max Planck US License Agreement.

•	If (i) Sublicensees sell a Licensed Product in a country where no Patent Rights are issued and no patent applications that are part of the Patent Rights are pending that have not been pending for less than [**] after filing national patent applications in the country in question, and (ii) such Licensed Product is manufactured in a country where Patent Rights are issued or patent applications that are part of the Patent Rights are pending that have not been pending for more than [**] after filing national patent applications in the country in question, the royalties stated in Section 5.2 of the Max Planck US License Agreement will be reduced by [**]% for such Licensed Product, until the expiration or abandonment of all issued patents and filed patent applications within the Patent Rights in the country in which the Licensed Product is manufactured.
Payments and Reports (Sections 5.4 and 5.5)
•	Within 30 days after the end of each calendar half year, Alnylam is required to deliver a detailed report to Max Planck for the immediately preceding calendar half year showing at least (i) the number of Licensed Products sold by Alnylam and its Sublicensees in each country, (ii) the gross price charged by Alnylam and its Sublicensees for each Licensed Products in each country, (iii) the calculation of Net Sales, and (iv) the resulting running royalties due to Max Planck according to those figures. If no running royalties are due to Max Planck, the report shall so state.

•	Running royalties shall be payable for each calendar half year, and shall be due to Max Planck within 60 days after the end of each calendar half year.

Page 4 of 93, Schedule B

Bookkeeping and Auditing (Sections 5.6 and 5.7)
•	Sublicensees are obliged to keep complete and accurate books on any reports and payments due to Max Planck under the Max Planck US License Agreement, which books shall contain sufficient information to permit Max Planck to confirm the accuracy of any reports and payments made to Max Planck. Upon Max Planck’s request, Alnylam, or agents appointed by Max Planck for Alnylam, shall check the books of its Sublicensees for Max Planck, once a year. This right of auditing by Max Planck shall expire five years after each report or payment has been made. Alnylam shall have the right to check the books of its Sublicensees according to Section 5.6. All payments made by Sublicensees under the Max Planck US License Agreement are nonrefundable and noncreditable against each other.
Prosecution and Enforcement (Article 6)
•	The Owners have the first right to prosecute the Patent Rights. If all Owners wish to cease prosecution or abandon any of the Patent Rights, Alnylam will have the right to continue prosecution or maintenance of such Patent Rights in its discretion, in its name and at its expense. Max Planck will inform and offer Alnylam Europe AG, respectively. If Alnylam does not accept Max Planck’s offer within 30 days after receiving it, the Owners will be free to cease prosecution or abandon such Patent Rights.

•	The Owners will have the right, but not the obligation, to prosecute in their own discretion and at their own expense, all infringements of the Patent Rights. The total cost of any such sole infringement action will be borne by the Owners, and the Owners will keep any resulting recovery or damages. In any such infringement suits, Alnylam will, at the Owners’ expense, cooperate in all respects.

•	Alnylam will have the right to join the Owners’ prosecution of any infringements of the Patent Rights. In any such joint infringement suits, the Owners and Alnylam will cooperate in all respects. The Owners and Alnylam will agree in good faith on the sharing of the total cost of any such joint infringement action and the sharing of any recovery or damages derived therefrom.

•	If the Owners decide not to prosecute infringements of the Patent Rights, neither solely nor jointly with Alnylam, Max Planck will offer to Alnylam to prosecute any such infringement in its own discretion and at its own expense. Max Planck will offer Alnylam Europe AG respectively. The Owners will, at Alnylam’s expense, cooperate. The total cost of any such sole infringement action will be borne by Alnylam, and Alnylam will keep any resulting recovery or damages.
Certain Termination Rights (Sections 11.2, 11.3 and 11.5)
•	Alnylam has the right to terminate the Max Planck US License Agreement for any reason upon at least 6 months’ prior written notice to Max Planck and payment of all amounts due to Max Planck through the effective date of termination.

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•	If Alnylam ceases to carry on its business related to the Max Planck US License Agreement, Alnylam must inform Max Planck immediately. Alnylam and Max Planck have the right to terminate the agreement immediately upon written notice to the other.

•	To the extent legally enforceable, if any Sublicensee attacks, or has attacked or supports an attack through a third party, the validity of any of the Patent Rights, Alnylam will have the right to terminate the sublicense agreement immediately; upon request of Max Planck, Alnylam will have the obligation to terminate such sublicense agreement.
Definitions:
“Field” means all uses other than the commercial sale or use of the Licensed Products as a research reagent, including in a kit format, for research or educational purposes, including without limitation, (a) Alnylam’s internal and collaborative research use, and (b) all therapeutic and prophylactic uses, and (c) diagnostic uses for purposes of therapeutic monitoring, but excluding all other diagnostic uses, specifically including human and veterinary diseases for all indications.
“Joint Patent Rights” means the Tuschl patent applications entitled “RNA Sequence-Specific Mediators of RNA Interference” listed on Appendix A to the Max Planck US License Agreement, and resulting patents and patent applications.
“Licensed Products” means any product or part thereof the manufacture, use or sale of which would, absent the license granted hereunder, infringe one or more issued claims of the Patent Rights or one or more pending claims of the Patent Rights that have not been pending for more than 5 years after filing national patent applications in the country in question.
“Max Planck Patent Rights” means the Tuschl patent applications entitled “RNA Interference Mediating Small RNA Molecules” listed on Appendix B to the Max Planck US License Agreement, and resulting patents and patent applications.
“Owners” means MIT, Whitehead, UMass and Max Planck, collectively.
“Patent Rights” means the Joint Patent Rights and Max Planck Patent Rights together.

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CANCER RESEARCH TECHNOLOGY
2.	Licence Agreement between Cancer Research Technology Ltd. (“CRT”) and Alnylam, dated July 18, 2003 (“CRT Agreement”)
Brief Summary of Technology Covered by License:
CRT granted Alnylam exclusive rights to develop and commercialize RNAi therapeutics under certain patent rights relating to “Inhibiting Gene Expression with dsRNA”.
Scope of License Grant (Sections 2.1 — 2.3, 2.5)
•	The license granted to Alnylam and its Affiliate(s) is limited to an exclusive, worldwide license in the Field under the CRT Patent Rights to research, develop, have developed, use, keep, make, have made, import, have imported, sell, have sold and otherwise dispose or offer to dispose of Licensed Products. Except as necessary for the development and/or sale of Licensed Products in the Field, Alnylam does not have rights to make use of the CRT Patent Rights for any diagnostic application, as research tools or reagents, for target validation, or for small molecule drug discovery.

•	CRT and Cancer Research UK have the right to use, and CRT has the right to consent to the use by academic research institutions (including for the sake of clarity those in receipt of Cancer Research UK funding) of, the CRT Patent Rights in the Field for internal, or in collaboration with another academic research institution, non-commercial, non-commercially sponsored research. For the sake of clarity, Cancer Research UK-funded Researchers are permitted under the CRT Patent Rights to conduct clinical trials of potential dsRNA therapeutic agents as part of their Cancer Research UK-funded academic research.

•	CRT grants an option to Alnylam and its Affiliates to enter into non-exclusive, non-sublicenseable and non-assignable licenses under the CRT Patent Rights in the fields of either or both of [**] and [**] on terms to be agreed in good faith between CRT and Alnylam, the payment terms in respect of each license which shall be no more than annual payments of [**] pounds sterling (£[**]) or any (lesser) sum that may be agreed between CRT and a Third Party licensee after the Commencement Date in the same field (other than a license pursuant to which, or under the terms of a related agreement, significant resources are provided by the Third Party in respect of a collaboration in the field).
Restrictions on Sublicensing by Alnylam (Section 2.4)
•	Any Sub-license entered into by Alnylam must be limited to the Field and contain restrictions in equivalent terms to those set out in Clause 2.1 of the CRT Agreement.

•	Any Sub-license shall terminate automatically on the expiry or termination for whatever reason of the CRT Agreement. If the CRT Agreement is terminated pursuant to Clause 10 of the CRT Agreement, CRT has agreed to enter into a direct

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licensing arrangement with any Sub-licensee on terms substantially similar to those contained in the CRT Agreement save that any license granted by CRT to any Sub-licensee shall be consistent with the terms of the Sub-license granted by Alnylam (or its Affiliate) in relation to field, territory, exclusivity, rights to sub-license and payment provisions. However, if the CRT Agreement is terminated by Alnylam pursuant to Clause 10.2 of the CRT Agreement, the foregoing shall apply save that the granting of such license by CRT shall be subject to CRT’s consent. Nothing in Clause 2.4 of the CRT Agreement shall confer upon CRT any obligation to enter into a direct licensing arrangement with the Sub-licensee where the Sub-licensee is in default of its obligations under the Sub-license. CRT shall not be expected to take any responsibility for any disputes between Alnylam (or its Affiliate) and its Sub-licensees relating to the terms of the Sub-license(s) and notwithstanding the foregoing, CRT shall not be obliged to enter into a direct license with a Sub-licensee in circumstances in which the Sub-licensee reserves any right to maintain a claim against CRT where such claim was previously maintained against Alnylam (or its Affiliate).

•	Sublicensees are required to undertake to CRT directly to allow the same access to the books and records as CRT has to Alnylam’s books and records under the CRT Agreement.

•	Sublicensees are restricted with respect to rights to assign in equivalent terms to those set out in Clause 15 of the CRT Agreement and any further sublicensing must be subject to the terms of Clause 2.4 of the CRT Agreement.

•	Alnylam or its Affiliate shall (subject to Alnylam’s and its Affiliate’s right to redact confidential information not related to CRT’s rights hereunder) provide to CRT in confidence a copy of each and every Platform Sub-license entered into.
***Royalty Payment Obligation (Sections 3.2.1 and 3.3)
•	Royalties of [**]% of Net Sales of Royalty Licensed Products in the Field are payable to CRT.

•	If at any time prior to or during the period for the payment of royalties under the CRT Agreement in relation to any particular territory, a Sub-licensee elects in its reasonable opinion to take a license from a Third Party to any Blocking IP to develop, make, sell, or otherwise dispose of Licensed Products, the royalties set forth in Clause 3.2.1 shall be reduced by [**]% of the amount paid to such Third Party to access said Blocking IP. In no event shall the royalty payable to CRT be reduced below [**]%.
Royalty Reports and Payment (Sections 4.2.1 and 5.1)
•	Royalty payments are required to be made to CRT within 30 days of the end of the Quarter in which sales of the relevant Licensed Products took place.

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•	Following the earlier of first commercial sale of a Licensed Product in the Field by Alnylam or its Affiliate or the grant of a Sub-license, Alnylam is required to prepare an annual statement showing all monies due to CRT under the CRT Agreement for the previous calendar year, on a country by country basis. The statement shall include the number of units of each Royalty Licensed Product sold in each country in which sales occurred, and shall be submitted to CRT within 60 Business Days of March 31st of each year. If CRT gives notice pursuant to the CRT Agreement that it does not accept the statement, Alnylam shall make available to an independent accountant all books and records required for the purpose of certifying such statement.
Books and Records (Section 5.2)
•	Sub-licensees are required to keep true and accurate records and books of account containing all data necessary for calculating amounts payable to CRT. Such records and books of account shall be kept for 5 years following the end of the calendar year to which they relate, and shall, upon reasonable notice having been given by CRT, be open at all reasonable times on Business Days for inspection by an independent firm of accountants.
Diligence and Reporting (Article 6)
•	Alnylam shall use reasonable efforts to develop, make, market, sell, and otherwise dispose of Licensed Products in all therapeutic areas within the Field and market each Licensed Product in the Field throughout the United States, Europe and Japan.

•	CRT shall provide notice to Alnylam of its knowledge of a willing potential sub-licensee. Without prejudice to Clause 6.1 of the CRT Agreement, in the event that Alnylam (itself or through Affiliates or Sub-licensees) declines to develop, make, market, sell or otherwise dispose of Licensed Products in any therapeutic area or any indication within the cancer therapeutic area within the Field or any territory within the Territory in the Field, Alnylam shall (save as hereinafter provided) upon direct approach made by, or receipt of notice from CRT of a willing potential sublicensee in respect of a Licensed Product that has demonstrated clinical efficacy be obliged to enter into negotiations in good faith with such Third Party to enter into a Sub-license in relation to such therapeutic area, indication, or territory. The preceding provisions of Clause 6.2 of the CRT Agreement shall not apply in respect of any therapeutic area, indication, or territory in respect of which Alnylam provides to CRT’s reasonable satisfaction evidence that the conclusion of a Sub-license would:

•	(a) be contrary to sound and reasonable business practice applicable to pharmaceutical development; or

•	(b) not materially increase the availability of therapeutic products covered by the CRT Patent Rights.

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•	If CRT believes that Alnylam has failed to meet the diligence requirements set forth in Clause 6 of the CRT Agreement, but Alnylam fails to reestablish diligence within [**] of receipt of notice from CRT, CRT’s remedy is limited to, at CRT’s discretion, termination of Alnylam’s license under the CRT Patent Rights in the particular territory or therapeutic area or, with respect to Clause 6.2 of the CRT Agreement, indication within the cancer therapeutic area for which Alnylam has failed to meet the diligence requirements. For the sake of clarity, should Alnylam’s license be terminated in respect of a therapeutic area or territory pursuant to Clause 6.3 of the CRT Agreement, CRT shall be free to offer such therapeutic area or territory to a potential licensee.

•	Within 30 days of the end of each Year, Alnylam shall provide CRT with a written report of the steps taken by Alnylam, its Affiliates and Sub-licensees to comply with the performance obligations of Clause 6.1 and Clause 6.2 of the CRT Agreement. Alnylam’s annual statement shall also include a detailed description of therapeutic areas and territories under development and an overview of Alnylam’s development plans for the forthcoming year (itself or through Affiliates or Sub-licensees).

•	If Alnylam intends to undertake a Phase I Clinical Trial of any Licensed Product in the UK, Alnylam shall, at its option, notify CRT with the particulars of the proposed investigation, and allow Cancer Research UK the opportunity of conducting or procuring the conduct of the investigation on behalf of Alnylam or participate in such an investigation, subject to the agreement of terms acceptable to Alnylam, CRT and Cancer Research UK.
Prosecution and Enforcement (Sections 7.1, 7.2, 7.4 and 7.5)
•	CRT shall or shall procure in consultation with and (except as set forth in Clause 7.2) at the reasonable expense of Alnylam the filing, prosecution, and maintenance of any patents and patent applications comprised within the CRT Patent Rights. Alnylam shall bear (except as set forth in Clause 7.2) the full expense and shall reimburse in full and hold CRT harmless in respect of any and all reasonable fees, charges, costs, levies or expenses incurred by CRT or its agents after the Commencement Date in relation to such applications.

•	The reasonable costs of opposition and interference proceedings in relation to the CRT Patent Rights (together “Challenges”) shall be borne equally by the Parties. In the event that the total aggregate costs of Challenges in any year exceed $[**], CRT shall be free to make no further contribution to the costs of Challenges and all further costs incurred during that year (“Further Challenge Costs”) and, at Alnylam’s option, the future control of such Challenge(s) shall be borne by Alnylam solely. CRT shall give credit for [**]% of Further Challenge Costs actually paid by Alnylam against sums due from Alnylam to CRT pursuant to Clause 3 of the CRT Agreement from that time forward. In the event that one or more of the CRT Patent Rights are the subject of a declaration of interference by the USPTO as interfering with claims in a patent or patent application which is owned by or licensed by Alnylam or its Affiliate, CRT and Alnylam shall negotiate in good faith to reasonably agree on a mechanism

Page 10 of 93, Schedule B

outside the USPTO which simplifies the issues involved in determining priority and which awards priority to the appropriate party to the interference.
•	In any country where Alnylam elects not to have a patent application included in CRT Patent Rights filed or to pay expenses associated with filing, prosecuting, interference or equivalent proceedings, or maintaining a patent application or patent included in CRT Patent Rights, CRT may file, prosecute, continue with interference or equivalent proceedings, and/or maintain such patent application or patent at its own expense and for its own exclusive benefit and Alnylam (and its Affiliates) thereafter shall not be licensed under such patent or patent application. For the sake of clarity, should Alnylam elect not to continue with interference or equivalent proceedings and CRT elect to continue with such proceedings, Alnylam (and its Affiliates) shall cease to be licensed for the patent subject to interference for that territory.

•	Alnylam shall, at its option and at its own cost, defend and enforce or shall procure the defense or enforcement of the rights under the CRT Patent Rights. If Alnylam opts not to defend or enforce the relevant CRT Patent Rights, Alnylam shall grant to CRT (if CRT so requests) any and all rights that would be necessary for CRT to undertake the enforcement or defense. If Alnylam is unable to grant such rights, then it shall, at CRT’s request, grant to CRT the right to conduct such an action in its name. Alnylam shall provide, at CRT’s request and CRT’s reasonable expense, such reasonable assistance as CRT may reasonably request in any such proceedings.
Termination for Patent Challenge (Section 10.5)
•	CRT may terminate the CRT Agreement upon 30 days’ written notice to Alnylam if Alnylam or its Affiliate commences legal proceedings, with the exception of interference proceedings declared by the USPTO or any other patent office, contesting the validity of the CRT Patent Rights; or commences itself, or provides any material assistance to a Third Party in relation to, legal proceedings contesting the ownership of the CRT Patent Rights. Any actions taken concerning determination of priority of invention under US patent law between a CRT Patent Right and claims in a patent or patent application which is owned by or licensed by Alnylam or its Affiliate shall not be considered a contest of validity or ownership under Clause 10.5 of the CRT Agreement.
Termination by Alnylam at Will (Section 10.2)
•	Alnylam may terminate the CRT Agreement by written notice to CRT, and the CRT Agreement will terminate 90 days after receipt by CRT of such notice
Definitions:
“Blocking IP” means any and all Patent Rights (other than that licensed under the CRT Agreement) which, if claims covering subject matter of such Patent Rights issue, would render the use, development, manufacture, sale, or other disposal of a Licensed Product unlawful in the absence of a license to such Patent Rights from a Third Party.

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“CRT Patent Rights” means the patent applications referred to in Schedule 1 (entitled “Inhibiting Gene Expression with dsRNA”) and all Patent Rights deriving priority from them and all Patent Rights deriving priority from such Patent Rights.
“Field” means the development of RNAi therapeutic products for the treatment of human disease (including by means of gene therapy).
“Licensed Products” means product or products which, or the process of production of which, or the use of which falls within the scope of a Valid Claim of the CRT Patent Rights and Licensed Product shall be construed as any one of them.

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STANFORD
3.	Agreement between the Board of Trustees of the Leland Stanford Junior University (“Stanford”) and Alnylam, dated September 17, 2003 (“Stanford Agreement”)
Brief Summary of Technology Covered by License:
Stanford granted Alnylam co-exclusive rights under an invention relating to “Efficient RNA Transfection in the Livers of Living Mice” from the laboratory of Mark Kay, and certain patent rights relating to “Methods and Compositions for In Vivo Delivery of a Naked Ribonucleic Acid Into a Target Cell,” and “Methods and Compositions for RNAi Mediated Inhibition of Viral Gene Expression in Mammals”, for the delivery of ex-vivo synthesized siRNA Molecules for research, development and therapeutic uses.
Limitations on Scope of License (Articles 3 and 4; Sections 6.10, 13.2 and 13.7)
•	The license granted to Alnylam is limited to a worldwide license under the Invention and Licensed Patents in the Licensed Field of Use to make, have made, use, have used, sell, have sold, import, and have imported Licensed Product.

•	The license to Alnylam is Co-Exclusive, including the right to sublicense in the Licensed Field of Use. If the other Co-Licensee discontinues licensing this Field of Use, then the Field of Use will become exclusive for Alnylam. If the other Co-Licensee discontinues any other therapeutic license under the Licensed Patents, Stanford will so inform Alnylam and Alnylam will have the option to obtain an exclusive, worldwide sublicensable license to such therapeutic field. The terms of any such license will be negotiated in good faith by Stanford and Alnylam. This option may be exercised by Alnylam by written notice to Stanford at any time during a period of 90 days after notification by Stanford.

•	Stanford may practice the Invention and use the Technology for its own bona fide research, including sponsored research and collaborations. Stanford has the right to publish any information included in the Technology and Licensed Patents.

•	The Stanford Agreement is subject to all of the terms and conditions of Title 25 USC 200-204, including an obligation that Licensed Product sold or produced in the U.S. be “manufactured substantially in the U.S.” Alnylam will take all reasonable action necessary on its part as licensee to enable Stanford to satisfy its obligations to the U.S. Government under Title 35.

•	If Alnylam or its sublicensee(s) is unable or unwilling to serve or develop a potential market or market territory for which there is a willing sublicensee, Alnylam will, at Stanford’s request, negotiate in good faith a sublicense under the Licensed Patents, provided that the same request has been made of the other Co-Exclusive licensee. Bona fide business concerns of Alnylam will be considered in any good faith negotiations for a sublicense under the Stanford Agreement and Alnylam will not be

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required to license/sublicense any other intellectual property to such sublicensee. If the other Co-Exclusive licensee itself or through its sublicensees is already developing a product in the market or market territory for which there is a willing sublicensee, Alnylam will not be required to sublicense to such party. If any other issue arises in the context of such required sublicensing, Stanford will discuss and try to resolve such issue with Alnylam in good faith.

•	Alnylam may grant royalty-free or noncash sublicenses or cross-licenses only if Alnylam pays all royalties due Stanford from sublicensee’s Net Sales.
Diligence and Reporting (Article 5)
•	Alnylam is required to use all commercially reasonable efforts and diligence to develop, manufacture, and sell or lease Licensed Product and to diligently develop markets for the Licensed Product. In particular, Alnylam is required to meet the following milestones, which will satisfy Alnylam’s diligence obligations: (1) By the end of the year 2005, Alnylam will select the method of delivery. (2) By the end of the year 2006, Alnylam will optimize the lead. (3) By the end of the year 2008, Alnylam will conclude preclinical development. If Alnylam in good faith fails to meet a milestone set forth above, and Alnylam fails to reestablish diligence within [**], Stanford may terminate the Stanford Agreement. Stanford may also terminate the Stanford Agreement if Alnylam has not sold Licensed Product for any [**] period after Alnylam’s first commercial sale of Licensed Product. Efforts of Alnylam’s sublicensees or Affiliates will be considered efforts of Alnylam.

•	On or before September 30 of each year until Alnylam markets a Licensed Product, Alnylam is required to make a written annual report covering the preceding year ending June 30, regarding progress toward commercialization of Licensed Product. The report must include, as a minimum, information (e.g., summary of work completed, key scientific discoveries, summary of work in progress, current schedule of anticipated events or milestones and market plans for introduction of Licensed Product) sufficient to enable Stanford to satisfy reporting requirements of the U.S. Government, and for Stanford to ascertain progress by Alnylam toward meeting the diligence requirements of Article 5 of the Stanford Agreement.
***Royalty Payment Obligation (Article 6)
•	On each anniversary of the Effective Date, a minimum yearly royalty of $[**] must be paid to Stanford, which payments are non-refundable but creditable against earned royalties to the extent provided in Section 6.4.

•	Earned royalties of [**]% of Net Sales for Licensed Product are payable to Stanford, subject to the following:
(i)	Royalty Payments are reduced up to [**]% (from [**]% of Net Sales down to [**]% of Net Sales) by the amount of royalty paid to access

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additional intellectual property necessary in order to sell Licensed Products (“Additional Earned Royalties”).

(ii)	Such royalty payments shall be reduced as follows:
(1)	[**]% if Additional Earned Royalties are [**]% or less.

(2)	[**]% if Additional Earned Royalties are greater than [**]% but less than [**]%.

(3)	[**]% if Additional Earned Royalties are equal to or greater than [**]% but less than [**]%.

(4)	[**]% if Additional Earned Royalties are equal to or greater than [**]% but less than [**]%.

(5)	[**]% if Additional Earned Royalties are equal to or higher than [**]%.
(iii)	Only one royalty is due on each Licensed Product, regardless of whether its manufacture, use, importation, or sale is covered by more than one patent or patent application included in Licensed Patents, and no further royalties will be due for use of such Licensed Product by Alnylam or its sublicensee’s customers.
•	Creditable payments under the Stanford Agreement will be an offset against each earned royalty payment which is required to be paid under Section 6.3 until the entire credit is exhausted.

•	If the Stanford Agreement is not terminated in accordance with other provisions, royalties must continue to be paid on all Licensed Products that are either sold or produced under the license granted in Article 3, whether or not such Licensed Products are produced before the Effective Date or sold after the Licensed Patents have expired.
Restrictions on Sublicensing by Alnylam (Sections 13.1, 13.3-13.5 and 13.7)
•	Alnylam may grant sublicenses in the Co-exclusive Licensed Field of Use during the Co-Exclusive period (a) only in conjunction with intellectual property under Alnylam’s control; and (b) only if Alnylam is developing or selling Licensed Products in the Co-Exclusive Licensed Field of Use.

•	Any sublicense granted by Alnylam under the Stanford Agreement must be subject and subordinate to the terms and conditions of the Stanford Agreement.

•	Any sublicense will expressly include the provisions of Articles 7 (Royalty Reports, Payments and Accounting), 8 (Negation of Warranties) and 9 (Indemnity) for the benefit of Stanford.

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•	If a sublicensee desires that its sublicense survive the termination of the Stanford Agreement, Stanford has agreed that the sublicense will revert to Stanford subject to the transfer of all obligations, including the payment of royalties specified in the sublicense, to Stanford or its designee, if the Stanford Agreement is terminated.

•	Alnylam will provide Stanford in confidence a copy of all relevant portions of any sublicenses granted under the Stanford Agreement.
Restrictions on Further Sublicensing by Sublicensee (Section 13.3)
•	Sublicensees may not further sublicense, except that Sublicensees may further sublicense rights under Licensed Patents only as needed or implied in the course of distribution or performance of service as required for the sale to an end user of Licensed Products.
Royalty Reports, Payments, and Accounting (Article 7)
•	Beginning with the first sale of a Licensed Product, Alnylam is required to make written reports (even if there are no sales) and earned royalty payments within 30 days after the end of each calendar quarter. The report must be in the form of Appendix B to the Stanford Agreement and state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar quarter, and calculation of earned royalty payment due. With each report, royalty payments due for the completed calendar quarter must be paid.

•	A written report is due within 90 days after the license expires under Section 3.2 of the Stanford Agreement. Alnylam is required to continue to make reports after the license has expired, until all Licensed Product produced have been sold or destroyed. Royalty payments must also continue to be made, concurrent with the submittal of each post-termination report.

•	Records must be kept and maintained for 3 years showing the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under the license, including general-ledger records of cash receipts and expenses, as well as other information sufficient to determine royalties due, including production records, customers, and serial numbers, and related information in sufficient detail to enable Alnylam to determine the royalties payable under the Stanford Agreement.

•	An independent certified public accountant selected by Stanford and acceptable to Alnylam is permitted to examine such books and records from time to time (but no more than once a year) to the extent necessary to verify the royalty and termination reports as detailed in the Stanford Agreement.
Prosecution and Enforcement (Section 6.9; Article 12)
•	Stanford will be responsible for the filing, prosecution and maintenance of the Licensed Patents. Throughout the term of the Stanford agreement, Alnylam will

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retain rights to any claims that have support in the Licensed Patents, whether or not they are in a CIP. If Stanford elects not to continue to seek or maintain patent prosecution on any Licensed Patent in any country during the co-exclusive term despite Alnylam’s willingness to pay its share of the prosecution costs, Alnylam will have the right, at its expense, to procure, maintain and enforce in any country such Licensed Patent.

•	Stanford, Alnylam and the other Co-Exclusive licensee will meet to discuss any suspected infringement of any Licensed Patent by a third party during the Co-Exclusive period of the Stanford Agreement. If the Field-of-Use becomes Exclusive for Alnylam, Stanford and Alnylam will meet to discuss the matter during the Exclusive period of the Stanford Agreement.

•	If Stanford does not choose to institute suit against said third party within 60 days of notification, then the suit may be brought in both Alnylam’s and the other Co-Exclusive licensee’s names, and Stanford’s name if necessary, and Alnylam and Co-Exclusive licensee will share equally the out-of-pocket costs thereof and any recovery or settlement. In such situation, Alnylam and the other Co-Exclusive licensee will agree to the manner in which they exercise control over such action and if either party desires to also be represented by separate counsel of its own selection, such party will pay the fees for such counsel.

•	If both Stanford and the other Co-Exclusive licensee, or Stanford if there is no other Co-Exclusive Licensee, choose not to institute suit against said third party within 60 days of notification, then Alnylam will have the right to institute suit in its own name or if necessary, in Stanford’s name, to enjoin such infringement. Alnylam will bear the entire cost of such litigation and will be entitled to retain the entire amount of any recovery or settlement. However, any recovery in excess of litigation/settlement costs will be considered Net Sales and Alnylam must pay Stanford royalties as indicated in Article 6 of the Stanford Agreement.
Negation of Warranties (Article 8)
•	Stanford has represented and warranted to Alnylam that, to the best of Stanford’s OTL knowledge, Stanford is the sole owner of Stanford Licensed Patents and has the right to enter into the Stanford Agreement and to grant the rights and licenses set forth therein.

•	Notwithstanding the foregoing, nothing in the Stanford Agreement or any sublicense agreement shall be construed as:
(i) Stanford’s warranty or representation as to the validity or scope of any Licensed Patent;
(ii) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted under the Stanford Agreement or any

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sublicense agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;
(iii) An obligation to bring suit against third parties for infringement, except as described in Article 12 of the Stanford Agreement;
(iv) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Stanford or other persons other than Licensed Patents, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patents; or
(v) An obligation to furnish any technology or technological information.
Except as expressly set forth in the Stanford Agreement, it is acknowledged and agreed that Stanford makes no representations and extends no warranties of any kind, either express or implied. There are no express or implied warranties of merchantability or fitness for a particular purpose, or that Licensed Products will not infringe any patent, copyright, trademark, or other rights, or any other express or implied warranties.
•	Nothing in the Stanford Agreement or any sublicense agreement grants any sublicensee any express or implied license or right under or to U.S. Patent 4,656,134 entitled “Amplification of Eucaryotic Genes” or any patent application corresponding thereto.
Indemnification and Insurance (Article 9)
•	Alnylam is required to indemnify, hold harmless, and defend Stanford and Stanford Hospitals and Clinics, and their respective trustees, officers, employees, students, and agents against all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Invention, Licensed Patents, Licensed Products, by Alnylam or any sublicensee, or their customers except to the extent such claims are due to the gross negligence or willful misconduct of Stanford. Upon notification to Alnylam in writing of any such claim, Alnylam shall manage and control, at its own expense, the defense of such claim and its settlement. Alnylam agrees not to settle any such claim against Stanford without Stanford’s written consent where such settlement would include any admission of liability on the part of Stanford, where the settlement would impose any restriction on the conduct by Stanford of any of its activities, or where the settlement would not include an unconditional release of Stanford from all liability for claims that are the subject matter of such claim.

•	Subject to Section 9.1, neither Stanford nor Alnylam shall be liable to each other for any loss profit, expectation, punitive or other indirect, special, consequential, or other damages whatsoever, in connection with any claim arising out of or related to the Stanford Agreement whether grounded in tort (including negligence), strict liability, contract, or otherwise.

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•	Alnylam shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering all employees with respect to activities performed under the Stanford Agreement.

•	Alnylam shall maintain, during the term of the Stanford Agreement, Comprehensive General Liability Insurance, including Product Liability Insurance prior to commercialization, with a reputable and financially secure insurance carrier to cover the activities of Alnylam and its sublicensees. Upon initiation of human clinical trials of any Licensed Product, such insurance will provide minimum limits of liability of Five Million Dollars and will include Stanford and Stanford Hospitals and Clinics, and their respective trustees, directors, officers, employees, students, and agents as additional insureds. Insurance will be written to cover claims incurred, discovered, manifested, or made during or after the expiration of the Stanford Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Alnylam will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements and requiring thirty (30) days prior written notice of cancellation or material change to Stanford. Alnylam will advise Stanford, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Alnylam will be primary coverage; insurance of Stanford and Stanford Hospitals and Clinics will be excess and noncontributory.
Certain Termination Rights (Section 14.1)
•	Alnylam has the right to terminate the Stanford Agreement by giving Stanford at least 30 days’ prior written notice.
Definitions:
“Co-Exclusive” means that Stanford will only grant one further license in the Licensed Territory in the Licensed Field of Use.
“Invention” means “Efficient RNA Transfection in the Livers of Living Mice” from the laboratory of Mark Kay, as described in Stanford Docket S00-012.
“Licensed Field of Use” means delivery of ex-vivo synthesized siRNA Molecules for research, development and therapeutic uses (including a diagnostic necessary for development, sale or reimbursement of a therapeutic Licensed Product). The Licensed Field of Use specifically excludes delivery of any system producing in vivo expressed siRNAs for therapeutic use, including but not limited to episomal and integrated vectors, and recombinant viruses.
“Licensed Patents” means all patent applications filed on the Invention and all patents issuing thereon, including certain patent applications entitled [**] and [**], and any divisions, continuations and any foreign patent application or equivalent corresponding thereto, and any Letters patent or equivalent thereof issuing thereon or reissue, reexamination or extension thereof. Continuation-in-part applications that are offered to

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the other co-exclusive licensee will also be offered to Alnylam for licensing in the Licensed Field of Use.
“Licensed Product” means any product or part in the Licensed Field of Use, the manufacture, use or sale of which (a) is covered by a valid claim of an issued, unexpired Licensed Patent directed to the Invention in the country in which it is made, used or sold; or (b) is covered by any claim being prosecuted in a pending application of Licensed Patents in the country in which it is made, used or sold unless such claim has been pending in such application or an earlier application of Licensed Patents for greater than [**] years.
“siRNA Molecule” means an agent that modulates expression of a target gene by an RNA interference mechanism.

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ISIS
4.	Strategic Collaboration & License Agreement between Isis Pharmaceuticals, Inc. (“Isis”), and Alnylam, dated March 11, 2004, as supplemented or amended by letter agreements dated March 9, 2004 (as amended by letter agreement dated October 28, 2005), March 11, 2004, June 10, 2005 and two letter agreements dated January 31, 2008 (as amended, “Isis Agreement”)
Brief Summary of Technology Covered by License:
Isis granted Alnylam co-exclusive rights to develop and commercialize certain double-stranded RNAi products under certain patent rights and know-how, including Isis Current Motif and Mechanism Patents, Isis Current Chemistry Patents, Isis Future Motif and Mechanism Patents and Isis Future Chemistry Patents.
Alnylam granted Isis non-exclusive rights (including options) to research and develop certain single-stranded and double-stranded RNAi products, and to develop and commercialize certain single-stranded RNAi products, under certain patent rights and know-how, including Alnylam Current Motif and Mechanism Patents, Alnylam Current Chemistry Patents, Alnylam Future Motif and Mechanism Patents and Alnylam Future Chemistry Patents.
Limitations on Scope of License (Section 5.1 and 5.3; Article 6, as amended on March 11, 2004 and January 31, 2008; Sections 10.2 and 11.7)
•	Alnylam is granted co-exclusive (with Isis) licenses under Isis Current Motif and Mechanism Patents and Isis Current Chemistry Patents and subject to Section 11.8 under Isis Future Motif and Mechanism Patents, Isis Future Chemistry Patents and Isis’ rights in Joint Patents to research, develop, make, have made, use, import, offer to sell and sell Double Stranded RNA and Double Stranded RNA Products.

•	The licenses granted to Alnylam exclude the right to practice the Isis Excluded Technology.

•	Isis retains its rights in the Isis Patent Rights and in the Joint Patents (x) exclusively for the Isis Exclusive Targets and (y) exclusively for the Isis Encumbered Targets.

•	Licenses to Isis Patent Rights that are joint patents with Third Parties (i.e., invented by one or more Isis inventors and one or more non-Isis inventors) are licensed subject to the retained rights of any non-Isis inventors and their assignees and licensees. Any such retained rights of non-Isis inventors and their assignees and licensees existing as of the Effective Date are set forth in Exhibit 5.3(c) attached to the Addendum Transmittal to the Isis Agreement.

•	Licenses to Isis Patent Rights that are subject to contractual obligations between Isis and Third Parties in effect as of the Effective Date are licensed subject to the restrictions and other terms described in Exhibit 5.3(d) attached to the Addendum

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Transmittal to the Isis Agreement. Alnylam’s sublicensees are required to comply with such restrictions and other terms.

•	Alnylam is granted a non-exclusive license, with no right to sublicense, to practice any Know-How disclosed to Alnylam during the performance of the Isis Agreement, subject to the non-disclosure obligations set forth in Article 12 of the Isis Agreement.
In addition, any licenses granted by Alnylam to a Third Party under Alnylam Patent Rights would be subject to the following:
•	Isis is granted non-exclusive licenses to research, develop, make, have made, use and import Isis Products for Research Use, and to research, develop, make, have made, use, import, offer to sell and sell Isis Single Stranded Products.

•	For each Gene Target in the Isis Target Pool, Isis is granted an option, exercisable during a specified period, to obtain a non-exclusive license to research, develop, make, have made, use, import, offer for sale and sell Double Stranded RNA and Double Stranded RNA Products.

•	The foregoing non-exclusive licenses, and options to obtain non-exclusive licenses, exclude the right to practice the Alnylam Excluded Technology.

•	The licenses to Alnylam Patent Rights initially shall not include licenses to Patents licensed by Alnylam from Stanford University, provided, that, if any such licensed Patent become issued Patents, Isis shall have the option of expanding its licenses to Alnylam Patent Rights to include such issued Patents.

•	Isis is granted an option to sublicense certain patent rights licensed by Alnylam from Cancer Research Technology Limited pursuant to the CRT License.

•	Isis is also granted a non-exclusive license to practice any Know-How disclosed to Isis during the performance of the Isis Agreement, subject to the non-disclosure obligations set forth in Article 12 of the Isis Agreement.

•	If Alnylam grants to any Third Party that is not a Major Pharmaceutical Company a license under the Alnylam Patent Rights to develop and commercialize Double Stranded RNA Products, then if (a) either (i) the [**] terms of such license are more favorable to the Third Party than the [**] terms under the Isis Agreement with respect to Isis Products are to Isis, or (ii) the [**] covered by such license exceeds the [**] potentially licensed to Isis under the Isis Agreement for development and commercialization of Double Stranded RNA Products, and (b) the roles to be played by Alnylam and such Third Party in the development and commercialization of Double Stranded RNA Products under such Third Party license, the nature of the Gene Targets covered by such Third Party license and any other relevant terms of such Third Party license do not collectively justify the conditions described in the preceding clauses (a)(i) and/or (a)(ii), then Alnylam shall modify the terms of its

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licenses to Isis under the Isis Agreement with respect to such conditions so that they are reasonably equivalent to those granted to the Third Party.

•	The Parties are obligated to consult about the need to license any patents Controlled by Third Parties that would be useful or necessary for either Party to research, develop, make, have made, use, sell, offer for sale or import Double Stranded RNA Products. If it is agreed that there is a desire to obtain a license or to acquire any such patent, the Parties will negotiate in good faith regarding (i) the share of the financial obligations relating to the license or acquisition that each Party will bear; (ii) the compensation of any acquisition costs incurred in connection with obtaining the patent rights; and (iii) an agreement by the Parties to abide by all terms of the agreement under which the patent rights are granted.
Certain Sublicense Terms (Sections 5.2, 5.3 and 14.4)
•	Alnylam is not permitted to grant sublicenses under its co-exclusive licenses, except Naked Sublicenses or in connection with a Bona Fide Drug Discovery Collaboration or a Development Collaboration.

•	Alnylam cannot sublicense its right to grant Naked Sublicenses under the Isis Agreement except that Alnylam may permit its sublicensees to grant further sublicenses in connection with an Alnylam Product.

•	The rights of any sublicensee under any permitted sublicense granted in accordance with Section 5.2 will survive the termination of the Isis Agreement.
***Royalty Payment Obligations (Section 7.2)
•	Royalties are payable to Isis on sales of Alnylam Products, equal to [**]% of Net Sales.

•	The royalty may be reduced by [**]% of any additional royalties that Alnylam owes to Third Parties on such Alnylam Product that arise from Alnylam acquiring access to new technologies after the Effective Date (as defined in the Isis Agreement); provided, however that (a) the royalty due under this section can never be less than a floor of [**]% and (b) additional royalties arising as the result of the addition, pursuant to Section 11.8, of Isis Future Chemistry Patents or Isis Future Motif and Mechanism Patents to the Isis Patent Rights licensed to Alnylam cannot be used to reduce the royalty.
Payment Terms and Reports (Section 9.1)
•	Royalties payable under the Isis Agreement are payable on a quarterly basis within 45 days after the end of each calendar quarter. Alnylam is required to provide Isis with a report setting forth (i) gross sales of Alnylam Products by Alnylam, its Affiliates and sublicensees, (ii) all deductions from such gross sales taken in calculating Net Sales, (iii) Net Sales of Alnylam Products by Alnylam, its Affiliates and sublicensees, (iv)

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royalties payable based on such Net Sales and (v) all other information relevant to the calculation of such royalties, on a product-by-product and country-by-country basis, for each calendar quarter within [**] after the end of such calendar quarter.
Prosecution; Enforcement (Article 11)
•	Isis will be responsible for preparing, filing, prosecuting, maintaining and taking such other actions as are reasonably necessary or appropriate with respect to the Isis Patent Rights. Alnylam will be responsible for preparing, filing, prosecuting, maintaining and taking such other actions as are reasonably necessary or appropriate with respect to the Alnylam Patent Rights. The RMC will designate the Party responsible for prosecuting and maintaining any Joint Patents.

•	Alnylam will have the sole and exclusive right to assert and enforce any Isis Patent Rights, Alnylam Patent Rights or Joint Patents against any party engaging in an unlicensed or unauthorized making, having made, using, selling, offering for sale or importing of any allegedly infringing Double Stranded RNA; provided, however, that Isis will actively participate in the planning and conduct of any enforcement by Alnylam that includes Isis Patent Rights covering a [**] chemical modification and will take the lead of such enforcement to the extent that the scope or validity of any such Isis Patent Rights covering a [**] chemical modification is at risk. Otherwise, Isis will have sole and exclusive right to assert and enforce any Isis Patent Rights, Alnylam will have sole and exclusive right to assert and enforce any Alnylam Patent Rights, and the RMC will agree in advance on the enforcement of any Joint Patent. A Party’s enforcement rights are further limited under the Addendum Transmittal.

•	If the Enforcing Party fails to initiate proceedings against any actual or suspected infringement within [**] and if the infringer is directly competing with the Nonenforcing Party’s Affected Product, then either (a) the Nonenforcing Party has step-in rights if the license granted to such Party is exclusive or co-exclusive or (b) the Nonenforcing Party will not be obligated to pay royalties during the period for which the Enforcing Party fails to take action to eliminate the infringement if the license granted to such Party is non-exclusive; provided, that clause (b) shall not apply if the Enforcing party elects to grant the Nonenforcing Party enforcement rights with respect to such infringement. The Enforcing Party will not grant a license to any such infringing Third Party with respect to any directly competitive infringing product on terms materially more favorable (milestones and royalties) than the terms of the license granted hereunder to the Nonenforcing Party or, solely with respect to the Affected Product, will adjust the terms of such license so that they are not materially less favorable than the terms of the license granted to the infringing Third Party.
Definitions:
“Alnylam Excluded Technology” means inhibitors to specific genes or gene families, manufacturing and analytical technologies, formulation and delivery technologies and the specific technology listed on Schedule 1-6 attached to the Addendum Transmittal.

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“Alnylam Patent Rights” means Alnylam Current Motif and Mechanism Patents, Alnylam Future Motif and Mechanism Patents, Alnylam Current Chemistry Patents and Alnylam Future Chemistry Patents.
“Alnylam Product” means a Double Stranded RNA Product or MicroRNA Product discovered or developed by Alnylam, its Affiliates or sublicensees, the manufacture, sale or use of which is covered by a Valid Claim within the Isis Patent Rights.
“Bona Fide Drug Discovery Collaboration” means a collaboration involving the discovery and development of Double Stranded RNA Products in which a Party plays an integral role in the experimentation and an important, though not necessarily dominant or co-equal, role in the decision-making, relating to the discovery and development of Double Stranded RNA Products from the point in time at which the relevant Gene Target has been designated through the initiation of [**]. A Bona Fide Drug Discovery Collaboration may continue beyond the initiation of such [**]. For Isis Products that are Double Stranded RNA Products, a Bona Fide Drug Discovery Collaboration must be an Antisense Drug Discovery Program. For each Party, collaborations that do not include or involve Patents licensed from the other Party hereunder shall not constitute Bona Fide Drug Discovery Collaborations. A Party’s experimentation relating to the discovery and development of Double Stranded RNA Products that modulate a relevant Gene Target prior to the commencement of a collaboration shall be deemed to have been conducted in the course or the collaboration for purposes or detennining whether the collaboration is a Bona Fide Drug Discovery collaboration. A series of related collaborations and/or license agreements involving the discovery and development of Double Stranded RNA Products with the same sublicensee or related sublicensees that includes a Bona Fide Drug Discovery Collaboration agreement will be aggregated to constitute a single Bona Fide Drug Discovery Collaboration.
“Development Collaboration” means a collaboration by either Party with a Third Party whose purpose is the further development and/or commercialization of a Double Stranded RNA Product and that begins at or after the initiation of IND-Enabling Studies for such Product. For each Party, collaborations that do not include or involve Patents licensed from the other Party hereunder shall not constitute Development Collaborations.
“Double Stranded RNA” means a composition designed to act primarily through an RNAi mechanism that is not a MicroRNA Construct and which consists of either (a) two separate oligomers of native or chemically modified RNA that are hybridized to one another along a substantial portion (greater than or equal to [**]%) of their lengths, or (b) a single oligomer of native or chemically modified RNA that is hybridized to itself by self-complementary base-pairing along a substantial portion (greater than or equal to [**]%) of its length to form a hairpin.
“Double Stranded RNA Product” means a pharmaceutical composition that contains a Double Stranded RNA.
“Gene Target” means a transcriptional unit of a gene, including any protein product of such transcriptional unit, and including all splice variants.

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“Isis Encumbered Targets” means a Gene Target (a) to which Isis has a contractual obligation to a Third Party existing as of the Effective Date that precludes Isis from granting a license under Section 5 with respect to such Gene Target and (b) that is identified and described on a [**] (as defined in the letter agreement date March 9, 2004 between Alnylam and Isis).
“Isis Excluded Technology” means (a) RNase H mechanisms, RNase H motifs and RNase H oligonucleotides when utilized in an RNase H mechanism, assays and methods thereof; (b) modulators of specific genes, gene families or proteins; (c) manufacturing technologies; (d) analytical technologies, kits and assays, including without limitation methods, systems and compositions of matter for amplifying, quantifying, detecting, characterizing or identifying nucleic acids or nonoligomeric ligands thereto; (e) formulation and delivery technologies; and (f) the specific technology listed on Schedule 1-30 attached to the Addendum Transmittal.
“Isis Exclusive Targets” refer to the Reserved Targets which are designated by Isis as Isis Exclusive Targets.
“Isis Patent Rights” means Isis Current Motif and Mechanism Patents, Isis Future Motif and Mechanism Patents, Isis Current Chemistry Patents and Isis Future Chemistry Patents.
“Isis Products” means any Isis Single Stranded Product, MicroRNA Product or Double Stranded RNA Product, discovered or developed by Isis, its Affiliates or sublicensees, the manufacture, sale or use of which is covered by a Valid Claim within the Alnylam Patent Rights.
“Isis Single Stranded Product” means any single stranded oligomeric compound (a) that hybridizes in whole or in part with a target RNA and modulates the Gene Target, (b) is not a Double Stranded RNA or Double Stranded RNA Product and (c) the manufacture, sale or use of which is covered by a Valid Claim within the Alnylam Patent Rights.
“Naked Sublicense” means a license for Double Stranded RNA that includes rights to the Isis Patent Rights that is not a license in connection with (a) a Development Collaboration or (b) a Bona Fide Drug Discovery Collaboration. A series of Naked Sublicenses to the same sublicensee or related sublicensees will be aggregated to constitute a single Naked Sublicense. For the avoidance of doubt, where this Agreement grants Alnylam exclusive rights to grant Naked Sublicenses, such exclusive rights preclude Isis from granting licenses to the Isis Patent Rights to Third Parties for Double Stranded RNA even though such license grants by Isis would technically be license grants and not sublicense grants. Licenses that do not include or involve rights to Isis Patents shall not constitute Naked Sublicenses.

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MIT
5.	Amended and Restated Exclusive Patent License Agreement between Massachusetts Institute of Technology (“MIT”) and Alnylam, dated May 9, 2007, as amended by Amendment No. 1 dated May 7, 2008 and Amendment No. 2 dated May 20, 2008 (“MIT Agreement”)
Brief Summary of Technology Covered by License:
MIT granted Alnylam exclusive rights to develop and commercialize for human RNAi therapeutics certain technology relating to novel lipid compositions that are potential components of cationic liposomal formulations for cellular delivery of oligonucleotides. The technology was developed in the laboratory of Professor Robert Langer.
Limitations on Scope of License (Sections 2.1, 2.3 and 2.5)
•	The license granted to Alnylam is limited to an exclusive (for the Exclusive Period), worldwide license under the Patent Rights to develop, make, have made, use and import Library Products and Licensed Processes to develop, make, have made, use, sell, offer to sell, lease, and import Licensed Products in the Field and to develop and perform Licensed Processes in the Field.

•	Alnylam does not have the right to sell or offer for sale the Library Products separately from a sale or offer for sale of a Licensed Product.

•	MIT retains the right to practice under the Patent Rights for research, teaching, and educational purposes. The U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any Patent Rights as set forth in 35 USC 201-211, and the regulations promulgated thereunder, including the requirement that Library Products, whether or not part of Licensed Products, used or sold in the U.S. must be manufactured substantially in the U.S.

•	The Patent Rights may not be asserted against non-for-profit research institutions that practice the Patent Rights for research funded by (i) the institutions themselves, (ii) not-for profit foundations, or (iii) any federal, state or municipal government. Alnylam may assert the Patent Rights against not-for-profit research institutions only if the infringement activity of the not-for-profit research institution was performed in the fulfillment of research sponsored by a for-profit entity and the assertion of infringement must be limited to those specific activities.
Restrictions on Sublicensing by Alnylam (Sections 2.1 and 2.3; Section 4.1(g) as amended by Amendment No. 1 and Amendment No. 2)
•	Alnylam may grant sublicenses under commercially reasonable terms and conditions only during the Exclusive Period. Any sublicenses by Alnylam may extend past the

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expiration date of the Exclusive Period, but any exclusivity of such sublicense will expire upon the expiration of the Exclusive Period.

•	The sublicense must incorporate terms and conditions sufficient to enable Alnylam and its Affiliates to comply with the MIT Agreement. Such sublicenses will also include provisions to provide that if Sublicensee brings a Patent Challenge against MIT (except as required under a court order or subpoena), Alnylam may terminate the sublicense.

•	Upon termination of the MIT Agreement, any Sublicensee not then in default will have the right to seek a license from MIT, and MIT agrees to negotiate such licenses in good faith under reasonable terms and conditions.

•	Alnylam may permit third parties (i) to use Library Products and Licensed Processes for the purpose of research with academic or nonprofit institutions and contract research, including for the conduct of clinical trials of a Licensed Product, and (ii) to sell Licensed Products under an agency, consignment or equivalent arrangement, wherein such rights are not sublicense rights.

•	Alnylam will promptly furnish MIT with a fully signed photocopy of any sublicense agreement, which copy may be redacted except with respect to terms directly relevant to Alnylam’s obligations under the MIT Agreement.

•	Non-monetary consideration may not be accepted by Alnylam or an Affiliate for any sublicense of the Patent Rights without the prior written consent of M.I.T. Consideration for any and all sublicenses of the Patent Rights shall be on commercially reasonable terms and conditions consistent with amounts paid for similar technology in the industry.

•	Upon termination of the Agreement for any reason, and at the written request of any sublicensee, M.I.T. will assume Alnylam’s duties and obligations solely with respect to the Patent Rights under each sublicense agreement granted by Alnylam to such Sublicensee, effective as of the termination date of the Agreement, provided that:
     (i) such Sublicensee is not in default of its sublicense agreement with Alnylam at the date of such termination;
     (ii) such Sulicensee agrees in writing to M.I.T. within thirty (30) days of the termination date of the Agreement to be bound to M.I.T. for all obligations, including the payment of license maintenance fees (Section 4.1(b)), royalties (Section 4.1(c)) and clinical milestone payments (Section 4.1(f)(ii)), specified in the Agreement;
     (iii) M.I.T. shall not assume any obligation of Alnylam to such Sublicensee pursuant to any representation, warranty or indemnification provision;

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     (iv) notwithstanding anything to the contrary in the sublicense agreement with Alnylam, such Sublicensee agrees in writing to M.I.T. within thirty (30) days of the termination date of the Agreement to be bound to M.I.T. by the terms and conditions of specified provisions of the Agreement.; and
     (v) such Sublicensee pays to M.I.T. a fee of [**] dollars ($[**]) within thirty (30) days of the termination date of this Agreement.
Diligence and Reporting (Sections 3.1 and 3.2)
•	Sublicensees are required to use diligent efforts to develop Library Products and Licensed Products and to introduce Licensed Products into the commercial market; thereafter Sublicensees are required to make Licensed Products reasonably available to the public. Specifically, the following obligations must be fulfilled:
(a) Written reports are due within [**] days after the end of each calendar year on the progress of efforts during the immediately preceding calendar year to develop and commercialize Licensed Products. Such reports shall include the number of [**], a description of [**], and the [**] that have been tested. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.
(b) Funding for research at MIT pursuant to the Budget set forth in Attachment C of the Research Agreement.
(c) By [**] will be evaluated for use in [**] of RNAi Products.
(d) Prior to the [**], at least [**] will be advanced to [**] studies in support of [**] for [**] studies.
(e) Filing of [**] for Licensed Product by [**].
(f) Commencement of [**] trial for a Licensed Product within [**] for such Licensed Product.
(g) First Commercial Sale of a Licensed Product within [**] for each such Licensed Product.
•	If Alnylam, an Affiliate of Alnylam or any Sublicensee is determined to have failed to fulfill any obligation under Sections 3.1(a) and 3.1(c) — (g) above, MIT may treat such failure as a material breach, subject to any changes to such diligence requirements as may be mutually-agreed by the parties below.

•	If Alnylam anticipates a failure to meet an obligation set forth in Section 3.1(c), (d), (e), (f) or (g) above will occur, Alnylam will promptly advise MIT, and representatives of each party will meet to review the reasons for anticipated failure. Alnylam and MIT will enter into a written amendment to the MIT Agreement with respect to any mutually agreed upon change(s) to the relevant obligation. If, after

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good faith discussion, Alnylam and MIT are unable to agree upon an amendment to the obligation, Alnylam, at its discretion, may elect to extend the due date to meet the obligation for such diligence obligation by one year by providing written notice to MIT along with payment in the amount of $[**]. Alnylam may extend the due date of each diligence obligation set forth in Section 3.1(c), (d), (e), (f) or (g) of the MIT Agreement only once during the term.
***Royalty Payment Obligations (Section 4.1)
•	Running royalties of [**]% of Net Sales of Licensed Products and Licensed Processes are due within [**] days of the end of each calendar quarter.

•	If Alnylam or an Affiliate is legally required to pay royalties to one or more third parties in order to obtain a license or similar right necessary to practice the Patent Rights, Alnylam shall be entitled to a credit up to [**] percent ([**]%) of the amounts payable to such third parties against the royalties due to MIT for the same Reporting Period; provided, however, that (i) in no event will royalties due to MIT under Section 4.1(c), when aggregated with any other offsets and credits allowed under the MIT Agreement, be less than [**]% of Net Sales in any Reporting Period, and (ii) royalties due to third parties with respect to [**] patents (see Appendix B to MIT Agreement) shall not qualify for purposes of the offset against royalties under Section 4.1(d).

•	Multiple royalties are not due if the manufacture, use, lease, or sale of any Licensed Product or the performance of any Licensed Process is covered by more than one of the Patent Rights.
Royalty Payment and Reports (Sections 5.1 and 5.2)
•	Royalties are payable for each Reporting Period and are due to MIT within [**] days of the end of each Reporting Period.

•	Prior to the First Commercial Sale of a Licensed Product or first commercial performance of a Licensed Process, Alnylam is required to deliver annual reports within [**] days of the end of each calendar year, containing information concerning the immediately preceding year, as further described in Section 5.2. The date of First Commercial Sale of a Licensed Product or commercial performance of a Licensed Process must be reported to MIT within [**] days of its occurrence.

•	After First Commercial Sale of a Licensed Product or commercial performance of a Licensed Process, reports are required to be delivered to MIT within [**] days of the end of each Reporting Period containing information concerning the immediately preceding Reporting Period, as further described in Section 5.2.

•	Section 5.2 states that reports must include at least the following information for the immediately preceding reporting period: the number of Licensed Products sold, leased, or distributed, the number of [**], a description of Licensed Processes

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performed in each country as may be pertinent to a royalty accounting, gross price charged in each country, calculation of Net Sales in each country (including a listing of applicable deductions), total royalty payable on Net Sales, the exchange rate used for conversion, [**] categorized by rights relating to [**], milestones achieved and the [**]. If no amounts are due to MIT for any Reporting Period, the report shall so state.
Recordkeeping and Audit Rights (Section 5.4)
•	Sublicensees are required to maintain complete and accurate records reasonably relating to (i) the rights and obligations under the MIT Agreement, and (ii) any amounts payable to MIT in relation to the MIT Agreement to the extent customarily maintained in the biopharmaceutical industry, which records will contain sufficient information to permit MIT to confirm the accuracy of any reports and payments delivered to MIT and compliance in other respects with the MIT Agreement. Such records will be retained for at least [**] years following the end of the calendar year to which they pertain, during which time a certified public accountant selected by MIT (who will be required to enter into a confidentiality obligation with Sublicensee) may inspect such records upon advance notice and during normal business hours solely for the purpose of verifying any reports and payments or compliance in other respects with the MIT Agreement.
Prosecution and Enforcement (Sections 6.1, 7.1-7.3 and 7.7)
•	MIT will prepare, file, prosecute, and maintain all of the Patent Rights. Alnylam will cooperate with MIT in such filing, prosecution and maintenance.

•	So long as Alnylam remains the exclusive licensee of the Patent Rights in the Field, Alnylam, to the extent permitted by law, will have the right, under its own control and at its own expense, to prosecute any third party infringement of the Patent Rights in the Field, subject to Sections 2.5(c) (Non-assert), 7.4 (Offsets) and 7.5 (Recovery) of the MIT Agreement. Prior to commencing any such action, Alnylam will consult with MIT and will consider the views of MIT regarding the advisability of the proposed action and its effect on the public interest.

•	If Alnylam is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within a reasonable time after Alnylam first becomes aware of the basis for such action, MIT will have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and to keep any recovery.

•	If a Patent Challenge is brought against Alnylam by a third party, MIT, at its option, will have the right within 20 days after commencement of such action to take over the sole defense of the action. If MIT does not exercise this right, Alnylam may take over the sole defense of such action.

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•	So long as Alnylam remains the exclusive licensee of the Patent Rights in the Field, Alnylam will have the sole right to sublicense any alleged infringer in the Field for future use of the Patent Rights in accordance with Alnylam’s rights under and the terms and conditions of this Agreement. Any upfront fees as part of such sublicense will be shared equally between Alnylam and MIT; other revenues to Alnylam pursuant to such sublicense will be treated as set forth in Article 4 of the MIT Agreement.
Consequences of a Patent Challenge by Sublicensee (Sections 12.5 and 4.3)
•	If a Sublicensee brings a Patent Challenge against MIT (except as required under a court order or subpoena), MIT may send a written demand to Alnylam to terminate the sublicense. If Alnylam fails to so terminate such sublicense within 30 days of MIT’s demand, MIT may immediately terminate the MIT Agreement and/or the license granted thereunder.

•	Notwithstanding the foregoing, if MIT decides not to terminate the MIT Agreement and the Patent Challenge is successful, Alnylam will have no right to recoup any royalties paid during the period of challenge. If the Patent Challenge is unsuccessful, Alnylam will reimburse MIT for all of its costs and expenses it incurred as a result of such Patent Challenge, including without limitation attorneys fees, court costs, litigation related disbursements, and third party and expert witness fees (collectively, “Litigation Costs”). Reimbursement for Litigation Costs will be made within thirty (30) days of receipt of one or more invoices from MIT for such Litigation Costs.
Certain Termination Rights (Sections 12.1, 12.2 and 12.4)
•	Alnylam has the right to terminate the MIT Agreement for any reason upon at least 6 months’ prior written notice to MIT and payment of all amounts due to MIT through the effective date of termination.

•	If Alnylam ceases to carry on its business related to the MIT Agreement, MIT will have the right to terminate the MIT Agreement immediately upon written notice to Alnylam.

•	MIT, at its sole discretion, may terminate the Exclusive Period upon ten (10) days written notice to Alnylam if any of the following events occurs: (a) Alnylam is in uncured material default under the Research Agreement, including uncured failure to make any payments due thereunder; or (b) the Research Agreement is terminated for any reason other than for (i) material breach by MIT, (ii) the inability of Dr. Robert Langer to continue to serve as Principal Investigator, and the inability of the parties to agree upon a replacement Principal Investigator, an interim Principal Investigator, or an alternate arrangement for the performance of the Research after Dr. Langer is no longer able to serve as Principal Investigator (capitalized terms used in the foregoing clause have the meanings ascribed to them in the Research Agreement); or (iii) circumstances beyond MIT’s reasonable control that preclude the continuation of the Research, as provided for under the Research Agreement.

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Definitions:
“Development Candidate” means a pre-clinical Licensed Product which possesses desirable properties of a therapeutic agent for the treatment of a clinical condition based on in vitro and animal proof-of-concept studies.
“Exclusive Period” means the term of the MIT Agreement.
“Field” means therapeutic use in humans.
“Library Component” means a Library Product which is a set of reaction products formed by an addition reaction between two individual monomers, which set will include all reaction products and combinations within such set, including all isomers; and any compounds identical to any of the foregoing, including individual reaction products within such set, regardless of the means by which said compounds are prepared, manufactured or synthesized.
“Library Product” means any product that, in whole or in part: (i) absent the license granted hereunder, would infringe one or more Valid Claims of the Patent Rights; or (ii) is manufactured by using a Licensed Process or that, when used, practices a Licensed Process.
“Licensed Process” means any process that, in whole or in part: (i) absent the license granted hereunder, would infringe one or more Valid Claims of the Patent Rights; or (ii) when practiced, uses a Library Product.
“Licensed Product” means, generally, any product that contains both (i) an RNAi Product and (ii) a Library Product.
“Patent Rights” means the patent applications listed on Appendix A to the MIT Agreement entitled [**], and resulting patents and patent applications.
“RNAi Product” means, generally, a product containing one or more siRNA Therapeutics and/or miRNA Therapeutics towards one or more Targets.
“siRNA Therapeutic” means a therapeutic containing, composed of or based on siRNA and designed to modulate the function of particular genes or gene products by causing degradation of a messenger RNA to which such siRNA is complementary, and that is not an miRNA Therapeutic.
“Target” means (a) a single gene, as defined in the NCBI Entrez Gene database or any successor database thereto, or a product of such gene, that is a site or potential site of therapeutic intervention by an siRNA Therapeutic and/or an miRNA Therapeutic; (b) naturally occurring variants of a gene or gene product described in clause (a); or (c) a naturally occurring interfering RNA or miRNA or precursors thereof; provided that for the purposes of this definition a viral genome will be regarded as a single gene, and that the DNA sequence encoding a specific miRNA precursor will also be regarded as a single gene.

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TEKMIRA
6.	License and Collaboration Agreement between Tekmira Pharmaceuticals Corporation (formerly INEX Pharmaceuticals Corporation) (“Tekmira”) and Alnylam, dated January 8, 2007 (“Tekmira Agreement”)
Brief Summary of Technology Covered by License:
Tekmira granted Alnylam a license relating to liposomal delivery of siRNA and miRNA products. Alnylam granted Tekmira (i) an option to obtain exclusive, royalty-bearing, worldwide licenses under its fundamental siRNA intellectual property for 3 targets and (ii) an exclusive, royalty-bearing license to certain intellectual property relating to immunostimulatory RNA oligonucleotide compositions (“IOC Technology”). Alnylam retained certain rights to participate with Tekmira in commercialization of IOC Technology. In addition, Alnylam provided funding for a 2-year formulation development collaboration with Tekmira, a multi-year loan for capital expenditure purposes, and Tekmira will provide exclusive manufacturing services for Alnylam’s development programs up until completion of Phase 2 clinical studies.
Limitations on Scope of License (Sections 6.1 and 6.4)
•	The license granted to Alnylam is limited to an exclusive, royalty-bearing, worldwide license under Inex Technology, Inex Collaboration IP and Tekmira’s interest in Joint Collaboration IP to Develop, Manufacture and Commercialize Alnylam Royalty Products in the Alnylam Field, subject to (a) Tekmira’s non-exclusive license under Alnylam’s rights in Inex Technology and Collaboration IP for purposes of performing Tekmira’s obligations under the Collaboration with respect to Alnylam Royalty Products, and the Manufacturing Activities, and (b) Tekmira’s exclusive, worldwide license under Alnylam’s rights in Inex Technology and Collaboration IP to Develop, Manufacture and Commercialize Inex Development Products (as defined below) in the Alnylam Field.

•	Any license granted by Alnylam to a Third Party under Alnylam RNAi Technology and Alnylam Collaboration IP would be subject to a non-exclusive, worldwide license granted to Tekmira for purposes of performing Tekmira’s obligations under the Collaboration with respect to Alnylam Royalty Products, and the Manufacturing Activities.

•	Any license granted by Alnylam to a Third Party under Alnylam Core Patent Rights, Alnylam Lipidoid Patent Rights, Alnylam Collaboration IP and Alnylam’s interest in Joint Collaboration IP would be subject to an exclusive, worldwide license granted to Tekmira to Develop, Manufacture and Commercialize RNAi Products directed to up to three (3) Targets (each such Target, an “Inex Development Target,” and such RNAi Products, the “Inex Development Products”) which Tekmira may select (as described below) in the Alnylam Field. During the Selection Term, Tekmira has the right to nominate a Target, subject to (a) Alnylam’s contractual obligation to a Third Party that would be breached by the inclusion of such Target as an Inex Development

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Target under the Tekmira Agreement, and (b) Alnylam’s determination after good faith review of its ongoing or planned scientific and/or business activities that such Target is a Target of interest to Alnylam. If neither of these criteria apply, the Target is deemed to have been successfully nominated as an “Inex Development Target” and Alnylam is obligated to use Commercially Reasonable Efforts consistent with the terms of the Novartis Agreement to obtain Novartis’ consent to such selection. If an Inex Development Target is not available for license, then Tekmira may nominate an additional Target, until an aggregate of 3 Inex Development Targets have been identified and approved for selection. If all 3 Inex Development Targets have not been approved for selection by the expiration of the Selection Term, the Selection Term will be extended until the earlier of (i) the date on which an aggregate of 3 such Inex Development Targets have been identified and approved for selection, and (ii) January 8, 2014.

•	Any license granted by Alnylam to a Third Party under Alnylam IOC Technology, Alnylam Collaboration IP and Alnylam’s interest in Joint Collaboration IP would be subject to an exclusive license granted to Tekmira to Develop, Manufacture and Commercialize IOC Products in the Inex IOC Field in and for the United States.
Restrictions on Sublicensing by Alnylam (Sections 6.2 and 6.4)
•	Alnylam may grant sublicenses to Third Parties to Develop, Manufacture and Commercialize Alnylam Royalty Products; provided, that (i) with respect to any sublicense of Alnylam’s rights under Section 6.1.1(a) (i.e., the exclusive license under Inex Technology to develop and commercialize Alnylam Royalty Products in the Alnylam Field) of the Tekmira Agreement in respect of any Alnylam Royalty Product for which Tekmira has not initiated Manufacturing of batches of finished dosage form for GLP toxicology studies, Alnylam is required to use Commercially Reasonable Efforts to facilitate a business discussion between Tekmira and Alnylam’s Sublicensee (other than Tekmira or its Affiliates) with respect to the provision of manufacturing services by Tekmira to such Sublicensee; and (ii) with respect to any sublicense of Alnylam’s rights under Section 6.1.1(a) of the Tekmira Agreement in respect of any Alnylam Royalty Product for which Tekmira has initiated Manufacturing of batches of finished dosage form for GLP toxicology studies, Alnylam’s Sublicensee (other than Tekmira or its Affiliates) will be required to obtain its requirements of the bulk finished dosage form of such Alnylam Royalty Product from Tekmira on the terms set forth in Article 5 of the Tekmira Agreement. However, Tekmira agrees to negotiate in good faith with Alnylam and/or Alnylam’s Sublicensee either an alternate or modified supply arrangement or the release of such Sublicensee from such exclusive supply obligation in return for reasonable compensation to Tekmira.

•	Each license and/or sublicense granted by Alnylam under the Tekmira Agreement to develop, manufacture and commercialize Alnylam Royalty Products must be subject and subordinate to the terms and conditions of the Tekmira Agreement and must contain terms and conditions consistent with those in the Tekmira Agreement, including, without limitation, the requirements of Section 6.4 of the Tekmira

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Agreement (see below). Commercializing Sublicensees are also required to: (i) submit applicable sales or other reports consistent with those required under the Tekmira Agreement; (ii) comply with an audit requirement similar to the requirement set forth in Section 7.6 of the Tekmira Agreement; and (iii) comply with the confidentiality and non-use provisions of Article 8 of the Tekmira Agreement with respect to both Parties’ Confidential Information. If Alnylam becomes aware of a material breach of any sublicense by a Third Party Sublicensee, Alnylam is required to promptly notify Tekmira of the particulars of same and take all Commercially Reasonable Efforts to enforce the terms of such sublicense.

•	Any sublicense granted by Alnylam shall survive termination of the licenses or other rights granted to Alnylam under the Tekmira agreement in accordance with Section 6.2.6, and be assumed by Tekmira as long as (i) the Sublicensee is not then in breach of its license and/or sublicense agreement, (ii) the Sublicensee agrees in writing to be bound to Tekmira as a licensor under the terms and conditions of the license and/or sublicense agreement, and (iii) the Sublicensee agrees in writing that in no event shall Tekmira assume any obligations or liabilities, or be under any obligation or requirement of performance, under any such license and/or sublicense extending beyond Tekmira’s obligations and liabilities under the Tekmira Agreement.

•	Section 6.4 of the Tekmira Agreement states that all licenses and other rights granted to Alnylam with respect to Inex Technology under Article 6 of the Tekmira Agreement are subject to (i) the rights granted to Tekmira, and to Tekmira’s ability to grant rights to Alnylam under the Inex In-Licenses, and (ii) the provisions of the UBC Sublicense Documents governing or relating to the rights sublicensed to Alnylam.
Diligence and Annual Reports (Section 6.7)
•	Alnylam is required to use Commercially Reasonable Efforts to Develop and Commercialize an Alnylam Royalty Product.

•	Alnylam is required to deliver to Tekmira an annual report, due no later than December 31 of each Contract Year during the Agreement Term, which summarizes the major activities undertaken by Alnylam during the preceding 12 months to Develop and Commercialize its Royalty Products in the applicable field. The report will include an outline of the status of any such Royalty Products in clinical trials and the existence of any sublicenses with respect to such Royalty Products which have not been previously disclosed.
***Royalty Payment Obligations (Sections 7.3 and 7.4; Section 6.1.3)
•	Royalties are payable to Tekmira on Net Sales of Alnylam Royalty Products in the Territory as follows:

Aggregate Calendar Year Net Sales of the	Royalty
Alnylam Royalty Product in the Territory	(as a percentage of Net Sales)
on the first $[**] — $[**]	[**]%
On the subsequent $[**] — $[**]	[**]%
Greater than $[**]	[**]%

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•	Notwithstanding the foregoing, in the event that an Alnylam Royalty Product is comprised of a formulation Covered by or employing any Third Party Liposome Patent Rights then subject to the terms and conditions of the Tekmira Agreement, royalties on Net Sales of Alnylam Royalty Products in the Territory shall be calculated as follows:

Aggregate Calendar Year Net Sales of the	Royalty
Alnylam Royalty Product in the Territory	(as a percentage of Net Sales)
on the first $[**]	[**]%
On the subsequent $[**] — $[**]	[**]%
Greater than $[**]	[**]%
•	Royalties on Alnylam Royalty Products at the rates set forth above are payable on a country-by-country and product-by-product basis commencing on the date of First Commercial Sale of such Alnylam Royalty Product in a country and continuing until the later of the expiration of the last Valid Claim Covering the Manufacture or Commercialization of such Alnylam Royalty Product in the country of sale, subject to the following conditions:
(i)	only one royalty shall be due with respect to the same unit of Alnylam Royalty Product;

(ii)	no royalties shall be due upon the sale or other transfer among a Party and its Related Parties, but in such cases the royalty shall be due and calculated upon such Party’s or its Related Party’s Net Sales to the first independent Third Party;

(iii)	no royalties shall accrue on the sale or other disposition of the Alnylam Royalty Product by a Party or its Related Parties for use in a clinical study sponsored by such Party or under an IND prior to Regulatory Approval of such Alnylam Royalty Product in the applicable jurisdiction; and

(iv)	no royalties shall accrue on the disposition of an Alnylam Royalty Product in reasonable quantities by a Party or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions for a non-commercial purpose).
•	If the Development, Manufacture or Commercialization of an Alnylam Royalty Product in accordance with the Tekmira Agreement infringes Necessary Third Party IP, the applicable royalties in each country in the Territory payable to Tekmira will be reduced by [**] percent ([**]%) of the amount paid by Alnylam of any royalties under all licenses of such Necessary Third Party IP that are reasonably allocable to the Development, Manufacture and Commercialization of the Alnylam Royalty Product in or for such country in the Alnylam Field; provided, however, that, on a

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country-by-country basis, in no event shall the royalties payable to Tekmira with respect to Net Sales in a country for any Calendar Quarter be reduced below the greater of: (i) [**] percent ([**]%) of the royalties otherwise payable to Tekmira for such Calendar Quarter as calculated pursuant to Section 7.3, and (ii) the amount of any royalties payable under the In-licenses of Alnylam that are reasonably allocable to the Commercialization or Manufacture of the Alnylam Royalty Product in or for such country in the Field (where the royalties are calculated by adding one percentage point to the applicable royalty rate(s) in the applicable In-License(s)).

•	In the event that Alnylam is required to make any payments to UBC in respect of the INEX Technology or INEX Collaboration IP licensed to Alnylam pursuant to the UBC Sublicense Agreement, then Alnylam shall be entitled to offset any amounts payable by Alnylam to Tekmira under the Tekmira Agreement by the amount of Alnylam’s payments to UBC until such amounts have been credited in full.
Royalty Reports; Payment and Audit Rights (Sections 7.3.4 and 7.6)
•	Commencing upon the First Commercial Sale of an Alnylam Royalty Product, Alnylam is required to provide to Tekmira a quarterly written report showing the quantity of Alnylam Royalty Products sold in each country (as measured in saleable units of product), the gross sales of such Alnylam Royalty Product in each country, total deductions for such Alnylam Royalty Product for each country included in the calculation of Net Sales, the Net Sales in each country of such Alnylam Royalty Product subject to royalty payments and the royalties payable with respect to such Alnylam Royalty Product. Quarterly reports are due no later than the 25th day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report are due and payable on the date such royalty report is due.

•	Complete and accurate records must be kept in sufficient detail to enable the royalties and other payments payable under the Tekmira Agreement to be determined.

•	Upon the written request of Tekmira and not more than once in each Calendar Year, a Sublicensee must permit an independent certified public accounting firm of nationally recognized standing selected by Tekmira and reasonably acceptable to such Sublicensee to have access during normal business hours to such of the records of Sublicensee as may be reasonably necessary to verify the accuracy of the royalty and other financial reports required to be delivered under the Tekmira Agreement for any Calendar Year ending not more than [**] months prior to the date of such request, for the sole purpose of verifying the basis and accuracy of payments made under Article 7 of the Tekmira Agreement.
Prosecution and Enforcement (Sections 10.2, 10.3 and 10.4)
•	Alnylam is solely responsible, at Alnylam’s discretion, for filing, prosecuting, conducting ex parte and inter partes proceedings (including the defense of any interference or opposition proceedings) and maintaining all Patent Rights comprising

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Alnylam RNAi Technology, Alnylam IOC Technology or Alnylam Collaboration IP, in Alnylam’s name.

•	Tekmira is sole responsible, at Tekmira’s discretion, for filing, prosecuting, conducting ex parte and inter partes proceedings, (including the defense of any interference or opposition proceedings), and maintaining all Patent Rights comprising Inex Technology or Inex IOC Technology, in Tekmira’s name, or Inex Collaboration IP, in UBC’s name.

•	Subject to Tekmira’s continuing right to the prior review of, comment on, revision to and approval of material documents, which will not be unreasonably delayed or withheld, Alnylam is solely responsible, at Alnylam’s discretion, for filing, conducting ex parte and inter partes prosecution, and maintaining (including the defense of any interference or opposition proceedings) all Patent Rights comprising Joint Collaboration IP, in the names of both Tekmira and Alnylam.

•	If Alnylam elects not to seek or continue to seek or maintain patent protection on any Alnylam IOC Technology or Alnylam Collaboration IP which is subject to Tekmira’s licensed rights under the Tekmira Agreement, or Joint Collaboration IP, then Tekmira will have step-in rights. If Alnylam declines to file, prosecute and/or maintain Valid Claims at Tekmira’s request in Joint Collaboration IP, then Tekmira will have step-in rights.

•	If Tekmira elects not to seek or continue to seek or maintain patent protection on any Inex Technology or Inex Collaboration IP, which is subject to Alnylam’s licensed rights under the Tekmira Agreement, then subject to the provisions of the UBC Sublicense Documents, Alnylam will have rights (but not the obligation), at its expense, to prosecute and maintain in any country patent protection on such Inex Technology in the name of Tekmira or Inex Collaboration IP in the name of UBC.

•	Each Party agrees: (a) to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution; (b) to provide the other Party with copies of all material correspondence pertaining to prosecution with the patent offices; (c) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Patent Rights; and (d) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications.

•	The patent filing, prosecution and maintenance expenses incurred after the Effective Date with respect to Patent Rights comprised of Alnylam Core Patent Rights, Alnylam IOC Technology, Alnylam Lipidoid Patent Rights, Inex Technology, Inex IOC Technology and Collaboration IP will be borne by each Party having the right to file, prosecute and maintain such Patent Rights under the Tekmira Agreement.

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•	Subject to the provisions of any Inex In-License and the provisions of the UBC Sublicense Documents, in respect of the Alnylam Royalty Products in the Alnylam Field, Alnylam will have the sole and exclusive right to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any Patent Rights, or of using without proper authorization, any Know-How, comprising any Inex Technology or Collaboration IP that is licensed to Alnylam under the Tekmira Agreement.

•	Alnylam will have the sole and exclusive right to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any Patent Rights, or of using without proper authorization any Know-How, comprising Alnylam RNAi Technology, Alnylam IOC Technology or Alnylam Collaboration IP; provided, that if Alnylam fails to initiate a suit or take other appropriate action with respect to Alnylam IOC Technology in the United States with respect to an IOC Product that it has the initial right to initiate or take pursuant thereto within 90 days after becoming aware of the basis for such suit or action, then Tekmira may, in its discretion, provide Alnylam with written notice of Tekmira’s intent to initiate a suit or take other appropriate action with respect to such IOC Product. If Alnylam fails to initiate a suit or take such other appropriate action within 30 days after receipt of such notice from Tekmira, then Tekmira will have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect its licensed interests under the Alnylam IOC Technology and Alnylam Collaboration IP with respect to such IOC Product.

•	Alnylam may defend any Infringement Claim brought against either Party or its Affiliates or Sublicensees arising out of the Development, Manufacture or Commercialization of any Alnylam Royalty Product in the Alnylam Field. Tekmira may defend any Infringement Claim brought against either Party or its Affiliates or Sublicensees arising out of the Development, Manufacture or Commercialization of any Inex Royalty Product and in (a) the Alnylam Field, in the case of Inex Development Products or (b) the Inex IOC Field, in the case of Inex IOC Products.

•	As the responsible party, Alnylam must keep Tekmira informed, and from time to time consult with Tekmira regarding the status of any such claims and provide Tekmira with copies of all documents filed in, and all written communications relating to, any suit brought in connection with such claims. Tekmira also has the right to participate and to be presented in any such claim or related suit. If Alnylam fails to exercise its right to assume such defense within 30 days following written notice of such Infringement Claim, Tekmira has the sole and exclusive right to control the defense of such Infringement Claim.
Termination for Patent Challenge (Section 11.5)
•	If any Sublicensee asserts in any court or other governmental agency of competent jurisdiction that an Inex Patent Right or a Patent Right Controlled by Tekmira by virtue of the Inex-UBC License Agreement and sublicensed to Alnylam pursuant to the UBC Sublicense (in either case, an “Inex Patent”) is invalid, unenforceable, or

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that no issued Valid Claim embodied in such Inex Patent excludes a Third Party from making, having made, using, selling, offering for sale, importing or having imported an Alnylam Royalty Product in such jurisdiction, then Tekmira may, upon written notice to Alnylam, terminate all licenses granted to Alnylam for such Alnylam Royalty Product(s) covered by such Inex Patent that is under challenge in the applicable jurisdiction; provided, however, that Tekmira will not terminate such license if within 30 days of Alnylam’s receipt of Tekmira’s notification under the Tekmira Agreement (a) it is confirmed by written notice to Tekmira that Sublicensee no longer intends to challenge the validity or enforceability of such Inex Patent; or (b) documentation is provided to Tekmira to confirm Sublicensee’s withdrawal of its filing, submission, or other process commenced in any court or other governmental agency of competent jurisdiction to challenge the validity or enforceability of any such Inex Patent.
Definitions:
“Alnylam Collaboration IP” means, generally (a) any improvement, invention, or Know-How first discovered or developed by employees of Alnylam or its Affiliates or other persons not employed by Tekmira acting on behalf of Alnylam, in the performance of the Collaboration, the Manufacturing Activities, and/or Alnylam’s obligations under the Original Agreements, and (b) any Patent Rights which claim, cover or relate to such Know-How. Alnylam Collaboration IP excludes Alnylam’s interest in Joint Collaboration IP.
“Alnylam Core Patent Rights” means those Patent Rights set forth in Schedule 1.3 of the Tekmira Agreement, including various [**] patents and patent applications, as such Schedule is supplemented from time to time pursuant to Section 6.5.1 of the Tekmira Agreement.
“Alnylam Field” means the treatment, prophylaxis and diagnosis of diseases in humans using an RNAi Product or miRNA Product.
“Alnylam IOC Technology” mean, generally (a) Know-How Controlled by Alnylam as of the Effective Date that is useful or necessary to Develop, Commercialize and/or Manufacture an IOC Product in the Inex IOC Field (excluding any Alnylam Collaboration IP and Alnylam’s interest in Joint Collaboration IP), and (b) those Patent Rights set forth in Schedule 1.5 of the Tekmira Agreement, including [**].
“Alnylam Lipidoid Patent Rights” means those Patent Rights Controlled by Alnylam under a license from the Massachusetts Institute of Technology pursuant to the MIT License Agreement and that are set forth in Schedule 1.6 of the Tekmira Agreement, including [**].
“Alnylam RNAi Know-How” means, generally, Know-How Controlled by Alnylam that Alnylam determines in its reasonable judgment to be useful or necessary to Develop, Commercialize and/or Manufacture an Alnylam Royalty Product in the Alnylam Field

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(excluding any Alnylam Collaboration IP and Alnylam’s interest in Joint Collaboration IP).
“Alnylam RNAi Patent Rights” means, generally, Patent Rights Controlled by Alnylam that claim (a) Alnylam RNAi Know-How, or (b) the identification, characterization, optimization, construction, expression, formulation, use or production of an Alnylam Royalty Product, as the case may be, and which Alnylam determines in its reasonable judgment to be useful or necessary to Develop, Commercialize and/or Manufacture an Alnylam Royalty Product in the Alnylam Field (including, without limitation, the Alnylam Core Patent Rights and the Alnylam Lipidoid Patent Rights, but specifically excluding Alnylam IOC Technology and any Patent Rights included in Alnylam Collaboration IP or Alnylam’s interest in Joint Collaboration IP).
“Alnylam RNAi Technology” means, collectively, Alnylam RNAi Know-How and Alnylam RNAi Patent Rights.
“Alnylam Royalty Product” means any RNAi Product or a miRNA Product that, but for the licenses granted hereunder, would be Covered by one or more Valid Claims of the Inex Patent Rights.
“Biodefense Target” means (a) a Target within the genome of one or more Category A, B and C pathogens, as defined by the National Institute of Allergy and Infectious Diseases, including without limitation, pathogens listed on Schedule 1.12 of the Tekmira Agreement, but specifically excluding influenza virus, or (b) an endogenous cellular Target against which Alnylam Develops and/or Commercializes an Alnylam Royalty Product for commercial supply to one or more Funding Authorities.
“Collaboration IP” means, collectively, Alnylam Collaboration IP, Inex Collaboration IP and Joint Collaboration IP.
“Existing Inex In-Licenses” means the Third Party agreements listed on Schedule 1.30 to the Tekmira Agreement.
“IOC” or “Immunostimulatory Oligonucleotide Composition” means a single-stranded or double-stranded ribonucleic acid (“RNA”) composition, or derivative thereof, that has activity solely through an immunostimulatory mechanism and has no RNAi activity against a human gene transcript or viral genomic sequence.
"IOC Product” means a product containing, comprised of or based on IOCs or IOC derivatives.
“Inex Collaboration IP” means, generally (a) any improvement, invention or Know-How first discovered or developed by employees of Tekmira or its Affiliates or other persons not employed by Alnylam acting on behalf of Tekmira, in the performance of the Collaboration, the Manufacturing Activities, and/or Tekmira’s obligations under the Original Agreements, and (b) any Patent Rights which claim, cover or relate to such Know-How. Inex Collaboration IP excludes Tekmira’s interest in Joint Collaboration IP.

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“Inex In-License” means an agreement between Tekmira or its Affiliates, and a Third Party, pursuant to which Tekmira or any of its Affiliates Control(s) Inex Technology relating to the Alnylam Field under a license or sublicense from such Third Party, including without limitation, the Existing Inex In-Licenses.
“Inex IOC Field” means the treatment, prophylaxis and diagnosis of diseases in humans using an IOC Product.
“Inex IOC Technology” means, generally (a) Know-How Controlled by Tekmira or its Affiliates with respect to IOC Products and/or IOCs, and (b) Patent Rights Controlled by Tekmira and its Affiliates that claim such Know-How or the identification, characterization, optimization, construction, expression, formulation, delivery, use or production of an IOC Product and/or IOC, and are useful or necessary to Develop, Commercialize and/or Manufacture IOC Products in the Field.
“Inex Know-How” means, generally, Know-How Controlled by Tekmira or its Affiliates with respect to an RNAi Product or miRNA Product (excluding any Inex Collaboration IP, Tekmira’s interest in Joint Collaboration IP and any such Know-How sublicensed to Alnylam pursuant to the UBC Sublicense).
“Inex Patent Rights” means, generally, Patent Rights Controlled by Tekmira or its Affiliates that claim (a) Inex Know-How or (b) the identification, characterization, optimization, construction, expression, formulation, delivery, use or production of an RNAi Product or miRNA Product, and are useful or necessary to Develop, Commercialize and/or Manufacture RNAi Products or miRNA Products in the Alnylam Field (excluding any Patent Rights included in Inex Collaboration IP, Tekmira’s interest in Joint Collaboration IP and any such Patent Rights licensed to Alnylam pursuant to the UBC Sublicense).
“Inex Royalty Product” means any (a) Inex Development Product that, but for the licenses granted hereunder, would be Covered by one or more Valid Claims under the Alnylam Core Patent Rights or the Alnylam Lipidoid Patent Rights, or (b) IOC Product that but for the licenses granted hereunder, would be Covered by one or more Valid Claims under the Alnylam IOC Technology.
“Inex Technology” means, collectively, Inex Know-How and Inex Patent Rights.
“Inex-UBC License Agreement” means that certain license agreement between Tekmira and the University of British Columbia (“UBC”) dated effective July 1, 1998, as amended by Amendment Agreement between Tekmira and UBC dated effective July 11, 2006, and Second Amendment Agreement dated effective the Effective Date.
“Joint Collaboration IP” means, generally (a) any improvement, discovery or Know-How first discovered or developed jointly by the Parties or their Affiliates or others acting on behalf of Tekmira and Alnylam in the performance of the Collaboration, the Manufacturing Activities and/or the obligations of the Parties under the Original Agreements, and (b) any Patent Rights which claim, cover or relate to such Know-How.

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“Manufacturing Activities” means those activities performed by a party relating to the manufacture and supply of Alnylam Royalty Products.
“Necessary Third Party IP” means, on a country-by-country basis, Know-How or Patent Rights in such country owned or controlled by a Third Party that cover a Royalty Product.
“RNAi Product” means a product containing, comprised of or based on siRNAs or siRNA derivatives or other moieties effective in gene function modulation and designed to modulate the function of particular genes or gene products by causing degradation of a Target mRNA to which such siRNAs or siRNA derivatives are complementary (“RNAi Interference Mechanism”), and that is not an miRNA Product.
“Royalty Product” means, either (a) an Alnylam Royalty Product, or (b) an Inex Royalty Product.
“Selection Term” means the period commencing on the Effective Date and continuing for five (5) Contract Years thereafter, unless such period is extended pursuant to Section 2.2 of the Tekmira Agreement.
“Target” means: (a) a polypeptide or entity comprising a combination of at least one polypeptide and other macromolecules, that is a site or potential site of therapeutic intervention by a therapeutic agent; or a nucleic acid which is required for expression of such polypeptide; (b) variants of a polypeptide, cellular entity or nucleic acid described in clause (a); (c) a defined non-peptide entity, including a microorganism, virus, bacterium or single cell parasite; provided that the entire genome of a virus will be regarded as a single Target; or (d) a naturally occurring interfering RNA or miRNA or precursor thereof.
“Third Party Liposome Patent Rights” means, with respect to an Alnylam Royalty Product, (a) the Alnylam Lipidoid Patent Rights and/or (b) other technology comprising a lipid component or liposomal formulation useful or necessary for the Development, Manufacture or Commercialization of such Alnylam Royalty Product and Controlled by Alnylam under a license from a Third Party, and in each case with respect to which Intellectual Property Rights Alnylam has granted to Tekmira a non-exclusive, royalty- and milestone fee-bearing (on a pass-through basis) license to Develop, Manufacture and Commercialize Inex Royalty Products in the Alnylam Field in the case of Inex Development Product, and in the Inex IOC Field in the case of IOC Products.
“UBC Sublicense Documents” means the collective reference to (a) the Sublicense Agreement dated as of the Effective Date between the Parties (the “UBC Sublicense”), (b) the Consent and Agreement dated as of the Effective Date among the Parties and UBC, and (c) the Assignment dated the Effective Date between Tekmira and UBC.

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TEKMIRA/UBC
7.	The Sublicense Agreement between Tekmira and Alnylam, dated January 8, 2007 (“UBC Sublicense Agreement”)
Brief Summary of Technology Covered by License: See Tekmira Agreement above.
Limitations on Scope of License (Sections 3.1 and 3.3)
•	The sublicense granted to Alnylam is limited to an exclusive, worldwide license under the rights granted to Tekmira in the University License Agreement (see below) with respect to Technology to research, develop, manufacture, have made, distribute, import, use, sell and have sold Products in and for the Alnylam Field. In addition, any sublicense granted by Tekmira to Alnylam would be subject to Tekmira’s sublicense to Esperion Technologies, Inc. of certain technology relating to liposome compositions and methods for the treatment of atherosclerosis.

•	Under the University License Agreement, Tekmira obtained from the University an exclusive, worldwide license to use and sublicense the Technology and to make, have made, distribute, import and use goods, the manufacture, use or sale of which would, but for the license granted herein, infringe a Valid Claim of any Patent, including a license to use and sublicense the Technology for (a) the delivery of and use with nucleic acid constructs, and (b) the treatment, prophylaxis and diagnosis of disease in humans using an RNAi Product or miRNA Product, and to research, develop, make, have made, distribute, import, use, sell and have sold RNAi Products and miRNA Products.

•	University retains the right to use the Technology without charge in any manner whatsoever for non-commercial research, scholarly publication, educational or other non-commercial use.
Restrictions on Sublicensing by Alnylam (Sections 3.2 and 4.2)
•	Any further sublicense granted by Alnylam to a third party would be subject to the grant of the following licenses by Alnylam to Tekmira under Alnylam’s rights in the Technology: (a) to perform Tekmira’s obligations under the Collaboration with respect to Products, and the Manufacturing Activities, on a non-exclusive basis, and (b) to develop, manufacture and commercialize Inex Royalty Products for the treatment, prophylaxis and diagnosis of diseases in humans, on an exclusive basis.

•	Alnylam may grant sublicenses to third parties with respect to the Technology only upon written notice to Tekmira and the University, and provided that the Sublicensee agrees (i) to perform the terms of the UBC Sublicense Agreement as if such Sublicensee were Alnylam under the UBC Sublicense Agreement; (ii) to represent that Sublicensee is not, as of the effective date of the relevant sublicense agreement, engaged in a dispute with the University; and (iii) to be subject to a written sublicense agreement that contains terms consistent with “the terms of this Agreement”

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described in Section 4.2(c) of the UBC Sublicense Agreement (see below) and that provides that the University is a third party beneficiary of, and has the right to enforce directly against the sublicensee, the terms in such sublicense agreement that are consistent with the terms listed in Section 4.2(c)(ii) of the UBC Sublicense Agreement.
•	Section 4.2(c)(ii) of the UBC Sublicense Agreement states that the “terms of this Agreement” means (i) the terms set forth in the UBC Sublicense Agreement; (ii) terms in such sublicense agreement consistent with Sections 1.3 (Alnylam Consent to Certain Disclosures to the University), 1.7 (Rights of the University), 2.1 (Limited Warranties), 2.2 (Disclaimer of Product Liability), 2.3 (Indemnification of the University), 2.4 (Monetary Cap Respecting UBC License), 2.5 (Disclaimer of Consequential Losses by the University), 2.6 (Litigation), 2.7 (UBC Trademark), 2.8 (Confidentiality of Terms) and 2.13 (Alnylam Warranties) of the Consent Agreement among Alnylam, Tekmira and the University of even date with the UBC Sublicense Agreement (“Consent Agreement”); and (iii) other customary and reasonable terms, including but not limited to terms relating to breach and termination, that are consistent with Alnylam’s obligations to Tekmira under the UBC Sublicense Agreement and the Tekmira Agreement.
The terms of the Consent Agreement referenced in clause (ii) above are set forth below:
1.3	Alnylam Consent to Certain Disclosures to the University. Alnylam consents to Tekmira disclosing to the University: (i) Alnylam’s report to Tekmira made pursuant to Article 10.8 of the UBC Sublicense Agreement; and (ii) copies of Alnylam’s sublicenses provided to Tekmira pursuant to Article 4.3 of the UBC Sublicense Agreement; solely for the purposes of calculation of royalties under the UBC License, determining compliance with Section 10.8 of the License Agreement between Tekmira and University dated July 1, 1998, as amended by an Amendment Agreement dated July 11, 2006, and a Second Amendment Agreement dated January 8, 2007 (as amended, the “UBC License”) and determining compliance with Article 5 of the UBC Sublicense Agreement, and the University shall • use reasonable efforts to ensure that all information provided to the University or its representatives pursuant to this Section 1.3 remains confidential and is treated as such by the University.

1.7	Rights of the University. In consideration of the University providing its consent in the Consent Agreement, Tekmira and Alnylam agree that the University shall be entitled to rely upon any rights provided to the University pursuant to the terms of the UBC Sublicense Agreement, notwithstanding that the University is not a party to the UBC Sublicense Agreement.

2.1	Limited Warranties. Alnylam and its Affiliates expressly acknowledge and agree that:

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(a) Except as expressly set out in Section 2.1(c) of the Consent Agreement, the University makes no representations, conditions, or warranties, either express or implied, with respect to the Technology, Improvements, Patents or any Products. Without limiting the generality of the foregoing, the University specifically disclaims any implied warranty, condition, or representation that the Technology, Improvements, Patents or Products: (i) shall correspond with a particular description; (ii) are of merchantable quality; (iii) are fit for a particular purpose; or (iv) are durable for a reasonable period of time.
(b) Except as expressly set out in Section 2.1(c) of the Consent Agreement, nothing in the UBC License, the Consent Agreement, or the UBC Sublicense Agreement shall be construed as: (i) a warranty or representation by the University as to title to the Technology, the Patents or any improvement or that anything made, used, sold or otherwise disposed of under the license granted in the Consent Agreement is or will be free from infringement of patents, copyrights, trademarks, industrial design or other intellectual property rights, (ii) an obligation by the University to bring or prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trademarks, industrial designs or other intellectual property or contractual rights, or (iii) the conferring by the University of the right to use in advertising or publicity the name of the University or UBC Trademarks.
(c) The University agrees that the warranty set forth in Section 7.4 of the UBC License will inure to the benefit of Alnylam and its sublicensees. For avoidance of doubt, such warranty is exactly as stated in the UBC License and its inclusion in the Consent Agreement will not change its terms in any way including, but not limited to, changing the date of such warranty from June 30, 2001.
2.2	Disclaimer of Product Liability. Alnylam and its Affiliates expressly acknowledge and agree that the University shall not be liable for any damages, or any other loss, whether direct, indirect consequential, incidental, or special which Alnylam or its Affiliates, or any further sublicense, under any sublicense agreements between Alnylam and such further sublicensee, suffer, arising from any defect, error, fault, or failure to perform with respect to the Technology, Patents, Improvements or any Products, even if the University has been advised of the possibility of such defect, error, fault, or failure. Alnylam and its Affiliates acknowledge that they have been advised by the University to undertake their own due diligence with respect to the Technology, Patents, Improvements and Products.

2.3	Indemnification of the University. Alnylam and its Affiliates indemnify, hold harmless and defend the University, its Board of Governors, officers, employees, faculty, students, invitees and agents (the “UBC Indemnitees”)

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against any and all claims (including all legal fees and disbursements incurred in association therewith) arising out of the exercise of any rights under the Consent Agreement, the UBC License or the UBC Sublicense Agreement, including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of the use of the Technology, Patents, Improvements or Product(s) sublicensed under the UBC Sublicense Agreement by Alnylam or its Related Parties, or their respective customers or end-users howsoever the same may arise. For greater clarity, it is confirmed that, without limiting the generality of the foregoing, the indemnification by Alnylam and its Affiliates of the UBC Indemnitees set out in the Consent Agreement shall include an obligation to indemnify the UBC Indemnitees against any and all subrogated claims which may be brought against the UBC Indemnitees by any person(s) or entities (including without limitation Alnylam, its Related Parties, their respective customers or end-users, or their respective insurers) which may not have waived their rights of subrogation against the UBC Indemnitees, and shall also include, without limiting any of the foregoing, an obligation to indemnify the UBC Indemnitees against any and all claims relating to any injury or death to any person or damage to any property caused by any Product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form in which any such claim is made.
2.4	Monetary Cap Respecting UBC License. The University’s liability, whether under the express or implied terms of the Consent Agreement, the UBC License or the UBC Sublicense Agreement, in tort (including negligence), or at common law, for any loss or damage suffered by Alnylam or its Related Parties, whether direct, indirect, special, or any other similar or like damage, to the extent that such losses or damage may arise or does arise from any breaches of the UBC License, the Consent Agreement or the UBC Sublicense Agreement by UBC Indemnitees, shall be limited to the sum of [**].

2.5	Disclaimer of Consequential Losses by the University. In no event shall the University be liable for consequential or incidental damages arising from any breach or breaches of the UBC License, the UBC Sublicense Agreement or the Consent Agreement.

2.6	Litigation. Provided that Tekmira has obtained the University’s consent required by Article 7 of the UBC License, Tekmira’s right to prosecute litigation in Article 7 of the UBC License may be exercised by Alnylam pursuant to Sections 7.5 and 7.6 of the UBC Sublicense Agreement.

2.7	UBC Trademarks. Alnylam shall not use any of the University’s trademarks or make reference to the University or its name in any advertising or publicity whatsoever, without the prior written consent of the University, except as required by law. Nothing in the Consent

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Agreement shall prevent Alnylam from making or issuing factual statements to the public regarding its business or use of the Patent. If Alnylam is required by law to act in contravention of this provision, Alnylam shall provide the University with sufficient advance notice in writing to permit the University to bring an application or other proceeding to contest the requirement.
2.8	Confidentiality of Terms. Alnylam requires of the University, and the University agrees insofar as it may be permitted to do so at law, that the Consent Agreement, the UBC Sublicense Agreement and each part of each of them, is confidential and shall not be disclosed to third parties, as Alnylam claims that such disclosure would or could reveal commercial, scientific or technical information and would significantly harm Alnylam’s competitive position and/or interfere with Alnylam’s negotiations with prospective sublicensees. Notwithstanding anything contained in this Section 2.8, the parties to the Consent Agreement acknowledge and agree that the University may identify the title of the Consent Agreement and/or the UBC Sublicense Agreement, the parties to the Consent Agreement and/or the UBC Sublicense Agreement, the inventors of the Technology, the term of the Consent Agreement and/or the UBC Sublicense Agreement, and the consideration actually paid to the University pursuant to the Consent Agreement and/or the UBC Sublicense Agreement.
2.13	Alnylam Warranties. Alnylam warrants and represents to the University that:
(a) Alnylam is a corporation duly organized, existing, and in good standing under the laws of Delaware and has the power, authority, and capacity to enter into the Consent Agreement and to carry out the transactions contemplated by the Consent Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings;
(b) the execution, delivery and performance by Alnylam of the Consent Agreement and the UBC Sublicense Agreement do not contravene or constitute a default under any provision of applicable law or its articles or by-laws (or equivalent documents) or of any judgment, injunction, order, decree or other instrument binding upon Alnylam; and
(c) the Consent Agreement constitutes a valid and binding agreement. of Alnylam, enforceable against Alnylam in accordance with its terms.
•	Any sublicense granted by Alnylam under the UBC Sublicense Agreement will survive termination of the licenses or other rights granted to Alnylam under the UBC Sublicense Agreement, and be assumed by Tekmira, as long as (i) the sublicensee is not then in breach of its sublicense agreement, (ii) the sublicensee agrees in writing to be bound to Tekmira as a sublicensor and to the University under the terms and

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conditions of the UBC Sublicense Agreement, and (iii) the sublicensee agrees in writing that in no event will Tekmira assume any obligations or liabilities, or be under any obligation or requirement of performance, under any such sublicense extending beyond Tekmira’s obligations and liabilities under the UBC Sublicense Agreement.
•	Alnylam is required to furnish Tekmira with a copy of each sublicense granted within 30 days after execution. Any such copy may contain reasonable redactions as Alnylam may make, provided that such redactions do not include provisions necessary to demonstrate compliance with the requirements of the UBC Sublicense Agreement. If University requests of Tekmira that a less redacted version of any sublicense be provided to University, Alnylam agrees to discuss in good faith with Tekmira and the University the University’s concerns.
Financial Obligations (Section 5.0)
•	The consideration for the rights granted to Alnylam to the Technology under the UBC Sublicense Agreement, and the consideration for the rights granted by Tekmira to Alnylam to other technologies under the Tekmira Agreement, is the payment by Alnylam of milestones and royalties in accordance with Article 7 of the Tekmira Agreement.
Prosecution and Enforcement (Sections 6.2, 7.5, 7.7)
•	Tekmira will have the right, with reasonable input from Alnylam, to identify any process, use or products arising out of the Technology that may be patentable and will take all reasonable steps to apply for a patent in the name of the University, provided that Tekmira pays all costs of applying for, registering, and maintaining the patent in those jurisdictions in which Tekmira determines that a Patent is required.

•	On the issuance of a patent for the Technology, Tekmira will have the right to become, and will become the licensee of the same, all pursuant to the terms contained in the University License Agreement, and Alnylam will have the right to become, and will become the sublicensee of such rights pursuant to the terms contained in the UBC Sublicense Agreement.

•	Should Tekmira:
(a) discontinue pursuing one or more patent applications, patent protection or patent maintenance in relation to the Patent(s) or any continuation, continuation in-part, division, reissue, re-examination or extension thereof; or
(b) not pursue patent protection in relation to the Patent(s) in any specific jurisdiction; or
(c) discontinue or not pursue patent protection in relation to any further process, use or products arising out of the Technology in any jurisdiction;

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then Tekmira will provide Alnylam with notice of its decision to discontinue or not to pursue such patent protection concurrently with the notice provided to the University by Tekmira pursuant to Section 6.6 of the University License Agreement.
•	In the event of an alleged infringement by a third party of the Technology or any right with respect to the Technology, or any complaint by Alnylam alleging any infringement by a third party with respect to the Technology or any right with respect to the Technology, in each case that is licensed to Alnylam under the UBC Sublicense Agreement, Alnylam will, subject to Tekmira having first obtained the University’s consent as required by Article 7 of the University License Agreement, have the right to prosecute such litigation at Alnylam’s expense.

•	In the event of any litigation, Alnylam will keep Tekmira fully informed of the actions and positions taken or proposed to be taken by Alnylam (on behalf of itself or a sublicensee) and actions and positions taken by all other parties to such litigation.

•	In the event of an alleged infringement of the Technology or any third party use of the Technology which is Confidential Information, Alnylam and Tekmira agree that they will reasonably cooperate to enjoin such third party’s use of the Technology.

•	If any complaint alleging infringement or violation of any patent or other proprietary rights is made against Alnylam (or a sublicensee of Alnylam) with respect to the manufacture, use or sale of Product, then:
(a) Alnylam will promptly notify Tekmira upon receipt of any such complaint and will keep Tekmira fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by Tekmira (on behalf of itself or a sublicensee);
(b) Alnylam (or any sublicenseee, as the case may be) will pay all costs and expenses incurred by Alnylam (or any sublicensee of Alnylam) in investigating, resisting, litigating and settling such a complaint, including the payment of any award or damages and/or costs to any third party; and
(c) if as a result of such suit it is decided that a Product infringes any valid claim on a patent owned by another, Tekmira will consider fair distribution of Royalty Income.
Diligence and Reporting (Section 10.2)
•	Alnylam is required to use its reasonable commercial efforts to promote, market and sell the Products and utilize the Technology and to meet or cause to be met the market demand for the Products and the utilization of the Technology.

•	Alnylam is required to deliver to Tekmira an annual report, due on December 31 of each year, which summarizes the major activities Alnylam has undertaken in the course of the preceding 12 months to develop and commercialize and/or market the

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Technology. The report must include an outline of the status of any Products in clinical trials and the existence of any sublicenses of the Technology.
Certain Termination Rights (Section 16.1)
•	If Alnylam’s rights to Inex Technology are terminated under the Tekmira Agreement, the UBC Sublicense Agreement and the license granted to Alnylam thereunder also terminates.
Definitions:
Capitalized terms not otherwise defined below have the meanings given to them under the Tekmira Agreement.
“1999 CRA” means the Collaborative Research Agreement between Tekmira and the University dated effective January 1, 1999 and successor agreements to such Know-How.
“2007 CRA” means the Collaborative Research Agreement between Tekmira and the University dated effective January 1, 2007 and successor agreements to such Know-How.
“Alnylam Field” means the use of Products for the treatment, prophylaxis and diagnosis of diseases in humans.
“Improvements” means, generally (i) any and all patents and any and all patent applications that claim priority to Patents; and (ii) any and all inventions arising therefrom. Notwithstanding anything to the contrary in the University License Agreement, ownership of all Improvements (A) that fall within clause (i) above will be assigned to the University; and (B) that fall within clause (ii) above will follow inventorship as determined by U.S. patent law, except that the University will own all Improvements made by its employees, whether alone or jointly with Tekmira, under the 1999 CRA or 2007 CRA.
“miRNA Product” means a product containing, comprised of or based on native or chemically modified RNA oligomers designed to either modulate a micro RNA transcript and/or provide the function of a micro RNA transcript.
“Patent(s)” means, generally, the patents and patent applications, including certain “Wheeler Patents,” listed on Schedule A to the UBC Sublicense Agreement, and any claims of CIPs and of resulting patents which are to the UBC Sublicense Agreement, and any reissues of such patents.
“Product(s)” means any RNAi Product or miRNA Product that, the manufacture, use or sale of which would, but for the license granted herein, infringe a Valid Claim of one or more of the Patent(s).
“RNAi Product” means a product containing, comprised of or based on small interfering RNAs or small interfering RNA derivatives or other moieties effective in gene function modulation and designed to modulate the function of particular genes or gene products by

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causing degradation of a target mRNA to which such small interfering RNAs or small interfering RNA derivatives are complementary, and that is not an miRNA Product.
“Technology” means the Patent(s) and any and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, being invented, developed and/or acquired by the University solely or jointly with Tekmira relating to the Patent(s), including, without limitation, all research, data, specifications, instructions, manuals, papers or other materials of any nature whatsoever, whether written or otherwise, relating to same.
“University License Agreement” means the License Agreement dated effective July 1, 1998, as amended, pursuant to which Tekmira is the exclusive licensee of certain Patents owned by the University of British Columbia (the “University”).

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PROTIVA
8.	Cross-License Agreement between Protiva Biotherapeutics Inc. (“Protiva”) and Alnylam Pharmaceuticals, Inc., effective August 14, 2007 (“Protiva Cross-License Agreement”)
Brief Summary of Technology Covered by License:
PROTIVA grants Alnylam non-exclusive rights to develop and commercialize RNAi therapeutics, under PROTIVA’s patent rights relating to “Lipid Encapsulated Interfering RNA” and “Method and Apparatus for Producing Liposomes”.
Alnylam grants PROTIVA non-exclusive rights to develop and commercialize RNAi therapeutics directed to specified target(s), some of which may be identified in the future, under certain of Alnylam’s patent rights licensed from Max Planck relating to RNA interference.
Limitations on Scope of License (Sections 2 and 3; Section 4)
•	Class 1: PROTIVA grants to Alnylam a non-exclusive, worldwide license under Class 1 PROTIVA Patent Rights, PROTIVA’s interest in Joint Patent Rights and Licensed Information to Research, Develop and Commercialize RNAi Products for any Target in the Field (“Alnylam Class 1 Development Products”). Subject to the restrictions set forth herein in respect of the Merck Entities and the Tekmira Entities, such license includes the right to grant sublicenses to one or more Third Parties in a Bona Fide Collaboration with Alnylam, but solely within the scope of and for the purposes of such Bona Fide Collaboration, or with respect to the Researching, Developing and/or Commercializing of Alnylam Class 1 Development Products that meet one or more of the following: (i) such Alnylam Class 1 Development Product was initially Developed at least to the point of preclinical proof-of-principle by Alnylam in an Active Internal Development Program; (ii) such Alnylam Class 1 Development Product is an Alnylam Partnered RNAi Product; or (iii) such Alnylam Class 1 Development Product is an R&D Program RNAi Product.
•	Class 2: PROTIVA grants to Alnylam a non-exclusive license under Class 2 PROTIVA Patent Rights to Research, Develop and Commercialize RNAi Products for any Alnylam Target in the Field in the Territory (“Alnylam Class 2 Development Products”). Subject to the restrictions set forth herein in respect of the Merck Entities and the Tekmira Entities, such license includes the right to grant sublicenses under the license granted in this Section 4.1(b); provided that:
(i)	prior to the Class 2 Restrictions Reduction, such right to sublicense will apply only with respect to the Researching, Developing and/or Commercializing of Alnylam Class 2 Development Products that meet one or more of the following:
(A)	such Alnylam Class 2 Development Product is an R&D Program RNAi Product; or

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(B)	such Alnylam Class 2 Development Product incorporates the same Formulation as the Lead Formulation of an R&D Program RNAi Product, and is directed at the same Alnylam Target as that R&D Program RNAi Product and also meets one or more of the following: (1) such Alnylam Class 2 Development Product was initially Developed at least to the point of preclinical proof-of-principle by Alnylam in an Active Internal Development Program; or (2) such Alnylam Class 2 Development Product is an Alnylam Partnered RNAi Product; and
(ii)	after the Class 2 Restrictions Reduction, such right to sublicense will apply only with respect to the Researching, Developing and/or Commercializing of Alnylam Class 2 Development Products that meet one or more of the following:
(A)	such Alnylam Class 2 Development Product is an R&D Program RNAi Product; or

(B)	such Alnylam Class 2 Development Product incorporates the same Formulation as the Lead Formulation of an R&D Program RNAi Product, whether or not it is directed at the same Alnylam Target as that R&D Program RNAi Product, and also meets one or more of the following: (1) such Alnylam Class 2 Development Product was initially Developed at least to the point of preclinical proof-of-principle by Alnylam in an Active Internal Development Program; or (2) such Alnylam Class 2 Development Product is an Alnylam Partnered RNAi Product.
•	Alnylam and PROTIVA agree that if any item listed in Exhibit A-3 as Class 2 PROTIVA Patent Rights or claim thereunder meets the definition of Class 1 PROTIVA Patent Rights as described in Section 1.43, such item or claim will become a Class 1 PROTIVA Patent Right. Only items or claims under Class 2 PROTIVA Patent Rights may change to Class 1 PROTIVA Patent Rights, and Class 1 PROTIVA Patent Rights will not change to Class 2 PROTIVA Patent Rights
In addition, any license granted by Alnylam to a Third Party under Alnylam Patent Rights would be subject to the following:
•	A non-exclusive, worldwide, sublicenseable (in accordance with Section 2.1(b)) license granted to Protiva under the Alnylam Patent Rights and under Alnylam’s interest in Joint Patent Rights, for purposes of Researching, Developing and Commercializing RNAi Products for a specified target in the Field.
•	Alnylam’s rights to co-develop and co-commercialize RNAi Products for a specified target with Protiva.

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•	PROTIVA’s right, during the first 4 years after the Effective Date, to select up to 3 Targets with respect to which PROTIVA shall have the non-exclusive right to Research, Develop and Commercialize RNAi Products directed to such Target under the Alnylam Patent Rights (each, a “PROTIVA Development Target”, and each such RNAi Product, a “PROTIVA Development Product”).
•	A non-exclusive license under the Alnylam Patent Rights and Alnylam’s interest in Joint Patent Rights which will be granted to PROTIVA with respect to up to 3 PROTIVA Development Targets, to Research, Develop and Commercialize PROTIVA Development Products covered by such Alnylam Patent Rights in the Field in the Territory. Such license will include the right to grant sublicenses to Third Parties to Research, Develop and Commercialize PROTIVA Development Product(s), provided such PROTIVA Development Product(s) either (a) incorporate or exploit material intellectual property rights (such as, without limitation, patents and/or Confidential Information) owned or controlled by PROTIVA, other than the Alnylam Patent Rights and/or (b) are substantially developed by PROTIVA in a Bona Fide Collaboration with such Third Party.
•	Prohibition on use or disclosures of any of PROTIVA’s Confidential Information to (1) Merck Entities or (2) Tekmira Entities.
Restrictions on Sublicensing (Sections 4.4 and 4.5)
•	In no event will Alnylam have the right to sublicense or agree to sublicense any PROTIVA Patent Rights to any Merck Entity or any Tekmira Entity; provided, however, that PROTIVA will notify Alnylam in writing when, in PROTIVA’s reasonable opinion, all litigation between either (a) PROTIVA and any Merck Entity or (b) PROTIVA and any Tekmira Entity, as the case may be, (x) has been settled or (y) a court has rendered a final, unappealable decision or order with respect to such litigation, at which point, the provisions of this Section will no longer apply to any Merck Entity or any Tekmira Entity, as the case may be.
•	Alnylam shall assume full responsibility for the performance of all obligations and the observance of all terms herein under a sublicense to the license granted for Alnylam Development Products and will itself pay and account to PROTIVA for all payments due by reason of such sublicense. Sublicenses under the licenses granted for Alnylam Development Products will remain in full force and effect in the event of any termination of one or both of the licenses, provided that sublicensee(s) are in compliance with the sublicense agreement (or are in compliance within 30 days of the termination) and agree in writing with PROTIVA to the same terms and conditions as in the sublicense agreement.
***Royalty Payment Obligations (Sections 4.9 and 4.10)
•	Alnylam Development Products that are Licensed RNAi Products will bear the following royalties: [

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Net Sales	Royalty Rate
Up to and including $[**]	[**]	%
Greater than $[**] up to and including $[**]	[**]	%
Greater than $[**]	[**]	%
•	The royalties may be reduced on a country-by-country basis by the amount of royalties due to Third Parties as a result of the in-license of intellectual property rights necessary or useful in respect of the manufacture or sale of Alnylam Development Products; provided that royalties due to PROTIVA may not be reduced by more than [**] of the royalties otherwise due (and will not in any case be reduced below [**] of the amount of royalties that would otherwise be due, e.g. for Net Sales up to and including $[**] the minimum effective royalty rate would be [**]%).
Prosecution and Enforcement (Section 7)
•	Alnylam will have the right and responsibility to file, prosecute and maintain patent protection in the Territory for all Alnylam Patent Rights. PROTIVA will have the right and responsibility to file, prosecute and maintain patent protection in the Territory for all PROTIVA Patent Rights.
•	Alnylam will have the sole and exclusive right to initiate an infringement or other appropriate suit with respect to infringements or suspected infringements of any of the Alnylam Patent Rights.
•	PROTIVA will have the sole and exclusive right to initiate an infringement or other appropriate suit with respect to infringements or suspected infringements of any of the PROTIVA Patent Rights.
Term and Termination (Section 12)
•	If Alnylam or any of its Affiliates shall (a) commence or participate in any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding), or otherwise assert in writing any claim, challenging or denying the validity of any of the PROTIVA Patent Rights or any claim thereof or (b) actively assist any other person or entity in bringing or prosecuting any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding) challenging or denying the validity of any of such PROTIVA Patent Rights or any claim thereof, PROTIVA will have the right to give notice to Alnylam (within 60 days after PROTIVA first learns of the foregoing) that Alnylam’s license under Class 1 PROTIVA Patent Rights and/or the license under Class 2 PROTIVA Patent Rights will terminate in 30 days following such notice, and, unless Alnylam withdraws or causes to be withdrawn all such challenge(s) within such 30-day period, such licenses will so terminate.

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•	Upon any termination of this Agreement, each Party shall enter into an agreement containing substantially the same provisions as this Agreement with any Sublicensees of the other Party existing at the time of such termination, covering the RNAi Products that had been licensed to such Sublicensee by such other Party in compliance with this Agreement and with the first Party’s consent, provided that at the time of any termination of this Agreement, such Sublicensees are in full compliance with the terms and conditions of the sublicense agreement. Sublicensees of each Party that are then in full compliance with the terms and conditions of their respective sublicense agreement are third party beneficiaries of this Agreement.
Definitions:
“Active Internal Development Program”, with respect to a particular RNAi Product, means that the following criteria have been satisfied, as of the relevant time under this Agreement:
     (a) an active program of Research, Development or Commercialization with respect to such RNAi Product has been commenced and remains in effect internally at Alnylam or its Affiliates; and
     (b) if such program has not previously established preclinical proof-of-principle for such RNAi Product, Alnylam or its Affiliates have committed to conduct such program at least through the completion of significant preclinical proof-of-principle testing of a specific Formulation for such RNAi Product
“Alnylam Development Products” means Alnylam Class 1 Development Products and Alnylam Class 2 Development Products.
“Alnylam Partnered RNAi Product” means an RNAi Product that is at the relevant time being Researched, Developed, and/or Commercialized by Alnylam with the participation or sponsorship of one or more Third Parties other than Merck Entities and Tekmira Entities. For clarity, it is understood and agreed that no RNAi Product developed or to be developed in a project or arrangement in which all or substantially all of Alnylam’s contributions or anticipated contributions are or will be in the form of the grant by Alnylam of licenses or sublicenses to one or more intellectual properties will be considered an Alnylam Partnered RNAi Product.
“Alnylam Patent Rights” means the patents and patent applications listed on Exhibit A-1 and related patent family.
“Alnylam Target” means any Target that is neither the specified target nor a PROTIVA Development Target; provided, however, that the exclusion of the specified target will not apply if PROTIVA provides notice to Alnylam that PROTIVA is terminating its license rights under this Agreement with respect to RNAi Products for the specified target.
“Bona Fide Collaboration” means, generally, a collaboration between a Party and one or more Third Parties involving the Research and Development of one or more RNAi

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Products and established under a written agreement in which (i) the scope of the licenses granted, and financial or other commitments of value, are of material value to such Party and (ii) such Party undertakes and performs substantial, mutual research activity with the Third Party.
“Class 2 Restrictions Reduction” means the earlier of (i) the 4th anniversary of the Effective Date and (ii) the first day following the day on which an aggregate of 3 PROTIVA Development Targets have been identified and approved for selection and PROTIVA has thereby obtained licenses with respect to such three PROTIVA Development Targets.
“Field” means the use of prophylactic or therapeutic RNAi Products against such Target for the prevention or treatment of human disease.
“Generic Claim” means a claim in an issued or pending patent that meets the following criteria: (a) the claim recites a nucleic acid-lipid particle comprising: an siRNA, at least one cationic lipid, at least one non-cationic lipid, and a conjugated lipid that inhibits aggregation of particles, and/or methods or uses of such particle in the delivery of siRNA; and (b) the claim does not recite any particular or specific siRNA, cationic lipid, non-cationic lipid, or conjugated lipid
“Joint Patent Rights” means all patents and patent applications to the extent specifically claiming inventions or improvements discovered and reduced to practice jointly by PROTIVA and Alnylam directly in the course of work conducted following the Effective Date under the relevant Research Plan, together with the related patent family.
“Licensed Information” means the information disclosed to Alnylam in accordance with the criteria in Appendix II and other requirements set forth in this Agreement that is not covered by PROTIVA Patent Rights or Joint Patent Rights.
“Licensed RNAi Product” means (a) with respect to PROTIVA and its Affiliates and Sublicensees, an RNAi Product, the identification, characterization, validation, synthesis, development, use, formulation, manufacture, production or sale of which, where and when occurring, would, but for the grant of a license or sublicense from Alnylam, infringe a Valid Claim of the Alnylam Patent Rights; and (b) with respect to Alnylam and its Affiliates and Sublicensees, an RNAi Product, the identification, characterization, validation, synthesis, development, use, formulation, manufacture, production or sale of which, where and when occurring, would, but for the grant of a license or sublicense from PROTIVA, infringe a Valid Claim of the PROTIVA Patent Rights.
“Merck Entities” means Merck & Co. or its affiliated companies (including without limitation Sirna Therapeutics, Inc., whether or not it remains affiliated with Merck & Co.).
“PROTIVA Patent Rights” means the Class 1 PROTIVA Patent Rights and the Class 2 PROTIVA Patent Rights, together with all claims (other than Generic Claims) in the related patent family.

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“R&D Program RNAi Product” means the Formulations that are related to RNAi Product(s) developed under this Agreement for which Alnylam has established an Active Internal Development Program.
“RNAi Product” means a product containing, comprised of or based on siRNAs or siRNA derivatives or other double-stranded moieties effective in gene function modulation and designed to modulate the function of particular genes or gene products by causing degradation through RNA interference of a Target mRNA to which such siRNAs or siRNA derivatives are complementary.
“Target” means (a) a polypeptide or entity comprising a combination of at least one polypeptide and other macromolecules, that is a site or potential site of therapeutic intervention by a therapeutic agent; or a nucleic acid which is required for expression of such polypeptide, together with all variants of such polypeptide, cellular entity or nucleic acid described above; (b) a defined non-peptide entity, including a microorganism, virus, bacterium or single cell parasite; provided that the entire genome of a microorganism, virus, bacterium, or single cell parasite shall be regarded as a single Target; or (c) a naturally occurring interfering RNA or miRNA or precursor thereof.
“Tekmira Entities” means Tekmira Pharmaceuticals Corporation or Inex Pharmaceuticals Corporation or any of their affiliated companies.

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REGULUS (LICENSE AGREEMENT)
9.	License and Collaboration Agreement among Alnylam Pharmaceuticals, Inc., Isis Pharmaceuticals, Inc. (“Isis”) and Regulus Therapeutics LLC (“Regulus”), effective as of September 6, 2007, as supplemented by letter agreement dated September 6, 2007 (“Regulus License Agreement”)
Brief Description of Technology Covered by License
•	Alnylam granted Regulus a right to develop, manufacture and commercialize miRNA Compounds and miRNA Therapeutics. Such right is exclusive with respect to miRNA Antagonists, and non-exclusive with respect to certain other miRNA Compounds.
•	Regulus granted Alnylam a license to develop, manufacture and commercialize double-stranded oligonucleotides.
Scope of Rights
Rights granted by Alnylam to Regulus:
•	Alnylam agreed to assign to Regulus a patent family for “Chemically Modified Oligonucleotide Agents and Uses Thereof” and a License Agreement between The Rockefeller University and Alnylam effective August 15, 2005. (Section 2.1)

•	Alnylam granted to Regulus a worldwide, sublicenseable license in the Field, under Alnylam’s Licensed IP, (i) to Develop miRNA Compounds and miRNA Therapeutics, (ii) to Manufacture miRNA Compounds and miRNA Therapeutics, and (iii) to Commercialize miRNA Therapeutics. Such rights are (y) exclusive with respect to miRNA Compounds which are miRNA Antagonists and miRNA Therapeutics containing such miRNA Compounds, and (z) non-exclusive with respect to miRNA Compounds which are Approved Precursor Antagonists and miRNA Therapeutics containing such miRNA Compounds. The exclusive license is subject to Alnylam’s retained right to use and exploit its Licensed IP solely to support its own internal Research in the Alnylam Field. (Section 2.2)

•	The licenses and other rights granted to a Party are subject to, and are limited to the extent of the terms of any Out-License Agreements and In-License Agreements.

•	The license does not initially include licenses to Patent Rights or Know-How licensed by Alnylam under certain agreements (the “Optional In-Licenses”). Regulus has the option of expanding its licenses to include Patent Rights and Know-How pursuant to Optional In-Licenses, with respect to miRNA Compounds and related miRNA Therapeutics upon written notice.

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•	Regulus may request a worldwide, sublicenseable, non-exclusive license in the Field, under Alnylam’s Licensed IP, to Develop, Manufacture and Commercialize a specific miRNA Mimic or a specific miRNA Precursor Antagonist that is not then an Approved Precursor Antagonist, and miRNA Therapeutics containing such miRNA Mimic or miRNA Precursor Antagonist, by providing written notice to Alnylam thereof. Such license is subject to (i) review and affirmative approval by Alnylam, which approval may be withheld by Alnylam in its sole discretion, and (ii) compliance with relevant Third Party Rights. (Section 2.2)
Rights granted by Regulus to Alnylam:
•	Regulus granted Alnylam a worldwide, exclusive, royalty-free, perpetual and irrevocable license, with the right to grant sublicenses, under the Regulus IP solely to the extent necessary or useful to research, discover, develop, make, have made, use, sell, offer to sell and/or otherwise commercialize double-stranded oligonucleotides (other than Approved Mimics) and any product containing double-stranded oligonucleotides (other than Approved Mimics) (the “Alnylam Field”). (Section 2.3)
Additional provisions applicable to both in-licenses and out-licenses:
•	If a Party (the “Controlling Party”) invents or acquires rights or title to an invention claimed by a Patent Right that would be included in the Licensed Patent Rights or Regulus Patent Rights (the “Additional Rights”), then the Controlling Party must notify each other Party (each, a “Non-Controlling Party”) of such acquisition or invention. If a Non-Controlling Party wishes to include such Additional Rights under the licenses granted pursuant to the Regulus License Agreement, such Non-Controlling Party will notify the Controlling Party of its desire to do so, the Controlling Party will provide the Non-Controlling Party a summary of all material restrictions on the scope of the licenses granted, and all material payment obligations owed, under any Third Party Agreement applicable to such Additional Rights and the Non-Controlling Party may, upon written notice to the Controlling Party, obtain a license under such Additional Rights and will assume all financial and other obligations to, and be subject to all restrictions imposed by, the Controlling Party’s licensors or collaborators, if any, arising from the grant to such Non-Controlling Party of such license. Any Additional Rights that do not carry financial or other obligations or restrictions will be automatically included under the licenses granted pursuant to the Regulus License Agreement. (Section 2.4)
Technology Transfer: At each meeting of the Collaboration Working Group, (a) the representatives will discuss new Know-How and Patent Rights of Isis and Alnylam that are included in such Licensor’s Licensed Patents and Licensed Know-How and (b) Regulus will present a description of all Regulus IP developed by it or on its behalf, or over which Regulus otherwise acquired Control, since the last meeting. (Section 3)
Non-Compete: Under certain circumstances, if Regulus does not continue to pursue the Development and Commercialization of a particular Development Project, either Alnylam or Isis may take over such Development Project and become the “Opt-In Party”. The non-Opt-In Party with respect to a Development Project will not, itself or through its

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Affiliates or with Third Parties, Develop, Manufacture or Commercialize Development Compounds or Development Therapeutics with respect to such Development Project during a specified period of time; provided, however that each Licensor may grant licenses to enable Third Parties to broadly manufacture or formulate oligonucleotides under certain circumstances. (Section 5)
IP Ownership, Prosecution and Enforcement (Section 9)
•	Regulus owns all Work Product, and the Intellectual Property therein.

•	Regulus has the sole right to file, prosecute and maintain Patent Rights covering any Regulus IP, at Regulus’ own expense.

•	Subject to any Third Party Rights, Regulus has a step-in right to prosecute Licensed Patent Rights.

•	With respect to any actual or suspected infringement of Licensed Patent Rights or Regulus Patent Rights by a Third Party making, using or selling a therapeutic product that contains or consists of (y) certain miRNA Compounds or (z) if clause (y) does not apply, an oligonucleotide(s) that falls within the field of an exclusive license granted to Alnylam or Isis under the Regulus License Agreement. In the case of (z) above, the Party with the exclusive license in the field where the infringing product most reasonably falls will be considered the relevant “Commercializing Party”.
•	Each Party will promptly report in writing to the other Parties any such infringement of which it becomes aware claiming that any of the Licensed Patent Rights or Regulus Patent Rights is invalid, unenforceable or that no infringement will arise from the manufacture, use or sale of such product.

•	The relevant Commercializing Party will have the initial right to protect the Regulus Patent Rights and, if such Commercializing Party is a Licensor, such Commercializing Party’s Licensed Patent Rights. Regulus has a step-in right with respect to the Regulus Patent Rights.
•	Regulus otherwise has the sole right to protect Regulus Patent Rights and each Licensor otherwise has the sole right to protect its Licensed Patent Rights.
Definitions
     “Development Project” means a project focused on one or more specific miRNA(s) following agreement by the Parties that a sufficient portfolio of data exists to support the initiation of certain preclinical activities on a miRNA Compound drug candidate targeting such miRNA(s).
     “Field” means treatment and/or prophylaxis of any or all Indications.

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     “In-License Agreements” means agreements between Alnylam or Isis and Third Party licensors or sellers that may contain restrictions on the scope of the licenses or trigger payment or other material obligations or restrictions.
     “Isis Field” means single-stranded oligonucleotides (other than miRNA Antagonists, Approved Precursor Antagonists, or Approved Mimics) and any product containing single-stranded oligonucleotides (other than miRNA Antagonists, Approved Precursor Antagonists or Approved Mimics).
     “Licensed IP” means, with respect to a Licensor, such Licensor’s Licensed Know-How and Licensed Patent Rights.
     “Licensed Know-How” means, with respect to a Licensor, all Know-How Controlled by such Licensor on the Effective Date or during the term of the Regulus License Agreement that relates to (a) miRNA Compounds or miRNA Therapeutics in general, (b) specific miRNA Compounds or miRNA Therapeutics, (c) chemistry or delivery of miRNA Compounds or miRNA Therapeutics, (d) mechanism(s) of action by which a miRNA Antagonist directly prevents the production of a specific miRNA, or (e) methods of treating an Indication by modulating one or more miRNAs; provided, however, that in each case, (i) for any such Know-How that include financial or other obligations to a Third Party, the provisions of the Regulus License Agreement will govern whether such Know-How will be included as Licensed Know-How and (ii) Licensed Know How does not include manufacturing technology (including but not limited to analytical methods).
     “Licensed Patent Rights” means, with respect to a Licensor, (A) all Patent Rights Controlled by such Licensor on the Effective Date and listed on a schedule to the Regulus License Agreement and (B) all Patent Rights Controlled by such Licensor during the term of the Regulus License Agreement that claim (a) miRNA Compounds or miRNA Therapeutics in general, (b) specific miRNA Compounds or miRNA Therapeutics, (c) chemistry or delivery of miRNA Compounds or miRNA Therapeutics, (d) mechanism(s) of action by which a miRNA Antagonist directly prevents the production of the specific miRNA, or (e) methods of treating an Indication by modulating one or more miRNAs; provided, however, that in each case, (i) for any such Patent Rights that include financial or other obligations to a Third Party, the provisions of the Regulus License Agreement will govern whether such Patent Right will be included as a Licensed Patent Right and (ii) Licensed Patent Rights do not include manufacturing technology (including but not limited to analytical methods).
     “Licensor” means Alnylam or Isis.
     “miRNA” means a structurally defined functional RNA molecule usually between 21 and 25 nucleotides in length, which is derived from genetically-encoded non-coding RNA which is predicted to be processed into a hairpin RNA structure that is a substrate for the double-stranded RNA-specific ribonuclease Drosha and subsequently is predicted to serve as a substrate for the enzyme Dicer, a member of the RNase III enzyme family;

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including, without limitation, those miRNAs exemplified in miRBase (http://microrna.sanger.ac.uk/).
     “miRNA Antagonist” means a single-stranded oligonucleotide (or a single stranded analog thereof) that is designed to interfere with or inhibit a particular miRNA. “miRNA Antagonist” is not intended to include oligonucleotides that function predominantly through the RNAi mechanism of action or the RNase H mechanism of action.
     “miRNA Compound” means a compound consisting of (a) a miRNA Antagonist, (b) a miRNA Precursor Antagonist specified in the Regulus License Agreement or otherwise agreed upon by Regulus and the relevant Licensor(s) pursuant to the Regulus License Agreement (an “Approved Precursor Antagonist”), or (c) to the extent agreed upon by Regulus and the relevant Licensor(s) pursuant to the Regulus License Agreement, a miRNA Mimic (an “Approved Mimic”).
     “miRNA Mimic” means a double-stranded or single-stranded oligonucleotide or analog thereof with a substantially similar base composition as a particular miRNA and which is designed to mimic the activity of such miRNA.
     “miRNA Precursor” means a transcript that originates from a genomic DNA and that contains, but not necessarily exclusively, a non-coding, structured RNA comprising one or more mature miRNA sequences, including, without limitation, (a) polycistronic transcripts comprising more than one miRNA sequence, (b) miRNA clusters comprising more than one miRNA sequence, (c) pri-miRNAs, and/or (d) pre-miRNAs.
     “miRNA Precursor Antagonist” means a single-stranded oligonucleotide (or a single stranded analog thereof) that is designed to bind to a miRNA Precursor to prevent the production of one or more miRNAs. “miRNA Precursor Antagonist” is not intended to include oligonucleotides that function predominantly through the RNAi mechanism of action or the RNase H mechanism of action.
     “miRNA Therapeutic” means a therapeutic product having one or more miRNA Compounds as an active ingredient(s).
     “Out-License Agreements” means agreements between Alnylam or Isis and a Third Party pursuant to which Alnylam or Isis granted licenses, or owes other obligations, to such Third Party prior to the Effective Date.
     “Regulus IP” means all Regulus Know-How and Regulus Patent Rights.
     “Regulus Know-How” means all Know-How conceived and/or developed by or on behalf of Regulus (including by employees of a Licensor or its Affiliates in performance of the Services Agreement), or over which Regulus otherwise acquires Control, but specifically excluding Licensed IP.

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     “Regulus Patent Rights” means any Patent Right claiming an invention conceived and/or developed by or on behalf of Regulus (including by employees of a Licensor or its Affiliates in performance of the Services Agreement), or over which Regulus otherwise acquires Control, but specifically excluding Licensed IP.
     “Research Program” means a project focused on one or more specific miRNA(s) until such project becomes a Development Project.
     “Services” means certain research and development services and/or other services, including, without limitation, general and administrative support services, business development services, and intellectual property prosecution and enforcement services.
     “Services Agreement” means that certain Services Agreement by and between Regulus, Alnylam and Isis dated September 6, 2007.
     “Third Party Agreement” means either (i) an Out-License Agreement, (ii) an In-License Agreement, (iii) an Optional In-License or (iv) an agreement pursuant to which a Controlling Party obtained Control over an Additional Right.
     “Third Party Rights” means, with respect to a Party, any rights of, and any limitations, restrictions or obligations imposed by, Third Parties pursuant to Third Party Agreements.
     “Work Product” means any data, documentation, inventions and other Know-How arising from or made in the performance of the Services by a Licensor.

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REGULUS (LLC AGREEMENT)
10.	Limited Liability Company Agreement of Regulus Therapeutics LLC among Alnylam Pharmaceuticals, Inc., Isis Pharmaceuticals, Inc. (“Isis”) and Regulus Therapeutics LLC (“Regulus”), effective as of September 6, 2007
Terms used, but not defined, in this summary have the meaning set forth in the summary of the Regulus License Agreement.
Brief Description of Technology Covered by License
•	Upon a Buy-Out, either Alnylam or Isis or a Third Party may obtain exclusive or co-exclusive rights to Regulus’ assets including the Company Intellectual Property and Regulus’ rights in Alnylam’s and Isis’s Licensed IP.
Scope of Rights (Section 9)
•	Upon the occurrence of certain events, Alnylam or Isis may initiate the sale of Regulus or the allocation of Regulus’ assets, including the Company Intellectual Property and Regulus’ rights in Alnylam’s and Isis’s Licensed IP (the “Buy-Out”). Regulus may be sold to Alnylam, Isis or a Third Party.
•	If Regulus is not sold to Alnylam, Isis or a Third Party, Regulus will distribute and assign to the Members, in accordance with their percentage interest in Regulus, all of Regulus’ assets.
Each Member will receive a royalty-bearing, co-exclusive license (a) under Company Intellectual Property Controlled by Regulus at such time, for any and all purposes, and (b) under Licensed IP licensed to Regulus at such time, for any and all purposes within the scope of the license granted to Regulus (collectively, the “Distributed IP”); subject to (i) any licenses granted to a Member pursuant to the Opt-In process under the Regulus License Agreement or as provided below and (ii) any licenses granted to a Member in the Alnylam Field or Isis Field pursuant to the Regulus License Agreement. “Co-exclusive” means that such license is exercisable by each Member or its designated Affiliate, and that Regulus retains no rights to exercise any such licensed Intellectual Property. Such licenses are sublicenseable solely (A) to such Member’s Affiliates or (B) by such Member or its Affiliates to a Third Party pursuant to a Bona Fide Collaboration.
•	Following such distribution of Regulus’ assets, the Members may initiate bidding processes, pursuant to which the Members may alternate selecting Research Programs and Development Projects, respectively, with respect to which the winning bidder with respect to each such Research Program or Development Project (the “Buy-Out Party”) will be granted by the other Member an exclusive sublicense under Distributed IP to Develop, Manufacture and Commercialize miRNA Compounds and miRNA Therapeutics included in such Research Program or Development Project in the Field and will have assigned to the Buy-Out Party by such other Member any other assets

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distributed by Regulus to the extent solely related to such Research Program or Development Project.

•	Non-Compete: With respect to any Research Program or Development Project, the non-Opt-In Party or non-Buy-Out Party will not, itself or through its Affiliates or with Third Parties, Discover, Develop, Manufacture or Commercialize Opt-In Products or Buy-Out Products during the period (i) prior to first commercial sale of an Opt-In Product or Buy-Out Product with respect to such Research Program or Development Project anywhere in the world, as long as the relevant Opt-In Party or Buy-Out Party reasonably believes that the Opt-In Product or Buy-Out Product would be a Royalty-Bearing Product upon first commercial sale, and (ii) after first commercial sale of a Royalty-Bearing Product with respect to such Research Program or Development Project anywhere in the world, until the expiration of all Royalty Terms for all Royalty-Bearing Products for such Research Program or Development Project; provided, however, that each Party will be entitled to grant Permitted Licenses; provided, however that each Licensor may grant licenses to enable Third Parties to broadly manufacture or formulate oligonucleotides under certain circumstances.
Definitions
     “Bona Fide Collaboration” means a collaboration (pursuant to a written agreement) between the relevant Member or one of its Affiliates, on the one hand, and a Third Party, on the other hand, involving the Development of miRNA Compounds or miRNA Therapeutics in which such Member or such Affiliate plays an integral, though not necessarily dominant or co-equal, role in the decision-making, relating to the Development of miRNA Compounds or miRNA Therapeutics, and which may, thereafter, involve the Commercialization of any such miRNA Compounds and miRNA Therapeutics.
     “Buy-Out Product” means any miRNA Therapeutic that is Developed, Manufactured or Commercialized pursuant a Research Program or Development Project obtained by a Member pursuant to the Buy-Out process.
     “Company Intellectual Property” means all Company Know-How and Company Patent Rights.
     “Company Know-How” means all Know-How conceived and/or developed by or on behalf of the Company (including by employees of a Member or its Affiliates in performance of the Services Agreement), or over which the Company otherwise acquires Control, including but not limited to any Know-How assigned to the Company by a Member, but specifically excluding Licensed IP.
     “Company Patent Rights” means any Patent Right claiming an invention conceived and/or developed by or on behalf of the Company (including by employees of a Member or its Affiliates in performance of the Services Agreement), or over which the Company otherwise acquires Control, including but not limited to any Patent Right assigned to Company by a Member, but specifically excluding Licensed IP.

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     “Member” means Alnylam or Isis.
     “Opt-In Product” means any miRNA Therapeutic that is Developed, Manufactured or Commercialized pursuant to a Development Project for which one and only one Member has exercised an Opt-In Election and which the relevant Opt-In Party subsequently licensed.

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NOVARTIS
11.	Research Collaboration and License Agreement between Novartis Institutes for BioMedical Research, Inc. and Alnylam Pharmaceuticals, Inc., effective October 12, 2005, as amended by the Addendum Re: Influenza Program effective as of December 13, 2005, Amendment No. 1 to such Addendum effective as of March 14, 2006, and Amendment No. 2 to such Addendum effective as of May 5, 2006 (“Novartis Agreement”)
Brief Description of Technology Covered by License
•	Alnylam granted Novartis a right to exclusively develop a certain number of Targets using intellectual property controlled by Alnylam during the term of the Agreement. Some of the Targets would be developed through collaborative work between Novartis and Alnylam. In addition, Novartis has the right to convert their license from an exclusive license with respect to certain Targets to a broad, non-exclusive license.
Scope of Rights
•	Novartis may select a specified number of Targets (“Selected Targets”). Alnylam and Novartis entered into a Research Collaboration to identify and optimize RNAi Compounds directed against Selected Targets and develop improved RNAi technology to enable and enhance the utility of such RNAi Compounds. (Section 2)
•	Alnylam granted Novartis and its Affiliates worldwide licenses under Alnylam Intellectual Property to (i) perform Novartis’s obligations under the Research Collaboration, (ii) Discover RNAi Compounds, (iii) Discover RNAi Compounds directed at the Selected Targets, and (iv) Discover, Develop, Commercialize or Manufacture Discovered RNAi Compounds and Collaboration Products. The rights under clauses (i) and (ii) are non-exclusive and non-sublicenseable, under clause (iii) are exclusive and non-sublicenseable, and under clause (iv) are exclusive and sublicenseable. (Sections 3.1(a) and (b))
•	During the Research Term (following such time as the Collaboration Success Milestone has been achieved), Novartis has an option, exercisable upon notice and payment of a fee, to obtain for itself and its Affiliates a non-exclusive, non-sublicenseable (except to third party contractors), worldwide, perpetual license under Broad RNAi Intellectual Property for any human, veterinary or agricultural applications (the “Adoption License”). Alnylam may not grant any exclusive rights or licenses under any Broad RNAi Intellectual Property except with respect to an opportunity Novartis does not acquire under the ROFO or in accordance with agreements existing before the effective date of the Novartis Agreement. (Section 3.1(c) and (e))
•	Exclusivity: Alnylam and its Affiliates may not, either alone or directly or indirectly in conjunction with a Third Party, conduct Discovery of any RNAi Compound or

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RNAi Products directed to a Selected Target, or Discovery, Development, Commercialization or Manufacture of Discovered RNAi Compounds, Collaboration Products, or RNAi Compounds or RNAi Products directed to Selected Targets. Alnylam and its Affiliates may not grant to any Third Party any rights under Alnylam Intellectual Property to engage in any of the foregoing activities. (Section 2.6(a))

•	ROFO: If Alnylam or any of its Affiliates seek, directly or indirectly in conjunction with a Third Party (with limited exceptions), or to license a Third Party (with limited exceptions) the right, to Discover, Develop, Commercialize or Manufacture any RNAi Compounds or RNAi Products directed at a Target(s), during the Exclusivity Term, Alnylam must first provide written notice to Novartis. Novartis has a period of time to accept or reject the opportunity. If Novartis rejects an opportunity for a program for which no IND has been filed in the US or Major Market Countries, or Novartis and Alnylam are unable to come to terms on a post-IND program, Alnylam may, within a specified period of time, enter an agreement with a Third Party, which can be no more favorable overall to such Third Party than those offered to Novartis under Section 2.6(c)(i). (Sections 2.6(b) and (c))
•	In-Licensing IP: To the extent applicable, Alnylam must comply with Sections 2.6(b) and (c) (the ROFO described above) when acquiring or licensing rights from Third Parties. In the course of acquiring or licensing additional Broad RNAi Intellectual Property or any other Alnylam Intellectual Property covering a Collaboration Product, Alnylam must use its best efforts to ensure that such rights include the right to sublicense to Novartis such Broad RNAi Intellectual Property or other Alnylam Intellectual Property. (Sections 2.6(d), 3.1(f))
•	Technology Transfer: Alnylam will periodically deliver to Novartis all Alnylam Intellectual Property specifically relating to the Discovered RNAi Compounds, relating to the Research Collaboration, or otherwise necessary or useful to the Discovery, Development, Commercialization or Manufacture of Discovered RNAi Compounds or Collaboration Products. Once Novartis acquires the Adoption License, Alnylam will periodically deliver to Novartis all Broad RNAi Intellectual Property. The deliveries will include un-redacted copies of agreements that directly or indirectly grant or restrict rights in Alnylam Intellectual Property, which may be redacted to comply with confidentiality obligations and to exclude terms that do not relate to Novartis’s rights or obligations; provided, that Alnylam will use commercially reasonable efforts to ensure that Novartis is granted access to un-redacted copies of such agreements.
•	Alnylam may not assign, license or otherwise grant any rights or dispose of any Broad RNAi Intellectual Property or other Alnylam Intellectual Property covering a Collaboration Product without making such disposition expressly subject to Novartis’s rights. (Section 3.1(g))
IP Ownership, Prosecution and Enforcement (Section 6)

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•	Novartis owns all IP jointly created by the parties in the Research Collaboration. Novartis grants Alnylam a worldwide, non-exclusive, sublicenseable (solely to Controlled Contractors) license under such jointly-created IP that is Broad RNAi Intellectual Property, to engage in any and all research activities directed to human, veterinary or agricultural applications.
•	Novartis has a step-in right to prosecute Alnylam Patent Rights that pertain to a Discovered RNAi Compound or a Licensed Product.
•	Alnylam will promptly report in writing to Novartis any known or suspected infringement or misappropriation of Alnylam Intellectual Property and will provide Novartis with all available evidence supporting such infringement or misappropriation.
•	Alnylam has the right to protect the Alnylam Intellectual Property, and Alnylam will consult with Novartis regarding the status of any such action and will provide Novartis with copies of all material documents relating to such action. Notwithstanding the foregoing, Novartis has the sole and exclusive right to initiate a suit under Alnylam Intellectual Property to protect a Discovered RNAi Compound, a Licensed Product or IP created solely by Novartis or jointly by Novartis and Alnylam in the Research Collaboration; Alnylam must provide reasonable assistance at Novartis’ request. Recoveries will be shared in a specified manner.
•	Novartis and Alnylam will cooperate in responding to a claim challenging the validity of any Alnylam Patent Right covering a Discovered RNAi Compound or a Licensed Product.
Definitions
“Adopted Product” means a product containing RNAi Compound(s) that are Discovered, Developed, Commercialized or Manufactured pursuant to the Adoption License.
“Alnylam Intellectual Property” means Know-How and Patent Rights now or in the future owned or licensed by Alnylam or its Affiliates, including Broad RNAi Intellectual Property.
“Broad RNAi Intellectual Property” means all Know-How and Patent Rights now or in the future owned or licensed by Alnylam or its Affiliates that relate to RNAi technology, products or processes, including (a) the general structure, architecture, or design of nucleic acid based molecules which engage RNAi mechanisms in a cell; (b) chemical modifications of nucleic acids (including any modification to the base, sugar or internucleoside linkage, nucleotide mimetics, and any end modifications) which do not abolish the RNAi activity of the nucleic acid molecules in (a); (c) manufacturing techniques for the nucleic acid based molecules or chemical modifications of (a) and (b); and (d) all uses or applications of nucleic acid based molecules or chemical modifications in (a) or (b); but excluding Patents which relates solely to (i) a specific Target or small

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group of Targets; or (ii) delivery technologies which may be broadly employed for delivery of nucleic acid based molecules.
“Collaboration Product” means any product that contains one or more Discovered RNAi Compound(s) as active ingredient(s).
“Discovered RNAi Compound” means an RNAi Compound directed to a Selected Target that is Discovered during the course of a program under the Novartis Agreement, together with all derivatives of such RNAi Compound, where “derivative” means a compound that may contain modified nucleotides or may have been modified by chemical or molecular genetic means but which still, at least in vitro, functions through an RNAi mechanism against the same Target.
“Licensed Products” means the Collaboration Products and the Adopted Products.
“RNAi Compound” means any compound that in vitro or otherwise functions through the mechanism of RNAi and consists of or encodes double-stranded RNA, and which double-stranded RNA is optionally chemically modified to contain modified nucleotide bases or non-RNA nucleotides, and optionally may be administered in conjunction with a delivery vehicle or vector.
“RNAi Product” means any product that contains one or more RNAi Compounds as an active ingredient.
“Target” means: (a) a polypeptide or entity comprising a combination of at least one polypeptide and other macromolecules, that is a site or potential site of therapeutic intervention by a therapeutic agent; or a nucleic acid which is required for expression of such polypeptide; (b) variants of a polypeptide, cellular entity or nucleic acid described in clause (a); (c) a defined non-peptide entity, including a microorganism, virus, bacterium or single cell parasite; provided that the entire genome of a virus shall be regarded as a single Target; or (d) a naturally occurring interfering RNA or microRNA or precursor thereof.

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MEDTRONIC
12.	Amended and Restated Collaboration Agreement, dated July 27, 2007 (“Restatement Date”), between Medtronic, Inc. and Alnylam Pharmaceuticals, Inc. (“Medtronic Agreement”)
Brief Description of Technology Covered by License
•	Alnylam granted Medtronic a right to develop and commercialize certain RNAi therapeutics in combination with Medtronic’s implantable infusion device for the treatment of neurodegenerative diseases.
Scope of Rights
•	Alnylam granted to Medtronic the following worldwide licenses under Alnylam Intellectual Property:
(a) Non-exclusive license to perform Medtronic’s obligations under the Medtronic Agreement and to use Alnylam siRNAs to Discover and Develop Licensed Products in the Field.
(b) Exclusive license to Commercialize Licensed Products Developed in the course of the Collaboration Program for which Medtronic is the Commercializing Party.
•	During the Product Development Term, Alnylam is prohibited from, by itself or jointly with or through any Affiliates or Third Parties, engaging in the Discovery, Development, manufacture or Commercialization of any Product in the Exclusivity Field, other than pursuant to the Medtronic Agreement.
•	During the Royalty Term, Alnylam is prohibited from, by itself or jointly or through any Affiliates or Third Parties, engaging in the Discovery, Development, manufacture or Commercialization of any Product, with specified exceptions, for the gene target that is the target of the Alnylam siRNA contained in the Licensed Products covered by the applicable Royalty Term, other than pursuant to the Medtronic Agreement.
•	Under certain circumstances set forth in Section 2.5(c), Medtronic has a right of first negotiation if Alnylam desires to [**].
IP Enforcement
•	Alnylam has the first right to enforce Alnylam Intellectual Property against third party infringers, subject to consultation with Medtronic to the extent that any such suit pertains to Licensed Products.
•	With respect to claims by Third Parties that any Alnylam Patent Right is invalid or unenforceable, Alnylam is obligated to cooperate with Medtronic to prepare and

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formulate a response and may not settle or compromise such claim without Medtronic’s consent.
•	With respect to claims by Third Parties that such Third Party’s Patent Rights are infringed by a Party’s use of the Licensed Products outside the U.S., the Commercializing Party is obligated to indemnify the other Party. Each Party is obligated to cross-indemnify the other with respect to Third Party infringement claims based on use of Licensed Products within the U.S.
Definitions
“Alnylam Intellectual Property” means Alnylam Know-How and Alnylam Patent Rights.
“Alnylam Know-How” means, generally, any Know How, excluding Program Know-How, that is (a) developed or acquired by Alnylam prior to or during the Collaboration Term, (b) used to Discover, Develop, manufacture or Commercialize Alnylam siRNAs, Medtronic Devices and/or Licensed Products, and (c) Controlled by Alnylam and (i) used by Alnylam in the Collaboration Program and/or (ii) identified during a Product Development Program as Know-How that will be used in the Commercialization of Licensed Products to be Developed in such Product Development Program.
“Alnylam Patent Right” means any Patent Rights Controlled by Alnylam and Covering Alnylam Know-How, including those Patent Rights set forth on Schedule 1.4, but excluding Alnylam’s interest in Program Patent Rights.
“Alnylam siRNA” means, generally, any siRNA (a) the Discovery, Development, manufacture, Commercialization or other use of which uses Alnylam Know-How or Program Know-How or is Covered by Alnylam Patent Rights or Program Patent Rights and (b) that is made available or approved by Alnylam’s JRDC Representatives for Development in the Collaboration Program.
“Exclusivity Field” means, generally, the treatment of Target Indications for which a Licensed Product is to be Commercialized, using an implantable infusion device for the direct delivery of siRNAs to the human nervous system.
“Field” means, generally, the treatment of Neurodegenerative Diseases using any implanted infusion device for the direct delivery of siRNAs to the human nervous system.
“Licensed Product” means a Product within the Field that includes, as an active pharmaceutical ingredient, an Alnylam siRNA for delivery via a Medtronic Device, together with such Medtronic Device, associated delivery hardware, and disposables, in each case whether or not uniquely developed for exclusive delivery of Alnylam siRNA(s).
“Medtronic Device” means, generally, any implanted infusion device for delivery of siRNAs to the human nervous system that is made available or approved by Medtronic’s JRDC Representatives for use in the Development of a Licensed Product in a Product Development Program.

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“Product” means, generally, a human therapeutic product that includes siRNA(s) as active pharmaceutical ingredient(s) delivered or approved for delivery via an implantable infusion device, together with such device, associated delivery hardware, and disposables whether or not uniquely developed for exclusive delivery of such siRNA(s).
“Product Development Term”. Product Development Term, with respect to each Product Development Program, shall mean the period commencing on (a) with respect to the Initial Product Development Program, the Restatement Date, and (b) with respect to any Additional Product Development Program, the date on which the Parties mutually agree to commence such Additional Product Development Program in accordance with Section 2.3(e), and, subject to [**], ending on the earliest date on which a First Commercial Sale of Licensed Product(s) for the treatment of each of the Target Indication(s) designated for such Product Development Program has occurred.
“Royalty Term”. Royalty Term, with respect to each Licensed Product in each country of the Territory, shall mean the period of time commencing with the First Commercial Sale of such Licensed Product in such country and ending on the later of (a) the latest date on which the use, offer for sale, sale or importation of such Licensed Product in such country or the manufacture of such Licensed Product in the country of manufacture is Covered by a Valid Claim of Alnylam Patent Rights, Medtronic Patent Rights or Program Patent Rights, or (b) a specified number of years after First Commercial Sale of such Licensed Product in such country, which number shall be fifteen (15) years with respect to any Licensed Product resulting from the Initial Product Development Program.
“siRNAs” means a composition designed to act primarily through an RNAi mechanism which consists of either (a) two separate oligomers of native or chemically modified RNA that are hybridized to one another along a substantial portion of their lengths, or (b) a single oligomer of native or chemically modified RNA that is hybridized to itself by self-complementary base-pairing along a substantial portion of its length to form a hairpin.

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BIOGEN IDEC
13.	Collaboration and License Agreement between Biogen Idec MA Inc. (“Biogen”) and Alnylam Pharmaceuticals, Inc., effective September 20, 2006 (“Biogen Idec Agreement”)
Brief Description of Technology Covered by License
Alnylam granted Biogen Idec a right to develop and commercialize certain RNAi Therapeutics directed to JCV in the Field.
Scope of Rights
•	Alnylam granted Biogen Idec the following worldwide licenses under Alnylam Technology:
(a) co-exclusive (with Alnylam) license to discover RNAi Therapeutics directed to JCV, and to develop Selected RNAi Therapeutics (i.e., the RNAi Therapeutics selected in accordance with the Biogen Idec Agreement) in the Field.
(b) non-exclusive license to manufacture the Selected RNAi Therapeutics.
(c) exclusive license to commercialize Selected RNAi Therapeutics in the Field.
•	Biogen Idec granted Alnylam a non-exclusive, royalty-free license, sublicenseable to Affiliates, academic collaborators, service companies and manufacturers, under Blocking RNAi Technology to research, develop, make, use and sell RNAi Therapeutics outside the Field
IP Ownership, Prosecution and Enforcement (Section 6)
•	The following parties have the first right to prosecute the following IP, with the other party having a step-in right:
•	Biogen Idec: Blocking RNAi Technology and Joint Collaboration IP (other than Broad RNAi Technology Collaboration IP)

•	Alnylam: Alnylam Technology, although Biogen Idec has a right to review and approve prosecution of Core JCV Patents

•	Alnylam: Broad RNAi Technology Collaboration IP in the names of Alnylam and Biogen Idec
•	The following parties have the first right to enforce the following IP, with the other party having a step-in right:
•	Biogen Idec: Joint Collaboration IP relating to the Selected RNAi Therapeutics, Core JCV Patents, and Blocking RNAi Technology

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•	Alnylam: Alnylam Technology (other than Core JCV Patents) and Broad RNAi Technology Collaboration IP
•	Recoveries are allocated between the parties in accordance with Section 6.4.4 of the Biogen Idec Agreement.
•	Biogen Idec has the right to defend any third party infringement claim, except that Alnylam may defend any such claim relating to Blocking RNAi Technology or Broad RNAi Technology.
•	Biogen Idec may determine which patent to extend to protect the commercial value for each selected RNAi Therapeutic.
•	Alnylam may not encumber the rights granted to Biogen Idec under the Alnylam Patent Rights.
Definitions
“Alnylam Collaboration IP” means (a) any improvement, discovery or Know-How, patentable or otherwise, first identified, discovered or developed solely by employees of Alnylam or its Affiliates, or other persons not employed by Biogen Idec acting on behalf of Alnylam, under the Collaboration, and (b) any Patent Rights in the Territory which claim, cover or relate to such improvements, discoveries or Know-How and are Controlled by Alnylam at any time during the Collaboration Term. Alnylam Collaboration IP excludes Alnylam’s interest in Joint Collaboration IP.
“Alnylam Know-How” means Know-How that is either (a) Controlled by Alnylam on the Effective Date, or (b) comes within Alnylam’s Control during the Term (other than Alnylam’s rights in Joint Collaboration IP and Alnylam Collaboration IP).
“Alnylam Patent Rights” means Patent Rights that (a) claim (i) Alnylam Know-How, or (ii) the identification, characterization, optimization, construction, expression, use or production of an RNAi Therapeutic, and which are useful or necessary to Discover, Develop, Commercialize and/or Manufacture a Selected RNAi Therapeutic in the Field in the Territory, and (b) are Controlled by Alnylam at any time during the Collaboration Term.
“Alnylam Technology” means, collectively, Alnylam Know-How, Alnylam Patent Rights, Alnylam Collaboration IP and Alnylam’s interest in Joint Collaboration IP.
“Biogen Idec Collaboration IP” means (a) any improvement, discovery or Know-How, patentable or otherwise, first identified, discovered or developed solely by employees of Biogen Idec or its Affiliates or other persons not employed by Alnylam acting on behalf of Biogen Idec, under the Collaboration, and (b) any Patent Rights in the Territory which claim, cover or relate to such improvements, discoveries or Know-How and are Controlled by Biogen Idec at any time during the Collaboration Term. Biogen Idec Collaboration IP excludes Biogen Idec’s interest in Joint Collaboration IP.

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“Blocking RNAi Technology” means Biogen Idec Collaboration IP comprising Broad RNAi Technology which would, in the absence of a license from Biogen Idec, be infringed by the practice of any invention claimed in a Valid Claim of the Alnylam Patent Rights existing at the end of the Discovery Term.
“Broad RNAi Technology” means any and all Know-How, whether or not patentable, that (a) is useful for the identification, characterization, optimization, construction, expression, use or production of an RNAi Therapeutic, (b) arises from or is necessary for the performance of the Collaboration and (c) which relates to structural features, properties, motifs, synthesis, analysis, modifications, delivery and/or uses of siRNAs that has broader utility beyond the specific embodiments represented by an RNAi Therapeutic directed to JCV and/or particular uses of such RNAi Therapeutic.
“Core JCV Patents” means Patent Rights Controlled by Alnylam, the claims of which are specifically directed to (a) RNAi Therapeutics in the Field, or (b) the manufacture or use of RNAi Therapeutics in the Field.
“Field” means the prophylaxis and/or treatment of progressive multifocal leukoencephalopathy (PML).
“JCV” means the human polyomavirus known as JC virus.
“Joint Collaboration IP” means, collectively, (a) any improvement, discovery or Know-How, patentable or otherwise, first identified, discovered or developed jointly by the Parties or their Affiliates or others acting on behalf of Biogen Idec and Alnylam under the Collaboration, and (b) any Patent Rights in the Territory which claim, cover or relate to such improvements, discoveries or Know-How.
“RNAi Therapeutic” means a therapeutic product containing, comprised of or based on one or more siRNAs or siRNA derivatives or other moieties effective in gene function modulation and designed to modulate the function of particular genes or gene products through RNA interference.
“siRNA” means a double-stranded ribonucleic acid (RNA) composition designed to act primarily through an RNA interference mechanism that consists of either (a) two separate oligomers of native or chemically modified RNA that are hybridized to one another along a substantial portion of their lengths, or (b) a single oligomer of native or chemically modified RNA that is hybridized to itself by self-complementary base-pairing along a substantial portion of its length to form a hairpin.

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ROCHE
14.	License and Collaboration Agreement dated July 8, 2007, by and among Alnylam Pharmaceuticals, Inc., F. Hoffmann-La Roche Ltd (“Roche Basel”) and Hoffmann-La Roche Inc. (together with Roche Basel, “Roche”) (“Roche Agreement”), effective on August 9, 2007 (“Effective Date”)
Brief Description of Technology Covered by License
•	Alnylam granted Roche and its Affiliates a non-exclusive, worldwide license under Alnylam’s rights to Architecture and Chemistry IP and Delivery IP as it existed at the effective time of the Agreement, to develop and commercialize RNAi Products for treatment/prophylaxis of indications in at least the fields of cancer, certain liver diseases, metabolic disease and pulmonary disease. Roche has the option to enter additional therapeutic fields and, prior to granting exclusive licenses in the other Fields, Alnylam must give Roche a right of first negotiation.
Limitations on Scope of License
Any license granted by Alnylam to a Third Party under Architecture and Chemistry IP or Delivery IP would be subject to the following limitations:
•	License Grant to Roche. Roche and its Affiliates have a non-exclusive, worldwide license to develop and commercialize RNAi Products for the treatment/prophylaxis of indications in at least the primary fields of cancer, certain liver diseases, metabolic disease and pulmonary disease) and any additional fields (which are listed in a schedule to the Roche Agreement) to which Roche acquires non-exclusive rights (collectively, “Field”).
•	Designated Targets. If Roche selects a Target which is not a Blocked Target and such Target is cleared through the Novartis ROFO mechanism, Roche has non-exclusive rights within the scope of its basic license grant to develop and commercialize RNAi Products directed to such “Designated Target” in the Field.
•	Alnylam/Roche Discovery Collaboration. Roche and Alnylam have agreed to collaborate on a specified number of targets during the term of the agreement.
•	ROFN. If Alnylam intends to grant to any Third Party an exclusive license to any particular additional field which has not yet been acquired by Roche, Alnylam must first offer Roche the right to extend its non-exclusive licenses into such additional field upon payment of a specified field option fee.
•	Extension into Additional Fields. Roche may extend its development and commercialization activities directed to a Target into any additional field, provided that Roche notify Alnylam of such extension and pay certain milestone payments.
Prosecution and Enforcement

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•	Alnylam is obligated to take reasonable measures to protect and, to the extent Alnylam has such a right, to enforce the IP being licensed to Roche under the Roche Agreement.
•	Alnylam is also obligated to assume control of the defense of any aspects of any third party infringement claim that involves the validity, scope and/or enforceability of such licensed IP. Roche has the right to control the defense of any other third party infringement claim or aspect thereof related to a Licensed Product. Alnylam must keep Roche advised of status and consider Roche’s recommendations.
Definitions
•	“Architecture and Chemistry Intellectual Property” refers, generally, to Know-How and Patent Rights listed on Schedule C to the Roche Agreement, in each case Controlled by Alnylam as of the Effective Date, and covering (a) the general structure, architecture, or design of double-stranded oligonucleotide molecules which engage RNAi mechanisms in a cell; (b) chemical modifications of double-stranded oligonucleotides (including any modification to the base, sugar or internucleoside linkage, nucleotide mimetics, and any end modifications) which do not abolish the RNAi activity of the double-stranded oligonucleotides in (a); (c) manufacturing techniques for the double-stranded oligonucleotide molecules or chemical modifications of (a) and (b); or (d) all uses or applications of double-stranded oligonucleotide molecules or chemical modifications in (a) or (b); but excluding (i) IP to the extent specifically related to Blocked Targets, and (ii) Delivery IP. Includes future Patent Rights that claim priority to or common priority with any of the aforementioned Patent Rights.
•	“Blocked Target” means any Target that is subject to a contractual obligation of a Pre-Existing Alliance Agreement that would be breached by the inclusion of such Target as a Designated Target under this Agreement
•	“Delivery Intellectual Property” refers, generally, to Know-How and Patent Rights listed on Schedule C to the Roche Agreement, in each case Controlled by Alnylam as of the Effective Date, and covering (a) delivery technologies necessary or useful for delivery of double-stranded oligonucleotide molecules; or (b) manufacturing techniques for such delivery technologies of (a); but excluding Patent Rights which relate specifically to Blocked Targets. Includes future Patent Rights that claim priority to or common priority with any of the aforementioned Patent Rights.
•	“RNAi Compound” means any compound that, in vitro or otherwise, functions through the mechanism of RNAi and consists of or encodes double-stranded oligonucleotides, and which double-stranded oligonucelotides optionally may be chemically modified to contain modified nucleotide bases or non-RNA nucleotides, and optionally may be administered in conjunction with a delivery vehicle or vector.
•	“RNAi Product” means any product that contains one or more RNAi Compounds as an active ingredient.

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•	“Target” means (a) a polypeptide or entity comprising a combination of at least one polypeptide and other macromolecules, that is a site or potential site of therapeutic intervention by a therapeutic agent; or a nucleic acid which is required for expression of such polypeptide; (b) variants of a polypeptide (including any splice variant thereof), cellular entity or nucleic acid described in clause (a); or (c) a defined non-peptide entity, including a microorganism, virus, bacterium or single cell parasite; provided that the entire genome of a virus shall be regarded as a single Target.

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MERCK
15.	Termination Agreement between Merck & Co., Inc. (“Merck”) and Alnylam Pharmaceuticals, Inc., dated September 18, 2007
Brief Summary of Technology Covered by License
As part of the termination of the Amended and Restated Research Collaboration and License Agreement, effective as of July 3, 2006, between Merck and Alnylam (the “A-R Agreement”), Alnylam granted Merck a non-exclusive license under certain Alnylam RNAi technology (excluding patent rights licensed by Alnylam or its Affiliates under [**]) for the limited purpose of target identification and/or target validation research relating to drug discovery and/or development activities of Merck and/or its Affiliates.
Limitations on Scope of License (Section 4)
Any license granted by Alnylam to a Third Party under Alnylam Target Identification and Target Validation RNAi Patent Rights, Alnylam Technology Collaboration Inventions and Alnylam RNAi Technology, in each case Controlled by Alnylam or its Affiliates during the Technology Collaboration Term, and Alnylam-Assigned Therapeutic Collaboration Inventions, but excluding Patent Rights licensed by Alnylam or its Affiliates under [**], would be subject to the following:
•	A non-exclusive license to Merck, with the right to sublicense to its Affiliates, for the sole purpose of in vitro and/or in vivo target identification and/or target validation research relating to drug discovery and/or development activities of Merck and/or its Affiliates, including in collaborations with Third Parties in which Merck and/or its Affiliates has any rights to discoveries made.
•	The non-exclusive grant to Merck under Alnylam-Assigned Therapeutic Collaboration Inventions shall be perpetual.
Definitions
“Alnylam-Assigned Therapeutic Collaboration Inventions” means, generally, any discovery, improvement, or Invention made by Merck, solely or jointly with Alnylam, with respect to a [**] Target after receiving the Opt-In Information for such [**]Target.
“Alnylam RNAi Technology” means, generally, Know-How which is Controlled by Alnylam or its Affiliates and is necessary or useful to Merck for in-vitro and/or in vivo target identification and/or target validation and/or for the Development, Manufacture or Commercialization of RNAi Therapeutic Products within the Therapeutic Collaboration, including, but not limited to, knowledge related to (i) RNAi pathway and mechanism of action in mammalian cells, (ii) informatics approaches to optimal siRNA design for targeting specific genes and minimizing off-target effects, (iii) optimal RNA chemistry for siRNA in vivo stability and delivery, (iv) bio-analytical methods for measurement of pharmacokinetics and biodistribution of siRNAs, and (v) RNAi delivery methods.

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“Alnylam Target Identification and Target Validation RNAi Patent Rights” means, generally, any Patent Rights which are Controlled by Alnylam or its Affiliates and are necessary or useful to Merck for in vitro and/or in vivo target identification and/or target validation.
“Alnylam Technology Collaboration Inventions” means, generally, any Know-How arising from the Technology Collaboration and developed solely by Alnylam or its Affiliates during the Technology Collaboration Term.
"[**]” means, generally, [**].
“Technology Collaboration” means the research activities undertaken by the Parties during the Technology Collaboration Term pursuant to Article 2 of the Research Collaboration and License Agreement effective September 8, 2003, as amended by Amendment dated September 30, 2004 (which was superseded by the A-R Agreement), but excluding the [**] Program.
“Technology Collaboration Term” means the period from September 8, 2003 until July 3, 2006.
“Therapeutic Collaboration” means, generally, the Development, Manufacture and Commercialization activities undertaken by the Parties under the A-R Agreement with respect to certain products.

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BENITEC
16.	Alnylam/Benitec License Agreement between Benitec Australia, Ltd., and its Affiliates (collectively, “Benitec”) and Alnylam Pharmaceuticals, Inc. and its Affiliates (collectively, “Alnylam”), effective April 8, 2005 (“Benitec Agreement”)
Brief Description of Technology Covered by License
•	Alnylam granted Benitec options for licenses under certain patent rights relating to RNAi interference and methods of inhibition of expression of certain genes to be selected at a future date, to develop and commercialize certain ddRNAi and siRNA prophylactic or therapeutic products for the prevention or treatment of human diseases (the “Field”).
Scope of License (Section 2)
•	Alnylam granted Benitec options to the following worldwide licenses:
•	non-exclusive license under Alnylam Licensed Patents to research, develop, gain regulatory approval for, make, have made, use, market, have marketed, sell, have sold, distribute, have distributed, export, have exported, import or have imported ddRNAi Licensed Products in the Field. If such license includes a sub-license to CRT Patent Rights, the Parties will execute an addendum which grants such a sub-license to Benitec.

•	exclusive license under Interferx Licensed Patents and Isis Licensed Patents for up to a specified number of target genes to be named in the future to research, develop, gain regulatory approval for, make, have made, use, market, have marketed, sell, have sold, distribute, have distributed, export, have exported, import or have imported siRNA Licensed Products in the Field. If such license includes a sub-license to CRT Patent Rights, the Parties will execute an addendum which grants such a sub-license to Benitec. Alnylam in its sole discretion may grant or deny a license for the specified target. The license would become effective upon execution of a separate license agreement which specifies the target gene and addresses other terms as necessary, which terms shall include the financial terms set forth in either Exhibit D or D.1 of the Benitec Agreement.
Reporting (Section 4)
•	Following option exercise, each Party shall be obligated to advise the other Party of any regulatory action of which it is aware that may, in such Party’s reasonable judgment, have a material effect upon the ability to receive approval to market an Option Licensed Product in any country in the world.
Prosecution and Enforcement (Section 6)

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•	Alnylam is solely responsible for prosecuting, and has the exclusive right (but not the obligation) to enforce, Alnylam Licensed Patents and Interferx Licensed Patents. The Parties may, however, agree to proceed against a Party suspected of infringing a Licensed Patent. Such an agreement shall be in writing and signed by both Parties.
Termination for Convenience (Section 7.4)
•	If Benitec exercises its option for an exclusive license with respect to a specified target gene, the definitive license agreement will include a provision that such agreement may be terminated at any time by Benitec upon at least 60 days written notice to Alnylam.
Definitions
“Alnylam Licensed Patents” means patent rights claiming ddRNAi Technology, which is claimed in or covered by any Valid Claim in the patents and patent applications filed by, issued to or licensed to Alnylam as set forth in an exhibit to the agreement, including all continuing applications, divisionals, substitutions and continuation-in-part applications and any patents issuing on said applications including reissues and any corresponding counterparts.
“CRT Patent Rights” means the patent rights licensed to Alnylam under the License Agreement between Cancer Research Technology Limited and Alnylam dated 18 July 2003.
“ddRNAi Licensed Product” means any prophylactic or therapeutic product containing, comprised of or based on ddRNAi Technology.
“ddRNAi Technology” means an RNA composition designed to act primarily through an RNA interference mechanism where the RNA composition consists of one or more nucleic acid sequences transcribed from a transcription template within a cell in an organism.
“Interferx Technology” means the siRNA Technology that falls within the scope of a Valid Claim of an Interferx Licensed Patent licensed by Alnylam to Benitec should the Parties reach agreement under the terms of Section 2.2 herein. The intellectual property encompassing Interferx Technology (“Interferx Licensed Patents”) shall be listed in a separate Exhibit and added to the Benitec Agreement upon execution of a separate writing between the Parties.
“Isis Licensed Patents” shall mean patent rights licensed to Alnylam by Isis Pharmaceuticals, Inc., (“Isis”) pursuant to a Strategic Collaboration and License Agreement between Alnylam and Isis dated March 11, 2004.

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“siRNA Licensed Product” means any prophylactic or therapeutic product containing, comprised of or based on siRNA Technology.
“siRNA Technology” means a double-stranded ribonucleic acid (RNA) composition designed to act primarily through an RNA interference mechanism that comprises of either (a) two separate oligomers of native or chemically-modified RNA that are hybridized to one another along a substantial portion of their lengths, or (b) a single oligomer of native or chemically-modified RNA that is hybridized to itself by self-complimentary base-pairing along a substantial portion of its length to form a hairpin.

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CALANDO
17.	License and Option Agreement between Calando Pharmaceuticals Inc. (“Calando”) and Alnylam Pharmaceuticals, Inc., dated August 18, 2006, as supplemented by letter agreement dated August 18, 2006 and Amendment No. 1 dated August 5, 2007
Brief Description of Technology Covered by License
Alnylam granted Calando a license to research, and an option to obtain licenses to develop and commercialize, certain RNAi products directed to a specified target (the “Target”), under certain patent rights relating to RNAi interference and methods of inhibition of expression of certain genes.
Scope of Rights (Section 4)
•	Alnylam granted Calando a co-exclusive worldwide license under the Alnylam Patent Rights, subject to the terms and conditions of any in-license(s) governing the Alnylam Patent Rights, for the sole and exclusive purpose of Research in the Field with respect to the Target.
•	Alnylam granted Calando an option to obtain a worldwide license under the Alnylam Patent Rights for purposes of Developing and Commercializing RNAi Products in the Field directed to the Target. Upon Calando’s exercising the option, Alnylam will grant Calando:
•	a co-exclusive (with a potential third party) license under the Alnylam Patent Rights for the sole and exclusive purposes of Developing and Commercializing in the Field Licensed RNAi Products directed to the Target.

•	an exclusive license under the Alnylam Patent Rights for purposes of Developing and Commercializing Licensed RNAi Products in the Field directed to the Target that incorporate Calando Delivery Technology.
•	Alnylam granted Calando an option to obtain a (i) co-exclusive, non-royalty bearing license under the Alnylam Patent Rights for the purpose of Research in the Field with respect to one target in addition to the Target, and (ii) co-exclusive, royalty bearing license under the Alnylam Patent Rights for the purpose of Developing and Commercializing Licensed RNAi Products in the Field for such additional target.
Definitions
“Alnylam Patent Rights” means Patent Rights that are from time to time owned, licensed or otherwise controlled by Alnylam to the extent Alnylam has the right to grant licenses to, as set forth in Exhibit A of this Agreement, and as can be supplemented from time to time pursuant to Section 4.1(d).

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“Broad RNAi Technology” means RNAi technology arising from or necessary for the performance of the Research Plan, which relates to structural features, properties, and/or motifs of siRNAs that has broader utility beyond the specific embodiments represented by a RNAi Product and/or particular uses of such RNAi Product.
“Calando Delivery Technology” means polymer-based technology useful for the delivery of siRNA molecules which technology is covered by Calando Intellectual Property as identified on Exhibit B.
“Field” means all therapeutic treatments in humans.
“Licensed RNAi Product” means an RNAi Product, the identification, characterization, validation, synthesis, development, use, formulation, manufacture, production or sale of which would infringe a Valid Claim issuing under any of the Alnylam Patent Rights but for the grant of the licenses set forth in this Agreement.
“RNAi Product” means a therapeutic product containing, comprised or based on siRNAs or siRNA derivatives or other moieties effective in gene function modulation and designed to modulate the function of particular genes or gene products through RNA interference.

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GENECARE
18.	License and Option Agreement between GeneCare Research Institute Co., Ltd. (“GeneCare”) and Alnylam Pharmaceuticals, Inc., dated January 6, 2005, extended by letters dated October 26, 2007 and November 16, 2007
Brief Description of Technology Covered by License
•	Alnylam granted GeneCare a license to research, and an option to obtain licenses to develop and commercialize, certain RNAi products directed to a specified target (the “Target”), under certain patent rights relating to RNAi interference and methods of inhibition of expression of certain genes.
Scope of Rights (Sections 3 and 4)
•	Alnylam granted GeneCare an exclusive worldwide license under the Alnylam Patent Rights for the sole and exclusive purpose of Research in the Field with respect to the Target.
•	Alnylam granted GeneCare an option to obtain an exclusive worldwide license under the Alnylam Patent Rights for purposes of Developing and Commercializing RNAi Products in the Field directed to the Target. If Alnylam exercises its right to co-promote the RNAi Product in North America, such license shall be a co-exclusive license to Develop and Commercialize such RNAi Product in North America.
Prosecution and Enforcement (Section 6)
•	Alnylam has the right to prosecute Alnylam Patent Rights and the first right and responsibility to prosecute jointly made Patent Rights. GeneCare has the step-in-right to prosecute Alnylam Patent Rights and jointly made Patent Rights.

•	Alnylam has the sole and exclusive right to enforce Alnylam Patent Rights and jointly made Patent Rights. If Alnylam does not initiate an enforcement action with respect to jointly made Patent Rights, GeneCare has a step-in-right to enforce such jointly made Patent Rights.

•	Alnylam and GeneCare each has the sole and exclusive responsibility to defend any third party infringement claim brought against Alnylam or GeneCare, respectively, arising out of the development, use, manufacture, distribution or sale of RNAi Products.
Definitions
“Alnylam Know-How” means all Know-How that is within the control of Alnylam other than that licensed to Alnylam by GeneCare pursuant to Section 4.2 of this Agreement.

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“Alnylam Patent Rights” means the Patent rights that are identified on the attached Exhibit A. Exhibit A shall be completed and agreed by the Parties within thirty (30) days after the Effective Date.
“Field” means treatment of human disease.
“RNAi Product” means a therapeutic product directed to a Target containing, comprise or based on siRNAs or siRNA derivatives or other moieties effective in gene function modulation and designed to modulate the function of particular genes or gene products through RNA interference, and as the context applies, that is covered by the right and license applicable to RNAi Product(s) for which an RNAi Product Option has been exercised.

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NASTECH
19.	License and Option Agreement between Nastech Pharmaceutical Company Inc. (“Nastech”) and Alnylam Pharmaceuticals, Inc., dated July 20, 2005
Brief Description of Technology Covered by License
•	Alnylam granted Nastech a license to research, and an option to obtain licenses to develop and commercialize, certain RNAi products directed to a specified target (the “Target”), under certain patent rights relating to RNAi interference and methods of inhibition of expression of certain genes.
Scope of Rights (Sections 3 and 4)
•	Alnylam granted Nastech an exclusive worldwide license under the Alnylam Core Patent Rights for the sole and exclusive purpose of Research in the Field with respect to the Target.

•	Alnylam granted Nastech options to obtain (a) an exclusive license under Alnylam’s rights in the Alnylam In-Licensed Chemistry Patent Rights for the sole and exclusive purpose of Researching, and, if applicable, Developing and Commercializing RNAi Products in the Field directed to the Target, and (b) an exclusive worldwide license under the Alnylam Core Patent Rights for purposes of Developing and Commercializing RNAi Products in the Field directed to the Target.

•	The licenses granted do not include licenses to Patent Rights licensed by Alnylam and its Affiliates under either (a) the agreement between The Board of Trustees of The Leland Stanford Junior University and Alnylam dated September 17, 2003 (“Stanford Agreement”) or (b) the License Agreement between Cancer Research Technologies Limited and Alnylam dated July 18, 2003 (the “CRT Agreement”). Notwithstanding the foregoing, if:
•	any Patent Rights under the CRT Agreement and the Stanford Agreement in-licensed by Alnylam are issued, or

•	Alnylam obtains control of any other Patent Rights (excluding Patent Rights that claim specific siRNA sequences or that claim delivery technologies), and in either case such Patent Rights are determined to cover an RNAi Product in the Field directed towards the Target, then Nastech will have the option of expanding its licenses under this Agreement to include the relevant Patent Rights.
Definitions
“Alnylam Core Patent Rights” means Patent Rights that are from time to time within the control of Alnylam, including without limitation the Patent rights listed in Exhibit A-1 as

Page 92 of 93, Schedule B

supplemented from time to time pursuant to Section 4.1(d), but not including the Alnylam In-Licensed Chemistry Patent Rights.
“Alnylam In-Licensed Chemistry Patent Rights” means Patent Rights licensed to Alnylam under the third party agreement listed on Exhibit A-2.
“Alnylam Patent Rights” means both Alnylam Core Patent Rights and Alnylam In-Licensed Chemistry Patent Rights.
“Field” means treatment of human disease.
“RNAi Product” means a therapeutic product containing, comprised, or based on siRNAs or siRNA derivatives or other moieties effective in gene function modulation and designed to modulate the function of particular genes or gene products through RNA interference.

Page 93 of 93, Schedule B

SCHEDULE C
ASIAN PHARMACEUTICAL COMPANIES
[**]

SCHEDULE D
Profit-Sharing Agreement Terms
All capitalized terms used but not otherwise defined in this Schedule D will have the meanings ascribed to them in the License and Collaboration Agreement (the “LCA”).
1.	Product and Indications: Shared Product for all Indications for which such Shared Product is Developed and/or Commercialized in the U.S. The Parties will focus their Development and Commercialization efforts with respect to the Shared Product on particular Indication(s) as set forth in the Joint Development Plan and Joint Commercialization Plan. In case such Shared Product is pursued for an Indication in an Additional Field under a Joint Development Plan or Joint Commercialization Plan, any payment under Section 3.8 of the LCA relating to such Shared Product shall be reduced by [**] percent ([**]%) and, in furtherance of Section 7.5(b) of the LCA, shall also be creditable in full and without regard to such [**] percent ([**]%) reduction against any Field Option Fee under Section 7.4 of the LCA relating to such Additional Field.

2.	Territory: U.S.

3.	Term: Profit-Share Term, unless earlier terminated in accordance with the LCA.

4.	Conduct of the Collaboration: The Parties shall jointly Develop and Commercialize the Shared Product in the U.S. (the “Collaboration”), in accordance the Joint Development Plan and Joint Commercialization Plan.

5.	Joint Development and Joint Commercialization Plans:

a. Joint Development Plan. The initial joint Development plan (the “Joint Development Plan”) and the budget contained therein shall be the Development plan and budget most recently provided by Takeda to Alnylam pursuant to Section 4.2(b) of the LCA. From time to time as may be reasonably necessary, Takeda shall have the right, in its sole reasonable discretion, to modify a Joint Development Plan after consultation with Alnylam and giving good faith consideration to any reasonable comments or suggestions proposed by Alnylam, including as to the allocation of responsibilities of the Parties as set forth in Section 7 below. Any material changes to the timeline or budget for the Development of a Shared Product as such are set forth in the initial or any subsequently agreed Joint Development Plan which (i) are reasonably likely to delay the filing of the NDA for the applicable Shared Product by more than [**] or (ii) will increase the applicable Development budget by more than [**] percent ([**]%) of the most recent applicable Development budget for such Shared Product shall require the mutual agreement of the Parties: provided, however, that if Takeda pays the amount that exceeds [**] percent ([**]%) of the Development budget, such requirement of item (ii) above (mutual agreement) will not apply.
b. Joint Commercialization Plan. The initial joint Commercialization plan (“Joint Commercialization Plan”) and the budget contained therein shall be the Commercialization plan and budget most recently provided by Takeda to Alnylam pursuant to Section 4.2(b). From time to time as may be reasonably necessary, Takeda shall have the right, in its sole reasonable discretion, to modify a Joint Commercialization Plan after consultation with Alnylam and giving good faith consideration to any reasonable comments or suggestions by Alnylam, including as to the allocation of responsibilities of the Parties as set forth in Section 7 below. Any material changes to the timeline or budget for the Commercialization of a Shared Product as such are set forth in the initial or any subsequently agreed Joint Commercialization Plan which (i) are reasonably likely to delay the commercial launch of the Shared Product by more than [**] or (ii) will increase the applicable Commercialization budget by more than [**] percent ([**]%) of the most recent applicable Commercialization budget for such Shared Product shall require the mutual agreement of the Parties: provided, however, that if Takeda pays the amount that exceeds [**] percent ([**]%) of the Commercialization budget, such requirement of item (ii) above (mutual agreement) will not apply.
i. Joint Commercialization Plan Details. The Joint Commercialization Plan shall encompass the planned Commercialization strategy in the U.S. for the applicable Shared Product and the corresponding budgeted Commercialization Costs. The initial Joint Commercialization Plan shall include the budgeted Commercialization Costs for pre-launch Commercialization activities in the U.S. and for Commercialization activities through at least [**] after the First Commercial Sale of the Shared Product in the U.S. The Joint Commercialization Plan shall contain, solely in regards to the U.S., the following at a minimum, unless agreed to otherwise by the Parties:
[**].
6.	Governance: In accordance with Section 4.2(f) of the LCA, Alnylam and Takeda shall establish the SPC to oversee the activities of the Parties with respect to Shared Product(s). The SPC shall operate in accordance with the same procedures as set forth in Sections 2.2 — 2.6, inclusive, of the LCA; provided that a Takeda representative shall chair the SPC. Alnylam and Takeda may establish such subcommittees of the SPC as deemed necessary, including a joint Development committee to oversee Development of Shared Product(s) in the U.S. (the “Joint Development Committee”) and a joint Commercialization committee to oversee Commercialization of Shared Product(s) in the U.S. (the “Joint Commercialization Committee”). Notwithstanding the foregoing, Takeda shall have the final authority in deciding matters that could have substantial impact on Takeda’s global development and marketing strategies for such Shared Product; provided that Takeda shall provide Alnylam with reasonable explanation of such substantial impact and shall consider Alnylam’s reasonable opinion in good faith before making such final decision; provided, however, that, if Takeda exercises such final decision-making authority on such matter contrary to Alnylam’s position on such matter, Takeda shall be solely responsible for all the Development and Commercialization costs with respect to such matter that exceed [**] percent ([**]%) of the Development or Commercialization budget for such matter set forth in the Joint Development Plan or Joint Commercialization Plan.
7.	Responsibilities of the Parties Generally: Each Party shall use Commercially Reasonable Efforts to fulfill all responsibilities assigned to it under the Joint Development Plan and the Joint Commercialization Plan and shall comply with the Profit-Sharing Agreement, all applicable Laws and Takeda’s code of conduct (which shall be provided to Alnylam at the time the Profit-Sharing Option is exercised) for marketing and promoting pharmaceutical products in the U.S. Neither Party shall be required to undertake specific activities with respect to the Development and Commercialization of Shared Products unless such assigned activities are set forth in a Joint Development Plan or Joint Commercialization Plan.
a. Alnylam Responsibilities:
     (i) Alnylam shall undertake the responsibilities allocated to Alnylam in the Joint Development Plan and the Joint Commercialization Plan under the direction and oversight of the SPC;
     (ii) Alnylam shall Co-Promote the Shared Product in the U.S. in accordance with the Joint Commercialization Plan and under the direction and oversight of the SPC;
     (iii) Alnylam shall perform its Co-Promotion responsibilities using (A) an appropriate management infrastructure to supervise the sales representatives required to oversee Alnylam’s obligations to perform its Detail Requirements and (B) sales representatives and marketing staff of sufficient size and adequate experience to establish, maintain and implement the Joint Commercialization Plan for the Shared Product(s);
     (iv) Alnylam shall cooperate and assist Takeda with preparing for submission, obtaining and maintaining Regulatory Approval in the U.S. with respect to the Shared Product; and
     (v) Alnylam shall cooperate and assist Takeda with such other Commercialization activities as Takeda may reasonably request.
(b) Takeda Responsibilities:
     (i) Takeda shall undertake the responsibilities allocated to Takeda in the Joint Development Plan and the Joint Commercialization Plan under the direction and oversight of the SPC, with the understanding that Takeda shall be the lead Party and have primary responsibility for such activities;
     (ii) Takeda shall prepare and submit regulatory applications to Regulatory Authorities in order to obtain the Regulatory Approvals with respect to the Shared Product and shall own and maintain all Regulatory Approvals and communicate with Regulatory Authorities with respect to Shared Product and share with Alnylam material written communication it receives from Regulatory Authorities;
     (iii)Takeda shall Co-Promote the Shared Product in the U.S. in accordance with the Joint Commercialization Plan and under the direction and oversight of the SPC. Takeda shall employ an appropriate management infrastructure to supervise the sales representatives required to oversee Takeda’s obligations to perform its Detail Requirements and marketing staff of sufficient size and adequate experience to establish, maintain and implement the Joint Commercialization Plan for the Shared Product(s);
     (iv) Takeda shall have the sole right and responsibility to record and collect payment for sales of Shared Products throughout the U.S. Takeda shall be responsible for distribution, invoicing and collection with respect to sales of Shared Products in the U.S. and shall book such sales (it being understood that Takeda shall be solely and exclusively responsible for its own revenue recognition with respect to Shared Products, and Alnylam shall have no responsibility therefor);
     (v) Takeda shall use Commercially Reasonable Efforts to build and maintain an appropriate pharmacovigilence infrastructure, including to maintain a global safety database with respect to the Shared Product, in connection with which the Parties shall enter into a pharmacovigilence agreement;
     (vi) Takeda shall have the sole right to Manufacture the Shared Product or contract a Third Party to Manufacture the Shared Product, in either case, in a commercially reasonable manner, including, managing raw material supply for Manufacturing the Shared Product, warehousing and distributing the Shared Product; and
     (vii) Takeda shall have the sole right to select, register, maintain, enforce and defend the Product Trademark for the Shared Product and own such Product Trademark.
8.	Allocation and Reconciliation of Net Profits/Losses; Patent Enforcement Recoveries:
a. Allocation: Takeda and Alnylam shall each receive (in the case of profits) or pay (in the case of losses), as applicable, fifty percent (50%) of Net Profit/Losses with respect to the Shared Product in the U.S., to be calculated and paid in accordance with the reconciliation and payment provisions of this Section 8. In accordance with Section 7.3(c)(ii) of the LCA, all royalty, milestone and other payments to a Third Party made by either Party under Third Party agreements (including, but not limited to, Listed Alnylam Third Party Agreements) with respect to Shared Products shall be deemed Commercialization Costs incurred by such Party and deducted in calculating Net Profits/Losses so that Takeda and Alnylam shall share equally in such Commercialization Costs. If any such Third Party payments are made for rights that relate both to the Shared Product in the U.S. and to other product(s) and/or territory(ies), only an equitable allocation of such costs shall be deemed Commercialization Costs. The allocations and limitations on such sharing set forth in Sections 7.3(c), 7.3(d) or 7.3(e) of the LCA shall not apply to such sharing of costs with respect to Shared Products in the U.S. Notwithstanding the foregoing, to the extent any royalty, milestone or other payments relating to a Shared Product in the U.S. are owed to a Third Party as a result of a breach by Alnylam of any of its representations, warranties or obligations under the LCA or any other agreement between Alnylam and Takeda, Alnylam shall be solely responsible for such royalty, milestone or other payments and such royalty, milestone or other payments shall not be included in calculating Net Profit/Losses.
b. Reporting Gross Revenues and Shared Expenses: Within [**] after the end of each [**], Alnylam shall submit to Takeda a true and accurate report providing in reasonable detail all Development Costs, Cost of Goods and Commercialization Costs, to the extent applicable, incurred by Alnylam (the “Alnylam Incurred Shared Expenses” and such report the “Alnylam Incurred Shared Expenses Report”), including a calculation showing as separate line items each component of Development Costs, Cost of Goods and Commercialization Costs. Within [**] after the end of each [**], Takeda shall, using the Alnylam Incurred Shared Expenses Report, prepare a reconciliation report for the Shared Products for such [**] (the “Reconciliation Report”). The Reconciliation Report shall set forth, in reasonable detail:
          (i) a statement of all Development Costs, Cost of Goods and Commercialization Costs incurred by Takeda (the “Takeda Incurred Shared Expenses”), the Alnylam Incurred Shared Expenses and the total expenses to be shared by the Parties;
          (ii) Recoveries, if any;
          (iii) Net Sales of the Shared Product in the U.S.;
          (iv) a calculation of Net Profits/Losses, as applicable; and
          (v) a statement of any amount (“Reconciliation Payment”) owed by one Party to the other Party.
          All reports under this Section 8 of this Schedule D shall be considered Confidential Information of the submitting Party, subject to the terms and conditions of Article 9 of the LCA.
c. Payment. Within [**] after delivery by Takeda of a Reconciliation Report to Alnylam, Takeda or Alnylam, as the case may be, shall pay the Reconciliation Payment to the other Party; provided, however, that if within [**] of receipt of the Reconciliation Report by Alnylam, the Alnylam financial representative informs the Takeda financial representative that it disputes the amount of all or a portion of the Reconciliation Payment, the financial representatives of the Parties shall meet and attempt in good faith to resolve such dispute; provided, however, that the Party owing the Reconciliation Payment shall pay such portion of the Reconciliation Payment that is not in dispute. To the extent the dispute is not resolved by such financial representatives, such matter shall be presented to the SPC for resolution; provided that if such dispute is not resolved by the SPC, the Parties shall resolve the dispute in accordance with Section 12.2 of the LCA. The Parties shall have the audit rights set forth in Section 7.9 of the LCA.

d. Maintenance and Enforcement of Intellectual Property Rights; Recoveries. Alnylam and Takeda shall [**] the costs of maintaining and enforcing Patents Rights and Know-How covering the Shared Product in the U.S. in accordance with Section 8.2 of the LCA.
9.	ROW Development and Commercialization Costs. Except as provided below, Takeda shall be [**] responsible for [**] percent ([**]%) of all Development Costs, Cost of Goods and Commercialization Costs incurred to support Development and Commercialization of Shared Product(s) that is not allocated to the U.S.

a. If data from a clinical study(ies) conducted in ROW is used as pivotal in a substantive and material manner to seek Regulatory Approval in the U.S., and such Regulatory Approval is obtained, then the Parties shall discuss what percentage will be included in Development Costs by taking into consideration the nature of such study(ies).

b. If data from a clinical study(ies) conducted in the U.S. in connection with Shared Product (where the costs for such study are included in Development Costs) is used by Takeda, its Affiliates or sublicensees as pivotal in a substantive and material manner to seek Regulatory Approval in any country or countries outside of the U.S., and Regulatory Approval is obtained in any such country or countries, then the Parties shall discuss as to whether or not Takeda will pay to Alnylam any amount by taking into consideration the nature of such study(ies).

10.	Adverse Events; Recall: The Parties shall establish procedures for reporting adverse events and other Shared Product related safety issues. Unless otherwise agreed by the Parties, Takeda shall have the right and primary responsibility to make decisions and to take immediate action with respect to Shared Product safety issues, including recalls, in all cases, after reasonable consultation with Alnylam; provided, however, that Takeda may make such decision without consultation with Alnylam to the extent necessary for Takeda to comply with its regulatory obligations.

11.	Shared Product License: For each Shared Product, Takeda will own all Product Trademarks, Know-How and Patent Rights that are specifically and solely related to such Shared Product and that are created solely or jointly by Takeda and/or Alnylam under the Joint Development Plan and/or Joint Commercialization Plan for such Shared Product. Takeda hereby grants Alnylam and its Affiliates a non-exclusive, royalty-free, right and license under such Product Trademarks, Know-How and Patent Rights to perform the activities with respect to such Shared Product that are assigned to Alnylam in the Joint Development Plan and Joint Commercialization Plan for such Shared Product, such license to become effective upon Alnylam’s election of the Profit-Share Option for such Shared Product. The license granted to Alnylam in this Section 11 shall terminate with respect to any Shared Product upon Alnylam’s exercise of the Opt-Out Option pursuant to Section 4.3(b) of the LCA.

12.	Co-Promotion.

a. Generally. Any joint Commercialization activities conducted by the Parties shall be conducted in accordance with the Joint Commercialization Plan and as directed by the SPC. The Parties shall only use promotional materials, advertising materials and literature approved by the SPC. No Party shall be required to undertake any activity under the LCA which it believes, in good faith, would violate any applicable Laws. The SPC shall determine, in accordance with the Joint Commercialization Plan, the targeted number of total Details and Primary Details to be performed by each Party during each Fiscal Year, if any, (which Details shall be borne one-half by each Party unless otherwise mutually agreed) and the Target Audience for such Details (the “Detail Requirements”) in accordance with the following principles:
(i) The overall number of Details shall be set at a level mutually agreed to by the Parties;
(ii) Alnylam shall in no event be assigned more than [**] percent ([**]%) of the Parties’ overall Detailing responsibilities;
(iii) Detailing responsibilities shall be allocated between the Parties in an equitable manner, taking into consideration the capabilities and experience of each Party’s sales force, subject to the guiding principle that each Party will bear half of the Detailing responsibilities unless otherwise mutually agreed;
(iv) Detailing responsibilities shall be carried out in accordance with the applicable Joint Commercialization Plan and Joint Commercialization Budget; and
(v) Detail costs reimbursement shall be the same on a per-Detail basis for each Party and shall be mutually agreed by the Parties.
b. Detailing Reports. Each Party shall keep complete and accurate records of all Details performed by its sales force in Co-Promoting Shared Product in the U.S. Within [**] following the end of each [**], each Party shall provide the SPC with a report setting forth, in such detail and form as the SPC shall require (the “Internal Detailing Report”), based upon each Party’s internal Detailing reporting system, the total number of Details, Primary Details and Secondary Details actually performed by such Party, segmented by physician specialty of the Target Audience during the immediately preceding [**]. The Parties will, if reasonably necessary, cooperate through the SPC to establish compatible Detail reporting and tracking mechanisms for the Co-Promotion of the Shared Product to facilitate communication and coordination of the Detailing efforts between the Parties.
c. Audits Pertaining to Details. The Parties shall have the audit rights set forth in Section 7.9 of the LCA with respect to detailing records. If Alnylam fails to perform its Detail Requirement by more than [**] percent ([**]%) but less than [**] percent ([**]%) (i.e., it performed less than [**] percent ([**]%) but more than [**] percent ([**]%) of its Detail Requirements), or similar medical or scientific liaison performance measure as may be appropriate, in each case as set forth in the Joint Commercialization Plan, for [**] consecutive Fiscal Years, then

Takeda may increase its Details or similar medical or scientific liaison performance measure to make up for Alnylam’s shortfall and Alnylam shall reimburse Takeda for such efforts at the rate then set by the SPC, in addition to bearing [**] of the Commercialization Costs (which shall also include such additional efforts by Takeda) for such Shared Product. If Alnylam fails to perform its Detail Requirements by [**] percent or more (i.e. it performed [**] percent ([**]%) or less of its Detail Requirements), or similar medical or scientific liaison performance measure as may be appropriate, in each case as set forth in the Joint Commercialization Plan, for [**] consecutive Fiscal Years, then (i) Takeda may increase its Details or similar medical or scientific liaison performance measure to make up for Alnylam’s shortfall and Alnylam shall reimburse Takeda for such efforts at the rate then set by the SPC, in addition to bearing [**] of the Commercialization Costs (which shall also include such additional efforts by Takeda) for such Shared Product and (ii) Takeda may terminate Alnylam’s Co-Promotion right upon sixty (60) days’ advance notice; provided, however, that such termination of Alnylam’s Co-Promotion right shall apply only to the right of Alnylam to participate in the SPC with respect to, and to perform, Detailing, promotion and marketing activities for the Shared Product and shall not affect the rights and obligations of Alnylam under the Net Profit/Loss sharing mechanism hereunder for such Shared Product.
13.	Joint Marketing and Sales Meetings: The Parties shall plan and implement periodic joint sales and marketing meetings, including a national launch meeting, for the each Shared Product.

14.	Miscellaneous:

a. Shared Product Milestones. As set forth in Section 7.5(d) of the LCA.

b. No Royalties. For clarity, no royalties will be paid by Takeda to Alnylam for any Net Sales of Shared Product in the U.S.

c. Change of Control. As set forth in Section 12.5(c) of the LCA.

d. Product Liability and IP Infringement Liability Contribution for Shared Products. As set forth in Section 12.1(c) of the LCA.

e. Other Provisions. The more detailed profit-sharing agreement to be negotiated between the Parties shall be based on this Schedule D and contain provisions regarding representations and warranties, indemnifications, intellectual property, termination rights, confidentiality and other customary provisions.

15.	Definitions:

          “Cost of Goods” shall mean the direct and identifiable internal and external costs of Manufacturing and packaging the Shared Product for Commercialization in the U.S., consisting of the following: (i) with regard to a Party’s internal costs and charges, Cost of Goods shall include the direct costs and charges, including direct Manufacturing plant overhead charges reasonably allocable to the Shared Product, related to the Manufacture, packaging and shipment of the Shared Product, and shall exclude (A) the Manufacture of other products at a Party’s facilities; (B) amortization of property, plant or equipment not used in Manufacturing of Shared Product for the U.S. market; and (C) allocation of general corporate overhead not directly or indirectly involved in the management of Manufacturing, material procurement or product distribution; and (ii) with regard to a Party’s external costs and charges, Cost of Goods shall include the invoiced costs and charges of suppliers of goods and services related to the Manufacture, packaging and shipment of Shared Product for the U.S. market, and any payments to Third Parties relating to the activities of manufacturing the Shared Product, including upfront, milestone, royalty payment to Third Parties in relation to intellectual property license from Third Parties.
          “Commercialization Costs” shall mean all costs incurred by a Party with respect to Commercialization of the Shared Product in the U.S. in accordance with the Joint Commercialization Plan, including:, but not limited to
(i)	Direct out-of-pocket costs and expenses incurred that are attributable to the Commercialization of the Shared Product, including, but not limited to, costs for launch, promotion, advertising, distribution, recalls, marketing (including telemarketing), medical education activities (consumer and professional), advocate development programs and symposia, sales meetings, samples, product related public relations, market research, health economics studies, post-marketing studies not required to obtain or maintain product approvals, relationships with opinion leaders and professional societies, training (including any product training), market research, sales and marketing data, marketing communications, adverse events reporting, product hotlines, providing product to and administering indigent programs, monitoring the sales and medical affairs of the product, activities related to obtaining reimbursement from payers and other costs incurred collecting fees for Shared Products, costs and damages arising from any recall in excess of insurance proceeds, and costs associated with obtaining and maintaining insurance relating to any of the foregoing.

(ii)	FTE Costs of a Party’s internal sales and marketing, regulatory, scientific, medical, technical or managerial personnel necessary to conduct, manage and oversee the activities set forth in the Joint Commercialization Plan and the preparation and updating of the Joint Commercialization Plan (and the budget contained therein) and monitoring the implementation of the Joint Commercialization Plan (and the budget contained therein);

(iii)	Detailing cost in accordance with Section 12 of this Schedule D;

(iv)	costs for Manufacturing and distributing product samples;

(v)	costs for filing, prosecuting and/or maintaining patents covering, and other intellectual property relating to, the Shared Product in the U.S.;

(vi)	costs associated with selecting, filing, prosecuting, maintaining, defending and enforcing Product Trademarks for the Shared Product in the U.S.;

(vii)	costs associated with Product Liability and IP Infringement Liability Claims with respect to Shared Product in the US, net of insurance proceeds;

(viii)	Payments to Third Parties under Third Parties’ licenses covering the sale or Commercialization of the Shared Product in the U.S., including upfront, milestone, royalty payment to Third Parties; and

(ix)	costs incurred for obtaining insurance coverage relating to the Shared Product.
Commercialization Costs will specifically exclude the cost of activities that promote either Party’s business as a whole without being specific to the Shared Product (such as corporate image advertising).
          “Detail” or “Detailing” shall mean, with respect to a Shared Product, the communication by a Sales Representative to a member of the Target Audience (a) involving face-to-face contact, (b) describing in a fair and balanced manner the Regulatory Authority-approved indicated uses and other relevant characteristics of such Licensed Product, (c) using promotional materials in an effort to increase the Target Audience prescribing and/or hospital ordering preferences of a Licensed Product for its Regulatory Authority-approved indicated uses, and (d) made at the Target Audience member’s office, in a hospital or other place where the Target Audience member normally issues prescriptions where the principal objective is to place an emphasis, either primary or secondary, on a Licensed Product and not simply to discuss a Licensed Product with a member of the Target Audience. For the avoidance of doubt, discussions at conventions, congresses and meetings of key opinion leaders organized by a Party shall not constitute “Details” or “Detailing”.
          “Development Costs” shall mean (i) as used for calculating Past Development Costs, the following costs incurred by Takeda with respect to Development of a Shared Product allocated for the U.S. market prior to the effective date of Alnylam’s exercise of its Profit-Sharing Option with respect to such Shared Product, and (ii) for purpose of the Profit-Sharing Agreement, the following costs incurred by a Party with respect to Development of the Shared Product for the U.S. market in accordance with the Joint Development Plan:
(i) Direct out-of-pocket costs paid to Third Parties that are attributable to the Development of the Shared Product for the U.S. market including but not limited to:
1. Clinical studies, including post-marketing commitments and all activities associated with starting, maintaining, and closing studies;
2. Clinical materials and manufacturing costs;
3. Consultants and temporaries used to obtain, maintain, or expand the Development of a the Shared Product for market approval;

4. Regulatory fees;
5. Costs associated with chemical, formulation or process development activities relating to the Shared Product, including conformance or qualification lots, process improvements, scale-up and manufacturing facility transfers;
6. Test method development, stability testing, report writing and ongoing quality assurance/quality control activities;
7. Costs to prepare, submit, or develop data or information for submission to a Governmental Authority to obtain, maintain, or expand marketing approval of the Shared Product (pre- or post-launch);
8. Payments to Third Parties under Third Parties’ licenses covering the Development of the Shared Product in the U.S., including upfront, milestone, royalty payment to Third Parties; and
9. Other payments to Third Parties for the performance of any development activities with respect to the development of the Shared Product in accordance with the Joint Development Plan or otherwise agreed upon by the Parties; and
     (ii) FTE Costs of a Party’s internal scientific, medical, technical, regulatory or managerial personnel necessary to conduct, managing and overseeing Development activities and the preparation and updating of the Joint Development Plan (and the budget contained therein) and monitoring the implementation of the Joint Development Plan (and the budget contained therein)
          “Net Profits/Losses” shall mean Net Sales of the Shared Product in the U.S., (i) less Development Costs, Cost of Goods and Commercialization Costs and (ii) plus Recoveries, if any. For the avoidance of doubt, costs deducted in calculating Net Sales shall not be deducted a second time in calculating Net Profit/Losses.
          “Primary Detail” shall mean a Detail for a Shared Product in which such Shared Product receives the predominant portion of emphasis and time (at least [**] percent ([**]%) of the time) during the Detail (i.e., no other product receives more emphasis or time during the Detail).
          “Product Trademark” shall mean all trademarks, other than a Party’s housemarks, used or intended for use in connection with a Shared Product in the U.S.
          “Recoveries” shall mean all cash amounts (plus the fair market value of all non-cash consideration) received by a Party from a Third Party solely in connection with the judgment, award or settlement of any enforcement of intellectual property Controlled by Takeda, Alnylam or the Parties jointly Covering the Shared Product against an infringing Product that competes with the Shared Product in the U.S.

          “Sales Representative” shall mean a professional pharmaceutical sales representative employed by either Party to conduct primarily Detailing and other promotional efforts with respect to the Licensed Products and who has been trained by either Party in accordance with a training protocol to be agreed upon by the Parties as set forth in this Schedule D. Notwithstanding the foregoing, a Party may use a contract sales force upon the other Party’s consent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that the investigation by the other Party with respect to the capabilities and expertise of such contract sales force shall not constitute the unreasonable withholding, delay or conditioning of such consent.
          “Secondary Detail” shall mean a Detail for a Shared Product in which such Shared Product receives the second most emphasis and time (at least [**] percent ([**]%) of the time) during the Detail (i.e., at most, only one other product receives greater emphasis and time during the Detail).
          “Target Audience” shall mean the physicians or other health care professionals with authority to prescribe a pharmaceutical product or issue hospital orders for a pharmaceutical product.

SCHEDULE E
LISTED ALNYLAM THIRD PARTY AGREEMENTS
Copies of the following agreements, some in redacted form, have been, or shall be, made available to Takeda as of the Effective Date:
1.	Co-Exclusive License Agreement between Max Planck Innovation GmbH (formerly Garching Innovation GmbH) and Alnylam Pharmaceuticals, Inc., dated December 20, 2002, as amended by Amendment dated July 2, 2003, the Requirements Amendment effective June 15, 2005, and the Waiver Amendment effective August 9, 2007

2.	License Agreement between Cancer Research Technology Ltd. and Alnylam Pharmaceuticals, Inc., dated July 18, 2003

3.	Agreement between the Board of Trustees of the Leland Stanford Junior University and Alnylam Pharmaceuticals, Inc., dated September 17, 2003

4.	Letter Agreement between Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc. dated March 9, 2004 (as amended by letter agreement dated October 28, 2005) and Strategic Collaboration and License Agreement between Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc., dated March 11, 2004, as supplemented or amended by letter agreements dated October 28, 2005, March 11, 2004, June 10, 2005, January 31, 2008 regarding Isis Excluded Technology and January 31, 2008 regarding the non-exclusive nature of future licenses

5.	Amended and Restated Exclusive Patent License Agreement between Alnylam Pharmaceuticals, Inc. and Massachusetts Institute of Technology, dated May 9, 2007, as amended by Amendment dated May 7, 2008

6.	License and Collaboration Agreement between Tekmira Pharmaceuticals Corporation (formerly INEX Pharmaceuticals Corporation) and Alnylam Pharmaceuticals, Inc., dated January 8, 2007

7.	The Sublicense Agreement between Tekmira Pharmaceuticals Corporation (formerly INEX Pharmaceuticals Corporation) and Alnylam Pharmaceuticals, Inc., dated January 8, 2007

8.	Cross-License Agreement between Protiva Biotherapeutics Inc. and Alnylam Pharmaceuticals, Inc., dated August 14, 2007

9.	License and Collaboration Agreement among Alnylam Pharmaceuticals, Inc., Isis Pharmaceuticals, Inc. and Regulus Therapeutics LLC, dated September 6, 2007, as supplemented by letter agreement dated September 6, 2007

SCHEDULE F
PRE-EXISTING ALLIANCE AGREEMENTS
Copies of the following agreements, some in redacted form, have been, or shall be, made available to Takeda as of the Effective Date:
1.	Letter Agreement between Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc. dated March 9, 2004 (as amended by letter agreement dated October 28, 2005) and Strategic Collaboration and License Agreement between Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc., dated March 11, 2004, as supplemented or amended by letter agreements dated October 28, 2005, March 11, 2004, June 10, 2005, January 31, 2008 regarding Isis Excluded Technology and January 31, 2008 regarding the non-exclusive nature of future licenses

2.	License and Collaboration Agreement between Tekmira Pharmaceuticals Corporation (formerly INEX Pharmaceuticals Corporation) and Alnylam Pharmaceuticals, Inc., dated January 8, 2007

3.	The Research Collaboration and License Agreement between Novartis Institutes for BioMedical Research, Inc. and Alnylam Pharmaceuticals, Inc., effective as of October 11, 2005, as amended by the Addendum Re: Influenza Program effective as of December 13, 2005, Amendment No. 1 to such Addendum effective as of March 14, 2006, and Amendment No. 2 to such Addendum effective as of May 5, 2006

4.	Amended and Restated Collaboration Agreement between Medtronic, Inc. and Alnylam Pharmaceuticals, Inc., dated July 27, 2007

5.	Collaboration and License Agreement between Biogen Idec MA Inc. and Alnylam Pharmaceuticals, Inc., dated September 20, 2006

6.	License and Collaboration Agreement among Alnylam Pharmaceuticals, Inc., F. Hoffmann-La Roche Ltd and Hoffman-La Roche Inc., dated as of July 8, 2007

7.	License and Collaboration Agreement among Alnylam Pharmaceuticals, Inc., Isis Pharmaceuticals, Inc. and Regulus Therapeutics LLC, dated September 6, 2007, as supplemented by letter agreement dated September 6, 2007

8.	Limited Liability Company Agreement of Regulus Therapeutics LLC among Alnylam Pharmaceuticals, Inc., Isis Pharmaceuticals, Inc. and Regulus Therapeutics LLC, dated September 6, 2007

9.	Cross-License Agreement between Protiva Biotherapeutics Inc. and Alnylam Pharmaceuticals, Inc., dated August 14, 2007

10.	Termination Agreement between Merck & Co., Inc. and Alnylam Pharmaceuticals, Inc., dated September 18, 2007

11.	Alnylam/Benitec License Agreement between Benitec Australia, Ltd. and its Affiliates (as defined therein) and Alnylam Pharmaceuticals, Inc. and its Affiliates (as defined therein), effective April 8, 2005

12.	License and Option Agreement between Calando Pharmaceuticals Inc. and Alnylam Pharmaceuticals, Inc., dated August 18, 2006, as supplemented by letter agreement dated August 18, 2006

13.	License and Option Agreement between GeneCare Research Institute Co., Ltd. and Alnylam Pharmaceuticals, Inc., dated January 6, 2005, extended by letters dated October 26, 2007 and November 16, 2007

14.	License and Option Agreement between Nastech Pharmaceutical Company Inc. and Alnylam Pharmaceuticals, Inc., dated July 20, 2005

2

SCHEDULE G
SUPPLEMENTAL THERAPEUTIC AREAS
Autoimmune Disease: [**], including [**] and excluding autoimmune diseases of [**].
Bacterial Infection: Bacterial infection [**].
Cardiovascular: Diseases of the heart or of the vascular system, including [**] and excluding cardiovascular diseases of [**].
Oral: Diseases of the oral cavity, including [**] and excluding oral diseases of [**].
Dermatology: Diseases of the skin, including [**] and excluding dermatologic diseases of [**].
Endocrine: Diseases of the endocrine system, including diseases of the [**] and excluding endocrine system diseases of [**].
Ex Vivo Therapy: Any part of gene-based ex vivo therapy including [**] including [**].
Gastrointestinal: Diseases of the gastrointestinal system, including [**] and excluding gastrointestinal diseases of [**].
Genitourinary: Diseases of the genitourinary system, including [**] and excluding genitourinary diseases of [**].
Hematology: Diseases of the bone marrow or of cells originating in [**] and excluding hematologic diseases of [**].
Hepatic: Diseases of the [**], including, [**] and excluding hepatic diseases of [**].
Inflammatory Disease: [**], including those [**], including [**] and excluding inflammatory diseases of [**].
Musculoskeletal Disease: Diseases of the muscles, ligaments or bone, including, [**] and excluding musculoskeletal diseases of [**].
Neurodegenerative Disease: [**] involving [**], including [**] and excluding neurodegenerative diseases of [**].
Neurological or Psychiatric Disease: [**], including [**] and excluding neurological or psychiatric diseases of [**].

Opthalmic Disease: Diseases of the eye, including [**] and excluding opthalmic diseases of [**].
Parasitic Disease: Parasitic [**].
Pulmonary Disease: Diseases of the pulmonary system, including [**] and excluding pulmonary diseases of [**].
Renal Disease: Diseases of the kidney, including [**] and excluding renal diseases of [**].
Transplantation Medicine: [**], and excluding [**].
Viral Disease: Viral [**].

SCHEDULE H
PROHIBITED COLLABORATORS
[**]

SCHEDULE I
PROHIBITED SUBLICENSEES
Schedule I-1
[**]
Schedule I-2
[**]

SCHEDULE J
Summary of Technology Transfer Plan
The Technology Transfer Plan described below outlines the transfer of technology under the License and Collaboration Agreement (the “Agreement”) dated May 27, 2008, between Takeda Pharmaceutical Company Limited (“Takeda”) and Alnylam Pharmaceuticals, Inc. (“Alnylam”). Capitalized terms used and not defined herein shall have the meanings set forth in the Agreement. In case of any conflict between this Summary of Technology Transfer Plan and the Agreement, the terms of the Agreement shall govern.
Collaboration Management:
The purpose of the technology transfer is to teach and enable Takeda to practice the Alnylam Intellectual Property. The Technology Transfer Plan will be overseen and managed by the JTTC. The details of the Technology Transfer Plan will be developed and adjusted over time by the JTTC. The Parties have created the following Technology Transfer Plan as the basis for these activities and it is the intent of the Parties to adapt the Technology Transfer Plan in a manner as necessary to teach and enable Takeda to successfully practice the Alnylam Intellectual Property. The Technology Transfer Milestones described below are designed such that if each Party uses its diligent efforts, the Technology Transfer Plan should be successfully completed in accordance with the timeframes set forth in the Agreement.
Each Party shall use Commercially Reasonable Efforts to complete the tasks assigned to such Party under the Technology Transfer Plan in a timely manner and in accordance with the Technology Transfer Plan. Alnylam shall, subject to Takeda satisfying the Takeda obligations as set forth in the Technology Transfer Plan, be primarily responsible for Technology Milestones I and II and the Parties shall be jointly responsible for Technology Milestone III within the time frames set forth in the Technology Transfer Plan. If an assessment by Takeda reveals an insufficiency in any technology that has already been transferred, upon Takeda’s request, Alnylam shall disclose any new and/or more detailed documents and SOPs that it may have related to any such insufficiencies, but nothing contained herein shall require Alnylam to seek or obtain technology which it does not already possess.
The Technology Transfer Plan
Overview
The technology transfer will be conducted in stages, which may have activities that overlap. During technology transfer, each stage will have clearly defined deliverables. Additional transfer activities associated with each stage may be approved by the JTTC.

Stage 1: Assessment and Documentation
This stage involves, as necessary and applicable, (i) appointing the JTTC, (ii) forming subteams with respect to specific aspects of technology transfer, (iii) each Party establishing contacts with the technology transfer counterparts at the other Party, and (iv) the transfer by Alnylam of SOPs, presentations, and materials listed in Table 1 below. The transfer of the items described in Column J of Table 1 below will occur within [**] days after the Effective Date (the “Stage 1 Period”). Additional documents listed in Table 1 and to be further defined during the Technology Transfer Period will also be provided by Alnylam as available. Items to be transferred after the Stage 1 Period may include certain procedures for IND-enabling studies (such as toxicology, PMDK, CMC) which require assessing and confirming a large amount of content, and extra time is provided in the Technology Transfer Plan detailed below to accommodate such assessment and confirmation.
Stage 2: Technology Training and Implementation
The JTTC shall meet within [**] after the end of the Stage 1 Period (i.e. within [**] after the Effective Date) to define a detailed training plan for Stage 2. This training plan will identify a specific number of sessions, the length of each session, content, and the appropriate participants for each session. These sessions may take place at either Alnylam facilities or Takeda facilities. Example training sessions are described below, but the actual training plan will be created by the JTTC as described above. Each training session is expected to last for [**]. Where practical, multiple related topics and areas may be taught in a single training session as determined by the JTTC by mutual agreement. For example, the Parties may design a training sessions in which small-scale synthesis and analytics are taught simultaneously so that participants can immediately analyze the quality of the product of the synthesis process. Each session will be led by a technology specialist from Alnylam. The specific session topics will be determined by the JTTC by mutual agreement as described above, but are expected to include: (1) a session covering Bioinformatics, Synthesis and Analytics; (2) a session covering Delivery, Chemistry and Formulations; (3) a session covering Biological Assays and Screening Techniques; and (4) a session covering mid-scale synthesis, large-scale manufacturing and visits to contract manufacturing organizations. All of the training sessions will be completed within [**] months after the Effective Date (the “Stage 2 Period”). During the Stage 2 Period, the JTTC may organize additional training sessions at any time. Technology Transfer Milestone II is defined as, and will be deemed completed upon, the completion of all training sessions or the end of the Stage 2 Period.
Stage 3: Demonstration of Enablement
During Stage 3, Takeda scientists will perform siRNA research either on (i) screens of [**] Targets in vitro or (ii) [**] siRNAs administered in vivo. A Target shall be considered screened in vitro when at least [**] siRNAs directed against said Target have been tested in an in vitro cell culture system and at least [**] siRNAs that result in greater than [**] percent ([**]%) Target reduction assessed by mRNA or protein expression are identified. Entry of siRNA in vitro into cells for the purposes of screening will be achieved by standard methodologies recognized in the field (such as transfection or electroporation) and quantification of Target expression will be conducted by comparison with cells similarly treated but receiving no siRNA (commonly known as mock transfection or untransfected cells). An siRNA shall be considered as administered in vivo when the first siRNA is delivered into an animal.
Technology Milestone III will be defined as, and deemed completed upon, (a) identification during the Research Collaboration of an appropriate lead compound which can proceed to the GLP Toxicology Study stage, or (b) in the event that a compound that is appropriate for a GLP Toxicology Study is not identified by the third (3rd) anniversary of the Effective Date, the identification of either (i) [**] siRNAs that result in more than [**] percent ([**]%) Target reduction assessed by mRNA or protein expression, or (ii) [**] siRNAs that result in pharmacological efficacy in an in vivo model.
Each Party will employ Commercially Reasonable Efforts to achieve Milestone III no later than the third (3rd) anniversary the Effective Date; however, the Parties agree that they shall continue to work together to achieve Milestone III in the event that it is not reached by the third (3rd) anniversary of the Effective Date in accordance with the terms of the Agreement and the decisions of the JTTC.
Optional Activities
RNAi facility design consulting. At Takeda’s request, Alnylam will provide consulting support for up to [**] during the first [**] following the Effective Date for the following activities: (1) RNAi platform facility design and (2) RNAi platform laboratory design and installation.

Details of Initial Technology Transfer Plan
(Note: The following proposed timelines and schedules will be reviewed and revised at the beginning of Stage 2 by the JTTC as described above.)
#1 Bioinformatics
Alnylam Lead: [**]
Takeda Lead: [**]
[**]
#2 Small-Scale Synthesis
Alnylam Lead: [**]
Takeda Lead: [**]
[**]
#3 Middle Scale Synthesis
Alnylam Lead: [**]
Takeda Lead: [**]
#4 Large Scale Synthesis
Alnylam Lead: [**]
Takeda Lead: [**]
[**].
#5 Conjugation Chemistry
Alnylam Lead: [**]
Takeda Lead: [**]
[**].
#6 Liposomal Formulations (In-House)
Alnylam Lead: [**]
Takeda Lead: [**]
[**].
#7 Liposomal Formulations (Alnylam Collaborator Formulations)
Alnylam Lead: [**]

Takeda Lead: [**]
[**].
#8 Pulmonary Formulations
Alnylam Lead: [**]
Takeda Lead: [**]
[**].
#9 Bioanalysis
Alnylam Lead: [**]
Takeda Lead: [**]
[**]
#10 Analytical Methods
Alnylam Lead: [**]
Takeda Lead: [**]
[**].
#11 In Vitro Models and Off-Target Analysis
Alnylam Lead: [**]
Takeda Lead: [**]
[**].
#12 In Vitro Immunoassay Screening
Alnylam Lead: [**]
Takeda Lead: [**]
[**].
#13 5’RACE assay
Alnylam Lead: [**]
Takeda Lead: [**]
[**].

#14 In vivo Efficacy Reporter Models
Alnylam Lead: [**]
Takeda Lead: [**]
[**].
#15 Toxicity
Alnylam Lead: [**]
Takeda Lead: [**]
[**].
#16 Regulatory
Alnylam Lead: [**]
Takeda Lead: [**]
[**].
#17 CMC Drug Substance
Alnylam Lead; [**]
Takeda Lead; [**]
[**].
#18 CMC Drug Product/Formulations
Alnylam Lead: [**]
Takeda Lead: [**]
[**].
#19 Infrastructure/ Facility Design Consulting
Alnylam Lead: [**]
Takeda Lead: [**]
[**].

#20 ALN-RSV01 IND TABLE OF CONTENTS
Alnylam Lead: [**]
Takeda Lead: [**]
[**].

Table 1: List of required objects in Technology Transfer Plan
A total of 63 pages have been omitted pursuant to a request for confidential treatment. Astersisk denote omissions.
[**]

SCHEDULE K
SUMMARY OF RESEARCH COLLABORATION PLAN
I.	General Parameters:
1.	The Research Collaboration Plan described below outlines the Research Collaboration to be conducted under the License and Collaboration Agreement (the “Agreement”) dated May 27, 2008, between Takeda Pharmaceutical Company Limited (“Takeda”) and Alnylam Pharmaceuticals, Inc. (“Alnylam”).

2.	Capitalized terms used and not defined herein shall have their respective meanings set forth in the Agreement.

3.	In case of any conflict between this Summary of Research Collaboration Plan and the Agreement, the terms of the Agreement shall govern.

4.	The Research Collaboration Plan shall, [**] with respect to [**].

5.	During the Research Collaboration Term, Alnylam shall assign [**] to the Research Collaboration per Fiscal Year.

6.	Takeda may, at any time during the Research Collaboration Term, request that the Parties amend the Research Collaboration Plan to reduce or increase the number of Alnylam’s FTEs in accordance with the terms of Section 6.1(c) of the Agreement.
II.	Overview of the Parties Initial Roles and Responsibilities Under the Research Collaboration:

[**].
3. The Parties will arrange additional activities through the JRCC in accordance with Article II of the Agreement.

SCHEDULE L
ALLOCATION
Allocation of the One Hundred Million United States dollars ($100,000,000) payment pursuant to Section 7.1 due within [**] of the execution of the Agreement shall be as follows:

Intellectual Property	Percentage		Amount
Broad RNAi Patent Rights and Broad RNAi Know-How	[**]	%	[**]
Alnylam Delivery Intellectual Property (of which the technology licensed from [**] represents [**]% or $[**])	[**]	%	[**]
Ancillary intellectual property from Stanford and CRT	[**]	%	[**]

SCHEDULE M
JOINT PRESS RELEASE

Contacts:
Alnylam Pharmaceuticals, Inc.	Takeda Pharmaceutical Company Limited
Cynthia Clayton (Investors)	Tomoyuki Ooue (Investors)
617-551-8207	+81-3-3278-2301

Kathryn Morris (Media)	Seizo Masuda (Media)
Yates Public Relations	+81-3-3278-2037
845-635-9828
Alnylam and Takeda Form Strategic Worldwide Platform Alliance in RNAi Therapeutics
— Alnylam Selects Takeda as its Sole Asian Strategic Partner and
Obtains Options for 50-50 Development and Commercialization of Takeda RNAi Therapeutic
Programs in U.S. Market —
— Takeda Gains Access and Enablement to Alnylam’s Leading RNAi Therapeutics Technology
and Intellectual Property in Fields of Oncology and Metabolic Disease —
— Alliance Includes $150 Million in Upfront and Near-Term Technology Transfer Payments, and
Additional Future Research & Development and Commercial Milestones —
CAMBRIDGE, Mass., USA and OSAKA, Japan, May 27, 2008 — Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY) and Takeda Pharmaceutical Company Limited (TSE: 4502) today announced that they have formed a strategic platform alliance in RNAi therapeutics in the fields of oncology and metabolic disease with the option to expand to additional therapeutic areas. This landmark alliance is the first major RNAi therapeutics partnership between a Japanese pharmaceutical company and a U.S. biotechnology company, representing a new frontier in the advancement of RNAi therapeutics to patients on a global basis.
RNAi is an entirely new approach for the discovery of breakthrough medicines that utilizes a natural mechanism found within the body to inhibit expression of certain genes. Harnessing the activity of RNAi creates a direct opportunity to develop specific and potent new medicines for the treatment of a broad range of diseases, including those that are difficult to treat with today’s drug approaches. The discovery of RNAi was awarded the 2006 Nobel Prize and the advancement of RNAi is recognized as one of the most important advances in biomedical sciences in decades.

“We are very pleased and honored to have a strategic platform partnership with Takeda, one of the world’s leading pharmaceutical companies. As the first RNAi technology partnership with a pharmaceutical company located in Asia, this new alliance expands the advancement of RNAi therapeutics to patients on a global basis,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “Across multiple dimensions, this new partnership is a major event in Alnylam’s efforts to build a leading biopharmaceutical company. A particularly important element in this new platform alliance is Alnylam’s opportunity to co-develop and co-commercialize Takeda RNAi therapeutic products with Takeda in the U.S. market.”
“We are excited to work with Alnylam, as the leading worldwide company in the field of RNAi therapeutics with a strong commitment to scientific excellence and an unparalleled intellectual property position,” said Yasuchika Hasegawa, President of Takeda. “We believe this alliance will accelerate our initiatives to establish the foundation for RNAi drug discovery supported by Alnylam’s platform technologies and know-how. We expect that our product portfolio will be enhanced by the addition of RNAi therapeutics to our current small molecule and anti-body research platforms.”
This collaboration provides Takeda with broad, worldwide, non-exclusive access to and enablement with Alnylam’s RNAi therapeutics platform technology and intellectual property in the fields of oncology and metabolic disease, with the right to expand the number of therapeutic fields in the future. The agreement also includes the transfer of platform technology from Alnylam to Takeda, a collaboration and cross-license of delivery technologies between the two companies, and a drug discovery collaboration on certain RNAi therapeutic targets, subject to certain Alnylam third party obligations.
Takeda becomes Alnylam’s strategic partner for RNAi therapeutics over a five-year period and the only Asian company to obtain a right of first negotiation to develop and commercialize Alnylam RNAi therapeutic development programs for the Asian market, excluding Alnylam’s ALN-RSV01 program. In addition, Alnylam obtains opt-in options to co-develop and co-commercialize Takeda RNAi therapeutic programs in the U.S. market on a 50-50 basis.
The partnership includes $100 million in upfront payments and $50 million in near-term technology transfer payments for a non-exclusive license in two therapeutic fields and is valued at potentially over $1 billion in future research and development and commercial milestones, upon successful commercialization of multiple products. At Takeda’s option, the scope of the partnership can be expanded to include additional fields with a $50 million per field expansion payment. Alnylam is also eligible to receive research and development funding related to the drug discovery collaboration. In addition, Alnylam is eligible to receive up to $171 million in development and commercial milestone payments and significant royalties per product. Alnylam plans to update financial guidance when it announces its second quarter 2008 financial results.
# # #

About RNA Interference (RNAi)
RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.
About Alnylam Pharmaceuticals
Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection. In addition, the company is developing RNAi therapeutics for the treatment of a wide range of disease areas, including hypercholesterolemia, liver cancers, and Huntington’s disease. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, Roche, and Takeda. To reflect its outlook for key scientific, clinical, and business initiatives, Alnylam has established “RNAi 2010” which includes the company’s plan to significantly expand the scope of delivery solutions for RNAi therapeutics, have four or more programs in clinical development, and to form four or more new major business collaborations, all by the end of 2010. Alnylam is a joint owner of Regulus Therapeutics LLC, a joint venture focused on the discovery, development, and commercialization of microRNA therapeutics. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, visit www.alnylam.com.
About Takeda
Founded in 1781 and located in Osaka, Japan, Takeda is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to striving toward better health for individuals and progress in medicine by developing superior pharmaceutical products.
Additional information about Takeda is available through its corporate website, www.takeda.com.

Alnylam Forward-Looking Statements
Various statements in this release concerning Alnylam’s future expectations, plans and prospects, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities; Alnylam’s ability to realize future milestones and royalties as well as co-development and co-commercialization opportunities; Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; obtaining regulatory approval for products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on collaborators; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.
Takeda Forward-Looking Statements
This press release contains forward-looking statements regarding the Company’s plans, outlook, strategies and results for the future. All forward-looking statements are based on judgments derived from the information available to the Company at this time. Certain risks and uncertainties could cause the Company’s actual results to differ materially from any projections presented in this press release. These risks and uncertainties include, but are not limited to, the economic circumstances surrounding the Company’s business; competitive pressure; relative laws and regulations; product development programs; and changes in exchange rates.
We assume no obligation to update or reverse any forward-looking statements or other information contained in this press release, whether as a result of new information, future events, or otherwise.
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